As filed with the U.S. Securities and Exchange Commission on September 18, 2026.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________________________________

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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Fold Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)
__________________________________________

Delaware	6199	86-2170416
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code No.)	(I.R.S. Employer Identification No.)

2942 North 24th Street, Suite 115, #42035
Phoenix, Arizona 85016
Telephone: (866) 365-3277
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

__________________________________________

Will Reeves
Chief Executive Officer
2942 North 24th Street, Suite 115, #42035
Phoenix, Arizona 85016
Telephone: (866) 365-3277
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

__________________________________________

Copies to:

Samuel P. Williams
Tyler Horowitz
Brown Rudnick LLP
One Financial Center
Boston, MA 02111
Telephone: (617) 856-8200

__________________________________________

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 under the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The securities described herein may not be sold until the Registration Statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy the securities described herein in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION DATED SEPTEMBER 18, 2026

FOLD HOLDINGS, INC.

Up to 51,229,508 Shares of Common Stock

This prospectus relates to the offer and sale of up to 51,229,508 shares of our common stock, par value $0.0001 per share (“Common Stock”), of Fold Holdings, Inc., a Delaware corporation (the “Company”, “we” or “us”), by Roth Principal Investments, LLC, whom we refer to in this prospectus as “Roth Principal Investments” or the “Selling Stockholder.”

The shares of our Common Stock to which this prospectus relates may be issued by us to Roth Principal Investments pursuant to a Common Stock Purchase Agreement, dated as of September 4, 2026, we entered into with Roth Principal Investments (the “Purchase Agreement”). Such shares of our Common Stock consist of up to 51,229,508 shares (the “Purchase Shares”) that we may, in our sole discretion, elect to sell to Roth Principal Investments, from time to time after the date of this prospectus, pursuant to the Purchase Agreement. As of the date of this prospectus, we have not issued any shares of our Common Stock to Roth Principal Investments under the Purchase Agreement.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of our Common Stock by the Selling Stockholder. However, we may receive up to $25,000,000 aggregate gross proceeds under the Purchase Agreement from sales of our Common Stock we may elect to make to Roth Principal Investments pursuant to the Purchase Agreement after the date of this prospectus. See “The Committed Equity Facility” for a description of the Purchase Agreement and “Selling Stockholder” for additional information regarding Roth Principal Investments.

Roth Principal Investments may sell or otherwise dispose of the Common Stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution (Conflict of Interest)” for more information about how Roth Principal Investments may sell or otherwise dispose of our Common Stock pursuant to this prospectus. Roth Principal Investments is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended, or the Securities Act.

We will pay the expenses incurred in registering under the Securities Act the offer and sale of the shares of our Common Stock to which this prospectus relates by the Selling Stockholder, including legal and accounting fees. We have also engaged Compass Point Research & Trading, LLC (“Compass Point”) to act as a “qualified independent underwriter” in this offering and have agreed to pay their fees for such services. See “Plan of Distribution (Conflict of Interest)” beginning on page 180.

Our Common Stock is listed on the Nasdaq Stock Market LLC under the symbol “FLD.” The last reported sales price of our Common Stock on the Nasdaq Stock Market LLC on September 17, 2026 was $0.52 per share of Common Stock.

Investing in our Common Stock involves a high degree of risk. You should review carefully the risks and uncertainties described in the section entitled “Risk Factors” beginning on page 12 of this prospectus before buying our Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2026.

Neither we nor the Selling Stockholder have authorized anyone to provide you with information other than that contained in this prospectus or any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the Selling Stockholder take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The Selling Stockholder is offering to sell, and seeking offers to buy, the securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date on the front cover page of this prospectus, or other earlier date stated in this prospectus, regardless of the time of delivery of this prospectus or of any sale of our securities.

No action is being taken in any jurisdiction outside the United States to permit a public offering of our securities or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

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ABOUT THIS PROSPECTUS

This prospectus is part of a Registration Statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). In connection with the offer and sale of the shares of Common Stock by the Selling Stockholder, we may provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold, and the specific terms of that offering. To the extent permitted by law, we may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these securities. The prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable. Before purchasing any securities, you should carefully read both this prospectus and any applicable prospectus supplement or free writing prospectuses, together with the additional information described under the heading “Where You Can Find More Information.”

This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the shares of Common Stock, you should refer to the Registration Statement on Form S-1 of which this prospectus is a part, including the exhibits thereto. This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the Registration Statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.” We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Neither we nor the Selling Stockholder have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectus prepared by us or on behalf of us or to which we have referred you. Neither we nor the Selling Stockholder take responsibility for, or provide any assurance as to the reliability of, any other information that others may give you. The information appearing in this prospectus, any applicable prospectus supplement and any related free writing prospectus is accurate only as of the date on the front of the document, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any applicable prospectus supplement or any related free writing prospectus, or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus, any applicable prospectus supplement and any related free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus, any applicable prospectus supplement and any related free writing prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus, any prospectus supplement or in any related free writing prospectus that we may authorize to be provided to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you.

This prospectus may contain and incorporate by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. These and other factors, including those described in “Cautionary Note Regarding Forward-Looking Statements” could cause results to differ materially from those expressed in the estimates made by the independent parties and by us. Accordingly, investors should not place undue reliance on this information.

We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. This prospectus and the documents incorporated by reference herein may also include trademarks, service marks and tradenames that are the property of other organizations. Our use or display of any third party’s trademarks, service marks, trade names or products in this prospectus and the documents incorporated by reference herein is not intended to, and does not imply a relationship with, or endorsement or sponsorship by us. Solely for convenience, trademarks, service marks and tradenames referred to in this prospectus may appear without the ®, ℠ and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or that the applicable owner will not assert its rights, to these trademarks, service marks and tradenames.

As used in this prospectus, unless otherwise indicated or the context otherwise requires, references to “we,” “us,” “our,” the “Company,” “Registrant,” and “Fold” refer to the consolidated operations of Fold Holdings, Inc. and its subsidiaries. References to “Emerald” refer to the Company prior to the consummation of the Business Combination and references to “Legacy Fold” refer to Fold, Inc. prior to the consummation of the Business Combination. References to “Bitcoin” refer to the Bitcoin protocol network and references to “bitcoin” refer to the digital asset or units of bitcoin in an account.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical facts contained in this prospectus, including statements concerning possible or assumed future actions, business strategies, events or results of operations, and any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “may,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of important factors that could cause actual results to differ materially from those in the forward-looking statements, including the risks, uncertainties and assumptions described under the section in this prospectus titled “Risk Factors.” These forward-looking statements are subject to numerous risks, including, without limitation, the following:

•        risks that we will not be able to regain compliance with Nasdaq Listing Rule 5550(a)(2) or other listing requirements of Nasdaq or, even if we do, that our minimum bid price will remain over the minimum bid price requirement of The Nasdaq Capital Market following regaining compliance;

•        risks that any option that we may pursue in order to regain compliance with Nasdaq Listing Rule 5550(a)(2), such as a reverse stock split, could result in a significant devaluation of our market capitalization or the trading price of our Common Stock;

•        risks related to our financial and business performance, including financial projections and business metrics and any underlying assumptions thereunder;

•        volatility in the valuation of bitcoin, which may affect our operating results and our ability to obtain cash funding on favorable terms;

•        our reliance upon third-party partners, including reliance on only one custodian, BitGo (as defined below);

•        changes in our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

•        the implementation, market acceptance and success of Fold’s business model;

•        increased competition as the cryptoeconomy develops;

•        a still-developing and uncertain regulatory landscape;

•        our ability to scale and develop new products, such as the Fold Bitcoin Credit Card (the “Fold Credit Card”), in a cost-effective manner;

•        developments and projections relating to our competitors and industry;

•        our future capital requirements and sources and uses of cash;

•        our success in retaining or recruiting, or changes required in, officers, key employees or directors;

•        the size of the addressable markets for our products and services;

•        the impact of geopolitical, macroeconomic and market conditions, including the ongoing war between Russia and Ukraine, the war among Iran, Israel and the United States, and the global response to such hostilities, which may negatively impact our operating results; and

•        those factors in the other documents filed by Fold from time to time with the U.S. Securities and Exchange Commission.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur, and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances, or otherwise.

You should read this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

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PROSPECTUS SUMMARY

This summary highlights, and is qualified in its entirety by, the more detailed information and financial statements included elsewhere in this prospectus. This summary does not contain all of the information that may be important to you in making your investment decision. You should read this entire prospectus carefully, especially the “Risk Factors” section beginning on page 12 and our consolidated financial statements and the related notes appearing at the end of this prospectus, before deciding to invest in our Common Stock.

ABOUT FOLD HOLDINGS, INC.

Overview

Founded in 2019, Fold Holdings, Inc. is a financial services company that operates across both U.S. dollars (“USD”) and bitcoin (“BTC”), and is designed to connect these systems in a seamless manner. Fold’s consumer offerings include an FDIC-insured checking account, a Visa debit card (the “Fold Debit Card”), a Visa credit card (the “Fold Credit Card”), bill payment services, a bitcoin gift card, and an extensive catalog of merchant reward offers. The Company also offers various forms of bitcoin buying and selling with low-to-zero fees and insured custody. By integrating both dollars and bitcoin across traditional financial services, the Company aims to act as a key point of entry for consumers to engage with and integrate bitcoin into their everyday lives. The Company’s products and services are available in the United States through the Fold mobile application (the “Fold App”).

Fold partners with BitGo Bank & Trust, National Association (f/k/a BitGo Trust Company, Inc.), a federally chartered national trust bank (“BitGo”), a national trust bank that is subject to supervision, examination and enforcement by the Office of Comptroller of the Currency, to offer bitcoin exchange and custody services in all 50 states, supported by institutional-grade custody infrastructure. By integrating bitcoin into traditional financial products and regulated financial rails, Fold aims to serve as a trusted entry point for consumers seeking to incorporate bitcoin into everyday financial activity in a responsible and accessible manner.

In addition to enabling customers to accumulate bitcoin through rewards and financial activity, Fold also holds bitcoin as part of its corporate treasury. Fold views this treasury strategy as a reflection of alignment between Fold and its customers, providing exposure to the long-term value of bitcoin while supporting the financial strength and durability of the operating business. Fold considers its treasury allocation to be part of a disciplined capital strategy designed to support long-term operations and stockholder interests, rather than short-term financial outcomes.

The Business Combination

On July 24, 2024, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), with EMLD Merger Sub, Inc., a direct, wholly owned subsidiary of FTAC Emerald (“Merger Sub”) and Legacy Fold, pursuant to which Merger Sub would merge with and into Legacy Fold, with Legacy Fold surviving the merger as a wholly owned subsidiary of the Company (the “Business Combination” and, together with the other transactions contemplated by the Merger Agreement, the “Transactions”).

On February 14, 2025 (the “Closing Date”), pursuant to the Merger Agreement, Merger Sub merged with and into Legacy Fold, with Legacy Fold surviving the merger as a wholly owned subsidiary of the Company (the “Closing”).

In connection with Closing, we changed our name to Fold Holdings, Inc. While we are the legal acquirer of Legacy Fold in the Business Combination, Legacy Fold is deemed to be the accounting acquirer, and the historical financial statements of Legacy Fold became the historical financial statements of the Company upon the Closing of the Transactions.

The rights of holders of our Common Stock are governed by our Third Amended and Restated certificate of incorporation (the “certificate of incorporation”), our second amended and restated bylaws (the “bylaws”), and the Delaware General Corporation Law (the “DGCL”). See the section under the heading “Description of Capital Stock.”

The Committed Equity Facility

On September 4, 2026, we entered into the Purchase Agreement and a related registration rights agreement, dated as of September 4, 2026 (the “Registration Rights Agreement”), with Roth Principal Investments. Upon the terms and subject to the satisfaction of the conditions contained in the Purchase Agreement, we have the right, in our sole discretion, to sell to Roth Principal Investments up to $25,000,000 of shares of our Common Stock (subject to certain limitations contained in the Purchase Agreement) (the “Commitment Amount”), from time to time after the date of this prospectus and during the term of the Purchase Agreement through one or more Market Open Purchases, Intraday Purchases, Pre-Market Purchases and/or Post-Market Purchases on any Purchase Date (each term as defined below). Sales of our Common Stock pursuant to the Purchase Agreement, and the timing of any sales, are solely at our option, and we are under no obligation to sell any securities to Roth Principal Investments under the Purchase Agreement. In accordance with our obligations under the Registration Rights Agreement, we have filed the registration statement that includes this prospectus with the SEC to register under the Securities Act, the offer and resale by Roth Principal Investments of up to 51,229,508 Purchase Shares that we may, in our sole discretion, elect to sell to Roth Principal Investments, from time to time from and after the Commencement Date (defined below) pursuant to the Purchase Agreement.

Upon the initial satisfaction of each of the conditions to Roth Principal Investments’ purchase obligations set forth in the Purchase Agreement (the initial satisfaction of all of such conditions, the “Commencement”), none of which are within Roth Principal Investments’ control, including that the registration statement that includes this prospectus shall have been declared effective by the SEC, we have the right, but not the obligation, from time to time at our sole discretion for a period of up to 36 months (unless the Purchase Agreement is earlier terminated), beginning on the date on which the Commencement occurs (such date, the “Commencement Date” and such period, the “Commitment Period”), to direct Roth Principal Investments to purchase a specified number of shares of our Common Stock (each, a “Market Open Purchase”), not to exceed the lesser of (such lesser number of shares, the “Maximum Market Open Purchase Amount”): (i) 2,000,000 shares of our Common Stock and (ii) up to a certain percentage (not to exceed 25.0%), which we will specify in the applicable Market Open Purchase Notice (as defined below) for such Market Open Purchase (such specified percentage, the “Market Open Purchase Percentage”), of the total aggregate number (or volume) of shares of our Common Stock traded on Nasdaq during the applicable Market Open Purchase Valuation Period (as defined below) for such Market Open Purchase (such specified number of shares to be purchased by Roth Principal Investments, adjusted as necessary to give effect to the applicable Maximum Market Open Purchase Amount as set forth in the Purchase Agreement, the “Market Open Purchase Share Amount”), by timely delivering written notice of such Market Open Purchase to Roth Principal Investments (each, a “Market Open Purchase Notice”) after 7:30 a.m., Eastern time, and prior to 9:00 a.m., Eastern time, on any trading day (each, a “Purchase Date”), so long as (a) the closing sale price of our Common Stock on Nasdaq on the trading day immediately prior to such Purchase Date is not less than a threshold price of $0.10 (the “Threshold Price”), and (b) all shares of Common Stock subject to all prior Market Open Purchases effected by us under the Purchase Agreement on or before the trading day immediately preceding such Purchase Date have been timely received by Roth Principal Investments on the applicable Purchase Share Delivery Dates for such prior Purchases in accordance with the Purchase Agreement. Each notice provided by us to Roth Principal Investments relating to the sale of Purchase Shares is defined herein as a “Purchase Notice”.

The per share purchase price that Roth Principal Investments is required to pay for shares of our Common Stock in a Market Open Purchase effected by us pursuant to the Purchase Agreement, if any, will be determined by reference to the volume weighted average price of our Common Stock (the “VWAP”), calculated in accordance with the Purchase Agreement, for the period (the “Market Open Purchase Valuation Period”) beginning at the official open (or “commencement”) of the regular trading session on Nasdaq on the applicable Purchase Date for such Purchase, and ending at the earliest to occur of (i) 3:59 p.m., Eastern time, on such Purchase Date or such earlier time publicly announced by the trading market as the official close of the primary trading session on such Purchase Date, (ii) such time that the total aggregate number (or volume) of shares of our Common Stock traded on Nasdaq during such Market Open Purchase Valuation Period (calculated in accordance with the Purchase Agreement) reaches the applicable share volume maximum amount for such Market Open Purchase (the “Market Open Purchase Volume Maximum”), calculated by dividing (a) the applicable Market Open Purchase Share Amount for such Market Open Purchase, by (b) the Market Open Purchase Percentage we specified in the applicable Market Open Purchase Notice for such Market Open Purchase, and (iii) if we further specify in the applicable Market Open Purchase Notice for such Market Open Purchase that a “limit order discontinue election” (a “Limit Order Discontinue Election”) shall apply to such Market Open Purchase, such time that the trading price of our Common Stock on Nasdaq during such Market Open Purchase Valuation Period (calculated in accordance with the Purchase Agreement) falls below the applicable minimum price threshold for such Market Open Purchase specified by us in the Market Open Purchase Notice for such Market Open Purchase, or if we do not specify a minimum price threshold in such Market Open Purchase Notice, a price equal to 75.0% of the closing sale price of our Common Stock on the trading day immediately prior to the applicable Purchase Date for such purchase (the “VWAP Minimum Price Threshold”), less a fixed 3.0% discount to the VWAP for such Market Open Purchase Valuation Period (calculated in accordance with the Purchase Agreement).

Under the Purchase Agreement, for purposes of calculating the volume of shares of Common Stock traded during a Market Open Purchase Valuation Period, as well as the VWAP for a Market Open Purchase Valuation Period, the following transactions, to the extent they occur during such Market Open Purchase Valuation Period, shall be excluded: (x) the opening or first purchase of Common Stock at or following the official open of the regular trading session on Nasdaq on the applicable Purchase Date for such Market Open Purchase, (y) the last or closing sale of Common Stock at or prior to the official close of the regular trading session on Nasdaq on the applicable Purchase Date for such Market Open Purchase, and (z) if we have specified in the applicable Market Open Purchase Notice for such Market Open Purchase that a “limit order continue election” (a “Limit Order Continue Election”), rather than a Limit Order Discontinue Election, shall apply to such Market Open Purchase, all purchases and sales of Common Stock on Nasdaq during such Market Open Purchase Valuation Period at a price per share that is less than the applicable VWAP Minimum Price Threshold for such Market Open Purchase.

From and after the Commencement Date, in addition to Market Open Purchases described above, we will also have the right, but not the obligation, subject to the continued satisfaction of the conditions set forth in the Purchase Agreement, to direct Roth Principal Investments to purchase, on any trading day that would qualify as a Purchase Date, whether or not a Market Open Purchase is effected on such Purchase Date, a specified number of shares of Common Stock (each, an “Intraday Purchase”), not to exceed the lesser of (such lesser number of shares, the “Intraday Purchase Maximum Amount”): (i) 2,000,000 shares of Common Stock and (ii) up to a certain percentage (not to exceed 25.0%), which we will specify in the applicable Intraday Purchase Notice (as defined below) for such Intraday Purchase (such specified percentage, the “Intraday Purchase Percentage”), of the total aggregate volume of shares of our Common Stock traded on Nasdaq during the applicable “Intraday Purchase Valuation Period” (determined in a similar manner as the Market Open Purchase Valuation Periods for a Market Open Purchase) for such Intraday Purchase (such specified number of shares to be purchased by Roth Principal Investments, adjusted to the extent necessary to give effect to the applicable Intraday Purchase Maximum Amount as set forth in the Purchase Agreement, the “Intraday Purchase Share Amount”), by the delivery to Roth Principal Investments of an irrevocable written purchase notice for such Intraday Purchase, after 10:00 a.m., Eastern time (and after the Market Open Purchase Valuation Period for any earlier Market Open Purchase and the Intraday Purchase Valuation Period for the most recent prior Intraday Purchase effected on the same Purchase Date as such applicable Intraday Purchase, if applicable, have ended), and prior to 2:00 p.m., Eastern time, on such Purchase Date (each, an “Intraday Purchase Notice”), so long as (i) the closing sale price of our Common Stock on Nasdaq on the trading day immediately prior to such Purchase Date is not less than the Threshold Price and (ii) all shares of our Common Stock subject to all prior Purchases effected by us under the Purchase Agreement on or before the trading day immediately preceding such Purchase Date have been timely received by Roth Principal Investments on the applicable Purchase Share Delivery Dates for such prior Purchases in accordance with the Purchase Agreement.

The per share purchase price for the shares of our Common Stock that we elect to sell to Roth Principal Investments in an Intraday Purchase pursuant to the Purchase Agreement, if any, will be calculated in the same manner as in the case of a Market Open Purchase (including the same fixed 3.0% discount to the applicable VWAP used to calculate the per share purchase price for a Market Open Purchase, as described above), provided that the VWAP for each Intraday Purchase effected on a Purchase Date will be calculated over different Intraday Purchase Valuation Periods during the regular trading session on Nasdaq on such Purchase Date, each of which will commence and end at different times on such Purchase Date.

From and after the Commencement Date, in addition to Market Open Purchases and Intraday Purchases described above, we will also have the right, but not the obligation, subject to the continued satisfaction of the conditions set forth in the Purchase Agreement, to direct Roth Principal Investments to purchase shares of Common Stock in one or more Pre-Market Purchases and Post-Market Purchases (each as defined below), on any trading day that would qualify as a Purchase Date. The maximum number of shares in any Pre-Market Purchase or Post-Market Purchase may not exceed the lesser of 1,000,000 shares and up to a certain percentage (not to exceed 20.0%) of the total aggregate volume of shares traded during the applicable valuation period. The per share purchase price for shares purchased in Pre-Market Purchases and Post-Market Purchases will be determined by reference to the VWAP during the applicable valuation period, less a fixed 5.0% discount to such VWAP.

There is no upper limit on the price per share that Roth Principal Investments could be obligated to pay for the shares of our Common Stock we may elect to sell to it in any Market Open Purchase, any Intraday Purchase, any Pre-Market Purchase or any Post-Market Purchase under the Purchase Agreement. In the case of Market Open

Purchases, Intraday Purchases, Pre-Market Purchases and Post-Market Purchases effected by us under the Purchase Agreement, if any, all share and dollar amounts used in determining the purchase price per share of our common stock to be purchased by Roth Principal Investments in a Market Open Purchase, an Intraday Purchase, a Pre-Market Purchase or a Post-Market Purchase (as applicable), or in determining the applicable maximum purchase share amounts or applicable volume or price threshold amounts in connection with any such Purchase (as applicable), in each case, will be equitably adjusted as set forth in the Purchase Agreement for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during any period used to calculate such per share purchase price, maximum purchase share amounts or applicable volume or minimum price thresholds.

We will control the timing and amount of any sales of our common stock to Roth Principal Investments that we may elect, in our sole discretion, to effect from time to time from and after the Commencement Date and during the term of the Purchase Agreement. Actual sales of shares of our Common Stock to Roth Principal Investments under the Purchase Agreement will depend on a variety of factors to be determined by us from time to time, including, among other things, market conditions, the trading price of our Common Stock and determinations by us as to the appropriate sources of funding for our company’s business and operations. The Company has no obligation to sell any shares to Roth Principal Investments, and Roth Principal Investments is obligated to purchase shares only as directed by the Company and subject to the terms and conditions of the Purchase Agreement.

Under the applicable Nasdaq rules, in no event may we issue to Roth Principal Investments under the Purchase Agreement more than 10,942,804 shares of our Common Stock, which number of shares is equal to 19.99% of the shares of our Common Stock outstanding immediately prior to the execution of the Purchase Agreement (the “Exchange Cap”), unless (i) we obtain stockholder approval to issue shares of our Common Stock in excess of the Exchange Cap in accordance with applicable Nasdaq rules, or (ii) the average price per share paid by Roth Principal Investments for all of the shares of our Common Stock that we direct Roth Principal Investments to purchase from us pursuant to the Purchase Agreement, if any, equals or exceeds $0.5337 (representing the sum of (i) $0.0457 and (ii) the lower of (a) the official closing price of our Common Stock on Nasdaq on the trading day immediately preceding the execution of the Purchase Agreement and (b) the average official closing price of our Common Stock on Nasdaq for the five consecutive trading days ending on the trading day immediately preceding the execution of the Purchase Agreement, adjusted as required by Nasdaq to take into account, among other things, our payment of the Commitment Fee (defined below) to Roth Principal Investments), so that the Exchange Cap limitation will not apply to issuances and sales of our Common Stock pursuant to the Purchase Agreement.

Moreover, we may not issue or sell any shares of our common stock to Roth Principal Investments under the Purchase Agreement which, when aggregated with all other shares of our Common Stock then beneficially owned by Roth Principal Investments and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act, and Rule 13d-3 thereunder), would result in Roth Principal Investments beneficially owning more than 4.99% of the outstanding shares of our Common Stock (the “Beneficial Ownership Limitation”).

The net proceeds to us from sales that we elect to make to Roth Principal Investments under the Purchase Agreement, if any, will depend on the frequency and prices at which we sell shares of our Common Stock to Roth Principal Investments. We expect that any proceeds received by us from such sales of Common Stock to Roth Principal Investments will be used for product development, working capital and general corporate purposes.

There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement or Registration Rights Agreement, other than a prohibition (with certain limited exceptions) on entering into specified “Variable Rate Transactions” (as such term is defined in the Purchase Agreement) during the term of the Purchase Agreement. Such transactions include, among others, the issuance of convertible securities with a conversion or exercise price that is based upon or varies with the trading price of our Common Stock after the date of issuance, or our effecting or entering into an agreement to effect an “equity line of credit” or other substantially similar continuous offering with a third party, in which we may offer, issue or sell common stock or any securities exercisable, exchangeable or convertible into Common Stock at a future determined price.

Roth Principal Investments has agreed that none of Roth Principal Investments, any of its officers, or any entity managed or controlled by Roth Principal Investments will engage in or effect, directly or indirectly, for Roth Principal Investments’ own account or for the principal account of any such entity managed or controlled by Roth Principal Investments, any short sales of the common stock or hedging transaction that establishes a net short position in the Common Stock during the term of the Purchase Agreement.

The Purchase Agreement will automatically terminate on the earliest to occur of (i) the first day of the month next following the 36-month anniversary of the Commencement Date, (ii) the date on which Roth Principal Investments shall have purchased from us under the Purchase Agreement shares of Common Stock for an aggregate gross purchase price of $25,000,000, (iii) the date on which the Common Stock shall have failed to be listed or quoted on Nasdaq or another U.S. national securities exchange identified as an “eligible market” in the Purchase Agreement for a period of one trading day, (iv) the 30th trading day after the date on which a voluntary or involuntary bankruptcy proceeding involving our company has been commenced that is not discharged or dismissed prior to such 30th trading day, and (v) the date on which a bankruptcy custodian is appointed for all or substantially all of our property or we make a general assignment for the benefit of creditors.

We have the right to terminate the Purchase Agreement at any time after Commencement, at no cost or penalty, upon ten (10) trading days’ prior written notice to Roth Principal Investments; provided that we have paid all amounts of the Commitment Fee and legal fee reimbursements then required to be paid to Roth Principal Investments under the Purchase Agreement. We and Roth Principal Investments may also agree to terminate the Purchase Agreement by mutual written consent, provided that no termination of the Purchase Agreement will become effective prior to the fifth trading day immediately following the date on which any pending Purchase has been fully settled effective during the pendency of any Purchase that has not then fully settled in accordance with the Purchase Agreement. Neither we nor Roth Principal Investments may assign or transfer any of our respective rights or obligations under the Purchase Agreement or the Registration Rights Agreement, and no provision of the Purchase Agreement or the Registration Rights Agreement may be modified or waived by us or Roth Principal Investments.

As consideration for Roth Principal Investments’ commitment to purchase shares of Common Stock at our direction upon the terms and subject to the conditions set forth in the Purchase Agreement, we agreed to pay to Roth Principal Investments a cash commitment fee of up to $500,000 (the “Commitment Fee”), which is equal to 2.0% of Roth Principal Investments’ $25,000,000 total aggregate dollar amount purchase commitment under the Purchase Agreement. The Commitment Fee will be paid over time by Roth Principal Investments withholding cash amounts equal to 10% of the total aggregate Purchase Price payable by Roth Principal Investments to us in connection with each Purchase of shares of our common stock effected under the Purchase Agreement, until such time as Roth Principal Investments shall have received from such cash withholdings a total aggregate amount in cash equal to $500,000, representing the entire Commitment Fee payable to Roth Principal Investments pursuant to the Purchase Agreement.

In addition, we have agreed to reimburse Roth Principal Investments for the reasonable legal fees and disbursements of Roth Principal Investments’ legal counsel in connection with the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement in an aggregate amount equal to $75,000 (the “Initial Legal Fee Reimbursement Amount”), on or prior to the Closing Date. We have also agreed to reimburse Roth Principal Investments up to $7,500 per fiscal quarter (the “Additional Investor Legal Fee Reimbursement Amount”) for the reasonable legal fees and disbursements of Roth Principal Investments’ legal counsel in connection with quarterly and annual bring-down due diligence investigations and related matters as contemplated by the Purchase Agreement.

The Purchase Agreement and the Registration Rights Agreement contain customary representations, warranties, conditions, and indemnification obligations of the parties. Copies of the agreements have been filed as exhibits to the registration statement that includes this prospectus and are available electronically on the SEC’s website at www.sec.gov.

Because the per share purchase price that Roth Principal Investments will pay for Purchase Shares in any Market Open Purchase, Intraday Purchase, Pre-Market Purchase or Post-Market Purchase that we may elect to effect pursuant to the Purchase Agreement will be determined by reference to the VWAP during the applicable Purchase Valuation Period (i.e., the Market Open Purchase Valuation Period, the Intraday Purchase Valuation Period, the Pre-Market Purchase Valuation Period or the Post-Market Purchase Valuation Period, as applicable (each, a “Purchase Valuation Period”)) on the applicable Purchase Date for such Purchase, as of the date of this prospectus, we cannot determine the actual purchase price per share that Roth Principal Investments will be required to pay for any Purchase Shares that we may elect to sell to Roth Principal Investments under the Purchase Agreement from and after Commencement and, therefore, we cannot be certain how many Purchase Shares, in the aggregate, we may issue and sell to Roth Principal Investments under the Purchase Agreement from and after Commencement. As of September 4, 2026, there were 54,741,392 shares of our Common Stock outstanding, of which 27,546,194 shares were held by non-affiliates of our company. If all of the 51,229,508 shares of common stock offered for resale by Roth Principal Investments under this prospectus were issued and outstanding, such shares would represent approximately 48.3% of the total number of outstanding shares of Common Stock and 65.0% of the total number of outstanding shares of Common Stock held by non-affiliates of our company, in each case as of September 4, 2026.

Although the Purchase Agreement provides that we may sell up to $25,000,000 of our Common Stock to Roth Principal Investments, only 51,229,508 Purchase Shares are being registered under the Securities Act for resale by Roth Principal Investments under the registration statement that includes this prospectus. At an assumed purchase price per share of $0.4880, representing the average closing price of our Common Stock on the Trading Market (as reflected on Nasdaq.com) for the five (5) consecutive trading days ending on the trading day immediately preceding the date of this Purchase Agreement, the number of Purchase Shares that are being registered under the registration statement that includes this prospectus would be sufficient to enable us to receive the full $25,000,000 in aggregate gross proceeds from the sale of such Purchase Shares to Roth Principal Investments under the Purchase Agreement. However, depending on the market prices of our Common Stock on the Purchase Dates on which we elect to sell such Purchase Shares to Roth Principal Investments under the Purchase Agreement, we may need to register under the Securities Act additional shares of our Common Stock for resale by Roth Principal Investments in order for us to receive aggregate proceeds equal to Roth Principal Investments’ $25,000,000 maximum aggregate purchase commitment available to us under the Purchase Agreement. Moreover, to the extent that the Exchange Cap remains applicable to issuances and sales of our Common Stock under the Purchase Agreement, if we elect to issue and sell to Roth Principal Investments more shares of Common Stock than the Exchange Cap (or 10,942,804 shares of Common Stock) under the Purchase Agreement, which we have the right, but not the obligation, to do, we must first obtain stockholder approval to issue shares of Common Stock in excess of the Exchange Cap under the Purchase Agreement in accordance with applicable Nasdaq rules. Any issuance and sale by us under the Purchase Agreement of a substantial amount of shares of Common Stock being registered for resale by Roth Principal Investments under the registration statement that includes this prospectus could cause additional substantial dilution to our stockholders.

The number of shares of Common Stock ultimately offered for resale by Roth Principal Investments through this prospectus is dependent upon the number of shares of Common Stock, if any, we elect to sell to Roth Principal Investments under the Purchase Agreement from and after the Commencement Date. The issuance of our Common Stock to Roth Principal Investments pursuant to the Purchase Agreement will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted. Although the number of shares of our Common Stock that our existing stockholders own will not decrease, the shares of our Common Stock owned by our existing stockholders will represent a smaller percentage of our total outstanding shares of our Common Stock after any such issuance.

For additional information see the section entitled “The Committed Equity Facility”, below.

Summary Risk Factors

Our business is subject to a number of risks of which you should be aware before making an investment decision. These risks are discussed more fully in the “Risk Factors” section of this prospectus immediately following this prospectus summary. These risks include the following:

•        The issuance and sale of our common stock to Roth Principal Investments may cause dilution to our other stockholders and the sale of the shares of common stock acquired by Roth Principal Investments, or the perception that such sales may occur, could cause the price of our common stock to decrease.

•        We may require additional financing to sustain our operations, without which we may not be able to continue operations, and the terms of subsequent financings may adversely impact our stockholders.

•        If we are unable to satisfy the continued listing requirements of The Nasdaq Stock Market, our common stock could be delisted and the price and liquidity of our common stock may be adversely affected.

•        Our common stock may be delisted from The Nasdaq Capital Market if we are unable to regain compliance with Nasdaq’s minimum bid price requirement.

•        It is not possible to predict the actual number of shares we will sell under the Purchase Agreement to Roth Principal Investments, or the actual gross proceeds resulting from those sales.

•        Investors who buy shares at different times will likely pay different prices.

•        Our management team will have broad discretion over the use of the net proceeds from our sale of shares of common stock to Roth Principal Investments, if any, and you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

•        The Selling Stockholder will pay less than the then-prevailing market price for our shares of common stock, which could cause the price of our common stock to decline.

•        The price of our stock may be volatile, which could result in substantial losses for investors. Further, an active, liquid and orderly trading market for our common stock may not be sustained, and we do not know what the market price of our common stock will be, and as a result it may be difficult for you to sell your shares of our common stock.

•        Our operating results have and will significantly fluctuate, including due to the highly volatile nature of bitcoin.

•        Volatility in the price of bitcoin could limit our options in obtaining cash funding on favorable terms.

•        We may suffer losses due to abrupt and erratic market movements.

•        Our investments in bitcoin are subject to volatile market prices and risks of loss.

•        We have a history of negative cash flows.

•        We may not be able to generate sufficient cash flow to service all of our obligations.

•        The slowing or stopping of the development or acceptance of bitcoin and bitcoin-based technologies, and blockchain networks more broadly, could have a material adverse effect on the successful development and adoption of our business.

•        We are subject to an extensive, highly-evolving and uncertain regulatory landscape and any adverse changes to, or our failure to comply with, any laws and regulations could adversely affect our brand, reputation, business, operating results, and financial condition.

•        Our or our third-party partners’ failure to safeguard and manage our and our customers’ fiat currencies and bitcoin could adversely impact our business, operating results, and financial condition.

•        Due to unfamiliarity and some negative publicity associated with bitcoin products and services, confidence or interest in our platforms may decline or fail to grow.

•        Transferring bitcoin on the bitcoin network involves risks, which could result in loss of customer assets or our proprietary assets, customer disputes and other liabilities, which could adversely impact our business.

•        The regulatory environment in which the consumer finance industry operates could have a material adverse effect on our business and operating results.

•        If we cannot keep pace with rapid industry changes to provide new and innovative products and services, the use of our products and services, and consequently our net revenue, could decline, which could adversely impact our business, operating results, and financial condition.

•        The cryptoeconomy is novel. As a result, policymakers are just beginning to consider what a regulatory regime for crypto would look like and the elements that would serve as the foundation for such a regime. We may be unable to effectively react to proposed legislation and regulation of crypto assets or crypto asset platforms that are adverse to our business.

•        We rely on our agreement with BitGo to offer our bitcoin-related services. If our relationship with BitGo were to end, the ability to continue to offer our bitcoin services would be affected, which could affect our financial and business results.

•        We rely on our program agreement with Sutton Bank to offer our Fold prepaid card product. If our relationship with Sutton Bank, or other bank relationships established in the normal course of business, were to end, our ability to continue to offer our prepaid debit card product would be affected, which could affect our financial and business results.

•        We may in the future enter into partnerships, collaborations, joint ventures, or strategic alliances with third parties. If we are unsuccessful in establishing or maintaining strategic relationships with these third parties or if these third parties fail to deliver certain operational services, our business, operating results, and financial condition could be adversely affected.

•        Our ability to offer, service, and grow the Fold Credit Card depends on our ability to retain and obtain key third-party partners, including a lender, which we do not currently have. Our failure to obtain a lender, or the failure or inability of existing or future partners to perform their obligations for our credit card program (including by reason of insolvency) could disrupt or terminate our ability to offer the credit card.

•        We currently rely on third-party service providers for certain aspects of our operations, and any interruptions in services provided by these third parties may impair our ability to support our customers.

•        The Fold Credit Card is a new and complex product, and we may not be able to attract and retain cardholders or operate the program profitably.

•        We may incorporate artificial intelligence (“AI”) into our internal operations, for example, to enhance employee productivity. Implementation of artificial intelligence technologies may result in legal and regulatory risks, reputational harm, or other adverse consequences to our business.

Corporate Information and Principal Executive Office

Our predecessor, FTAC Emerald Acquisition Corp. (“Emerald”), was incorporated under the laws of the state of Delaware on February 19, 2021. Upon the closing of the Business Combination, we changed our name to Fold Holdings, Inc. Our principal executive office is located at 2942 North 24th Street, Suite 115 #42035, Phoenix, Arizona 85016, and our telephone number is (866) 365-3277. Our website address is www.foldapp.com. The information contained in, or accessible through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Implications of Being an Emerging Growth Company

As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”). An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

•        the option to present only two years of audited financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus;

•        not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”);

•        not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•        reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

•        exemptions from the requirements of holding a nonbinding advisory vote of stockholders on executive compensation, stockholder approval of any golden parachute payments not previously approved and having to disclose the ratio of the compensation of our chief executive officer to the median compensation of our employees.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the completion of the initial public offering of our securities, which is 2026. However, if (i) our annual gross revenue exceeds $1.235 billion, (ii) we issue more than $1.0 billion of non-convertible debt in any three-year period or (iii) we become a “large accelerated filer” (as defined in Rule 12b-2 under the Exchange Act) prior to the end of such five-year period, we will cease to be an emerging growth company. We will be deemed to be a “large accelerated filer” at such time that we (a) have an aggregate worldwide market value of common equity securities held by non-affiliates of $700.0 million or more as of the last business day of our most recently completed second fiscal quarter, (b) have been required to file annual and quarterly reports under the Exchange Act, for a period of at least 12 months and (c) have filed at least one annual report pursuant to the Exchange Act.

We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. We have elected to use the extended transition period for complying with new or revised accounting standards. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

Smaller Reporting Company

We are also a “smaller reporting company” as defined in Rule 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our common stock held by non-affiliates equals or exceeds $250 million as of the prior June 30th, or (2) our annual revenues equaled or exceeded $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates equals or exceeds $700 million as of the prior June 30th. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

THE OFFERING

Common Stock that may be offered and sold by the Selling Stockholder	Up to 51,229,508 shares of our Common Stock we may issue and sell to Roth Principal Investments from time to time, at our sole discretion, during the Commitment Period.
Selling Stockholder	Roth Principal Investments, LLC, a Delaware limited liability company. See “Selling Stockholder.”
Shares of Common Stock Outstanding Prior to This Offering	54,868,427 shares of Common Stock.
Shares of Common Stock to be Outstanding Immediately After this Offering(1)

106,097,935 shares of Common Stock, assuming the sale of a total of 51,229,508 Purchase Shares to the Selling Stockholder under the Purchase Agreement. The actual number of shares outstanding after this offering will vary depending upon the actual number of shares we issue and sell to Roth Principal Investments under the Purchase Agreement after the date of this prospectus.

Use of Proceeds

We will not receive any of the proceeds from the resale of the Purchase Shares by Roth Principal Investments. We may receive up to $25,000,000 in aggregate gross proceeds under the Purchase Agreement from any sales of Purchase Shares we make to Roth Principal Investments pursuant to the Purchase Agreement, assuming that we sell the full amount of our Common Stock that we have the right, but not the obligation, to sell to Roth Principal Investments under the Purchase Agreement. Any proceeds that we receive from sales of shares of our Common Stock to Roth Principal Investments under the Purchase Agreement will be used for product development, working capital and general corporate purposes. See “Use of Proceeds.”

Conflict of Interest

Roth Principal Investments, LLC is an affiliate of Roth Capital Partners, LLC (“RCP”), a registered broker-dealer and member of the Financial Industry Regulatory Authority, Inc. (“FINRA”). RCP will act as an executing broker that will effectuate resales of our Common Stock that may be acquired by Roth Principal Investments from us pursuant to the Purchase Agreement to the public in this offering.

____________

(1)      The number of shares of our Common Stock to be outstanding after this offering is based on 54,868,427 shares outstanding as of September 16, 2026, and excludes, unless otherwise stated:

•        14,229,813 shares of our Common Stock issuable upon exercise of outstanding warrants, with an average exercise price of $11.79 per share; and

•        4,871,610 shares of our Common Stock issuable upon vesting of issued restricted stock units (as of September 16, 2026).

Because Roth Principal Investments will receive all the net proceeds from such resales of our Common Stock made to the public through RCP, RCP is deemed to have a “conflict of interest” within the meaning of FINRA Rule 5121. Consequently, this offering will be conducted in compliance with the provisions of FINRA Rule 5121, which requires that a “qualified independent underwriter,” as defined in FINRA Rule 5121, participate in the preparation of the registration statement that includes this prospectus and exercise the usual standards of “due diligence” with respect thereto. Accordingly, we have engaged Compass Point, a registered broker-dealer and FINRA member, to be the qualified independent underwriter in this offering and, in such capacity, participate in the preparation of the registration statement that includes this prospectus and exercise the usual standards of “due diligence” with respect thereto.

We have agreed to pay directly to Compass Point a cash fee of $50,000, as consideration for its services in connection with acting as the qualified independent underwriter in this offering. Compass Point will receive no other compensation for acting as the qualified independent underwriter in this offering.

In accordance with FINRA Rule 5121, RCP is not permitted to sell shares of our Common Stock in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder. See “Plan of Distribution (Conflict of Interest).”

Risk Factors	See the section titled “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.
Trading Symbol	Our Common Stock is listed on the Nasdaq Stock Market LLC under the symbol “FLD.”

RISK FACTORS

You should carefully consider the risks and uncertainties described below and the other information in this prospectus before making an investment in our Common Stock or Warrants. Our business, financial condition, results of operations, or prospects could be materially and adversely affected if any of these risks occurs, and as a result, the market price of our Common Stock and Warrants could decline and you could lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.” Our actual results could differ materially and adversely from those anticipated in these forward-looking statements as a result of certain factors, including those set forth below.

Risks Related to this Offering

The issuance and sale of our common stock to Roth Principal Investments may cause dilution to our other stockholders and the sale of the shares of common stock acquired by Roth Principal Investments, or the perception that such sales may occur, could cause the price of our common stock to decrease.

On September 4, 2026, we entered into the Purchase Agreement with Roth Principal Investments, pursuant to which Roth Principal Investments has committed to purchase up to $25,000,000 of Purchase Shares, upon the terms and subject to the conditions set forth in the Purchase Agreement. The shares of our Common Stock that may be issued under the Purchase Agreement may be sold by us to Roth Principal Investments at our discretion from time to time over a 36-month period following the effective date of the registration statement of which this prospectus forms a part, subject to certain conditions. The purchase price for the shares that we may sell to Roth Principal Investments under the Purchase Agreement will fluctuate based on the market price of our common stock. Depending on demand and market liquidity at the time, sales of such shares by Roth Principal Investments may cause the trading price of our Common Stock to decrease.

We have the right to control the timing and amount of any future sales of our shares to Roth Principal Investments, subject to certain limitations set forth in the Purchase Agreement. Any sales of our Common Stock to Roth Principal Investments will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Roth Principal Investments all, some or none of the shares of our Common Stock that may be available for us to sell pursuant to the Purchase Agreement. If and when we sell shares to Roth Principal Investments, Roth Principal Investments may then resell all, some or none of those shares at any time or from time to time in its discretion. See the section titled “Plan of Distribution (Conflict of Interest)” elsewhere in this prospectus for more information. Therefore, our sales to Roth Principal Investments could result in substantial dilution to the interests of other holders of our Common Stock. Additionally, the sale of a substantial number of shares of our Common Stock to Roth Principal Investments, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

We may require additional financing to sustain our operations, without which we may not be able to continue operations, and the terms of subsequent financings may adversely impact our stockholders.

We may direct Roth Principal Investments to purchase up to $25,000,000 worth of shares of our Common Stock under the Purchase Agreement over a 36-month period pursuant to purchase notices that we deliver to Roth Principal Investments under the Purchase Agreement. Assuming a purchase price of $0.4880 per share (representing the average closing price of our Common Stock on the Trading Market (as reflected on Nasdaq.com) for the five (5) consecutive trading days ending on the trading day immediately preceding the date of this Purchase Agreement), the maximum number of shares we could sell to Roth Principal Investments under the Purchase Agreement at that price would be approximately 51,229,508 shares, resulting in gross proceeds to us of approximately $25,000,000, the full amount available under the Purchase Agreement. This prospectus covers the offer and resale of up to 51,229,508 shares of Common Stock that may be issued to Roth Principal Investments under the Purchase Agreement; however, in no event will we issue shares under the Purchase Agreement in an amount that would result in aggregate gross proceeds to us exceeding $25,000,000.

The extent to which we rely on Roth Principal Investments as a source of funding will depend on a number of factors including the prevailing market price of our shares of Common Stock and the extent to which we are able to secure financing from other sources. If obtaining sufficient financing from Roth Principal Investments were to prove unavailable or prohibitively dilutive, we may need to secure another source of funding in order to satisfy our financing needs. Even if we sell all of the $25,000,000 maximum aggregate purchase commitment under the Purchase Agreement to Roth Principal Investments, we may still need additional capital to finance our future working capital needs, and we may have to raise funds through the issuance of equity or debt securities. Depending on the type and the terms of any financing we pursue, stockholders’ rights and the value of their investment in our shares of Common Stock could be reduced. A financing could involve one or more types of securities including shares of Common Stock, convertible debt or warrants to acquire shares of Common Stock. These securities could be issued at or below the then prevailing market price for our shares of Common Stock. We are also authorized to issue 20,000,000 shares of preferred stock, par value $0.0001 per share. In addition, if we issue secured debt securities, the holders of the debt would have a claim to our assets that would be prior to the rights of stockholders until the debt is paid. Interest on these debt securities would increase costs and negatively impact operating results. If the issuance of new securities results in diminished rights to holders of our shares of Common Stock, the market price of our shares of Common Stock could be negatively impacted.

Should the financing we require to sustain our financing needs be unavailable or prohibitively expensive when we require it, the consequences could be a material adverse effect on our business, operating results, financial condition and prospects.

It is not possible to predict the actual number of shares we will sell under the Purchase Agreement to Roth Principal Investments, or the actual gross proceeds resulting from those sales.

On September 4, 2026, we entered into the Purchase Agreement with Roth Principal Investments, pursuant to which Roth Principal Investments has committed to purchase up to $25,000,000 of shares of our Common Stock, subject to certain limitations and conditions set forth in the Purchase Agreement. The shares of our Common Stock that may be issued under the Purchase Agreement may be sold by us to Roth Principal Investments at our discretion from time to time during the Commitment Period.

We generally have the right to control the timing and amount of any sales of our shares of Common Stock to Roth Principal Investments under the Purchase Agreement. Sales of our Common Stock, if any, to Roth Principal Investments under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Roth Principal Investments all, some or none of the shares of our Common Stock that may be available for us to sell to Roth Principal Investments pursuant to the Purchase Agreement.

Because the per share purchase price that Roth Principal Investments will pay for Purchase Shares in any Market Open Purchase, Intraday Purchase, Pre-Market Purchase or Post-Market Purchase that we may elect to effect pursuant to the Purchase Agreement will be determined by reference to the VWAP during the applicable Purchase Valuation Period on the applicable Purchase Date for such Purchase, as of the date of this prospectus, it is not possible for us to predict the number of shares of Common Stock that we will sell to Roth Principal Investments as Purchase Shares under the Purchase Agreement, the purchase price per share that Roth Principal Investments will pay for Purchase Shares purchased from us under the Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by Roth Principal Investments under the Purchase Agreement.

Although the Purchase Agreement provides that we may sell up to $25,000,000 of our Common Stock to Roth Principal Investments, only 51,229,508 Purchase Shares are being registered under the Securities Act for resale by Roth Principal Investments under the registration statement that includes this prospectus. At an assumed purchase price per share of $0.4880, representing the average closing price of our Common Stock on the Trading Market (as reflected on Nasdaq.com) for the five (5) consecutive trading days ending on the trading day immediately preceding the date of this Purchase Agreement, the number of Purchase Shares that are being registered under the registration statement that includes this prospectus would be sufficient to enable us to receive the full $25,000,000 in aggregate gross proceeds from the sale of such Purchase Shares to Roth Principal Investments under the Purchase Agreement. However, depending on the market prices of our Common Stock on the Purchase Dates on which we elect to sell such Purchase Shares to Roth Principal Investments under the Purchase Agreement, we may need to register under the Securities Act additional shares of our Common Stock for resale by Roth Principal Investments in order for us to receive aggregate proceeds equal to Roth Principal Investments’ $25,000,000 maximum aggregate purchase commitment available to us under the Purchase Agreement.

Moreover, to the extent that the Exchange Cap remains applicable to issuances and sales of our Common Stock under the Purchase Agreement, if we elect to issue and sell to Roth Principal Investments more shares of Common Stock than the Exchange Cap (or 10,942,804 shares of common stock) under the Purchase Agreement, which we have the right, but not the obligation, to do, we must first obtain stockholder approval to issue shares of Common Stock in excess of the Exchange Cap under the Purchase Agreement in accordance with applicable Nasdaq rules. Any issuance and sale by us under the Purchase Agreement of a substantial amount of shares of Common Stock in addition to the 51,229,508 shares of Common Stock being registered for resale by Roth Principal Investments under the registration statement that includes this prospectus could cause additional substantial dilution to our stockholders. The number of shares of Common Stock ultimately offered for resale by Roth Principal Investments through this prospectus is dependent upon the number of shares of Common Stock, if any, we elect to sell to Roth Principal Investments under the Purchase Agreement from and after the Commencement Date.

Investors who buy shares at different times will likely pay different prices.

Pursuant to the Purchase Agreement, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold to Roth Principal Investments. If and when we do elect to sell shares of our Common Stock to Roth Principal Investments pursuant to the Purchase Agreement, after Roth Principal Investments has acquired such shares, Roth Principal Investments may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from Roth Principal Investments in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution, and in some cases substantial dilution, and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from Roth Principal Investments in this offering as a result of future sales made by us to Roth Principal Investments at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares to Roth Principal Investments under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with Roth Principal Investments may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

Our management team will have broad discretion over the use of the net proceeds from our sale of shares of Common Stock to Roth Principal Investments, if any, and you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

We expect to use any proceeds that we receive under the Purchase Agreement for product development, working capital and general corporate purposes. However, our management team will have broad discretion as to the use of the net proceeds from our sale of shares of Common Stock to Roth Principal Investments, if any, and we could use such proceeds for purposes other than those contemplated at the time of commencement of this offering. Accordingly, you will be relying on the judgment of our management team with regard to the use of those net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest those net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management team to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

Sales of a substantial number of our securities in the public market by the Selling Stockholder named in our Registration Statement and/or by our existing securityholders could cause the price of our shares of Common Stock to fall.

The Selling Stockholder named in the Registration Statement can sell, pursuant to prospectus under the Registration Statement, up to 51,229,508 shares of Common Stock constituting approximately 48.3% of our issued and outstanding shares of Common Stock as of the date of the Registration Statement.

Sales of a substantial number of our shares of Common Stock in the public market by such Selling Stockholder and/or by our other existing securityholders, or the perception that those sales might occur, could depress the market price of our shares of Common Stock and Warrants and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our shares of Common Stock and Warrants.

The Selling Stockholder will pay less than the then-prevailing market price for our shares of Common Stock, which could cause the price of our Common Stock to decline.

The purchase price of our Common Stock to be sold to Roth Principal Investments under the Purchase Agreement is derived from the market price of our Common Stock on Nasdaq. Common Stock to be sold to Roth Principal Investments pursuant to the Purchase Agreement will be purchased at a discounted price. The actual amount of proceeds we receive pursuant to each Purchase Notice (each, the “Purchase Amount”) is determined by multiplying the Purchase Amount requested by the applicable purchase price. See section entitled “The Committed Equity Facility” for more information.

The price of our stock may be volatile, which could result in substantial losses for investors. Further, an active, liquid and orderly trading market for our Common Stock may not be sustained, and we do not know what the market price of our Common Stock will be, and as a result it may be difficult for you to sell your shares of our Common Stock.

Although our Common Stock is listed on Nasdaq, the market for our shares has demonstrated varying levels of trading activity. Furthermore, an active trading market for our shares may not be sustained in the future. You may not be able to sell your shares quickly or at the market price if trading in shares of our Common Stock is not active. An inactive market may also impair our ability to raise capital by selling shares of our Common Stock and may impair our ability to enter into strategic partnerships or acquire companies or products by using shares of our Common Stock as consideration, which could have a material adverse effect on our business, financial condition, and results of operations. Further, the trading price of our Common Stock is likely to be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control, including limited trading volume. In addition, the stock market in general, and technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our Common Stock, regardless of our actual operating performance. In the past, securities class action litigation has often been instituted against companies following periods of volatility in the market price of a company’s securities. This type of litigation, if instituted, could result in substantial costs and a diversion of management’s attention and resources, which could have a material adverse effect on our business, financial condition, and results of operations.

If we are unable to satisfy the continued listing requirements of The Nasdaq Stock Market, our Common Stock could be delisted and the price and liquidity of our common stock may be adversely affected.

Our Common Stock may lose value and could be delisted from Nasdaq due to several factors or a combination of such factors. While our Common Stock is currently listed on Nasdaq, we can give no assurance that we will be able to satisfy the continued listing requirements of Nasdaq in the future, including but not limited to the corporate governance requirements and the minimum closing bid price requirement or the minimum equity requirement. On July 14, 2026, we received a deficiency notice from Nasdaq due to our minimum bid price falling below $1.00 per share for 30 business days. Our initial compliance period ends January 11, 2027.

If we were to be delisted, we would expect our Common Stock to be traded in the over-the-counter market which could adversely affect the liquidity of our common stock. Additionally, we could face significant material adverse consequences, including:

•        a limited availability of market quotations for our Common Stock;

•        a decreased ability to issue additional securities or obtain additional financing in the future;

•        reduced liquidity for our stockholders;

•        potential loss of confidence by customers, collaboration partners and employees; and

•        loss of institutional investor interest.

In the event of a delisting, we can provide no assurance that any action taken by us to restore compliance with listing requirements would allow our Common Stock to become listed again, stabilize the market price or improve the liquidity of our common stock, prevent our Common Stock from dropping below the Nasdaq minimum bid price requirement, or prevent future non-compliance with Nasdaq’s listing requirements.

Risks Related to Fold’s Business and Industry

Our operating results have and will significantly fluctuate, including due to the highly volatile nature of bitcoin.

Our operating results are in part dependent on the broader bitcoin economy. Due to the rapidly evolving nature of digital assets and the volatile price of bitcoin, which has experienced and continues to experience significant volatility, our operating results have, and will continue to, fluctuate significantly from quarter to quarter in accordance with market sentiments and movements in the broader bitcoin economy. Our operating results will also continue to fluctuate significantly as a result of a variety of other factors, many of which are unpredictable and in certain instances are outside of our control, including:

•        our ability to attract, maintain, and grow our customer base and engage our customers;

•        changes in the legislative or regulatory environment or actions by U.S. or foreign governments or regulators, including fines, orders, or consent decrees;

•        regulatory changes or scrutiny that impact our ability to offer certain products or services;

•        our ability to continue to diversify and grow our subscription and services revenue;

•        our mix of revenue between transaction and subscription and services;

•        pricing for or temporary suspensions of our products and services;

•        investments we make in the development of products and services, as well as sales and marketing;

•        our ability to establish and maintain partnerships, collaborations, joint ventures, or strategic alliances with third parties;

•        market conditions of, and overall sentiment towards, bitcoin;

•        macroeconomic conditions, including interest rates, inflation and central banking policies;

•        adverse legal proceedings or regulatory enforcement actions, judgments, settlements, or other legal proceeding and enforcement-related costs;

•        the development and introduction of existing and new products and services by us or our competitors;

•        our ability to control costs, including our operating expenses incurred to grow and expand our operations and to remain competitive, and our costs associated with being a public company;

•        system failure, outages or interruptions affecting our platform or the platforms of the third-party partners we rely upon;

•        the financial stability of our third-party partners;

•        our lack of control over decentralized or third-party blockchains and networks that may experience downtime, cyber-attacks, critical failures, errors, bugs, corrupted files, data losses, or other similar software failures, outages, breaches and losses;

•        breaches of security or privacy;

•        inaccessibility of our and our partners’ platforms due to our or third-party actions;

•        our ability to attract and retain talent; and

•        our ability to compete with our competitors.

Additionally, we believe that younger generations increasingly view bitcoin not as a peripheral or alternative asset, but as a core component of their financial lives. We believe that our society is entering a long-term generational wealth transfer period and transition in how households think about savings, security, and wealth preservation. We believe that this generational transition has the potential to drive growth within our industry. However, as a result of the factors outlined above, it is difficult for us to forecast growth trends accurately and our business and future prospects are difficult to evaluate, particularly in the short term.

In view of the rapidly evolving nature of our business and bitcoin, period-to-period comparisons of our operating results may not be meaningful, and you should not rely upon them as an indication of future performance. Quarterly and annual expenses reflected in our financial statements may be significantly different from historical or projected rates. Our operating results in one or more future quarters may fall below the expectations of securities analysts and investors. As a result, the trading price of our securities may increase or decrease significantly.

The slowing or stopping of the development or acceptance of bitcoin and bitcoin-based technologies, and blockchain networks more broadly, could have a material adverse effect on the successful development and adoption of our business.

Our business depends on the continued growth, development, and acceptance of bitcoin, which is subject to a high degree of uncertainty. Key factors influencing the further development of bitcoin include the global adoption of bitcoin and general acceptance of blockchain networks; regulatory and quasi-government restrictions on access to and operation of bitcoin or blockchain networks more broadly; and the maintenance of open source protocols that support the bitcoin network. Additional factors, such as shifts in consumer demographics and public preferences, the availability of alternative transaction methods, the potentially speculative nature of bitcoin, and economic conditions domestically and globally, also contribute to this uncertainty. If bitcoin adoption, acceptance, or functionality slows, halts, or changes in a way that diminishes our ability to grow our business, our financial condition and growth prospects could be materially and adversely affected.

We are subject to an extensive, highly-evolving and uncertain regulatory landscape and any adverse changes to, or our failure to comply with, any laws and regulations could adversely affect our brand, reputation, business, operating results, and financial condition.

Our business is subject to extensive laws, rules, regulations, policies, orders, determinations, directives, treaties, and legal and regulatory interpretations and guidance in the markets in which we operate, including those governing financial services and banking, credit, bitcoin asset custody, exchange, and transfer, privacy, data governance, data protection, cybersecurity, fraud detection, payment services (including payment processing and settlement services), money transmission (including prepaid access), virtual currency business, consumer protection, escheatment, antitrust and competition, bankruptcy, tax, anti-bribery, economic and trade sanctions, anti-money laundering, and counter-terrorist financing. Many of these legal and regulatory regimes were adopted prior to the advent of the internet, mobile technologies, bitcoin assets, generative artificial intelligence (“AI”) and related technologies. As a result, some applicable laws and regulations do not contemplate or address unique issues associated with the bitcoin economy, are subject to significant uncertainty, and vary widely across U.S. federal, state, and local and international jurisdictions. These legal and regulatory regimes, including the laws, rules, and regulations thereunder, evolve frequently and may be modified, interpreted, and applied in an inconsistent manner from one jurisdiction to another, and may conflict with one another. Moreover, the complexity and evolving nature of our business and the significant uncertainty surrounding the regulation of the bitcoin economy, prepaid access, virtual currency business, credit cards, and gift card resale requires us to exercise our judgment as to whether certain laws, rules, and regulations apply to us, and it is possible that governmental bodies and regulators may disagree with our conclusions. To the extent we have not complied with applicable laws, rules, and regulations, we could be subject to significant fines, revocation of licenses, limitations on or temporary or permanent suspensions of our products and services, reputational harm, and other regulatory consequences, each of which may be significant and could adversely affect our business, operating results, and financial condition.

Additionally, various governmental and regulatory bodies, including legislative and executive bodies, in the United States and in other countries may adopt new laws and regulations, the direction and timing of which may be influenced by changes in the governing administrations and major events in the cryptoeconomy. For example, following the failure of several prominent crypto trading venues and lending platforms, such as FTX, Celsius Networks, Voyager and Three Arrows Capital in 2022 (the “2022 Events”), the U.S. Congress expressed the need for both greater federal oversight of the cryptoeconomy and comprehensive cryptocurrency legislation.

Presently, and in the future, various governmental and regulatory bodies, including in the U.S. and each U.S. state, may introduce new policies, laws, and regulations relating to virtual currency, bitcoin assets and the cryptoeconomy generally, and crypto asset platforms in particular. Other companies’ failures of risk management and other control functions, such as those that played a role in the 2022 Events, could accelerate an existing regulatory trend toward stricter oversight of crypto asset platforms and the cryptoeconomy. Furthermore, new interpretations of existing laws and regulations may be issued by such bodies or the judiciary, which may adversely impact the development of the cryptoeconomy as a whole and our legal and regulatory status in particular by changing how we operate our business, how our products and services are regulated, and what products or services we and our competitors can offer, requiring changes to our compliance and risk mitigation measures, imposing new licensing requirements, or imposing a total ban on certain crypto asset transactions, as has occurred in certain jurisdictions in the past. If we are unable to comply with any new requirements, our ability to offer our products and services in their current form may be adversely affected.

We believe that the products and services offered by us directly, as opposed to those that are offered by our third party service providers, including BitGo and Sutton Bank, are not subject to supervisory authority of regulatory authorities, or are only subject to certain regulatory regimes, such as banking regulations. However, these products and services may cause us to be deemed to be engaged in a form of regulated activity for which licensure is required or cause us to become subject to new and additional forms of regulatory oversight or supervision. To the extent that we or our employees, contractors, or agents are deemed or alleged to have violated or failed to comply with any laws or regulations, including related interpretations, orders, determinations, directives, or guidance, we or they could be subject to a litany of civil, criminal, and administrative fines, penalties, orders and actions, including being required to limit, suspend, or terminate the offering of certain products and services. Moreover, to the extent our customers nevertheless access our and our partners’ platforms, products or services outside of jurisdictions where we have obtained required governmental licenses and authorization, we could similarly be subject to a variety of civil, criminal, and administrative fines, penalties, orders and actions as a result of such activity.

Due to our business activities, it is possible that in the future we may be subject to investigations and inquiries by U.S. federal and state regulators and foreign regulators, many of which have broad discretion to audit and examine our business. Further, we believe increasingly strict legal and regulatory requirements and additional regulatory investigations and enforcement, any of which could occur or intensify, may continue to result in changes to our business, as well as increased costs, and supervision and examination for ourselves, our agents, and service providers. Moreover, new laws, regulations, or interpretations may result in future litigation, regulatory investigations, and enforcement or other actions, including preventing or delaying us from offering certain products or services offered by our competitors or could impact how we offer such products and services. Adverse changes to, or our failure to comply with, any laws and regulations have had, and may continue to have, an adverse effect on our reputation and brand and our business, operating results, and financial condition.

Our or our third-party partners’ failure to safeguard and manage our and our customers’ fiat currencies and bitcoin could adversely impact our business, operating results, and financial condition.

Our third-party banking partner, Sutton Bank, holds cash on behalf of our customers, and our third-party custody partner, BitGo safeguards bitcoin on behalf of our customers. We anticipate that other banking partners may also hold cash on behalf of our customers in the future. Safeguarding customers’ cash and bitcoin is integral to the trust we build with our customers. We believe our and BitGo’s policies, procedures, operational controls and controls over financial reporting help to protect us from material risks surrounding the safeguarding of these assets and conflicts of interest; however, our and/or BitGo’s efforts to develop and implement such policies, procedures, operational controls and internal controls may not be sufficient. BitGo’s controls include, among others, controls over the segregation of corporate bitcoin balances from customer bitcoin balances, controls over the processes of customer bitcoin transactions, and controls relating to on-chain movement and reconciliation of bitcoin balances.

As of September 9, 2026, a substantial majority of (over 99%) the bitcoin held in our Rewards Treasury (as defined below) and Investment Treasury (as defined below, and together with the Rewards Treasury, our “Corporate Treasury”) was held at BitGo. Bitcoin that we hold at BitGo is required to be held in separate wallets under Fold’s name and is required to not be commingled with the bitcoin held at BitGo on behalf of our customers, BitGo’s other customers, or BitGo itself. As of September 9, 2026, a substantial majority (over 99%) of our Corporate Treasury that we custody with BitGo was held in multi-signature cold storage wallets, with the remainder held in self-managed hot wallets for operational purposes.

All bitcoin held on behalf of our customers is stored directly at BitGo for which BitGo controls the private keys. At any given time, approximately 90% of bitcoin held in this capacity is held in omnibus cold storage wallets, with the remainder held in hot wallets used to facilitate customer withdrawals and other real-time operational needs.

Sutton Bank holds cash in accounts designated as “for the benefit of our customers.” We have also entered into partnerships with third parties where our partners receive and hold customer funds. Our customers open accounts directly with BitGo to custody their bitcoin and receive other bitcoin-related services, and directly with Sutton Bank to hold cash and receive other fiat-related services. Our and our financial partners’ abilities to accurately hold customer cash and bitcoin, as well as cash and bitcoin we hold for our own investment and operating purposes, requires a high level of internal controls. We are limited in our ability to influence or manage the controls and processes of third party partners or vendors and may be dependent on our partners’ and vendors’ operations, liquidity and financial condition to manage these risks. As we maintain, grow and expand our product and services offerings we also must scale and strengthen our internal controls and processes, and monitor our third party partners’ and vendors’ ability to similarly scale and strengthen. Failure to do so could adversely impact our business, operating results, and financial condition. This is important both to the actual controls and processes and the public perception of the same.

Any material failure by us or our partners to maintain the necessary controls, policies, procedures or to manage the bitcoin or cash we hold for our own investment and operating purposes could also adversely impact our business, operating results, and financial condition. Further, any material failure by us or our partners to maintain the necessary controls or to manage customer bitcoin and funds appropriately and in compliance with applicable regulatory requirements could result in reputational harm, litigation, regulatory enforcement actions, significant financial losses, lead customers to discontinue or reduce their use of our and our partners’ products, and result in significant penalties and fines and additional restrictions, which could adversely impact our business, operating results, and financial condition.

Our relationships with bank partners in the United States may subject us and our partners to additional regulatory scrutiny.

Prudential banking regulators in the United States, including the FDIC, have recently increased their scrutiny of bank partnerships with third-party financial service providers through the release of statements, requests for information, and proposed regulations. These releases have coincided with a significant increase in the number of enforcement actions relating to banks’ third-party arrangements. These and other regulatory initiatives by U.S. federal or state prudential banking regulators may constrain the operations of our partner banks in the United States, including those with which we may partner in the future either in addition to or in lieu of our existing arrangements. Such banks may be prohibited from partnering with us, or may terminate our relationship once established, as a result of increased regulatory scrutiny or changes to applicable laws and regulations.

Our relationship with partner banks may also subject us to additional regulatory requirements. For example, we are subject to audit by Sutton Bank and Lead Bank in accordance with FDIC guidance related to management of vendors. To the extent that we enter into similar relationships with other partner banks, either in lieu of or in addition to our relationship with Sutton Bank, we may become subject to additional regulatory requirements imposed indirectly by the partner bank. Additional regulatory requirements may adversely affect us or our bank partners, including our originating bank partners, and, therefore, our business, results of operations, financial condition and future prospects.

We may be subject to additional regulatory scrutiny and recordkeeping requirements due to the recent bankruptcy case of Synapse Financial Technologies, Inc.

Fold, through its partnership with Sutton Bank (and/or any other partner banks), may provide deposit accounts to Fold’s customers. Sutton Bank (and/or any other partner banks) may hold funds in the deposit account in an omnibus account on behalf of customers. In certain circumstances, Sutton Bank (and/or any other partner banks) may rely on Fold’s records for identifying customers and reconciling certain transactions made to or from deposit accounts, including any commingled funds within the omnibus account. Any failure by Fold to maintain complete and accurate records could create uncertainty as to fund attribution and cause delays or outages for customers seeking to withdraw funds from or through Fold’s platform.

Certain U.S. federal and state prudential banking regulators have cited the recent bankruptcy case of Synapse Financial Technologies, Inc. in connection with related proposed regulatory initiatives which may affect our business. On September 17, 2024, the FDIC, citing certain alleged recordkeeping issues attendant to Synapse’s commingling of customer funds in custodial accounts, published a notice of proposed rulemaking which would require certain heightened standards for reconciliation and recordkeeping associated with certain custodial accounts containing commingled customer funds. These and other regulatory initiatives by U.S. federal or state prudential banking regulators, if enacted, may increase compliance costs associated with our business or impact our relationships with current or prospective partner banks (see above risk factor: Our relationships with bank partners in the United States may subject us and our partners to additional regulatory scrutiny.).

Changes in card network rules or standards could adversely affect our business.

We are registered as a service provider with the Visa network. As such, we are subject to card network rules that could subject us to a variety of fines or penalties and other compliance obligations. The termination of our registration or any changes in card network rules or standards, including interpretation and implementation of existing rules or standards, could increase the cost of operating our business or limit our ability to provide our services to our customers, and could have a material adverse effect on our business, financial condition and results of operations.

We operate in a highly competitive industry and compete against companies with greater financial and other resources, and our business, operating results, and financial condition may be adversely affected if we are unable to respond to our competitors effectively.

The bitcoin-focused, consumer financial services industry is highly innovative, rapidly evolving, and characterized by healthy competition, experimentation, changing customer needs, frequent introductions of new products and services, and uncertain and evolving industry and regulatory requirements. We expect competition to further intensify in the future as existing and new competitors introduce new products or enhance existing products. We compete against a number of companies operating both within the United States and abroad, and both those that focus on traditional financial services and those that focus on bitcoin-based services. Our main competition falls into the following categories:

•        traditional financial firms that have entered the bitcoin market in recent years and offer overlapping features targeted at our customers;

•        financial technology providers that do not focus on bitcoin and may attempt to position themselves as a safer alternative to our products and services;

•        mobile payment companies; and

•        companies focused on the bitcoin market, some of whom choose to operate outside of local rules and regulations or in jurisdictions with less stringent local rules and regulations and are potentially able to more quickly adapt to trends and to develop new bitcoin-based products and services as a result of operating under different regulatory frameworks.

Many innovative start-up companies and larger companies have made, and continue to make, significant investments in research and development, and we expect these companies to continue to develop similar or potentially superior products and technologies that compete with our products. Further, more traditional financial and non-financial services businesses may choose to offer bitcoin-based services in the future as the industry continues to gain adoption. Our current and potential competitors may establish cooperative relationships among themselves or with third parties that may further enhance their resources.

Our existing competitors have, and our potential competitors are expected to have, various competitive advantages over us, such as:

•        the ability to offer products and services that we do not support or offer on our platform (due to constraints from regulatory authorities, our banking partners, and other factors) such as non-bitcoin digital assets or services that would requires securities, derivatives, or other specialized regulatory permissions under U.S. or foreign laws;

•        greater name recognition, longer operating histories, larger customer bases, and larger market shares;

•        larger sales and marketing budgets and organizations;

•        more established marketing, banking, and compliance relationships;

•        greater customer support resources;

•        greater resources to make acquisitions;

•        lower labor, compliance, risk mitigation, and research and development costs;

•        larger and more mature intellectual property portfolios;

•        greater number of applicable licenses or similar authorizations;

•        operations in certain jurisdictions with lower compliance costs and greater flexibility to explore new product offerings; and

•        substantially greater financial, technical, and other resources.

If we are unable to compete successfully, or if competing successfully requires us to take costly actions in response to the actions of our competitors, our business, operating results, and financial condition could be adversely affected.

Our long-term success depends on our ability to develop new and innovative products and services to address and keep pace with the rapidly evolving market for payments and financial services, and if we are not able to implement successful enhancements and new features for our products and services, our business, operating results and financial condition could be materially and adversely affected.

Rapid and significant technological changes continue to confront the industries in which we operate, including developments in digital banking, mobile financial apps, and point-of-service solutions, as well as developments in bitcoin.

These new and evolving services and technologies may be superior to, impair, or render obsolete the products and services we currently offer or the technologies we currently use to provide them. For example, disruptive technologies such as generative AI may fundamentally alter the use of our products or services in unpredictable ways. We cannot predict the effects of new services and technologies on our business. However, our ability to grow our customer base and net revenue will depend heavily on our ability to innovate and create successful new products and services, both independently and in conjunction with third-party developers. Incorporating new technologies into our products and services may require substantial expenditures and take considerable time, and we may not be successful in realizing a return on these development efforts in a timely manner or at all. Our ability to develop new and innovative products and services may be inhibited by industry-wide standards, payment networks, existing and future laws and regulations, resistance to change from our customers’ or third parties’ intellectual property rights. Our success will depend on our ability to develop new technologies and to adapt to technological changes and evolving industry standards. If we are unable to provide enhancements and new features for our products and services or to develop new and innovative products and services that achieve market acceptance or that keep pace with rapid technological developments and evolving industry standards, our business, operating results and financial condition would be materially and adversely affected.

We often rely not only on our own initiatives and innovations, but also on third parties, including payment networks, banking partners, and technology vendors, for the development of and access to new technologies and development of a robust market for these new products and technologies. Failure to accurately predict or to respond effectively to developments in our industry may significantly impair our business.

As we expand our activities, our obligations to comply with the laws, rules, regulations, and policies of a variety of jurisdictions will increase and we may be subject to inquiries, investigations, and enforcement actions by U.S. and non-U.S. regulators and governmental authorities, including those related to sanctions, export control, and anti-money laundering.

We are required to comply with laws and regulations related to economic sanctions and export controls enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) and the U.S. Department of Commerce’s Bureau of Industry and Security, as well as U.S. anti-money laundering and counter-terrorist financing laws and regulations enforced by the Financial Crimes Enforcement Network (“FinCEN”) and certain state financial services regulators. U.S. sanctions and export control laws and regulations generally restrict dealings by persons subject to U.S. jurisdiction with certain jurisdictions that are the target of comprehensive embargoes, currently the Crimea Region, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic, Cuba, Iran, and North Korea, as well as with persons, entities, and governments of those and other jurisdictions identified on certain prohibited party lists. Moreover, as a result of the Russian invasion of Ukraine, the United States, the E.U., the United Kingdom, and other jurisdictions have imposed wide-ranging sanctions on Russia and Belarus and persons and entities associated with Russia and Belarus. There can be no certainty regarding whether such governments or other governments will impose additional sanctions, or other economic or military measures against Russia or Belarus. Through Sardine.ai, we have an OFAC compliance program in place that includes monitoring of IP addresses to identify prohibited jurisdictions and of blockchain addresses that have either been identified by OFAC as prohibited or that otherwise are believed by us to be associated with prohibited persons or jurisdictions. Nonetheless, there can be no guarantee that our compliance program will prevent transactions with particular persons or addresses or prevent every potential violation of OFAC sanctions. Any present or future government inquiries relating to sanctions could result in negative consequences for us, including costs related to government investigations, financial penalties, and harm to our reputation. The impact on us related to such matters could be substantial. Although we have implemented controls, and are working to implement additional controls and screening tools designed to prevent sanctions violations, there is no guarantee that we will not inadvertently provide access to our products and services to sanctioned parties or jurisdictions in the future.

Regulators worldwide frequently study each other’s approaches to the regulation of the cryptoeconomy. Consequently, developments in any jurisdiction may influence other jurisdictions, including in the United States. As a result, the risks created by any new law or regulation in one jurisdiction may be replicated in the United States, affecting our business.

The complexity of U.S. federal and state and international regulatory and enforcement regimes, coupled with the scope of our operations and the evolving global regulatory environment, could result in a single event prompting overlapping investigations and legal and regulatory proceedings by government authorities in different jurisdictions. Any of the foregoing could, individually or in the aggregate, harm our reputation, damage our brand and business, and adversely affect our operating results and financial condition. Due to the uncertain application of existing laws and regulations, it may be that, despite our analysis that certain products and services are currently unregulated, such products or services may indeed be subject to financial regulation, licensing, or authorization obligations that we have not obtained or with which we have not complied. As a result, we are at a heightened risk of enforcement action, litigation, regulatory, and legal scrutiny which could lead to sanctions, cease and desist orders, or other penalties and censures which could significantly and adversely affect our continued operations and financial condition.

We may be subject to material litigation, including individual and class action lawsuits, as well as investigations and enforcement actions by regulators and governmental authorities. These matters are often expensive and time consuming, and, if resolved adversely, could harm our business, financial condition, and operating results.

We may from time to time become subject to claims, arbitrations, individual and class action lawsuits with respect to a variety of matters, including employment, consumer protection, advertising, and securities. In addition, we may from time to time become subject to, government and regulatory investigations, inquiries, actions or requests, other proceedings and enforcement actions alleging violations of laws, rules, and regulations, both foreign and domestic. The scope, determination, and impact of claims, lawsuits, government and regulatory investigations, enforcement actions, disputes, and proceedings to which we are subject cannot be predicted with certainty, and may result in:

•        substantial payments to satisfy judgments, fines, or penalties;

•        substantial outside counsel, advisor, and consultant fees and costs;

•        substantial administrative costs, including arbitration fees;

•        additional compliance and licensure requirements;

•        loss or non-renewal of existing licenses or authorizations, or prohibition from or delays in obtaining additional licenses or authorizations, required for our business;

•        loss of productivity and high demands on employee time;

•        criminal sanctions or consent decrees;

•        termination of certain employees, including members of our executive team;

•        barring of certain employees from participating in our business in whole or in part;

•        orders that restrict our business or prevent us from offering certain products or services;

•        changes to our business model and practices;

•        delays to planned transactions, product launches or improvements; and

•        damage to our brand and reputation.

Regardless of the outcome, any such matters can have an adverse impact, which may be material, on our business, operating results, or financial condition because of legal costs, diversion of management resources, reputational damage, and other factors. We recently settled a bankruptcy clawback proceeding as described in “Management’s Discussion and Analysis of Financial Conditions and Results of Operations for the three and six months ended June 30, 2026 and 2025” and in “Note 13. Commitments and Contingencies” to our unaudited condensed financial statements for the three and six months ended June 30, 2026 and 2025.

Loss of a critical banking or insurance relationship could adversely impact our business, operating results, and financial condition.

Although a number of significant U.S. banks and investment institutions have indicated they plan to begin allowing their customers to carry and invest in bitcoin, the acceptance and use of bitcoin by banks is relatively uncommon and may never become mainstream. Indeed, a number of companies and individuals engaged in bitcoin-related activities have been unable to find banks or financial institutions that are willing to provide them with banking services. Similarly, a number of companies and individuals or businesses associated with bitcoin may have had and may continue to have their existing banking services discontinued with financial institutions in response to government action. We also may be unable to obtain or maintain these services for our business. To date, we have not experienced such issues in finding banks or financial institutions willing to provide services to us that have had a material impact on our business, financial condition or results of operations.

We rely on bank relationships to provide our products and services and to connect us to payment card networks. As a bitcoin-focused, consumer financial services business, our banking partners may view us as a higher risk customer for purposes of their anti-money laundering programs. We may face difficulty establishing or maintaining banking relationships due to instability in the global banking system, increasing regulatory uncertainty and scrutiny, or our banking partners’ policies. The loss of these banking partners or the imposition of operational restrictions by these banking partners and the inability for us to utilize other redundant financial institutions may result in a disruption of business activity as well as regulatory risks.

However, if these financial institutions are subject to receivership, resolution or failure, or if banking relationships become severely limited or unavailable to bitcoin participants, there could be temporary delays in or unavailability of services that are critical to our or our partners’ operations or our customers, a further limit on available vendors, and reduced quality in services. For example, while our business and operations were not materially affected by the closures of Silvergate Capital Corp. and Signature Bank and the cessation of their real-time fiat currency payment networks in March 2023, large bitcoin and digital asset industry participants experienced a temporary inability to transfer fiat currencies outside of standard business hours.

We also rely on insurance carriers to insure customer losses resulting from a breach of our physical security, cyber security, or by employee or third party theft. Our ability to maintain crime, specie, and cyber insurance is subject to the insurance carriers’ ongoing underwriting criteria and our inability to obtain and maintain appropriate insurance coverage could cause a substantial business disruption, adverse reputational impact, inability to compete with our competitors, and regulatory scrutiny.

Any significant disruption in our products and services, in our information technology systems, or in the bitcoin network related to our business, could result in a loss of customers or funds and adversely impact our brand and reputation and our business, operating results, and financial condition.

Our reputation and ability to attract and retain customers and grow our business depends on our ability to operate our service at high levels of reliability, scalability, and performance, including the ability to process and monitor, on a daily basis, a large number of transactions that occur at high volume and frequencies across multiple systems. Our platform, our ability to enable bitcoin-related transactions and rewards, and our ability to operate at a high level are dependent on our ability to access the bitcoin network, for which access is dependent on our systems’

ability to access the internet. Further, the successful and continued operations of the bitcoin network will depend on a network of computers, miners, and validators, and their continued operations, all of which may be impacted by service interruptions.

Our systems, the systems of our third-party service providers and partners, and the bitcoin network have experienced from time to time, and may experience in the future, service interruptions or degradation because of hardware and software defects or malfunctions, computer viruses or other malware, distributed denial-of-service and other cyberattacks, disruptions in telecommunications services, insider threats, break-ins, sabotage, human error, vandalism, earthquakes, hurricanes, floods, fires, and other natural disasters, power losses, fraud, military or political conflicts, terrorist attacks, or other events. In addition, extraordinary volumes of usage could cause our computer systems to operate at an unacceptably slow speed or even fail. Some of our systems or the systems of our third-party service providers and partners are not fully redundant, and our or their disaster recovery planning may not be sufficient for all possible outcomes or events.

If any of our systems, or those of our third-party service providers, are disrupted for any reason, our products and services may be interrupted or fail, resulting in unanticipated disruptions, slower response times or delays in processing customer transactions, failed settlement of trades, incomplete or inaccurate accounting, recording or processing of transactions, unauthorized transactions, loss of customer information, increased demand on limited customer support resources, customer claims, complaints with regulatory organizations, lawsuits, or enforcement actions. A prolonged interruption in the availability or reduction in the availability, speed, or functionality of our products and services could harm our business. Significant or persistent interruptions in our services could cause current or potential customers to believe that our systems are unreliable, leading them to switch to our competitors or to avoid or reduce the use of our products and services, and could permanently harm our reputation and brands. Moreover, to the extent that any system failure or similar event results in damages to our customers, these customers could seek significant compensation or contractual penalties from us for their losses, and those claims, even if unsuccessful, would likely be time-consuming and costly for us to address. Problems with the reliability or security of our systems would harm our reputation and the cost of remedying these problems could negatively affect our business, operating results, and financial condition.

In addition, we are continually improving and upgrading our information systems and technologies. Implementation of new systems and technologies is complex, expensive, time-consuming, and may not be successful. If we fail to timely and successfully implement new information systems and technologies, or improvements or upgrades to existing information systems and technologies, or if such systems and technologies do not operate as intended, it could have an adverse impact on our business, internal controls (including internal controls over financial reporting), operating results, and financial condition.

Our and our customers’ bitcoin could be subject to risk in the event of an insolvency of BitGo.

Applicable insolvency law is not fully developed with respect to the holding of digital assets in custodial accounts. Thus, bitcoin held by us or our customers at a custodial partner such as BitGo may be considered to be the property of a bankruptcy estate in the event of a bankruptcy. Recent bankruptcy decisions involving digital-asset companies have demonstrated that, where custodial arrangements are not clearly segregated in practice or do not confer explicit ownership rights under applicable law, courts may treat customer assets as property of the bankruptcy estate notwithstanding contractual language to the contrary. In addition, bitcoin held on behalf of our customers could also be considered part of our own bankruptcy estate if we were to become insolvent. Further, such bitcoin could be misappropriated by a custodial partner despite clear commitments to segregation and ownership rights such that we are treated as an unsecured creditor.

Bitcoin held in segregated wallets could be viewed as less of a risk in an insolvency proceeding. This is because such bitcoin can be clearly identified, as opposed to where assets are commingled with those of other holders. However, BitGo does not currently offer segregated wallet services to our customers. This may cause our customers to view our bitcoin-related services as more risky compared to other types of bitcoin products and services, and may cause our customers to withdraw bitcoin from the wallet services we provide through BitGo.

If custodially-held bitcoin is determined to be the property of BitGo’s or another custodial partner’s bankruptcy estate, we and our customers could be treated as a general unsecured creditor, inhibiting our and our customers’ ability to exercise ownership rights with respect to such bitcoin and potentially being required to share the value of our bitcoin, either in the form of spot bitcoin or a determined cash value on a given date, with those of other creditors. In addition, it is possible that a bankruptcy court would require all bitcoin and other digital assets held by a custodian to be converted into cash, which could result in our incurring significant capital gains tax charges. Even if we are able to prevent our and our customers’ bitcoin from being considered the property of BitGo’s bankruptcy estate as part of an insolvency proceeding, it is possible that we or our customers would still be delayed or may otherwise experience difficulty in accessing bitcoin held by BitGo during the pendency of the insolvency proceedings. Furthermore, bankruptcy trustees and regulatory authorities have, in recent cases, pursued clawback, preference, and fraudulent transfer claims against digital-asset companies and counterparties, even where the transfers involved customer-facing operational flows. Similar theories could be asserted against us or our customers depending on future legal developments.

Any such outcome could have a material adverse effect on our financial condition and the market price of our securities. In addition, even if BitGo itself does not become insolvent, a series of insolvencies of high-profile custodians such as occurred in 2022, and more recently in October 2025 with the Nevada cease-and-desist order issued against Fortress Trust, LLC, one of our former custodians, could result in customers finding our services more risky and less attractive as compared to competitors, and any failure to increase our customer base or discontinuation or reduction in use of our platform and products by existing customers could adversely impact our business, operating results, and financial condition.

On August 14, 2023, Prime Core Technologies, Inc. (“Prime Core”), one of our former service providers, filed for bankruptcy protection. On August 14, 2025, we were named as a defendant in an adversary proceeding filed by the Prime Core bankruptcy estate seeking recovery of alleged preference transfers and other relief (the “Prime Core Dispute”), which we settled in June 2026. Because courts in several recent cases have applied traditional bankruptcy doctrines to digital-asset businesses, adverse outcomes in proceedings similar to the Prime Core Dispute against third parties could influence future interpretations of similar doctrines by courts, regulators, or counterparties.

The theft, loss, or destruction of private keys required to access any bitcoin may be irreversible. If we or BitGo are unable to access private keys for the bitcoin wallets holding our or our customers’ bitcoin, or if we or BitGo experience a hack or other data loss relating to its ability to access any bitcoin, it could cause regulatory scrutiny, reputational harm, and other losses.

Bitcoin is generally controllable only by the possessor of the unique private key relating to the digital wallet in which the bitcoin is held. While blockchain protocols typically require public addresses to be published when used in a transaction, private keys must be safeguarded and kept private in order to prevent a third party from accessing the bitcoin held in such a wallet. To the extent that any of the private keys relating to wallets containing bitcoin held for the benefit of us or our customers are lost, destroyed, or otherwise compromised or unavailable, and no backup of the private key is accessible, we or BitGo will be unable to access the bitcoin assets held in the related wallet. Further, we cannot provide assurance that the private keys to bitcoin wallets held by us directly or by BitGo will not be hacked or compromised. Bitcoin assets and blockchain technologies have been, and may in the future be, subject to security breaches, hacking, or other malicious activities. Any loss of private keys relating to, or hack or other compromise of, digital wallets used to store our customers’ bitcoin could adversely affect our customers’ ability to access or sell their bitcoin. In addition, if any of our customers’ bitcoin is lost, we may choose, or in some cases we may be required to, reimburse our customers for their losses, which could subject us to significant financial losses in addition to losing customer trust in us and our products. As such, any loss of private keys due to a hack, employee or service provider misconduct or error, or other compromise by third parties could hurt our brand and reputation, result in significant losses, and adversely impact our business.

We believe this risk is reduced because the majority of the bitcoin held on behalf of our customers is retained in multi-signature “cold storage” wallets, which means that the related private keys are not held on a computer system that is connected to the internet. Multi-signature cold storage wallets are intended to keep the bitcoin as secure as possible by requiring multiple keys to authorize a transaction while also providing redundancy in the event that one of the private keys is lost. In the event that a private key is lost, the remaining keys in the multi-signature wallet can be used to regenerate a new key. However, multi-signature controls cannot eliminate all risks associated with operational error, partner failure, or cybersecurity threats.

With regards to bitcoin held on behalf of our customers, approximately 90% is retained in multi-signature cold storage wallets at any given time, while the remaining assets are held in hot wallets used to facilitate customer withdrawals and other real-time operational needs.

Our digital asset custody partners’ security technology is designed to prevent, detect, and mitigate inappropriate access to their systems, by internal or external threats. We believe our digital asset custody partners have developed and maintained administrative, technical, and physical safeguards designed to comply with applicable legal requirements and industry standards. However, it is nevertheless possible that hackers, employees or service providers acting contrary to those policies, or others could circumvent these safeguards to improperly access the systems or documents of our business partners, agents, or service providers, and improperly access, obtain, or misuse customer digital assets and funds. The methods used to obtain unauthorized access, disable, or degrade service or sabotage systems are constantly changing and evolving and may be difficult to anticipate or detect for long periods of time. Additionally, transactions undertaken through our websites or other electronic channels may create risks of fraud, hacking, unauthorized access or acquisition, and other deceptive practices. Any security incident resulting in a compromise of customer assets could result in substantial costs to us and require us to notify impacted individuals, and in some cases regulators, of a possible or actual incident, expose us to regulatory enforcement actions, including substantial fines, limit our ability to provide services, subject us to litigation, significant financial losses, damage our reputation, and adversely affect our business, operating results, financial condition, and cash flows.

BitGo has advised us that it carries a $250 million umbrella insurance policy for the digital assets it custodies. However, this insurance policy covers all digital assets custodied by BitGo, not only those held on behalf of Fold and its customers. In addition, BitGo has not contractually committed to maintain any specific levels of insurance coverage and has no obligation to reimburse us for any damages due to loss or theft of bitcoin (including claims by our customers) except where such loss or theft is due to BitGo’s gross negligence or willful misconduct. Insurance coverage maintained by BitGo does not ensure that all customer or corporate losses would be recoverable, and any losses not covered by insurance could result in significant financial exposure to us and reputational harm.

Other Risks Related to Fold’s Business and Financial Position

Volatility in the price of bitcoin could limit our options in obtaining cash funding on favorable terms.

We frequently use the bitcoin in our Investment Treasury as collateral to secure loans or other sources of funding. A sharp decline in the price of bitcoin could limit our options in obtaining funding by increasing the number of bitcoin we must set aside as collateral. For example, to make a draw under our Credit Facility, we must deposit bitcoin as collateral with a third-party custodian equal in value to 160% of the cash we obtain. A sharp decline in the value of bitcoin would increase the cost and difficulty for us in making a draw under the Credit Facility and leave us unable to draw as much cash as we would like, or require us to provide additional bitcoin to Two Prime to satisfy our collateral requirements. For example, on February 5, 2026 the Company provided an additional 50 bitcoin as collateral to Two Prime due to the drop in the price of bitcoin in order to satisfy our collateral maintenance requirements under the Credit Facility. As of September 9, 2026, we did not have any draws under the Credit Facility, but the Credit Facility remains open for possible use in the future. Additionally, continued decline or volatility in the price of bitcoin could increase our difficulty in obtaining other funds in the future by increasing the minimum number of bitcoin that must be set aside as collateral in future loans or by leading to the imposition of other stricter or more onerous lending terms. For additional information, see the discussion in “Risk Factors — We may suffer losses due to abrupt and erratic market movements” and “Risk Factors — Our investments in bitcoin are subject to volatile market prices and risks of loss.” Even if the value of bitcoin is high at the time we seek out new funding, market volatility may nevertheless make lenders cautious and more likely to impose stricter restrictions or terms on us. If we cannot obtain funding, or cannot obtain funding on favorable enough terms, it could have a material adverse effect on our financial position and results of operations.

We may suffer losses due to abrupt and erratic market movements.

The bitcoin market has been characterized by significant volatility and unexpected price movements, and has previously experienced significant declines. Bitcoin may become more volatile and less liquid in a very short period of time. A series of recent high-profile bankruptcies, closures, liquidations, regulatory enforcement actions and other events relating to companies operating in the digital asset industry, including the filings for bankruptcy protection by Three Arrows Capital, Celsius Network, Voyager Digital, FTX Trading and Genesis Global Capital, the closure or liquidation of certain financial institutions that provided lending and other services to the digital assets industry, including Signature Bank and Silvergate Bank, SEC enforcement actions against Coinbase, Inc. and Binance Holdings Ltd., the placement of Prime Trust, LLC into receivership following a cease-and desist order issued by Nevada’s Department of Business and Industry, a similar cease-and-desist order issued by Nevada against Fortress Trust, LLC, and the filing and subsequent settlement of a civil fraud lawsuit by the New York Attorney General against Genesis Global Capital, its parent company Digital Currency Group, Inc., and former partner Gemini Trust Company, have highlighted the counterparty risks applicable to owning and transacting in digital assets.

Although these bankruptcies, closures, liquidations and other events have not to date resulted in any loss or misappropriation of our bitcoin, nor have such events adversely impacted our access to our bitcoin, they created significant volatility in the markets for cryptocurrency generally and for bitcoin particularly and have raised the risk of loss of our and our customer’s bitcoin. For example, the bankruptcy of Prime Trust resulted in litigation against us and our customers, which was settled in June 2026 as described in “Management’s Discussion and Analysis of Financial Conditions and Results of Operations for the three and six months ended June 30, 2026 and 2025” and in “Note 13. Commitments and Contingencies” to our unaudited condensed financial statements for the three and six months ended June 30, 2026 and 2025. Additional bankruptcies, closures, liquidations, regulatory enforcement actions or other events involving participants in the digital assets industry in the future could result in market prices being subject to erratic and abrupt market movement, which could harm our business. Further, because there is no centralized authority which determines the price of bitcoin, pricing often differs between exchanges. When some exchanges are viewed as higher risk, that price differential can widen as traders attempt to exploit these differences. Volatility in the price of bitcoin, as well as the lack of a standard price, could lead consumers to see bitcoin as an unsafe asset, which would result in losses of customers and resulting harm to our business. In addition, if we were to attempt to monetize the bitcoin we hold on our balance sheet, such price volatility could lead to trading losses, impacting our financial position.

For example, based on aggregate US exchange markets data collected by CoinMarketCap, on December 18, 2023, the price of bitcoin at 10:00 P.M. UTC was $42,623.54. On December 18, 2024, the price of bitcoin at 10:00 P.M. UTC was $100,041.54. Between those dates, bitcoin experienced significant volatility. For example, on August 1, 2024, the price of bitcoin was $65,353.50, and on August 5, 2024 the price of bitcoin was $53,991.35. On August 24, 2024, the price of bitcoin had risen again to $64,176.37. The swings were even more dramatic by the autumn of 2025 and beginning of 2026. On October 10, 2025, the price of bitcoin had risen all the way to $124,752.53, but by February 2, 2026, it had dropped to $62,702.10. Such volatility will impact the overall value of our business and could cause volatility in the price of our stock. The price of bitcoin was approximately $42.3 thousand, $93.4 thousand and $87.5 thousand as of December 31, 2023, December 31, 2024 and December 31, 2025, respectively.

The trading volume of bitcoin typically increases during periods of extreme volatility. For example, in the days following the federal elections in November 2024, the price of bitcoin rose sharply from $69,289.27 on November 2 to $87,250.43 on November 14, and volumes increased from 18,184,612,091 to 87,616,705,248 during that time period according to aggregate data from US exchange markets collected by CoinMarketCap. Such volume increases can lead to extreme pressures on our and our partners’ platforms and infrastructure that can lead to inadvertent suspension of services across parts of the platforms or the entire platforms. As a result, from time to time we may experience outages. Outages can lead to increased customer service expense, can cause customer loss and reputational damage, result in inquiries and actions by regulators, and can lead to other damages for which we may be responsible, any of which could harm our business.

Our investments in bitcoin are subject to volatile market prices and risks of loss.

As of June 30, 2026, we had approximately $15.9 million of bitcoin in our treasury accounts. The price of bitcoin has been highly volatile and may continue to be volatile in the future, including as a result of various associated risks and uncertainties. For additional information, see the discussion in “Risk Factors — We may suffer losses due to abrupt and erratic market movements” and “Risk Factors — Volatility in the price of bitcoin could limit our options in obtaining cash funding on favorable terms.” For example, the prevalence of bitcoin is a relatively recent trend, and the long-term adoption of bitcoin by investors, consumers, and businesses remains uncertain. The lack of a physical form, reliance on technology for creation, existence, and transactional validation, and decentralization may subject bitcoin’s integrity to the threat of malicious attacks and technological obsolescence. To the extent the market value of the bitcoin we hold decreases materially relative to our cost basis, our financial condition may be adversely impacted.

If there are future changes in applicable accounting rules that require us to change the manner in which we account for our bitcoin, there could be a material and adverse effect on our financial results and the market price of our common stock may suffer as a result.

We have a history of negative cash flows.

We cannot anticipate with any degree of certainty what our cash flows will be in future periods. Our net cash used in operating activities was a loss of $16.1 million for 2025 compared to a loss of $3.3 million for 2024, and we incurred an operating loss of $27.7 million for 2025 compared to an operating loss of $5.8 million for 2024. Though we have the Credit Facility and the CEF as potential sources of cash, the negative cash flows generated from operating activities introduces potential risk of an interruption to operating activities. As of June 30, 2026, we have approximately $28.4 million in cash and cash equivalents. We have encountered recurring cash outflows from operations, which historically we have funded through equity offerings and debt. Through June 30, 2026, our accumulated deficit was $209.8 million. See Liquidity and Capital Resources under “Management’s Discussion and Analysis of Financial Conditions and Results of Operations for the three and six months ended June 30, 2026 and 2025” for a more thorough discussion.

We may not be able to generate sufficient cash flow to service all of our obligations.

Our ability to make payments on and to upsize our current facilities (including our Credit Facility), refinance any of our outstanding indebtedness, obtain additional financing, and to fund planned capital expenditures, strategic transactions and expansion efforts will depend on, among other things, our financial and operating performance, including, our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

Our business may not be able to generate sufficient cash flows from operations, and there is no assurance that our future cash flows from operations will be sufficient to enable us to make payments due on our current or future indebtedness and to fund our other liquidity needs. If this is the case, we will need to refinance all or a portion of our indebtedness on or before maturity, and we cannot assure that we will be able to refinance any of our indebtedness in a timely manner, on commercially reasonable terms, or at all. We may need to implement one or more alternatives, such as reducing or delaying planned business activities, expenses and capital expenditures, selling assets, restructuring debt, or obtaining additional equity or debt financing. These financing strategies may not be executed on satisfactory terms, if at all or on terms that would be advantageous to our stockholders. Our ability to upsize our current facilities (including our Credit Facility), refinance our indebtedness or obtain additional financing, and to do so on commercially reasonable terms, will depend on, among other things, our financial condition at the time, restrictions in agreements governing our indebtedness, and other factors, including the condition of the financial markets and the markets in which we will compete.

If we fail to retain existing customers or add new customers, or if our customers decrease their level of engagement with our products, services and platform, our business, operating results, and financial condition may be significantly harmed.

Our success depends on our ability to retain existing customers and attract new customers to increase engagement with our products, services, and platform. To do so, we must continue to offer leading technologies and ensure that our products and services are secure, reliable, and engaging. We must also expand our products and services, and offer competitive prices in an increasingly crowded and price-sensitive market. There is no assurance that we will be able to continue to do so, that we will be able to retain our current customers or attract new customers, or keep our customers engaged. Any number of factors can negatively affect customer retention, growth, and engagement, including if:

•        customers increasingly engage with competing products and services, including products and services that we are unable to offer due to regulatory reasons;

•        we fail to introduce new and improved products and services, or if we introduce new products or services that are not favorably received;

•        there are changes in sentiment about the quality or usefulness of our products and services or concerns related to privacy, security, or other factors;

•        there are adverse changes in our products and services that are mandated by legislation, regulatory authorities, or litigation;

•        customers perceive bitcoin to be a bad investment;

•        technical or other problems prevent us from delivering our products and services with the speed, functionality, security, and reliability that our customers expect;

•        cybersecurity incidents, employee or service provider misconduct, or other unforeseen activities cause losses to us or our customers, including losses to assets held by us on behalf of our customers;

•        modifications to our pricing model or modifications by competitors to their pricing models;

•        we fail to provide adequate customer service;

•        regulatory and governmental bodies in countries that we target for expansion express negative views or take hostile regulatory actions towards bitcoin or, more broadly, the bitcoin economy; or

•        we or other companies or high-profile figures in the digital assets industry are the subject of adverse media reports or other negative publicity.

From time to time, certain of these factors have negatively affected customer retention, growth, and engagement to varying degrees. If we are unable to maintain or increase our customer base and customer engagement, our revenue and financial results may be adversely affected. Any decrease in user retention, growth, or engagement could render our products and services less attractive to customers, which may have an adverse impact on our revenue, business, operating results, and financial condition. If our customer growth rate slows or declines, we will become increasingly dependent on our ability to maintain or increase levels of user engagement and monetization in order to drive growth of revenue.

Our operating expenses may increase in the future and we may not be able to achieve profitability or positive cash flow from operations on a consistent basis, which may cause our business, operating results, and financial condition to be adversely impacted.

Our operating expenses may increase in the future as we continue to attract and retain talent, expand our sales and marketing efforts, develop additional products and services, incur unforeseen regulatory or compliance expenses, and operate as a public company. While we consistently evaluate opportunities to drive efficiency, we cannot guarantee that these efforts will be successful or that we will not re-accelerate operating expenditures in the future. Our operations may prove more expensive than we currently anticipate, and we may not succeed in increasing our net revenue sufficiently to offset these higher expenses. Our revenue growth may be further impacted by reduced demand for our offerings, increased competition, adverse macroeconomic conditions, a decrease in the growth or size of the bitcoin economy, regulatory uncertainty or scrutiny, or changes that impact our ability to offer certain products or services, any failure to capitalize on growth opportunities, or the failure of new products and services we develop to gain traction in the market. We cannot be certain that we will be able to achieve profitability or achieve positive operating cash flow on any quarterly or annual basis. If we are unable to effectively manage these risks and difficulties as we encounter them, our business, operating results, and financial condition may suffer.

If we do not effectively scale our business, or are unable to maintain and improve our systems and processes, our operating results could be adversely affected.

We have experienced periods of operational expansion and subsequent adjustments as our business and market conditions have evolved. As our business changes, it becomes increasingly complex. To effectively manage and capitalize on our growth periods, we need to manage headcount, capital and processes efficiently while making investments, such as expanding our information technology and financial, operating, and administrative systems and controls. Growth and contraction initiatives could strain our existing resources, and we could experience ongoing operating difficulties in managing our business as our regulatory, banking partner, and operational requirements grow more complex, including difficulties in hiring, training, managing and retaining a remote and evolving employee base. If we do not adapt or scale to meet these evolving challenges, we may experience erosion to our brand, the quality of our products and services may suffer, and our company culture may be harmed. Moreover, the failure of our systems and processes could undermine our ability to provide accurate, timely, and reliable reports on our financial and operating results, including the financial statements provided herein, and could impact the effectiveness of our internal controls over financial reporting. In addition, our systems and processes may not prevent or detect all errors, omissions, or fraud. Any of the foregoing operational failures could lead to noncompliance with laws, loss of operating licenses or other authorizations, or loss of bank relationships that could substantially impair or even suspend company operations.

Successful implementation of our growth strategy will also require significant expenditures before any substantial associated revenue is generated and we cannot guarantee that these increased investments will result in corresponding and offsetting revenue growth. Because we have a limited history operating our business at its current scale, it is difficult to evaluate our current business and future prospects, including our ability to plan for and model future growth. Our limited operating experience at this scale, combined with the rapidly evolving nature of the bitcoin market in which we operate, substantial uncertainty concerning how the bitcoin market may develop, and other economic factors beyond our control, reduces our ability to accurately forecast quarterly or annual revenue.

Additionally, from time to time, we may realign our resources and talent to implement stage-appropriate business strategies, including furloughs, layoffs and reductions in force. If there are unforeseen expenses associated with such realignments in our business strategies, and we incur unanticipated charges or liabilities, then we may not be able to effectively realize the expected cost savings or other benefits of such actions. Failure to manage any growth or any scaling back of our operations could have an adverse effect on our business, operating results, and financial condition.

Our services must integrate with a variety of operating systems. If we are unable to ensure that our services interoperate with such operating systems and devices, our business may be materially and adversely affected.

We are dependent on the ability of our products and services to integrate with a variety of operating systems, web browsers, and wired and wireless interfaces to mobile devices that we do not control, including those of Sutton Bank and BitGo. Any changes in these systems that degrade the functionality of our products and services, impose additional costs or requirements on us, or give preferential treatment to competitive services, including their own services, could materially and adversely affect usage of our products and services. In addition, we rely on app marketplaces, such as the Apple App Store and Google Play, to drive downloads of our mobile apps. Apple, Google, or other operators of app marketplaces regularly make changes to their marketplaces, and those changes may make access to our products and services more difficult. In the event that it is difficult for our customers to access and use our products and services, our business may be materially and adversely affected. Furthermore, Apple, Google, or other operators of app marketplaces regularly provide software updates, and such software updates may not operate effectively with our products and services, which may reduce the demand for our products and services, result in dissatisfaction by our customers, and materially and adversely affect our business.

Our strategy and focus on delivering high-quality, compliant, easy-to-use, and secure bitcoin-related financial services may not maximize short-term or medium-term financial results.

We have taken, and expect to continue to take, actions that we believe are in the best interests of our customers and the long-term interests of our business, even if those actions do not necessarily maximize short-term or medium-term results. These include expending significant managerial, technical, and legal efforts on complying with laws and regulations that are applicable to our products and services and ensuring that our products are secure. We also focus on driving long-term engagement with our customers through innovation and developing new industry-leading products and technologies. These decisions may not be consistent with the short-term and medium-term expectations of our stockholders and may not produce the long-term benefits that we expect, which could have an adverse effect on our business, operating results, and financial condition.

Due to our limited operating history, it may be difficult to evaluate our business and future prospects, and we may not be able to achieve or maintain profitability in any given period.

We began our operations in 2019 and since then our business model has continued to evolve. Our net revenue has significantly grown since our formation, but there is no assurance that growth will continue in future periods and you should not rely on the net revenue growth of any given quarterly or annual period as an indication of our future performance. If our total net revenue were to decline significantly for an extended period of time, our business, operating results and financial condition could be adversely affected. Our limited operating history and the volatile nature of our bitcoin-focused business make it difficult to evaluate our current business and our future prospects. We have encountered and will continue to encounter risks and difficulties as described in this section. If we do not manage these risks successfully, our business may be adversely impacted. If our revenue growth rate were to decline significantly or become negative, it could adversely affect our operating results and financial condition. If we are not able to achieve or maintain positive cash flow from operations, our business may be adversely impacted and we may require additional financing, which may not be available on favorable terms or at all, or which would be dilutive to our stockholders.

Disputes with our customers could adversely impact our brand and reputation and our business, operating results, and financial condition.

From time to time we have been, and may in the future be, subject to claims and disputes with our customers with respect to our products and services, such as fraudulent or unauthorized transactions, account takeovers, deposits and withdrawals of bitcoin, failures or malfunctions of our systems and services, or other issues relating to our products and services. Additionally, the ingenuity of criminal fraudsters, combined with many consumer users’ susceptibility to fraud, may cause our customers to be subject to ongoing account takeovers and identity fraud issues. While we have taken measures to detect and reduce the risk of fraud, there is no guarantee that they will be successful and, in any case, require continuous improvement and optimization for continually evolving forms of fraud to be effective. There can be no guarantee that we will be successful in detecting and resolving these disputes or defending ourselves in any of these matters, and any failure may result in impaired relationships with our customers, damage to our brand and reputation, and substantial fines and damages. In some cases, the measures we have implemented to detect and deter fraud have led to poor customer experiences, including indefinite account inaccessibility for some of our customers, which increases our customer support costs and can compound damages. We could incur significant costs in compensating our customers, such as if a transaction was unauthorized, erroneous, or fraudulent. We could also incur significant legal expenses resolving and defending claims, even those without merit. To the extent we are found to have failed to fulfill our regulatory obligations, we could become subject to conditions that could make operations more costly, impair our ability to grow, and adversely impact our operating results. We may in the future become subject to investigation and enforcement action by state, federal, and international consumer protection agencies, including the Consumer Financial Protection Bureau (the “CFPB”), the Federal Trade Commission (the “FTC”), the Federal Deposit Insurance Corporation (the “FDIC”) and state attorneys general in the United States, each of which monitors customer complaints against us and, from time to time, escalates matters for investigation and potential enforcement against us.

While certain of our customer agreements contain arbitration provisions with class action waiver provisions that may limit our exposure to consumer class action litigation, some federal, state, and foreign courts have refused or may refuse to enforce one or more of these provisions, and there can be no assurance that we will be successful in enforcing these arbitration provisions, including the class action waiver provisions, in the future or in any given case. Legislative, administrative, or regulatory developments may directly or indirectly prohibit or limit the use of pre-dispute arbitration clauses and class action waiver provisions. Any such prohibitions or limitations on or discontinuation of the use of such arbitration or class action waiver provisions could subject us to additional lawsuits, including additional consumer class action litigation, and significantly limit our ability to avoid exposure from consumer class action litigation.

We may from time to time make acquisitions and investments, which could require significant management attention, disrupt our business, result in dilution to our stockholders, and adversely affect our financial results.

As part of our business strategy, we may become active in acquiring and investing in order to, among other things, add specialized employees, complementary companies, products, services, licenses, or technologies. As part of our business strategy, we may conduct discussions and evaluate opportunities for possible acquisitions, strategic investments, entries into new businesses, joint ventures, and other transactions. We may also invest in companies and technologies that are highly speculative in nature. In the future, we may not be able to find suitable acquisition and investment candidates, and we may not be able to complete acquisitions or make investments on favorable terms, if at all. In some cases, the costs of such acquisitions may be substantial, and there is no assurance that we will receive a favorable return on investment for our acquisitions. We may in the future be required to write off acquisitions or investments. Moreover, our future acquisitions may not achieve our goals, and any future acquisitions we complete could be viewed negatively by customers, partners, developers, advertisers, or investors. In addition, if we fail to successfully close or integrate any acquisitions, or integrate the products or technologies associated with such acquisitions into our company, our net revenue and operating results could be adversely affected. Our ability to acquire and integrate companies, products, services, licenses, employees, or technologies in a successful manner is unproven. Any integration process may require significant time and resources, and we may not be able to manage the process successfully, including successfully securing regulatory approvals which may be required to close the transaction and to continue to operate the target firm’s business or products in a manner that is useful to us. We may not successfully evaluate or utilize the acquired products, services, technology, or personnel, or accurately forecast the financial impact of an acquisition transaction, including accounting charges. We may have to pay cash, incur debt, or issue equity securities to pay for any such acquisition, any of which could adversely affect our financial results. The issuance of equity to finance any such acquisitions could result in dilution to our stockholders, which, depending on the size of the acquisition, may be significant. The incurrence of indebtedness would result in increased fixed obligations and could also include covenants or other restrictions that would impede our ability to manage our operations.

While Fold regularly evaluates strategic opportunities, Fold does not currently have any formal plans, proposals or understandings to make any material acquisitions or strategic investments.

Our business could be harmed if we are unable to accurately forecast customer demand for bitcoin and to adequately manage our bitcoin balances, including the bitcoin balances we maintain for our own account or bitcoin balances that may be maintained for use in our rewards program.

Our purpose for holding bitcoin in treasury is twofold: (1) to fulfill bitcoin rewards to customers in accordance with the terms and conditions of Fold’s user agreements (“Rewards Treasury”); and (2) as a treasury asset to support our operating business with the intention to hold it as a near- to long-term investment to preserve potential upside in the value of that bitcoin (“Investment Treasury”). Our goal is to maintain an amount of bitcoin in our Rewards Treasury sufficient to satisfy our obligations to provide customer rewards in accordance with our user agreements. Customer rewards are denominated in bitcoin as of the date the rewards are earned, and therefore we try to purchase bitcoin for our Rewards Treasury at a similar cost basis to the rewards earned by our customers. If the price of bitcoin were to decrease, we may need to fulfill customer reward obligations with bitcoin that we have previously purchased at a higher price, which could adversely impact our financial position and operating results. In addition, if the price of bitcoin were to increase, demand for bitcoin on the open market may also increase. If we were unable to obtain additional bitcoin for our Rewards Treasury in a cost-effective manner, that may adversely impact our financial position and operating results.

If we fail to develop, maintain, and enhance our brand and reputation, our business, operating results, and financial condition may be adversely affected.

Our brand and reputation are key assets and a competitive advantage. Maintaining, protecting, and enhancing our brand depends largely on the success of our marketing efforts, ability to provide consistent, high-quality, and secure products, services, features, and support, and our ability to successfully secure, maintain, and defend our rights to use the “Fold” mark and other trademarks important to our brand. We believe that the importance of our brand will increase as competition further intensifies. Our brand and reputation could be harmed if we fail to achieve these objectives or if our public image were to be tarnished by negative publicity, unexpected events, or actions by third parties. Unfavorable publicity about us, including our products, services, technology, customer service, personnel, and bitcoin or bitcoin-related platforms generally could diminish confidence in, and the use of, our products and services. Moreover, to the extent that we acquire a company and maintain that acquired company’s separate brand, we could experience brand dilution or fail to retain positive impressions of our own brand to the extent such impressions are instead attributed to the acquired company’s brand. In addition, because we are a founder-led company, actions by, or unfavorable publicity about, Will Reeves, our co-founder and Chief Executive Officer, may adversely impact our brand and reputation. Such negative publicity also could have an adverse effect on the size and engagement of our customers and could result in decreased revenue, which could have an adverse effect on our business, operating results, and financial condition.

Our long-term success depends on our ability to develop products and services to address the rapidly evolving market for payments and financial services, and, if we are not able to implement successful enhancements and new features for our products and services, our business could be materially and adversely affected.

Rapid and significant technological changes continue to confront the industries in which we operate, including developments in omnichannel commerce, proximity payment devices (including contactless payments via NFC technology), digital banking, mobile financial apps, tokenization (i.e., replacing sensitive data such as payment card information with symbols (tokens) to keep the data safe), the bitcoin network, and artificial intelligence (“AI”), including machine learning.

These new and evolving services and technologies may be superior to, impair, or render obsolete the products and services we currently offer or the technologies we currently use to provide them. Our ability to develop new products and services may be inhibited by industry-wide standards, payment card networks, existing and future laws and regulations, resistance to change from our customers and other third parties, or third parties’ intellectual property rights. Incorporating new technologies into our products and services may require substantial expenditures and take considerable time, and we may not be successful in realizing a return on our efforts in a timely manner or at all.

Our success will depend on our ability to develop new technologies, to adapt to technology changes and evolving industry standards, to incorporate new technologies into our products and services, and to provide products and services that are tailored to specific needs and requirements of our customers. For example, generative AI has become more publicly available and enterprise adoption of generative AI has grown. If we are unable to provide enhancements and new features (including new security features) for our products and services or to develop new products and services that achieve market acceptance or that keep pace with rapid technological developments and evolving industry standards, our business would be materially and adversely affected.

We often rely, not only on our own initiatives and innovations, but also on third parties, including payment processors, banking partners and technology vendors, for the development of and access to new technologies and the development of a robust market for these new products and technologies. Failure to accurately predict or respond effectively to developments in our industry may significantly impair our business. In addition, because our products and services are designed to operate with a variety of systems, infrastructures, and devices, we need to continuously modify and enhance our products and services to keep pace with changes in technologies. Any failure of our products and services to continue to operate effectively with third-party infrastructures and technologies could reduce the demand for our products and services, result in dissatisfaction of our customers, and materially and adversely affect our business.

Our products and services may not function as intended due to undetected errors in our software and systems, product defects, developmental delays, or due to security breaches or incidents or human error in administering these systems, which could damage user or third-party relations, decrease our potential profitability and expose us to liability, and materially and adversely affect our business.

Our software, systems, and processes may contain undetected errors or vulnerabilities that could have a material adverse effect on our business, particularly to the extent such errors or vulnerabilities are not detected and remedied quickly. We have from time to time found defects in our user-facing software, internal systems, and technical integrations with third-party systems, and new errors or vulnerabilities may be introduced in the future. If there are such errors or defects in our software, hardware, or systems, we may face negative publicity, government investigations, and litigation. We do not manufacture hardware products, but we do depend on third-party service providers and infrastructure vendors, and defects or failures in their systems may affect the performance of our services. As our software services continue to increase in size and complexity, these risks may correspondingly increase as well.

In addition, we provide incremental releases of product and service updates and functional enhancements, which increase the possibility of errors. Any errors, data leaks, security breaches or incidents, disruptions in services, or other performance problems with our products or services caused by external or internal actors could hurt our reputation and damage our business. Software and system errors, or human error, could delay or inhibit settlement of payments, result in settlement discrepancies, cause reporting errors, or prevent us from collecting transaction-based fees, or negatively impact our ability to serve our customers. Similarly, security breaches or incidents, which may be caused by or result from cyber-attacks by hackers or others, computer viruses, worms, ransomware, other malicious software programs, security vulnerabilities, employee or service provider theft, misuse or negligence, phishing, identity theft or compromised credentials, denial-of-service attacks, or other causes, could impact our business and disrupt the proper functioning of our products or services, cause errors, allow loss or unavailability of, unauthorized access to, or disclosure of, proprietary, confidential or otherwise sensitive information of ours or our customers, and other destructive outcomes. Any of the foregoing issues could result in costly and time-consuming efforts to redesign and redistribute our products, give rise to regulatory inquiries and investigations, and result in lawsuits and other liabilities and losses, which could have a material and adverse effect on our business.

Key business metrics and other estimates are subject to inherent challenges in measurement and to change as our business evolves, and our business, operating results, and financial condition could be adversely affected by real or perceived inaccuracies in those metrics or any changes in metrics we disclose.

We regularly review key business metrics to measure our performance and make strategic decisions. These key metrics are calculated using internal company data and not all of these metrics have been validated by an independent third-party. While these numbers are based on what we believe to be reasonable estimates for the applicable period of measurement at the time of reporting, there are inherent challenges in such measurements. If we fail to maintain an effective analytics platform, our key metrics calculations may be inaccurate, and we may not be able to identify those inaccuracies. Additionally, we have in the past and may in the future, calculate key business metrics using third-party data. While we believe the third-party data we have used in the past or may use in the future is reliable, we do not always have the ability to independently verify the accuracy or completeness of the data contained in such sources and there can be no assurance that such data is free of error. Any inaccuracy in the third-party data we use could cause us to overstate or understate our key metrics. We regularly review our processes for calculating these metrics, and from time to time we make adjustments to improve their accuracy.

Our key business metrics may also be impacted by compliance or fraud-related bans, technical incidents, or false or spam accounts in existence on our platform. We regularly deactivate fraudulent and spam accounts that violate our terms of service, and exclude these users from the calculation of our key business metrics; however, we may not succeed in identifying and removing all such accounts from our platform.

We may change our key business metrics from time to time, which may be perceived negatively. Given the rapid evolution of the digital assets space, we regularly evaluate whether our key business metrics remain meaningful indicators of the performance of our business. As a result of these evaluations, in the past we have decided to make changes, and in the future may make additional changes, to our key business metrics, including eliminating or replacing existing metrics. Further if investors or the media perceive any changes to our key business metrics disclosures negatively, our business could be adversely affected.

Unfavorable media coverage could negatively affect our business.

Unfavorable publicity regarding, for example, our product changes, product quality, litigation or regulatory activity, privacy practices, terms of service, employment matters, the use of our products or services (including bitcoin-related products and services) for illicit or objectionable ends, the actions of our customers, or the actions of other companies that provide similar services to ours, has in the past, and could in the future, adversely affect our reputation. Further, we have in the past, and may in the future, be the target of social media campaigns criticizing actual or perceived actions or inactions that are disfavored by our customers, employees, or society at-large, which campaigns could materially impact our customers’ decisions to use our platform. Any such negative publicity could have an adverse effect on the size, activity, and loyalty of our customers and result in a decrease in net revenue, which could adversely affect our business, operating results, and financial condition.

Our products and services may be exploited to facilitate illegal activity such as fraud, money laundering, gambling, sanctions violations, tax evasion, and scams. If any of our customers use our products or services to further such illegal activities, our business could be adversely affected.

Our products and services may be exploited to facilitate illegal activity including fraud, sanctions violations, money laundering, gambling, tax evasion, and scams. We or our partners may be specifically targeted by individuals seeking to conduct fraudulent transfers, and it may be difficult or impossible for us to detect and avoid such transactions in certain circumstances. The use of our platform for illegal or improper purposes could subject us to claims, individual and class action lawsuits, and government and regulatory investigations, prosecutions, enforcement actions, inquiries, or requests that could result in liability and reputational harm for us. Moreover, certain activities that may be legal in one jurisdiction may be illegal in another jurisdiction, and certain activities that are at one time legal may in the future be deemed illegal in the same jurisdiction. As a result, there is significant uncertainty and cost associated with detecting and monitoring transactions for compliance with local laws. In the event that a customer is found responsible for intentionally or inadvertently violating the laws in any jurisdiction or we are found responsible for failure to prevent the use of our products or services for illegal activities, we may be subject to governmental inquiries, enforcement actions, prosecuted, or otherwise held secondarily liable for aiding or facilitating such activities. Changes in law have also increased the penalties for certain illegal activities, and government authorities may consider increased or additional penalties from time to time. Any threatened or resulting claims could result in reputational harm, and any resulting liabilities, loss of transaction volume, or increased costs could harm our business.

Moreover, while fiat currencies can be used to facilitate illegal activities, bitcoin is relatively new and, in many jurisdictions, may be lightly regulated or largely unregulated. Bitcoin has characteristics, such as the speed with which digital currency transactions can be conducted, the ability to conduct transactions without the involvement of regulated intermediaries, the ability to engage in transactions across multiple jurisdictions, the irreversible nature of certain crypto asset transactions, and encryption technology that anonymizes these transactions, that make it susceptible to use in illegal activity. U.S. federal and state and foreign regulatory authorities and law enforcement agencies, such as the Department of Justice (“DOJ”), SEC, CFTC, FTC, or the Internal Revenue Service (“IRS”), and various state securities and financial regulators have taken and continue to take legal action against persons and entities alleged to be engaged in fraudulent schemes or other illicit activity involving bitcoin.

While we believe that our risk management and compliance framework is designed to detect significant illicit activities conducted by our potential or existing customers, we cannot ensure that we will be able to detect all illegal activity on our platform. If any of our customers use our platform for such illegal activities or we are found responsible for failure to prevent the use of our products or services for illegal activities, our business could be adversely affected.

Our compliance and risk management methods might not be effective and may result in outcomes that could adversely affect our reputation, operating results, and financial condition.

Our ability to comply with applicable complex and evolving laws, regulations, and rules is largely dependent on the establishment, maintenance, and scaling of our compliance and reporting systems to continuously keep pace with our customer activity and transaction volume, as well as our ability to attract and retain qualified compliance and other risk management personnel. While we have devoted significant resources to develop policies and procedures to identify, monitor, and manage our risks, and expect to continue to do so in the future, we cannot assure you that our policies and procedures are and will always be effective or that we have been and will always be successful in monitoring or evaluating the risks to which we are or may be exposed in all market environments or against all types of risks, including unidentified or unanticipated risks. Our risk management policies and procedures rely on a combination of technical and human controls and supervision that are subject to error and failure. Some of our methods for managing risk are discretionary by nature and are based on internally developed controls and observed historical market behavior, and also involve reliance on standard industry practices. Accordingly, in the future, we may identify gaps in such policies and procedures or existing gaps may become higher risk, and may require significant resources and management attention. Our risk management policies and procedures also may not adequately prevent losses due to technical errors. In addition, we may elect to adjust our risk management policies and procedures to allow for an increase in risk tolerance, which could expose us to the risk of greater losses.

Our financial institution partners, including their regulators, may periodically review our compliance program, including our policies and procedures, and applicable law. We may from time to time receive examination reports citing violations of applicable law and inadequacies in existing compliance programs requiring us to enhance certain practices with respect to our practices or compliance program, including due diligence, training, monitoring, reporting, and recordkeeping. If we fail to comply with these, or do not adequately remediate certain findings, regulators and financial institution partners could take a variety of actions that could impair our ability to conduct our business, including, but not limited to, delaying, denying, withdrawing, or conditioning approval of certain products and services. In addition, regulators have broad enforcement powers to censure, fine, issue cease and desist orders, prohibit us from engaging in some of our business activities, or revoke our licenses. We face significant intervention by regulatory authorities, including extensive auditing and surveillance activities, and will continue to face the risk of significant intervention by regulatory authorities and financial institution partners in the future. In the case of non-compliance or alleged non-compliance, we could be subject to investigations and proceedings that may result in substantial penalties or civil lawsuits, including by customers, for damages, which can be a significant loss to us or our financial institution partner(s). Any of these outcomes would adversely affect our reputation and brand and our business, operating results, and financial condition. Some of these outcomes could adversely affect our ability to conduct our business.

Risks Related to Bitcoin

Due to unfamiliarity and some negative publicity associated with bitcoin products and services, confidence or interest in our platforms may decline or fail to grow.

Bitcoin is relatively new. Some of our competitors offering bitcoin-related products and services may be unlicensed, unregulated, operate without supervision by any governmental authorities, and do not provide the public with significant information regarding their ownership structure, management team, corporate practices, cybersecurity, and regulatory compliance. As a result, customers and the general public may lose confidence or interest in bitcoin platforms, including platforms like ours that partner with regulated providers.

Negative perception, a lack of stability and standardized regulation in the broader bitcoin network and digital asset economy, and the closure or temporary shutdown of digital asset platforms due to fraud, business failure, hackers or malware, or government mandated regulation, and associated losses suffered by customers may continue to reduce confidence or interest in the digital asset economy and result in greater volatility of the prices of assets, including significant depreciation in value. Any of these events could have an adverse impact on our business and our customers’ perception of us, including decreased use of our platform and loss of customer demand for our products and services.

Transferring bitcoin on the bitcoin network involves risks, which could result in loss of customer assets or our proprietary assets, customer disputes and other liabilities, which could adversely impact our business.

In order to transfer bitcoin on the bitcoin network, a person must have a private and public key pair associated with a network address, commonly referred to as a “wallet.” Each wallet is associated with a unique “public key” and “private key” pair, each of which is a large number. To send bitcoin, a user must sign a transaction that is created using the private key of the wallet from where the user is transferring bitcoin, a hash of the recipient wallet’s public key, the amount of bitcoin to be sent, and the transaction fee. The transaction must be signed using the user’s private key through a cryptographic process, which creates a digital signature to prove ownership of the bitcoin. Once signed, the transaction is broadcasted to be included in a new block by miners. If we wish to purchase bitcoin, the seller would need to send a transaction to our designated wallet in this manner. A number of errors can occur in the process of transmitting bitcoin, such as typos, mistakes, or the failure to include the information required by the network, which could result in losses of our proprietary bitcoin or, where our customers choose to transfer and use bitcoin on its underlying network, the bitcoin held by us on behalf of our customers. For instance, a customer may incorrectly enter our crypto custody partner’s wallet’s address or the desired recipient’s public key when depositing and withdrawing bitcoin, respectively. Alternatively, a customer may send bitcoin to a wallet address that the customer does not own, control or hold the private keys to. If any of the foregoing errors occur, all of the bitcoin sent by the customer will be permanently and irretrievably lost with no means of recovery. We have encountered and expect to continue to encounter similar incidents with our customers, and although we have not experienced such incidents with respect to bitcoin that we hold on a proprietary basis it is possible that they could occur in the future. Such incidents could result in customer disputes, damage to our brand and reputation, legal claims against us, and financial liabilities, any of which could adversely affect our business.

BitGo has represented that it will safekeep all bitcoin held in custody for customers, and that it has procedures to process redemptions and withdrawals expeditiously, following the terms of the applicable user agreements. Our customers have not experienced excessive redemptions or withdrawals, or prolonged suspended redemptions or withdrawals, of bitcoin to date. However, similar to traditional financial institutions, BitGo may experience temporary process-related withdrawal delays. For example, BitGo may experience such delays if there is a significant volume of withdrawal requests that is vastly beyond anticipated levels. This does not mean BitGo cannot or will not satisfy withdrawals, but it may result in a temporary delay in satisfying withdrawal requests, which our customers still expect to be satisfied within the withdrawal timelines set forth in the applicable user agreements or otherwise communicated by us or BitGo. To the extent we or BitGo have process-related delays, even if brief or due to network congestion or heightened redemption activity, and within the terms of an applicable user agreement or otherwise communicated by us, we may experience increased customer complaints and damage to our brand and reputation and face additional regulatory scrutiny, any of which could adversely affect our business.

A temporary or permanent bitcoin network “fork” could adversely affect our business.

The bitcoin protocol is open source. Any user can download the software, modify it, and then propose that Bitcoin users and miners adopt the modification. When a modification is introduced and a substantial majority of users and miners consent to the modification, the change is implemented and the bitcoin network remains uninterrupted. However, if less than a substantial majority of users and miners consent to the proposed modification, and the modification is not compatible with the software prior to its modification, the consequence would be what is known as a “fork” (i.e., “split”) of the impacted bitcoin network, with one prong running the pre-modified software and the other running the modified software. The effect of such a fork would be the existence of two parallel versions of the bitcoin protocols running simultaneously, but with each split network’s bitcoin lacking interchangeability.

Bitcoin has previously been subject to “forks” that resulted in the creation of new networks, including Bitcoin Cash ABC, Bitcoin Cash SV, Bitcoin Diamond, Bitcoin Gold, and others. Some of these forks have caused fragmentation among platforms as to the correct naming convention for forked crypto assets. Due to the lack of a central registry or rulemaking body, no single entity has the ability to dictate the nomenclature of forked crypto assets, causing disagreements and a lack of uniformity among platforms on the nomenclature of forked crypto assets, and which results in further confusion to customers as to the nature of assets they hold on platforms. In addition, several of these forks were contentious and as a result, participants in certain communities may harbor ill will towards other communities. As a result, certain community members may take actions that adversely impact the use, adoption, and price of bitcoin.

Future forks may occur at any time. A fork can lead to a disruption of networks and our information technology systems, cybersecurity attacks, replay attacks, or security weaknesses, any of which can further lead to temporary or even permanent loss of our and our customers’ assets. In addition, BitGo has the right to temporarily suspend their services in the event of a fork, and to determine not to support any particular fork in the future. If a fork of the Bitcoin network occurs and BitGo provides access to a forked asset, we intend to retain the forked assets that are created as a result of our proprietary bitcoin. Any forked assets corresponding to our customers’ bitcoin holdings would be managed by BitGo in accordance with their policies. We will cooperate with BitGo in connection with its distribution of any forked assets corresponding to our customers’ bitcoin, solely to the extent our involvement is requested by BitGo. Prior to undertaking any such involvement in the distribution or other action by BitGo in respect of any forked assets, we would take steps to seek to ensure that any actions we may take would be in compliance with applicable law, including federal securities laws, which steps may include, among others, (i) communicating regularly with BitGo regarding its legal analysis pertaining to forked assets and any distribution thereof, (ii) staying abreast of developments regarding treatment of digital assets, including forked assets, under applicable securities laws, (iii) consulting with legal counsel regarding the specific facts and circumstances pertaining to the legal status of any forked asset and (iv) seeking guidance and clarification from applicable government regulators, including the SEC, with respect to the legal status of any forked asset. If a fork occurs and BitGo determines not to support one of the assets created as a result of the fork, this could cause us or our customers to miss an opportunity regarding a new digital asset. In addition, any suspension of services ahead of a fork could cause customer complaints and cause us to be exposed to liability, even in circumstances where we do not have the ability to alter BitGo’s policy regarding a fork. To the extent a forked asset is determined to be a “security” under applicable federal securities laws, any distribution of such forked asset would expose the distributor thereof to significant liability under such laws. For additional information regarding the risks and liabilities associated with uncertainty regarding the status of bitcoin and other digital assets as a “security,” please see the risk factor above entitled “Bitcoin’s status as a “security” in any relevant jurisdiction, as well as the status of our Bitcoin-related products and services, is subject to a high degree of uncertainty and if we are unable to properly characterize a product or service offering, we may be subject to regulatory scrutiny, inquiries, investigations, fines, and other penalties, which may adversely affect our business, operating results, and financial condition.”

Future developments regarding the treatment of crypto assets for U.S. tax purposes could adversely impact our business.

Due to the new and evolving nature of crypto assets and the absence of comprehensive legal and tax guidance with respect to crypto asset products and transactions, many significant aspects of the U.S. tax treatment of transactions involving crypto assets, such as the purchase and sale of bitcoin on our platform, are uncertain, and it is unclear whether, when and what guidance may be issued in the future on the treatment of crypto asset transactions for U.S. tax purposes.

In 2014, the IRS released Notice 2014-21, discussing certain aspects of “virtual currency” for U.S. federal income tax purposes and, in particular, stating that such virtual currency (i) is “property,” (ii) is not “currency” for purposes of the rules relating to foreign currency gain or loss, and (iii) may be held as a capital asset. From time to time, the IRS has released other notices and rulings relating to the tax treatment of virtual currency or crypto assets reflecting the IRS’s position on certain issues. The IRS has not addressed many other significant aspects of the U.S. federal income tax treatment of crypto assets and related transactions.

There continues to be uncertainty with respect to the timing, character and amount of income inclusions for various crypto asset transactions. Although we believe our treatment of bitcoin transactions for federal income tax purposes is consistent with existing positions from the IRS and/or existing U.S. federal income tax principles, because of the rapidly evolving nature of crypto asset innovations and the increasing variety and complexity of crypto asset transactions and products, it is possible the IRS and various U.S. states may disagree with our treatment of certain bitcoin offerings for U.S. tax purposes, which could adversely affect our customers and the vitality of our business.

There can be no assurance that the IRS, the U.S. state revenue agencies or other foreign tax authorities, will not alter their respective positions with respect to crypto assets in the future or that a court would uphold the treatment set forth in existing positions. It also is unclear what additional tax authority positions, regulations, or legislation may be issued in the future on the treatment of existing crypto asset transactions and future crypto asset innovations under U.S. federal or U.S. state tax law. Any such developments could result in adverse tax consequences for holders of crypto assets and could have an adverse effect on the value of crypto assets and the broader crypto assets markets. Future technological and operational developments that may arise with respect to crypto assets may increase the uncertainty with respect to the treatment of crypto assets for U.S. tax purposes. The uncertainty regarding tax treatment of crypto asset transactions impacts our customers, and could impact our business, both domestically and abroad.

Our tax information reporting obligations with respect to bitcoin transactions are subject to change.

Although we believe we are compliant with U.S. tax reporting and withholding requirements with respect to our customers’ bitcoin transactions, the exact scope and application of such requirements, including but not limited to U.S. onboarding requirements through Forms W-9 and W-8, backup withholding, non-resident alien withholding, and Form 1099 and Form 1042-S reporting obligations, is not entirely clear for all of the crypto asset transactions that we facilitate. In November 2021, the U.S. Congress passed the Infrastructure Investment and Jobs Act (the “IIJA”), providing that brokers would be responsible for reporting to the IRS the transactions of their customers in digital assets, including transfers to other exchanges or non-exchanges. In June 2024, the U.S. Treasury Department and the IRS released regulations in addition to other administrative guidance on tax information reporting in connection with the IIJA (the “IIJA Regulations”) for reporting transactions with respect to digital assets became effective. The IIJA Regulations introduce new rules related to our tax reporting and withholding obligations on our customer transactions in ways that differ from our existing compliance protocols and there is risk that we will not have proper records to ensure compliance for certain legacy customers or transactions. If the IRS determines that we are not in compliance with our tax reporting or withholding requirements with respect to customer bitcoin transactions, we may be exposed to significant taxes and penalties, which could adversely affect our financial position. The IIJA Regulations will require us to invest substantially in new compliance measures and that may require significant retroactive compliance efforts, which also could adversely affect our financial position. Further, additional guidance may be issued, including, guidance on the treatment of non-custodial parties, which could impose additional compliance efforts, and which would adversely affect our financial position.

The nature of our business requires the application of complex financial accounting rules, and there is limited guidance from accounting standard setting bodies on certain topics. If financial accounting standards undergo significant changes, our operating results could be adversely affected.

The accounting rules and regulations that we must comply with are complex and subject to interpretation by the Financial Accounting Standards Board (the “FASB”), the SEC, and various other bodies formed to promulgate and interpret appropriate accounting principles. Recent actions and public comments from the FASB and the SEC have focused on the integrity of financial reporting and internal controls and many companies’ accounting policies are being subjected to heightened scrutiny by regulators and the public. Further, there has been limited precedent for the financial accounting of crypto assets and related valuation and revenue recognition. Moreover, a change in these principles or interpretations could have a significant effect on our reported financial results, and may even affect the reporting of transactions completed before the announcement or effectiveness of a change. For example, on March 31, 2022, the staff of the SEC issued Staff Accounting Bulletin No. 121 (“SAB 121”), which represented a significant change regarding how a company safeguarding crypto assets held for its platform users reports such crypto assets on its balance sheet and required retrospective application as of January 1, 2022. In January 2025, the SEC released Staff Accounting Bulletin (“SAB”) 122 rescinding SAB 121, which required an entity to record a liability to reflect its obligation to safeguard the crypto assets held for its platform users with a corresponding asset and required disclosures related to the entity’s safeguarding obligations. SAB 122 is effective for annual periods beginning after December 15, 2024 and is required to be applied on a fully retrospective basis, with early adoption permitted.

Uncertainties in or changes to regulatory or financial accounting standards could result in the need to change our accounting methods and restate our financial statements and impair our ability to provide timely and accurate financial information, which could adversely affect our financial statements, result in a loss of investor confidence, and more generally impact our business, operating results, and financial condition.

Risks Related to Government Regulation and Privacy Matters

The regulatory environment in which the consumer finance industry operates could have a material adverse effect on our business and operating results.

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) was signed into law on July 21, 2010. The Dodd-Frank Act is extensive and significant legislation that, among other things, created the Consumer Financial Protection Bureau (the “CFPB”), an agency responsible for administering and enforcing the laws and regulations for consumer financial products and services. The CFPB has broad rulemaking, examination and enforcement authority over providers of financial services and products, which could include us and our affiliates, including authority to prevent “unfair, deceptive or abusive” practices and to collect fines and provide consumer restitution in the event of violations. In addition to the CFPB, other federal agencies, such as the Federal Trade Commission (the “FTC”), and state regulators, such as consumer protection and financial services regulators and attorneys general, may exercise supervision and enforcement authority over providers of goods or services, like us. Depending on how such governmental authorities elect to exercise its statutory authority, it could increase the compliance costs for us and our third party service providers, potentially delay our ability to respond to marketplace changes, result in requirements to alter products and services that would make them less attractive to consumers, impair our ability to offer products and services, and harm our reputation or otherwise adversely affect our businesses.

We are also subject to other various regulatory, financial and other requirements in the jurisdictions in which we operate. We may become involved from time to time in reviews, investigations and proceedings and information gathering requests by government and self-regulatory agencies, including state attorneys general. Any of such events could result in the imposition of damages, fines or civil or criminal claims and/or penalties. No assurance can be given that the ultimate outcome of any such event would not have a material adverse effect on us or our ability to provide services.

The financial services industry is likely to see increased disclosure obligations, licensing requirements, restrictions on pricing and enforcement proceedings. Compliance with applicable laws is costly and can affect operating results, as processes, procedures, control and infrastructure are required to support applicable requirements. Compliance may also create operational constraints and impose limits on pricing, as financial services industry laws are designed primarily to protect consumers. The failure to comply could result in significant statutory civil and criminal penalties, monetary damages, attorneys’ fees and costs, possible revocation of licenses and damage to reputation, brand, loss of our bank partnerships, and loss of customer relationships.

The cryptoeconomy is novel. As a result, policymakers are just beginning to consider what a regulatory regime for crypto would look like and the elements that would serve as the foundation for such a regime. We may be unable to effectively react to proposed legislation and regulation of crypto assets or crypto asset platforms that are adverse to our business.

As crypto assets have grown in both popularity and market size, various U.S. federal, state, and local and foreign governmental organizations, consumer agencies and public advocacy groups have been examining the operations of crypto networks, users and platforms, with a focus on how crypto assets can be used to launder the proceeds of illegal activities, fund criminal or terrorist enterprises, and the safety and soundness of platforms and other service providers that hold crypto assets for users. Many of these entities have called for heightened regulatory oversight and have issued consumer advisories describing the risks posed by crypto assets to users and investors. For instance, in September 2022, the White House published a fact sheet described as the first-ever “Comprehensive Framework for Responsible Development of Digital Assets,” which encouraged “agencies to issue guidance and rules to address current and emergent risks in the digital asset ecosystem.”

Competitors, including traditional financial services providers, have spent years cultivating professional relationships with relevant policymakers on behalf of their industry so that those policymakers may understand that industry, the current legal landscape affecting that industry, and the specific policy proposals that could be implemented in order to responsibly develop that industry. The lobbyists working for these competitors have similarly spent years developing and working to implement strategies to advance these industries. Members of the cryptoeconomy have started to engage policymakers directly and with the help of external advisors and lobbyists. However, this work is in a relatively nascent stage. As a result, new laws and regulations may be proposed and adopted in the United States and internationally, or existing laws and regulations may be interpreted in new ways, that harm the cryptoeconomy or crypto asset platforms, which could adversely impact our business. Additionally, any political activities to further our mission may be perceived unfavorably by investors and the public and have an adverse impact on our brand and reputation.

Bitcoin is subject to regulatory authority by the Commodity Futures Trading Commission (the “CFTC”). Any fraudulent or manipulative activity in bitcoin occurring through our products and services could subject us to increased regulatory scrutiny, regulatory enforcement, and litigation.

The CFTC has stated, and judicial decisions involving CFTC enforcement actions have confirmed, that bitcoin falls within the definition of a “commodity” under the Commodity Exchange Act (the “CEA”). As a result, the CFTC has general enforcement authority to police against manipulation and fraud in the bitcoin market. From time to time, manipulation, fraud, and other forms of improper trading by market participants have resulted in, and may in the future result in, CFTC investigations, inquiries, enforcement action, and similar actions by other regulators, government agencies, and civil litigation. Such investigations, inquiries, enforcement actions, and litigation may cause us to incur substantial costs and could result in negative publicity.

Bitcoin’s status as a “security” in any relevant jurisdiction, as well as the status of our bitcoin-related products and services, is subject to a high degree of uncertainty and if we are unable to properly characterize a product or service offering, we may be subject to regulatory scrutiny, inquiries, investigations, fines, and other penalties, which may adversely affect our business, operating results, and financial condition.

The SEC and its staff have taken the position that a range of crypto assets, products and services fall within the definition of a “security” under the U.S. federal securities laws. Despite the SEC being the principal federal securities law regulator in the United States, whether or not an asset, product or service is a security or constitutes a securities offering under federal securities laws is ultimately determined by a federal court. The legal test for determining whether any given crypto asset, product or service is a security was set forth in the 1946 Supreme Court case SEC v. W.J. Howey Co. and requires a highly complex, fact-driven analysis. Accordingly, whether any given crypto asset, product or service would be ultimately deemed to be a security is uncertain and difficult to predict notwithstanding the conclusions of the SEC or any conclusions we may draw based on our risk-based assessment regarding the likelihood that a particular crypto asset, product or service could be deemed a “security” or “securities offering” under applicable laws. The SEC generally does not provide advance guidance or confirmation on its assessment of the status of any particular crypto asset, product or service as a security. It is also possible that a change in the governing administration or the appointment of new SEC commissioners could substantially impact the approach to enforcement by the SEC and its staff.

Public statements made by senior officials at the SEC indicate that the SEC does not intend to take the position that bitcoin (as currently offered and sold) is a “security” under the U.S. federal securities laws. However, such statements are not official policy statements by the SEC and reflect only the speakers’ views, which are not binding on the SEC or any other agency or court and cannot be generalized to any other crypto asset. As of the date hereof, with the exception of certain centrally issued digital assets that have received “no-action” letters from the SEC staff, bitcoin is the only crypto asset which senior officials at the SEC have publicly stated is unlikely to be considered a “security.”

Any enforcement action by the SEC or any international or state securities regulator asserting that bitcoin is a “security,” or a court decision to that effect, would be expected to have an immediate material adverse impact on the trading value of bitcoin, as well as our business. This is because the business models behind most crypto assets are incompatible with regulations applying to transactions in securities. If a crypto asset is determined or asserted to be a “security,” it is likely to become difficult or impossible for the crypto asset to be traded, cleared or custodied in the United States and elsewhere through the same channels used by non-security crypto assets, which in addition to materially and adversely affecting the trading value of the crypto asset is likely to significantly impact its liquidity and market participants’ ability to convert the crypto asset into USD and other currencies.

The classification of a crypto asset, product or service as a security under applicable law has wide-ranging implications for the regulatory obligations that flow from the offer, sale, trading, and clearing, as applicable, of such assets, products or services. For example, a crypto asset, product or service that is a security in the United States may generally only be offered or sold in the United States pursuant to a registration statement filed with the SEC or in an offering that qualifies for an exemption from registration. Persons that effect transactions in crypto assets, products or services that are securities in the United States may be subject to registration with the SEC as a “broker” or “dealer.”

Platforms that bring together purchasers and sellers to trade crypto assets that are securities in the United States are generally subject to registration as national securities exchanges, or must qualify for an exemption, such as by being operated by a registered broker-dealer as an alternative trading system (“ATS”) in compliance with rules for ATSs. Persons facilitating clearing and settlement of securities may be subject to registration with the SEC as a clearing agency. Foreign jurisdictions may have similar licensing, registration, and qualification requirements.

Neither Fold nor the Fold App is registered or licensed with the SEC or foreign authorities as a broker-dealer, national securities exchange, or ATS (or foreign equivalents), and none of our products or services are registered as securities offerings, because we only offer products and services related to bitcoin, and we believe there are good arguments that bitcoin and our related products and services are not securities (including based on prior statements by a number of SEC senior officials). However, statements, settlements and enforcement actions are not rules or regulations of the SEC and are not binding on the SEC. Regardless of public statements made by senior officials at the SEC and our conclusions, we could in the future be subject to legal or regulatory action in the event the SEC or a state or a foreign regulatory authority were to assert, or a court were to determine, that either bitcoin itself or a product or service that we offer related to bitcoin, such as lending, rewards or savings products, could be viewed a “security” under applicable laws. There can be no assurance that we will properly characterize over time any given bitcoin product or service offering as a security or non-security, or that the SEC, foreign regulatory authority, or a court having final determinative authority on the topic, if the question was presented to it, would agree with our assessment. We expect our risk assessment policies and procedures to continuously evolve to take into account case law, legislative developments, facts, and developments in technology.

If an applicable regulatory authority or a court, in either case having final determinative authority on the topic, were to determine that a product or service offered by us is a security, we would not be able to offer such product or service until we are able to do so in a compliant manner. A determination by the SEC, a state or foreign regulatory authority, or a court that a product or service that we offer constitutes a security may result in us ceasing to offer that product or service, and may also result in us determining that it is advisable to cease offering products and services entirely, that have similar characteristics to the product or service that was alleged or determined to be a security. Alternatively, we may determine to continue to offer a product or service even if the SEC or another regulator alleges that the product or service is a security, pending a final judicial determination as to that product or service’s proper characterization, and the fact that we waited for a final judicial determination would generally not preclude penalties or sanctions against us for our having previously made that product or service available without registering that product or service with the SEC. As such, we could be subject to judicial or administrative sanctions for failing to offer or sell the product or service in compliance with the registration requirements, or for acting as a broker, dealer, or national securities exchange without appropriate registration. Such an action could result in injunctions, cease and desist orders, as well as civil monetary penalties, fines, and disgorgement, criminal liability, and reputational harm. Additionally, the SEC has brought and may in the future bring enforcement actions against other cryptoeconomy participants and their product offerings and services that may cause us to modify or discontinue a product offering or service. If we were to modify or discontinue any product offering or service for any reason, our decision may be unpopular with users, may reduce our ability to attract and retain customers (especially if similar products or services continue to be offered by our competitors), and may adversely affect our business, operating results, and financial condition.

Certain transactions in bitcoin may constitute “retail commodity transactions” subject to regulation by the CFTC as futures contracts. If bitcoin transactions we facilitate are deemed to be such retail commodity transactions, we would be subject to additional regulatory requirements, licenses and approvals, and potentially face regulatory enforcement, civil liability, and significant increased compliance and operational costs.

Any transaction in a commodity, including bitcoin, entered into with or offered to retail investors using leverage, margin, or other financing arrangements (a “retail commodity transaction”) is subject to CFTC regulation as a futures contract unless such transaction results in actual delivery within 28 days. The meaning of “actual delivery” has been the subject of commentary and litigation, and in 2020, the CFTC adopted interpretive guidance addressing the “actual delivery” of a crypto asset. To the extent that bitcoin transactions that we facilitate or facilitated are deemed retail commodity transactions, including pursuant to current or subsequent rulemaking or guidance by the CFTC, we may be subject to additional regulatory requirements and oversight, and we could be subject to judicial or administrative sanctions if we do not or did not at a relevant time possess appropriate registrations. The CFTC has previously brought enforcement actions against entities engaged in retail commodity transactions without appropriate registrations, as well as recent enforcement settled orders against developers of decentralized platforms.

Certain transactions in bitcoin could be deemed “commodity interests” (i.e., futures, options, swaps) or security-based swaps subject to regulation by the CFTC or SEC, respectively. If the products and services we or BitGo offer to our customers are deemed a commodity interest or a security-based swap, we would be subject to additional regulatory requirements, registrations and approvals and potentially face regulatory enforcement, civil liability, and significant increased compliance and operational costs.

Commodity interests, as such term is defined by the CEA and CFTC rules and regulations, are subject to more extensive supervisory oversight by the CFTC, including registrations of entities engaged in, and platforms offering, commodity interest transactions. This CFTC authority extends to bitcoin futures contracts and swaps, including transactions that are based on current and future prices of bitcoin and indices of bitcoin. To the extent that transactions in bitcoin are deemed to fall within the definition of a commodity interest, including pursuant to subsequent rulemaking or guidance by the CFTC, we may be subject to additional regulatory requirements and oversight and could be subject to judicial or administrative sanctions if we do not or did not at a relevant time possess appropriate registrations as an exchange (for example, as a designated contract market for trading futures or options on futures, or as a swaps execution facility for trading swaps) or as a registered intermediary (for example, as a futures commission merchant or introducing broker). Such actions could result in injunctions, cease and desist orders, as well as civil monetary penalties, fines, and disgorgement, as well as reputational harm. The CFTC has previously brought enforcement actions against entities engaged in crypto asset activities for failure to obtain appropriate exchange, execution facility and intermediary registrations.

Furthermore, the CFTC and the SEC have jointly adopted regulations defining “security-based swaps,” which include swaps based on single securities and narrow-based indices of securities. If bitcoin is deemed to be a security, certain transactions referencing bitcoin could constitute a security-based swap. Bitcoin or a transaction therein that is based on or references a security or index of securities, whether or not such securities are themselves crypto assets, could also constitute a security-based swap. To the extent that bitcoin is deemed to fall within the definition of a security-based swap, including pursuant to subsequent rulemaking or guidance by the CFTC or SEC, we may be subject to additional regulatory requirements and oversight by the SEC and could be subject to judicial or administrative sanctions if we do not or did not a relevant time possess appropriate registrations as an exchange (for example, as a security-based swaps execution facility) or as a registered intermediary (for example, as a security-based swap dealer or broker-dealer). This could result in injunctions, cease and desist orders, as well as civil monetary penalties, fines, and disgorgement, as well as reputational harm.

If we or our third-party providers fail to protect confidential information and/or experience cybersecurity incidents, there may be damage to our brand and reputation, material financial penalties, and legal liability, which would materially adversely affect our business, results of operations, and financial condition.

We rely on computer systems, hardware, software, technology infrastructure and online sites and networks for both internal and external operations that are critical to our business (collectively, “IT Systems”). We own and manage some of these IT Systems but also rely on third parties for a range of IT Systems and related products and services, including but not limited to cloud computing services. We and certain of our third-party providers collect, maintain and process data about customers, employees, business partners and others, including information about individuals and their financial assets (such as bitcoin), as well as proprietary information belonging to our business such as trade secrets (collectively, “Confidential Information”).

We face numerous and evolving cybersecurity risks that threaten the confidentiality, integrity and availability of our IT Systems and Confidential Information, including from diverse threat actors, such as state-sponsored organizations, opportunistic hackers and hacktivists, as well as through diverse attack vectors, such as social engineering/phishing, malware (including ransomware), malfeasance by insiders, human or technological error, and as a result of malicious code embedded in open-source software, or misconfigurations, bugs or other vulnerabilities in commercial software that is integrated into our (or our suppliers’ or service providers’) IT Systems, products or services. As knowledge and techniques in cryptography continue to advance, threat actors may exploit these advancements to develop more sophisticated and effective attack methods, increasing the frequency and severity of cyberattacks as well. Because we make extensive use of third party suppliers, service providers, and partners (including our partnerships with crypto wallet providers and financial institutions), successful cyberattacks that disrupt or result in unauthorized access to third party IT Systems can materially impact our operations and financial results.

Moreover, we may acquire companies with cybersecurity vulnerabilities and/or unsophisticated security measures, which exposes us to significant cybersecurity, operational, and financial risks. Remote working arrangements at our company (and at our third-party providers) also increase cybersecurity risks due to the challenges associated with managing remote computing assets and security vulnerabilities that are present in many non-corporate and home networks. Additionally, any integration of artificial intelligence in our or any service providers’ operations, products or services is expected to pose new or unknown cybersecurity risks and challenges. Because our products and services are integrated with our customers’ systems and processes, any circumvention or failure of our cybersecurity defenses or measures could compromise the confidentiality, integrity, and availability of our customers’ own IT Systems and/or Confidential Information as well. Moreover, certain threats are designed to remain dormant or undetectable until launched against a target and we may not be able to implement adequate preventative measures. If such an event were to occur and cause interruptions in our operations, result in the unauthorized access, disclosure, loss, processing, or other compromise of Personal Information (as defined below) or Confidential Information, or jeopardize the confidentiality, integrity, or availability of our information systems or any information residing therein, it could result in a material disruption of our development programs and our business operations, whether due to a loss of our trade secrets or other similar disruptions.

Some of the federal, state, and foreign government requirements include obligations of companies to notify individuals of certain cybersecurity breaches involving particular personal information, which could result from breaches experienced by us or by our vendors, contractors, or organizations with which we have formed strategic relationships. Even though we may have contractual protections with such vendors, contractors, or other organizations, notifications and follow-up actions related to a cybersecurity breach could impact our reputation, cause us to incur significant costs, including legal expenses, harm customer confidence, hurt our expansion into new markets, cause us to incur remediation costs, or cause us to lose existing customers.

Further, the cryptocurrency industry is a frequent target for cyberattacks, including hacks of exchanges and wallets. The underlying technology of cryptocurrencies, including blockchain, is complex and still developing, which means technical issues, bugs, or vulnerabilities could impact our operations and the security of user funds. Future technological developments, such as quantum computing, could impact the security of crypto wallets in particular, and the rapid development of artificial intelligence makes it difficult to predict the timeframe on which quantum computing could develop. Additionally, any actual or perceived breach or cybersecurity attack directed at other financial institutions or crypto companies, whether or not we are directly impacted, could lead to a general loss of customer confidence in the cryptoeconomy or in the use of technology to conduct financial transactions, which could negatively impact us, including the market perception of the effectiveness of our security measures and technology infrastructure.

Cyberattacks are expected to accelerate on a global basis in frequency and magnitude as threat actors are becoming increasingly sophisticated in using techniques and tools — including artificial intelligence — that circumvent security controls, evade detection and remove forensic evidence. As a result, we may be unable to detect, investigate, remediate or recover from future attacks or incidents, or to avoid a material adverse impact to our IT Systems, Confidential Information or business. There can also be no assurance that our cybersecurity risk management program and processes, including our policies, controls or procedures, will be fully implemented, complied with or effective in protecting our IT Systems and Confidential Information. Furthermore, given the nature of complex systems, software and services like ours, and the scanning tools that we deploy across our networks and products, we regularly identify and track security vulnerabilities. We are unable to comprehensively apply patches or confirm that measures are in place to mitigate all such vulnerabilities, or that patches will be applied before vulnerabilities are exploited by a threat actor. In other situations, vulnerabilities persist even after we have issued security patches because our customers may fail to apply patches or update their systems to newer software versions. If attackers are able to exploit critical vulnerabilities before patches are installed or mitigating measures are implemented, significant compromises could impact our and our customers’ IT Systems and/or Confidential Information.

We and certain of our third-party providers regularly experience cyberattacks and other incidents, and we expect such attacks and incidents to continue in varying degrees. While to date no incidents have had a material impact on our operations or financial results, we cannot guarantee that material incidents will not occur in the future. Any adverse impact to the availability, integrity or confidentiality of our IT Systems or Confidential Information can result in legal claims or proceedings (such as class actions), regulatory investigations and enforcement actions, fines and penalties, negative reputational impacts that cause us to lose existing or future customers, and/or significant incident response, system restoration or remediation and future compliance costs. Any or all of the foregoing could materially adversely affect our business, results of operations, and financial condition. Finally, we cannot guarantee that any costs and liabilities incurred in relation to an attack or incident will be covered by our existing insurance policies or that applicable insurance will be available to us in the future on economically reasonable terms or at all.

We are subject to laws, regulations, and industry requirements related to data privacy, data protection and information security, and user protection across different markets where we conduct our business. Any actual or perceived failure to comply with such laws, regulations, and industry requirements, or our privacy policies, could adversely affect our business, results of operations, or financial condition.

In connection with running our business, we receive, store, use and otherwise process information that relates to individuals and/or constitutes “personal data,” “personal information,” “personally identifiable information,” or similar terms under applicable data privacy laws, including information that is considered “sensitive” under such laws (collectively, “Personal Information”), from and about actual and prospective users, as well as our employees, business contacts, and other individuals. We also depend on a number of third party vendors and partners (including digital wallet providers, cryptocurrency payment processors, financial institutions, retail partners, and security and compliance providers) in relation to the operation of our business, a number of which process Personal Information on our behalf.

We and our vendors are subject to a variety of federal and state data privacy laws, rules, regulations, industry standards and other requirements, including those that apply generally to the handling of Personal Information, and those that are specific to certain industries, sectors, contexts, or locations. These requirements and their application and interpretation are constantly evolving. It is also possible that new laws, regulations and other requirements, or amendments to or changes in interpretations of existing laws, regulations and other requirements (especially related to the regulation of cryptocurrency and related assets), may require us to incur significant costs, implement new processes, or change our handling of information and business operations, which could ultimately hinder our ability to grow our business by extracting value from our data assets.

For example, in the United States, the FTC and state regulators enforce a variety of data privacy issues, such as promises made in privacy policies or failures to appropriately protect information about individuals, as unfair or deceptive acts or practices in or affecting commerce in violation of the Federal Trade Commission Act or similar state laws. The FTC expects a company’s cybersecurity measures to be reasonable and appropriate in light of the sensitivity and volume of consumer information it holds, the size and complexity of its business, and the cost of available tools to improve security and reduce vulnerabilities.

In addition, in recent years, certain states have adopted or modified data privacy and security laws and regulations that may apply to our business. For example, the California Consumer Privacy Act (“CCPA”) requires businesses that process personal information of California residents to, among other things: provide certain disclosures to California residents regarding the business’s collection, use, and disclosure of their personal information; receive and respond to requests from California residents to access, delete, and correct their personal information, or to opt-out of certain disclosures of their personal information; and enter into specific contractual provisions with service providers that process California resident personal information on the business’s behalf.

The enactment of the CCPA has prompted a wave of similar legislative developments in other states in the United States, which has created a patchwork of overlapping but different state laws. For example, since the CCPA went into effect, comprehensive privacy statutes that share similarities with the CCPA are now in effect and enforceable in numerous states. Similar laws have been proposed in many other states and at the federal level as well.

Certain states have also enacted new laws regulating specific types of personal information, such as health and biometric data or children’s data, some of which impose onerous notice and consent obligations, prohibit certain personal information processing, and/or provide for a private right of action. As a result, our processing of certain sensitive data, such as biometric data and geolocation data, in such states may subject us to additional compliance obligations and expose us to increased risk of liability. Moreover, the FTC and state attorneys general have focused particular attention on the processing of biometric data in recent years, which elevates the risk of our processing of such data even in states that have not enacted specific laws.

Additionally, we may be considered a “financial institutions” under the Gramm-Leach Bliley Act (the “GLBA”). The GLBA regulates, among other things, the use of certain information about individuals (“non-public personal information”) in the context of the provision of financial services, including by banks and other financial institutions. The GLBA includes both a “Privacy Rule,” which imposes obligations on financial institutions relating to the use or disclosure of non-public personal information, and a “Safeguards Rule,” which imposes obligations on financial institutions and, indirectly, their service providers to implement and maintain physical, administrative and technological measures to protect the security of non-public personal financial information. Any failure to comply with the GLBA could result in substantial financial penalties. Moreover, in recent years, regulators such as the CFPB have proposed rulemaking packages focused on implementing additional oversight on large nonbank payment companies, including digital wallet services, which could indirectly affect our business. Increased regulatory scrutiny on data use and consumer protection practices in this industry may require us to adjust our data management protocols and modify our partnerships with digital wallets and payment apps that fall under the new regulations, potentially impacting our business, results of operations, and financial condition.

Further, laws, regulations, and standards covering marketing, advertising, and other activities conducted by telephone, email, mobile devices, and the internet may be or become applicable to our business, such as the Federal Communications Act, the Federal Wiretap Act, the Electronic Communications Privacy Act, the Telephone Consumer Protection Act (the “TCPA”), the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003 (the “CAN-SPAM Act”), and similar state consumer protection and communication privacy laws, such as California’s Invasion of Privacy Act.

Even though we believe we and our vendors are generally in compliance with applicable laws, rules and regulations relating to privacy and data security, these laws are in some cases relatively new and the interpretation and application of these laws are uncertain. Any failure or perceived failure by us to comply with data privacy laws, rules, regulations, industry standards and other requirements could result in proceedings or actions against us by individuals, consumer rights groups, government agencies, or others. We could incur significant costs in investigating and defending such claims and, if found liable, pay significant damages or fines or be required to make changes to our business. Further, these proceedings and any subsequent adverse outcomes may subject us to significant negative publicity and an erosion of trust. If any of these events were to occur, our business, results of operations, and financial condition could be materially adversely affected.

There are various risks associated with the facilitation of payments from customers, including risks related to fraud, compliance with existing and evolving rules and regulations, and reliance on third parties and any failure to comply with laws and regulations related to payments, fraud, anti-money laundering and money transmission or failure of a third party to perform could harm our business, results of operations and financial condition.

We rely upon third-party service providers, payment processors and financial institution partners to provide key components of our services on our behalf, including payments processing and disbursement. Our utilization of such payment processing tools may be impacted by factors outside of our control, including disruptions in the payment processing industry generally. If these service providers, processors or partners do not perform adequately, or if our relationships with these service providers were to change or terminate, it could negatively affect our customers’ ability to complete transactions, and our ability to operate our services. This could decrease revenue, increase costs, lead to potential legal liability and negatively impact our brands and business. In addition, if these providers increase the fees they charge us, our operating expenses could increase. Alternatively, if we respond by increasing the fees we charge to our customers, some customers may stop using our services or even close their accounts altogether.

Moreover, if we or any of our third-party payment processors or financial institution partners experience a security breach affecting payment card information, we could be subjected to fines, penalties and assessments arising out of state and federal regulatory enforcement, liability to consumers, the major card brands’ rules and regulations, contractual indemnification obligations or other obligations contained in user agreements and similar contracts, and we may lose our ability to accept card payments for our services.

As we expand the availability of our services to additional markets or make new payment methods available to our customers in the future, we may become subject to additional and evolving regulations and compliance requirements, and may be exposed to heightened fraud risk, which could lead to an increase in our operating expenses.

The laws and regulations related to payments and financial services are complex and vary across different jurisdictions in the U.S. Furthermore, changes in laws, rules and regulations have occurred and may occur in the future, which may impact our business practices. We may be required to expend considerable time and effort to determine if such laws and regulations apply to our business and may be required to spend significant time and effort to comply, and ensure we are in compliance, with those laws and regulations. Any failure or claim of our failure to comply or any failure by our third-party service providers and partners to comply with such laws and regulations or other requirements, including the payment network rules and Payment Card Industry Data Security Standard, could divert substantial resources, result in liabilities or force us to stop offering our services, which will harm our business and results of operations.

There can be no assurance that we meet, or we will be able to meet, all compliance obligations under applicable law, including obtaining any such licenses in all of the jurisdictions we operate in or offer a service in, and, even if we were able to do so, there could be substantial costs and potential product changes involved in complying with such laws, which could have a material and adverse effect on our business financial condition and results of operations. Any noncompliance by us in relation to existing or new laws and regulations, or any alleged noncompliance, could result in reputational damage, litigation, penalties, fines, increased costs or liabilities, damages or require us to stop offering payment services in certain markets. For example, if we are deemed to be a money transmitter, including a money services business, provider of prepaid access, or any other similar term defined by applicable money transmission or money services business laws, or virtual currency business we could be subject to certain laws, rules and regulations enforced by multiple authorities and governing bodies in the U.S. and numerous state and local agencies who may define money transmitter and virtual currency business differently. For example, certain states may have a more expansive view of money transmitters and virtual currency business activities. If we are found to be a money transmitter or virtual currency business under any applicable regulation and we are not in compliance with such regulations, we may be subject to fines or other penalties in one or more jurisdictions levied by federal, state or local regulators, including state Attorneys General, as well as those levied by foreign regulators. In addition to fines and penalties, consequences for failing to comply with applicable rules and regulations could include criminal and civil proceedings, forfeiture of significant assets or other enforcement actions. We could also be required to make changes to our business practices or compliance programs as a result of regulatory scrutiny. In addition, failure to predict how a U.S. law or regulation with respect to money transmission or similar requirements apply or will be applied to us could result in licensure or registration requirements, administrative enforcement actions and/or could materially interfere with our ability to offer certain payment methods or to conduct our business in particular jurisdictions. We cannot predict what actions the U.S. government may take or what restrictions it may impose that will affect our ability to process, accept or transmit payments or to conduct our business in particular jurisdictions. Further, we may become subject to changing payment and financial services regulations and requirements that could potentially affect the compliance of our current payment processes and increase the operational costs we incur to support payments. The factors identified here could impose substantial additional costs, involve considerable delay to the development or provision of our solutions, require significant and costly operational changes, or prevent us from providing our products or solutions in any given market.

We are also subject to rules governing electronic funds transfers and payment card association rules. We may also be directly or indirectly liable to the payment networks for rule violations. Payment networks set and interpret their network operating rules and may allege that our business model violates these operating rules. If such allegations are not resolved favorably, they may result in significant fines and penalties or require changes in our business practices that may be costly and adversely affect our business. The payment networks could adopt new operating rules or interpret or reinterpret existing rules, including as a result of a change in our designation by major payment card providers or by a payment network, that we or our processors might find difficult or even impossible to follow, or costly to implement. As a result, we could lose our ability to give customers the option of using cards to fund their accounts or purchases or the choice of currency in which they would like their card to be charged or we may be required to change our business operations. If we are unable to accept cards or are limited in our ability to do so, our business would be adversely affected. In addition, any increase to fees charged or interchange assessed under, or increased costs associated with compliance with, payment network rules or payment card provider rules could lead to increased fees and costs for us or our customers, which may negatively impact payments on our services and usage of our services. Payment networks have imposed, and may impose in the future, special fees on the purchase of crypto assets, including on our platform, which could negatively impact us and significantly increase our costs. We could attempt to pass these increases along to our customers, but this could negatively impact our business or result in the loss of customers, thereby reducing our revenue and earnings. If competitive practices prevent us from passing along the higher fees to our customers in the future, we may have to absorb all or a portion of such increases, thereby increasing our operating costs and reducing our earnings.

Due to the risk of our platform being used for illegal or illicit activity, any perceived or actual breach of compliance by us with respect to anti-money laundering (“AML”) laws, rules and regulations, including the Bank Secrecy Act, USA Patriot Act and Title 18 U.S.C. Sections 1956-57 and 1960, could have a significant impact on our reputation and could cause us to lose customers, prevent us from obtaining new customers, require us to expend significant funds to remedy civil and criminal problems caused by violations and to avert further violations and expose us to legal risk and potential liability that could have a material effect on our business. Several of these laws require certain companies to adopt an AML compliance program, including those companies that are characterized as a federal money services business or state money transmitter. Moreover, many states have their own AML and money transmitter and virtual currency regulatory regimes and interpretations and applications of those legal principles are complex and varied. If the federal government or any state government took the position that we were a money services business, money transmitter or virtual currency business, they could require us to register as such and obtain money transmitter or virtual currency licenses. Furthermore, should a federal or state regulator make a determination that we have operated as an unlicensed money services business, money transmitter, or virtual currency business, we could be subject to civil and criminal fines, penalties, costs, legal fees, reputational damage or other negative consequences, all of which may have an adverse effect on our business, financial condition and results of operations.

Risks Related to Third Parties

We rely on our agreement with BitGo to offer our bitcoin-related services. If our relationship with BitGo were to end, the ability to continue to offer our bitcoin services would be affected, which could affect our financial and business results.

We market certain bitcoin services to consumers which are offered or supported solely by BitGo through program agreements. If our relationship with BitGo were to end, or if BitGo were to restrict or cease operations, our ability to continue to offer bitcoin services would be materially affected, which could materially adversely affect our financial and business results. In such an event, we would need to partner with a different financial institution with authority to provide services substantially similar to our bitcoin services to continue to offer these services. In the event that we needed to partner with a new crypto service provider, our bitcoin-related services would be disrupted and delayed as customers would be required to open new accounts with a different bitcoin service provider, and as we transition connectivity of our information technology systems to such different financial institution partner. We also may face increased costs and compliance burdens if our program agreement with BitGo is terminated. Many laws and regulations that apply directly to BitGo indirectly impact us (and our products) as a partner of BitGo.

We rely on our program agreement with Sutton Bank to offer our Fold prepaid card product. If our relationship with Sutton Bank, or other bank relationships established in the normal course of business, were to end, our ability to continue to offer our prepaid debit card product would be affected, which could affect our financial and business results.

We market Fold prepaid cards issued by Sutton Bank to consumers through a program agreement with Sutton Bank. If our relationship with Sutton Bank were to end or if Sutton Bank were to cease or restrict operations, our ability to continue to offer our prepaid debit card product would be affected, which could adversely affect our financial and business results. In such an event, we would need to partner with a different bank to continue to offer the Fold Debit Card product (as defined above). If we partner with a new bank, issuance and servicing of the Fold Debit Card product could be disrupted and delayed as we transition to a different bank partner. We also may face increased costs and compliance burdens if the program agreement with Sutton Bank is terminated.

Sutton Bank is subject to regulation and supervision by the Federal Deposit Insurance Corporation (“FDIC”). Many laws and regulations that apply directly to Sutton Bank indirectly impact us (and our products) as Sutton Bank’s service provider. As such, our partnership with Sutton Bank is subject to the supervision and enforcement authority of the FDIC, Sutton Bank’s primary banking regulator.

We may in the future enter into partnerships, collaborations, joint ventures, or strategic alliances with third parties. If we are unsuccessful in establishing or maintaining strategic relationships with these third parties or if these third parties fail to deliver certain operational services, our business, operating results, and financial condition could be adversely affected.

We may in the future, enter into partnerships, collaborations, joint ventures, or strategic alliances with third parties in connection with the development, operation and enhancements to our platform and products and the provision of our services. For example, we may partner with additional bitcoin custody or service providers to expand the reach of our services or increase resilience of our network, or we may partner with other companies to provide new products or services. Identifying strategic relationships with third parties, and negotiating and documenting relationships with them may be time-consuming and complex and may distract management. Moreover, we may be delayed, or not be successful, in achieving the objectives that we anticipate as a result of such strategic relationships. In evaluating counterparties in connection with partnerships, collaborations, joint ventures or strategic alliances, we consider a wide range of economic, legal and regulatory criteria depending on the nature of such relationship, including the counterparties’ reputation, operating results and financial condition, operational ability to satisfy our and our customers’ needs in a timely manner, efficiency and reliability of systems, certifications costs to us or to our customers, and licensure and compliance status. Despite this evaluation, third parties may still not meet our or our customers’ needs which may adversely affect our ability to deliver products and services to customers or may adversely impact our business, operating results, and financial condition. Counterparties to any strategic relationship may have economic or business interests or goals that are, or that may become, inconsistent with our business interests or goals, and may subject us to additional risks to the extent such third party becomes the subject of negative publicity, faces its own litigation or regulatory challenges, or faces other adverse circumstances. Conflicts may arise with our strategic partners, such as the interpretation of significant terms under any agreement, which may result in litigation or arbitration which would increase our expenses and divert the attention of our management. If we are unsuccessful in establishing or maintaining strategic relationships with third parties, our ability to compete in the marketplace or to grow our revenue could be impaired and our business, operating results, and financial condition could be adversely affected.

We currently rely on third-party service providers for certain aspects of our operations, and any interruptions in services provided by these third parties may impair our ability to support our customers.

We rely on third parties in connection with many aspects of our business, including payment processors, banks, and payment gateways to process transactions; cloud computing services and data centers that provide facilities, infrastructure, website functionality and access, components, and services, including databases and data center facilities and cloud computing; as well as third parties that provide outsourced customer service, compliance support and product development functions, which are critical to our operations. Because we rely on third parties to provide these services and to facilitate certain of our business activities, we face increased operational risks. We do not directly manage the operation of any of these third parties, including their data center facilities that we use. These third parties may be subject to financial, legal, regulatory, and labor issues, cybersecurity incidents, data theft or loss, break-ins, computer viruses or vulnerabilities in their code, denial-of-service attacks, sabotage, acts of vandalism, loss, disruption, or instability of third-party banking relationships, privacy breaches, service terminations, disruptions, interruptions, and other misconduct. They are also vulnerable to damage or interruption from human error, power loss, telecommunications failures, fires, floods, earthquakes, hurricanes, tornadoes, pandemics and similar events. In addition, these third parties may breach their agreements with us, disagree with our interpretation of contract terms or applicable laws and regulations, refuse to continue or renew these agreements on commercially reasonable terms or at all, fail or refuse to process transactions or provide other services adequately, take actions that degrade the functionality of our services, impose additional costs or requirements on us or our customers, or give preferential treatment to competitors. There can be no assurance that third parties that provide services to us or to our customers on our behalf will continue to do so on acceptable terms, or at all. If any third parties do not adequately or appropriately provide their services or perform their responsibilities to us or our customers on our behalf, such as if third-party service providers to close their data center facilities without adequate notice, are unable to restore operations and data, fail to perform as expected, or experience other unanticipated problems, we may be unable to procure alternatives in a timely and efficient manner and on acceptable terms, or at all, and we may be subject to business disruptions, losses or costs to remediate any of the deficiencies, customer dissatisfaction, reputational damage, legal or regulatory proceedings, or other adverse consequences which could harm our business.

Our customers enter into agreements directly with Sutton Bank, Lead Bank, Celtic Bank, and BitGo.

Our customers enter into agreements for banking services directly with Sutton Bank, Lead Bank and Celtic Bank and enter into agreements for bitcoin-related services directly with BitGo. Our third-party service providers have not agreed to indemnify us for losses based on their breaches of their agreements with our customers. Although our terms of use clearly state that we are not responsible for the services provided by those third parties, it is possible that customers could blame us for a failure by one of those third parties to fulfill its obligations. This could have a material adverse impact on our reputation and business.

We are subject to risks related to the banking and financial services ecosystem, and to our banking and crypto service providers specifically.

Volatility in the banking and financial services sectors and regulatory enforcements by the FDIC or other regulators may impact our bank partnerships and could negatively impact our business. For example, we offer certain FDIC-insured products through our partnership with Sutton Bank, a member of the FDIC, and if the FDIC were to seek to enter into an enforcement action against Sutton Bank, it may adversely impact our business or relationship with Sutton Bank. For example, in February 2024, Sutton Bank became subject to an FDIC enforcement order that, among other things, required Sutton Bank to correct certain banking practices and within 60 days devise a plan to review all prepaid card customers since July 1, 2020 for compliance with anti-money laundering requirements. Similarly, for certain bitcoin related services, we partner with BitGo, which is regulated by various federal and state regulators, and if such regulators were to enter into an enforcement action against BitGo, it may adversely impact our business or relationship with BitGo. For example, we ceased using one of our previous partners, Fortress Trust, LLC (“Fortress”), due to regulatory concerns; Fortress subsequently received a cease-and-desist order from the State of Nevada in October 2025. In addition, although we believe our banking and financial services programs comply with all applicable law, if Sutton Bank or BitGo fail to comply with applicable law, it may adversely impact our business and reputation.

Although we believe our banking partner maintains proper records and satisfies requirements for each eligible participant’s deposits to be covered by FDIC insurance, up to the applicable maximum deposit insurance amount, the FDIC may disagree. In such an event, the FDIC may not recognize the participants’ claims as covered by deposit insurance in the event Sutton Bank fails and enters receivership proceedings under the Federal Deposit Insurance Act (“FDIA”). If the FDIC were to determine that funds held at Sutton Bank are not covered by deposit insurance, or if Sutton Bank were to fail and enter receivership proceedings under the FDIA, our customers may seek to withdraw their funds, or may not be able to withdraw all their funds in a timely manner, which could adversely affect our brand, business and results of operations, and may lead to claims or litigation, which may be costly to address. Additionally, in instances where we are a service-provider to or are otherwise in a third-party relationship with Sutton Bank in connection with these programs, we are subject to certain risk-management standards for third-party relationships in accordance with federal bank regulatory guidance and examinations by the federal banking regulators.

We intend to continue to explore other products, models, and structures for our product offerings, including with existing and new bank and cryptocurrency partners. Certain of our current product offerings may subject us to reporting requirements, bonding requirements, and inspection by applicable federal or state regulatory agencies, and our future product offerings may potentially require, or be deemed to require, additional data, procedures, partnerships, licenses, regulatory approvals, or capabilities that we have not yet obtained or developed. Should we fail to successfully expand and evolve our product offerings, or should our new products, models or structures, or new laws or regulations or interpretations of existing laws or regulations, impose requirements on us that are cumbersome or that we cannot satisfy, our business may be materially and adversely affected.

Any change to BitGo’s fee schedule could adversely impact our business.

We rely on BitGo to process customers’ bitcoin transactions and we pay BitGo fees for its services. From time to time, BitGo has increased, and may increase in the future, the fees it charges for the provision of custody services and for transactions that use their networks. Any increases in such fees, especially those that are passed on to or payable directly by our customers, might result in the loss of customers to other custodians or cryptocurrency platforms.

We are subject to economic and geopolitical risk, business cycles, and the overall level of consumer, business and government spending, which could negatively affect our business, financial condition, results of operations, and cash flows.

The payments technology industry depends heavily on the overall level of consumer, business and government spending. We are exposed to general economic conditions that affect consumer confidence, spending, and discretionary income and changes in consumer purchasing habits. A sustained deterioration in general economic conditions in the markets in which we operate, supply chain disruptions, inflationary pressure or interest rate fluctuations may adversely affect our financial performance by reducing demand for bitcoin and bitcoin-related financial services and thereby reducing transaction volumes. A reduction in transaction volumes could result in a decrease in our revenues and profits.

A downturn in the economy could force retailers or financial institutions to close or petition for bankruptcy protection, resulting in lower revenue and earnings for us. We also have a certain amount of fixed costs, such as rents and salaries, which could limit our ability to quickly adjust costs and respond to changes in our business and the economy. Changes in economic conditions could also adversely affect our future revenues and profits and cause a materially adverse effect on our business, financial condition, results of operations, and cash flows.

In addition, our business, growth, financial condition or results of operations could be materially adversely affected by instability, wars, or other conflicts; changes in nationwide or regional economic conditions; inflation; global pandemics; or changes in laws or regulations or in the interpretation of existing laws or regulations, whether caused by a change in government or otherwise. A possible slowdown in global trade caused by increasing tariffs or other restrictions could decrease consumer or corporate confidence and reduce consumer, government and corporate spending in countries inside or outside the U.S., which could adversely affect our operations. Climate-related events, including extreme weather events and natural disasters and their effect on critical infrastructure could have similar adverse effects on our operations, customers, or third-party suppliers.

We depend on major mobile operating systems and third-party platforms for the distribution of certain products. If Google Play, the Apple App Store, or other platforms prevent customers from downloading our app, our ability to grow may be adversely affected.

We rely upon third-party platforms for the distribution of certain products and services. The Fold App is provided as a free application through both the Apple App Store and the Google Play Store. The Google Play Store and Apple App Store are global application distribution platforms and the main distribution channels for our app. As such, the promotion, distribution, and operation of our app is subject to the respective platforms’ terms and policies for application developers, which are very broad and subject to frequent changes and re-interpretation. Further, these distribution platforms often contain restrictions related to bitcoin and digital asset functionality that are uncertain, broadly construed, and can limit the nature and scope of services that can be offered. If our products are found to be in violation of any such terms and conditions, we may no longer be able to offer our products through such third-party platforms. There can be no guarantee that third-party platforms will continue to support our product offerings, or that customers will be able to continue to use our products. Any changes, bugs, technical or regulatory issues with third-party platforms, our relationships with mobile manufacturers and carriers, or changes to their terms of service or policies could degrade our products’ functionalities, reduce or eliminate our ability to distribute our products, give preferential treatment to competitive products, limit our ability to deliver high quality offerings, or impose fees or other charges, any of which could affect our product usage and harm our business.

We rely on search engines, social networking sites, and other web-based platforms to attract a meaningful portion of our customers, and if those search engines, social networking sites and other web-based platforms change their listings or policies regarding advertising, or increase their pricing or suffer problems, it may limit our ability to attract new customers.

Many customers locate our website through internet search engines, such as Google, and advertisements on social networking sites and other web-based platforms. If we are listed less prominently or fail to appear in search results for any reason, downloads of our mobile application, and visits to our website, could decline significantly, and we may not be able to replace this traffic. Search engines revise their algorithms from time to time in an attempt to optimize their search results. If the search engines on which we rely for algorithmic listings modify their algorithms, we may appear less prominently or not at all in search results, which could result in reduced traffic to our website that we may not be able to replace. Additionally, if the costs of search engine marketing services, such as Google AdWords, increase, we may incur additional marketing expenses, we may be required to allocate a larger portion of our marketing spend to this channel or we may be forced to attempt to replace it with another channel (which may not be available at reasonable prices, if at all), and our business, financial condition and results of operations could be adversely affected.

Furthermore, competitors may in the future bid on search terms that we use to drive traffic to our website and engagement with current and potential customers. Such actions could increase our marketing costs and result in decreased traffic to our website or use of our application. In addition, search engines, social networking sites and other web-based platforms may change their advertising policies from time to time. If any change to these policies delays or prevents us from advertising through these channels, it could result in reduced traffic to our website or use of our application. Additionally, new search engines, social networking sites and other web-based platforms may develop in specific jurisdictions or more broadly that reduce traffic on existing search engines, social networking sites and other web-based platforms. Moreover, the use of voice recognition technology and artificial intelligence may impact search engine results, potentially resulting in reduced traffic to our website or use of our application. If we are not able to achieve awareness through advertising or otherwise, we may not achieve significant traffic to our website or mobile application.

Risks Related to Our Credit Card

The Fold Credit Card launched on a limited basis in March 2026. We currently anticipate we will release the Fold Credit Card on a broader basis in the upcoming months, subject to obtaining necessary lender financing. We cannot guarantee that we will be able to release the credit card more broadly in the timeline indicated, in the manner indicated, or at all. The risks presented herein represent the risks which the Company in good faith believes will be the relevant risks for the credit card. Given the limited and recent launch of the credit card, we cannot guarantee that this list of risks is complete or will not change as we further develop our credit card program.

Our ability to offer, service, and grow the Fold Credit Card depends on our ability to retain and obtain key third-party partners, including a lender, which we do not currently have. Our failure to obtain a lender, or the failure or inability of existing or future partners to perform their obligations for our credit card program (including by reason of insolvency) could disrupt or terminate our ability to offer the credit card.

We have not yet executed an agreement with a lender to finance the credit card, which limits our ability to grow the credit card program past the current limited launch. A lender’s willingness and ability to provide funding and other program support will be critical to the continued operation and growth of the Fold Credit Card. Our ability to grow the program may be capped by the amount of capital such lender (or any replacement lender) is willing and able to provide, which may be less than demand or may be reduced due to market conditions, such provider’s own capital and liquidity constraints, portfolio performance, or other factors. If such future lender were to reduce, suspend, or terminate funding, or experience financial distress or insolvency, we may not be able to originate new accounts or maintain existing credit lines at planned levels, and we may be required to find alternative funding, use our own capital, or wind down some or all of the program. Alternative funding may not be available on acceptable terms, or at all. In the event that we are not able to obtain a lender at all, we will likely be unable to grow, or even continue to offer, the Fold Credit Card.

Additionally, we rely on a number of third parties other than a lender to operate the Fold Credit Card, including Celtic Bank, Visa, Stripe, and other service providers such as customer support vendors, fraud and identity verification vendors, and digital asset service providers. These third parties are subject to operational risks, regulatory requirements and oversight, and business and financial risks, and they may not perform as expected. In addition, our agreements with these parties may permit termination, non-renewal, or changes in scope, and the continued availability of these services may depend on ongoing compliance with contractual obligations, card network rules, and regulatory expectations.

If Celtic Bank were to terminate its relationship with Stripe or with the program, reduce its support for the program, become subject to regulatory restrictions, experience an operational disruption, or become insolvent or enter receivership, we could be unable to issue new credit cards, change product terms, or service existing accounts as planned. Replacing an issuing bank is complex and may require substantial operational and technical work, re-issuance of cards, and approvals or consents from card networks and regulators. Any such transition could be disruptive to cardholders, could harm our brand, and could result in lost revenue and increased costs. In an insolvency or receivership scenario, our contractual rights may be limited and the responsible governmental authority could repudiate or otherwise limit the enforceability of program agreements.

Stripe, as servicer and a key operational partner, may experience outages, errors, cybersecurity incidents, or other disruptions, and may fail to meet contractual, regulatory or card network requirements. Any failure by Stripe or other key service providers to perform could delay collections, impair account servicing and dispute handling, increase delinquencies and losses, and adversely affect the cardholder experience. Transitioning servicing from Stripe to a replacement servicer would be operationally complex, could be costly, and could result in service interruptions and additional losses.

The insolvency or financial distress of any key program counterparty (including Celtic Bank, Stripe, custodians, other vendors, or any replacements or supplements thereto) could also negatively impact the program. In an insolvency scenario, funds or data in the possession of the counterparty could become unavailable or subject to competing claims of creditors, and our contractual rights (including termination and replacement rights) may be limited or delayed by bankruptcy, receivership, or similar laws. Even if we ultimately replace a counterparty, such events could result in interruptions, litigation, remediation costs, reputational harm, and material adverse effects on our business, operating results and financial condition.

The Fold Credit Card is a new and complex product, and we may not be able to attract and retain cardholders or operate the program profitably.

The Fold Credit Card launched on a limited basis in March 2026. We currently anticipate we will release the Fold Credit Card on a broader, but still limited, basis in the upcoming months, subject to obtaining necessary third-party approvals and lender financing. We cannot guarantee that we will be able to release the credit card more broadly in the timeline indicated, in the manner indicated, or at all. Operating the Fold Credit Card requires us to allocate significant resources, including to marketing, underwriting, compliance, customer support, servicing, disputes and chargebacks, and collections. The Fold Credit Card also faces intense competition from large, well-capitalized financial institutions and other fintech companies that may have more experience, larger customer bases, more established brands, and greater resources than we do.

There is no guarantee that we will generate sufficient revenue to recoup our investment of resources into the operation of the Fold Credit Card, and the operation of the Fold Credit Card may divert management time and attention from other initiatives. In addition, increased costs as a result of business and economic conditions may require that we reduce investments in other areas of our business.

Revenue growth for the Fold Credit Card will depend on factors that are partly outside of our control, including consumer spending levels, the size and mix of revolving balances, the volume of transactions subject to interchange, and our ability to increase fee-based revenue while maintaining competitive product terms. Economic downturns may reduce consumer spending and increase delinquencies and charge-offs, which could negatively impact the profitability of the program.

We have invested and plan to continue to invest in growth initiatives to support the Fold Credit Card and attract cardholders. There can be no assurance that these investments will be effective, particularly as consumer and business behaviors change. To the extent our product or marketing attracts customers looking for short-term incentives rather than long-term engagement, cardholder attrition and related acquisition costs could be high. In addition, we may not be able to cost-effectively manage and expand cardholder benefits, including containing the growth of marketing, promotion, rewards and customer service expenses. Our ability to do so will depend in part on our ability to generate offsetting revenue and to obtain value from partners. If such expenses increase beyond our expectations, we may need to reduce benefits, increase pricing, decrease operating expenses, or reduce other investments in our business, and we may not succeed in doing so, particularly in a competitive and evolving regulatory environment that has included heightened scrutiny of certain credit card fees and rewards programs.

We may be responsible for significant verified fraud losses, charge-offs and other credit losses in connection with the Fold Credit Card, and our underwriting, pricing and risk management models may not be effective.

The performance of the Fold Credit Card depends in significant part on the application process and credit risk models we use to verify applicants, prevent fraud, evaluate credit profiles, set credit limits and pricing, and manage ongoing account performance. These processes and models are new and may not accurately predict repayment behavior, delinquency, and loss profiles, particularly during periods of economic stress or rapid changes in consumer behavior. Pursuant to our program agreements, we are responsible for verified fraud losses and most straight charge-offs across the entire Credit Card portfolio. As a result, if our underwriting, pricing, servicing and collections practices are not effective, or if our assumptions about portfolio behavior are incorrect, we could experience greater-than-expected losses, which could have a material adverse effect on our business, operating results and financial condition.

In deciding whether to extend credit to prospective or existing cardholders, we rely on a combination of internal and external data sources, including information provided by applicants and data from credit reporting agencies and other third parties. If decision inputs, analytics, or models are unstable, biased, incomplete, or otherwise flawed, or if macroeconomic conditions deteriorate more rapidly than we anticipate, we may make incorrect credit decisions and incur higher delinquencies and losses. If any third-party data source experiences an outage, if we are unable to access data used in our decision strategy, if such data contains inaccuracies, or if our access to such data is limited, our ability to accurately evaluate applicants and manage existing accounts may be compromised.

If we make errors in the development, validation, or implementation of underwriting models or tools used for the Fold Credit Card, the receivables may experience higher delinquencies and losses. Higher losses could adversely affect our ability to finance, sell, or otherwise fund credit card receivables on acceptable terms (including through credit facilities, securitizations or whole-loan sales), could reduce advance rates, increase borrowing costs, trigger performance-based amortization or termination events, or limit future funding capacity.

If the information provided to us by applicants is incorrect or fraudulent, or if our fraud detection and identity verification controls fail, our results of operations and reputation may be harmed.

Our underwriting and account opening decisions are based partly on information provided by applicants as well as information we obtain from third-party sources. If an applicant provides information that we are unable to verify, if the information is false, inaccurate, or incomplete, or if the applicant is using a manufactured or synthetic identity or a stolen identity, our credit decisioning process may not accurately reflect the associated risk. In addition, third-party data sources, including credit reporting agencies, may contain inaccuracies. Inaccurate analysis of credit data, or failures in our decisioning process, could result in higher losses, including losses attributed to fraud, and could harm our reputation, business and results of operations.

We use identity and fraud prevention tools that analyze data from external databases and other technologies to authenticate applicants and monitor for fraud. These tools depend on sustained access to reliable data sources and may be less effective if data access is diminished. From time to time, such checks have failed, and there is a risk that they could fail in the future, resulting in fraud that may be significant and may go undetected. For example, we have identified fraudulent activity in the past related to our Fold Debit Card, and similar or more significant fraudulent activity could occur in connection with the Fold Credit Card. We may not be able to recoup losses arising from fraud, inaccurate statements, omissions of fact, or other misconduct, and fraudulent activity could also lead to heightened regulatory scrutiny or enforcement, could negatively affect our brand and reputation, and could require us to implement additional controls and remediation, which could increase our operating expenses.

The Company has not obtained a third party lender for the financing of the credit card. In the event we do, we anticipate that credit card receivables would likely be held by a special purpose vehicle, and the SPV structure and related servicing and financing arrangements could expose us to additional legal, operational, liquidity and insolvency risks.

In connection with obtaining lender financing, we anticipate that Fold Credit Card receivables would be owned by a special purpose vehicle (the “SPV”) established for the program. The SPV structure is intended to facilitate program funding and isolate receivables from certain insolvency risks. However, the SPV structure and related contractual arrangements add operational complexity and may not function as intended, and the existence of the SPV does not eliminate the risk that we could be required to support the program through contractual obligations or otherwise.

The transfer of receivables to the SPV (or the characterization of the SPV’s interest in receivables) could be challenged, including in the event of our insolvency or the insolvency of another program participant. For example, a bankruptcy court or other party could seek to recharacterize a transfer as a secured borrowing rather than a true sale, could assert that the transfer was a fraudulent conveyance or preferential transfer, or could challenge the perfection or priority of security interests. If a challenge were successful, receivables owned by the SPV could become part of a bankruptcy estate or otherwise subject to claims of creditors, which could reduce or delay cash flows and increase losses.

The SPV and its cash flows may also be exposed to the insolvency of third parties that handle collections or otherwise have access to receivable cash flows. If collections are held, processed, or transferred through Stripe or another intermediary, or deposited into commingled accounts, we and the SPV may be subject to commingling, setoff, and tracing risks. In the event of an intermediary or servicer insolvency (including a potential insolvency of Stripe as servicer), collections may be delayed or may not be remitted on a timely basis, and amounts held by the servicer or intermediary could become subject to competing claims of creditors. Even if applicable contractual provisions or account structures are intended to protect collections, there can be no assurance that such protections will be effective in all circumstances.

The SPV may also be subject to covenants, eligibility criteria, concentration limits, reserve requirements, and performance triggers under program funding arrangements, including triggers related to delinquency, charge-offs, counterparty insolvency, regulatory events, or servicing disruption. A trigger event could cause early amortization, termination of a revolving funding period, reduced advance rates, increased required reserves, or accelerated repayment obligations. Any of these outcomes could require us to use additional cash to support the program, could reduce or prevent growth, or could require a reduction or wind-down of the program, which could adversely affect our liquidity and operating results.

We may also be required, under our program agreements, to provide support to the SPV or other program participants through indemnities, repurchase obligations, reserve funding, or similar arrangements. To the extent we are required to provide such support, our cash flows and financial condition could be adversely affected. Additionally, depending on the structure, we may be required to consolidate the SPV for accounting purposes, which could increase the assets and liabilities reflected on our balance sheet and could increase volatility in our reported financial results.

We are exposed to risks associated with transaction disputes in connection with Fold-branded payment card transactions, which may adversely affect our business, financial condition, and results of operations.

Our cardholders use Fold-branded debit and credit cards in a variety of transactions. We are exposed to risks associated with chargebacks and refunds, including in connection with payment card fraud. If a cardholder successfully disputes a transaction and is entitled to a refund or credit, card network rules often allow our bank partners to charge back the disputed transaction to the merchant. However, neither we nor our bank partners fully control the outcome of chargebacks, and our bank partners’ obligation to credit a cardholder in connection with a disputed transaction may not be contingent on successfully charging the transaction back to the merchant.

In the event a chargeback dispute is decided in favor of a merchant, or a chargeback is otherwise unrecoverable, we may be liable to our bank partners or their program managers for disputed amounts pursuant to our contractual arrangements, or, as owner of the related receivables, may bear such amounts directly, including if amounts are not recoverable from the cardholder. If we are unable to collect chargebacks or refunds from merchants where they are held liable, or if merchants refuse to or are unable to make payment for chargebacks or refunds due to closure, bankruptcy, or other reasons, we may bear the loss for the credits or refunds made to our cardholders in connection with disputed transactions.

The number of disputes filed by our cardholders is expected to increase as more users adopt our platform, and chargeback levels may be elevated during periods of economic uncertainty. These transaction disputes and corresponding increases in operating expenses may adversely affect our business, financial condition, and results of operations.

The Fold Credit Card is subject to extensive laws, regulations, and industry standards, and heightened regulatory scrutiny could increase our compliance costs, limit our product offerings, or result in enforcement actions.

The Fold Credit Card is subject to numerous federal, state and local laws and regulations, and related guidance and examination expectations, including those relating to unfair, deceptive, or abusive acts and practices, required disclosures, fair lending and anti-discrimination, marketing and solicitation practices, fees and interest rates, credit reporting, electronic fund transfers, servicemember protections, collections activity, data privacy, open banking and access to customer data, anti-money laundering, and other topics. Many of these requirements are subject to change and some are subject to uncertain interpretation, and we may not accurately predict how such requirements apply to our business.

For example, the Credit Card Accountability, Responsibility, and Disclosure Act of 2009 (the “CARD Act”) imposes strict consumer protection rules, including limitations on interest rate increases, fee caps, and transparency requirements. Failure to comply with the CARD Act or related requirements can result in substantial penalties, restitution, restrictions, and other sanctions, and could affect our ability to offer competitive credit card terms, generate revenue, and retain cardholders. Compliance with the CARD Act and other consumer protection requirements adds complexity and operational costs, and evolving regulatory guidance or enforcement actions may increase these burdens over time.

Regulators have also increased scrutiny of credit card programs and bank partnership arrangements, including third-party risk management, marketing practices, rewards programs, and fees. Heightened scrutiny could result in new or modified rules, supervisory findings, enforcement actions, or program restrictions that increase our compliance costs, limit features or rewards we can offer (including bitcoin rewards), require changes to our underwriting, servicing, dispute or collections practices, or require us to obtain additional licenses or approvals. Such scrutiny could also cause our program partners, including our issuing bank, funding partner, servicer, or other vendors, to limit or terminate their relationships with us.

In addition, the Fold Credit Card is subject to industry standards, including the Payment Card Industry Data Security Standard (“PCI DSS”). Failure to meet PCI DSS requirements or other card network security standards can lead to substantial fines, increased transaction fees, mandated remediation, or revocation of our ability to process payment card transactions. Maintaining compliance is complex and costly and requires ongoing monitoring, audits, and updates to our systems and controls.

Any failure to comply with applicable laws, regulations, or industry standards, or any failure to accurately predict how new or changing requirements apply to our business, could result in costly legal challenges, regulatory enforcement actions, substantial fines or restitution, reputational harm, increased compliance costs, and restrictions on our ability to operate or expand the Fold Credit Card program.

Bitcoin rewards offered with the Fold Credit Card depend on third-party custodians and service providers, and issues with those parties or changes in law or regulation could disrupt rewards and adversely affect our business.

The bitcoin rewards provided in connection with the Fold Credit Card are custodied by BitGo and serviced by us, and the rewards program depends on the continued performance of these and other third parties. If BitGo, us, or any other digital asset service provider experiences an outage, cybersecurity incident, operational failure, financial distress, or insolvency, or becomes subject to regulatory restrictions, we could be unable to timely credit or distribute rewards, and cardholders could experience delays, losses, or restrictions in accessing or using their rewards. Even if we are not legally responsible for losses suffered by cardholders due to third-party failures, such events could harm our brand, result in customer support and remediation costs, and expose us to litigation or regulatory scrutiny.

The legal and regulatory framework applicable to digital assets and digital asset service providers is evolving and uncertain. Changes in laws, regulations, or enforcement priorities applicable to BitGo, us, or the digital asset space generally could materially and adversely affect our credit card business, including by affecting the manner in which Fold Credit Card holders receive, maintain, and use their bitcoin rewards, increasing our compliance obligations and costs, limiting our ability to offer or market rewards, or requiring changes to product structure or partner relationships.

Risks Related to Intellectual Property

Our intellectual property rights are valuable, and any inability to protect them could adversely impact our business, operating results, and financial condition.

Our business depends in large part on our proprietary technology and our brand. We rely on, and expect to continue to rely on, a combination of trademark, copyright, trade secret and other intellectual property laws, as well as confidentiality and license agreements with our employees, contractors, consultants, and third parties with whom we have relationships, to establish and protect our brand, our proprietary technology and our intellectual property rights. However, our efforts to protect our intellectual property rights may not be sufficient or effective and may not adequately permit us to gain or keep any competitive advantage. Despite our efforts to obtain and maintain intellectual property rights, we cannot guarantee that we will be able to prevent unauthorized use or disclosure of our confidential information, intellectual property or technology, and any of our intellectual property rights may be challenged, which could result in them being narrowed in scope or declared invalid or unenforceable. There can be no assurance that our intellectual property rights will be sufficient to protect against others offering products, services, or technologies that are substantially similar to ours and that compete with our business.

Effective protection of our intellectual property may be expensive and difficult to maintain, both in terms of application and registration costs as well as the costs of defending and enforcing those rights. As we have grown, we have sought to obtain and protect our intellectual property rights in an increasing number of countries, a process that can be expensive and may not always be successful. Further, intellectual property protection may not be available to us in every country in which our products and services may become available.

We may be sued by third parties for alleged infringement of their intellectual property rights.

In recent years, there has been considerable patent, copyright, trademark, domain name, trade secret and other intellectual property development activity in the cryptocurrency and payments industries, as well as litigation, based on allegations of infringement or other violations of intellectual property, including by large financial institutions. Furthermore, individuals and groups can purchase patents and other intellectual property assets for the purpose of making claims of infringement to extract settlements from companies like ours. Our use of third-party intellectual property rights also may be subject to claims of infringement. We cannot guarantee that our internally developed or acquired technologies and content do not or will not infringe or otherwise violate the intellectual property rights of others. From time to time, our competitors or other third parties may claim that we are infringing or have misappropriated their intellectual property rights, and we may be found liable as a result. Any claims or litigation, whether having merit or not, could cause us to incur significant expenses and may be time consuming to defend. And if any such claims are successfully asserted against us, we could be required to pay substantial damages or ongoing royalty payments, we could be prevented from offering our products or services or using certain technologies, or we could be forced to implement expensive work-arounds. We expect that the occurrence of infringement claims related to our bitcoin-related products and services is likely to grow as the bitcoin market grows and matures. Accordingly, our exposure to damages resulting from infringement claims could increase and potentially exhaust our financial and management resources. Further, during the course of any litigation, we may make announcements regarding the results of hearings and motions, and other interim developments. If securities analysts and investors regard these announcements as negative, the market price of our securities may decline. Even if intellectual property claims are meritless, do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and require significant expenditures. Any of the foregoing could prevent us from competing effectively and could have an adverse effect on our business, operating results, and financial condition.

Our platform contains third-party open source software components, and failure to comply with the terms of the underlying open source software licenses could harm our business.

Our technology platform includes software licensed to us by third-party authors under “open source” licenses. Use and distribution of open source software may entail greater risks than use of third-party commercial software, as open source licensors generally do not provide support, warranties, indemnification or other contractual protections regarding infringement claims or the quality of the code. In addition, the public availability of such software may make it easier for others to compromise our technology or services.

Some open source licenses contain requirements that we make available source code for modifications or derivative works we create based upon the type of open source software we use, or grant other licenses to our intellectual property. If we combine our proprietary software with open source software in a certain manner, we could, under certain open source licenses, be required to release the source code of our proprietary software to the public, be precluded from charging fees to users of our proprietary software, or be required to license our proprietary software for purposes of making derivative works. Among other things, this would allow our competitors to create similar offerings with lower development effort and time and ultimately could result in a loss of competitive advantage. While we try to avoid subjecting our proprietary software to such open-source licenses, we cannot guarantee we will always be successful, and if we discover any potential open-source issues, we could be required to expend substantial time and resources to re-engineer some or all of our software.

We have not recently conducted an extensive audit of our use of open source software and, as a result, we cannot assure you that our processes for controlling our use of open source software in our platform are, or will be, effective. If we are held to have breached or failed to fully comply with all the terms and conditions of an open source software license, we could face litigation or other liability, or be required to seek costly licenses from third parties to continue providing our offerings on terms that are not economically feasible, to re-engineer our platform, to discontinue or delay the provision of our offerings if re-engineering could not be accomplished on a timely basis or to make generally available, in source code form, our proprietary code, any of which could adversely affect our business, operating results, and financial condition. Moreover, the terms of many open source licenses have not been interpreted by U.S. or foreign courts. As a result, there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to provide or distribute our platform. From time to time, there have been claims challenging the ownership of open source software against companies that incorporate open source software into their solutions. As a result, we could be subject to lawsuits by parties claiming ownership of what we believe to be open source software. Any of the foregoing could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Our Employees and Other Service Providers

The loss of one or more of our key personnel, or our failure to attract and retain other highly qualified personnel in the future, could adversely impact our business, operating results, and financial condition.

We operate in a relatively new industry in which there is limited institutional experience and which requires highly skilled and technical personnel. We believe that our future success is highly dependent on the talents and contributions of our senior management team, including Mr. Reeves, our co-founder and Chief Executive Officer, members of our executive team, and other key employees across product, engineering, risk management, finance, compliance, legal, and marketing. Our future success depends on our ability to attract, develop, motivate, and retain highly qualified and skilled employees. Due to the nascent nature of the bitcoin economy, the pool of qualified talent is extremely limited, particularly with respect to executive talent, engineering, risk management, and financial regulatory expertise. We face intense competition for qualified individuals from numerous software and other technology companies. To attract and retain key personnel, we incur significant costs, including salaries, benefits and equity incentives. Even so, these measures may not be enough to attract and retain the personnel we require to operate our business effectively. The loss of even a few key employees or senior leaders, or an inability to attract, retain and motivate additional highly skilled employees required for the planned expansion of our business could adversely impact our operating results and impair our ability to grow.

Our culture emphasizes innovation, and if we cannot maintain this culture, our business and operating results could be adversely impacted.

We believe that our entrepreneurial and innovative corporate culture has been a key contributor to our success. We encourage and empower our employees to develop and launch new and innovative products and services, which we believe is essential to attracting high quality talent, partners, developers, and service providers, as well as serving the best, long-term interests of our company. If we cannot maintain this culture, we could lose the innovation, creativity and teamwork that has been integral to our business. Additionally, from time to time, we realign our resources and talent to implement stage-appropriate business strategies, including furloughs, layoffs, or reductions in force. In such cases, we may find it difficult to prevent a negative effect on employee morale or attrition beyond our planned reduction, in which case our products and services may suffer and our business, operating results, and financial condition could be adversely impacted.

In the event of employee or service provider misconduct or error, our business may be adversely impacted.

Employee or service provider misconduct or error could subject us to legal liability, financial losses, and regulatory sanctions and could seriously harm our reputation and negatively affect our business. Such misconduct could include engaging in improper or unauthorized transactions or activities, misappropriation of customer funds, insider trading and misappropriation of information, failing to supervise other employees or service providers, improperly using confidential information, as well as improper trading activity such as spoofing, layering, wash trading, manipulation and front-running. Employee or service provider errors, including mistakes in executing, recording, or processing transactions for customers, could expose us to the risk of material losses even if the errors are detected. Although we have implemented processes and procedures and provide training to our employees and service providers to reduce the likelihood of misconduct and error, these efforts may not be successful. Moreover, the risk of employee or service provider error or misconduct may be even greater for novel products and services and is compounded by the fact that many of our employees and service providers are accustomed to working at tech companies which generally do not maintain the same compliance customs and rules as financial services firms. This can lead to high risk of confusion among employees and service providers with respect to compliance obligations, particularly those relating to confidentiality, data access, trading, and conflicts. It is not always possible to deter misconduct, and the precautions we take to prevent and detect this activity may not be effective in all cases. If we were found to have not met our regulatory oversight, compliance, and other obligations, we could be subject to regulatory sanctions, financial penalties, restrictions on our activities and seriously damage our reputation. Our employees, contractors, and agents could also commit errors that subject us to financial claims for negligence, as well as regulatory actions, or result in financial liability. Further, allegations by regulatory or criminal authorities of improper trading activities could affect our brand and reputation.

Risks Related to Being a Public Company and Our Corporate Organization

The market price of shares of our common stock and warrants has steeply declined over the past year. The market price of our securities may continue to be volatile or further decline regardless of our operating performance. You may lose some or all of your investment, and a persistent price per share of our common stock below $1.00 could violate the Nasdaq’s continued listing standards.

The trading price of our common stock has been and will likely continue to be volatile. The stock market recently has experienced extreme volatility, and the market price of shares of our common stock has steeply declined over the past year. The closing price per each of our common shares was $3.88 on September 22, 2025, $2.80 on December 22, 2025, $1.50 on March 23, 2026, and $0.578 on June 23, 2026. More recently, on September 16, 2026, our closing price per each share of our common stock was $0.51. A number of factors, some of which are outside of our control, may affect our stock price. You may not be able to resell your shares at an attractive price due to a number of factors such as those listed in “— Risks Related to Our Business and Industry” and elsewhere in this Item 1A and the following:

•        the uncertainty resulting from the war in Iran, the invasion of Ukraine by Russia and strategic competition and tensions between Taiwan, China and the United States and resulting sanctions, and other events (such as terrorist attacks, geopolitical unrest, natural disasters or a significant outbreak of other infectious diseases);

•        our operating and financial performance and prospects;

•        our quarterly or annual earnings or those of other companies in our industry compared to market expectations;

•        conditions that impact demand for our products and/or services;

•        future announcements concerning our business, our clients’ businesses or our competitors’ businesses;

•        the public’s reaction to our press releases, other public announcements and filings with the SEC;

•        the market’s reaction to our reduced disclosure and other requirements as a result of being an “emerging growth company” under the Jumpstart Our Business Startups Act (the “JOBS Act”);

•        the size of our public float;

•        coverage by or changes in financial estimates by securities analysts or failure to meet their expectations;

•        market and industry perception of our success, or lack thereof, in pursuing our growth strategy;

•        strategic actions by us or our competitors, such as acquisitions or restructurings;

•        changes in laws or regulations, including laws or regulations relating to environmental, health and safety matters or initiatives relating to climate change, or changes in the implementation of regulations by regulatory bodies, which adversely affect our industry or us;

•        privacy and data protection laws, privacy or data breaches, or the loss of data;

•        changes in accounting standards, policies, guidance, interpretations or principles;

•        changes in senior management or key personnel;

•        issuances, exchanges or sales, or expected issuances, exchanges or sales of our capital stock;

•        changes in our dividend policy;

•        adverse resolution of new or pending litigation against us; and

•        changes in general market, economic and political conditions in the United States and global economies or financial markets, including those resulting from trade wars, natural disasters, terrorist attacks, acts of war and responses to such events.

These broad market and industry factors may materially reduce the market price of our common stock, regardless of our operating performance. In addition, price volatility may be greater if the public float and trading volume of our common stock is low. As a result, you may suffer a loss on your investment. Furthermore, Nasdaq requires us to maintain a minimum bid price of $1.00 per share to comply with its continued listing standards. If a company’s bid price falls below $1.00 per share for thirty (30) consecutive business days, the Nasdaq may issue a deficiency notice, which the company has 180 days to cure. We cannot guarantee that our share price will remain above the Nasdaq’s minimum bid price. Any suspension and delisting procedures taken by the Nasdaq, any future failure to remain in compliance with the Nasdaq’s continued listing standards, and any subsequent failure to timely resume compliance with the Nasdaq’s continued listing standards within the applicable cure period, if any, could have adverse consequences, including, among others, reducing the number of investors willing to hold or acquire our common stock, reducing the liquidity and market price of our common stock, adverse publicity, and a reduced interest in us from investors, analysts and other market participants. In addition, a suspension or delisting could impair our ability to raise additional capital through the public markets, result in negative publicity, adversely affect the market liquidity of our securities, decrease securities analysts’ coverage of us, diminish investor, supplier and employee confidence and impair our ability to attract and retain employees by means of equity compensation.

In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If we were involved in securities litigation, it could have a substantial cost and divert resources and the attention of management from our business regardless of the outcome of such litigation.

Our common stock may be delisted from The Nasdaq Capital Market if we are unable to regain compliance with Nasdaq’s minimum bid price requirement.

On July 14, 2026, we received a written notice from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) notifying us that we are not in compliance with Nasdaq Listing Rule 5550(a)(2), which requires listed securities to maintain a minimum bid price of at least $1.00 per share. The notice was based on the closing bid price of our common stock for the 30 consecutive business days from May 28, 2026 through July 13, 2026. The notice has no immediate effect on the listing or trading of our common stock, which continues to trade on The Nasdaq Capital Market under the symbol “FLD.”

In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we have been provided an initial period of 180 calendar days, or until January 11, 2027, to regain compliance with the minimum bid price requirement. To regain compliance, the closing bid price of our common stock must be at least $1.00 per share for a minimum of ten consecutive business days during the compliance period, unless Nasdaq exercises its discretion to extend that period. If we choose to implement a reverse stock split to regain compliance, we must complete the split no later than ten business days prior to the expiration of the compliance period.

There can be no assurance that we will regain compliance within the initial compliance period, that we will be eligible for an additional compliance period, or that Nasdaq will grant us additional time to regain compliance. If we are unable to regain compliance, or otherwise fail to maintain compliance with Nasdaq’s continued listing standards, Nasdaq may determine to delist our common stock. Any such delisting would constitute an Event of Default under our February 2026 Investor Note and could materially adversely affect the liquidity and market price of our common stock, impair our ability to raise additional capital on acceptable terms, reduce investor confidence, decrease analyst coverage, and have other adverse effects on our business, financial condition and results of operations.

We intend to monitor the closing bid price of our common stock and consider available options to regain compliance, which may include seeking stockholder approval to effect a reverse stock split. There can be no assurance that any action taken by us would be successful or would result in a sustained increase in the market price of our common stock. Even if we regain compliance with the minimum bid price requirement, there can be no assurance that the market price of our common stock will not again fall below $1.00 per share, which could result in our receipt of one or more additional deficiency notices and ultimately in the delisting of our common stock from The Nasdaq Capital Market.

We do not intend to pay dividends on our common stock for the foreseeable future.

We currently intend to retain all available funds and any future earnings to fund the development and growth of our business. As a result, we do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our business prospects, results of operations, financial condition, cash requirements and availability, certain restrictions related to our indebtedness, industry trends and other factors that our board of directors may deem relevant. Any such decision will also be subject to compliance with contractual restrictions and covenants in the agreements governing our current and future indebtedness. In addition, we may incur additional indebtedness, the terms of which may further restrict or prevent us from paying dividends on our common stock. As a result, you may have to sell some or all of your common stock after price appreciation in order to generate cash flow from your investment, which you may not be able to do. Our inability or decision not to pay dividends, particularly when others in our industry have elected to do so, could also adversely affect the market price of our common stock.

If securities or industry analysts do not publish research or reports about our business or publish negative reports, the market price of our common stock could decline.

The trading market for our common stock is influenced by the research and reports that industry or securities analysts publish about us or our business. We may be unable or slow to attract research coverage and if one or more analysts cease coverage of us, the price and trading volume of our securities would likely be negatively impacted. If any of the analysts that may cover us change their recommendation regarding our securities adversely, or provide more favorable relative recommendations about our competitors, the price of our securities would likely decline. If any analyst that may cover us ceases covering us or fails to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price or trading volume of our securities to decline. Moreover, if one or more of the analysts who cover us downgrades our common stock or if our reporting results do not meet their expectations, the market price of our common stock could decline.

Our issuance of additional shares of common stock or convertible securities could make it difficult for another company to acquire us, may dilute your ownership of us and could adversely affect our stock price.

We have filed registration statements with the SEC on Form S-8 providing for the registration of shares of our common stock reserved for issuance and issuable pursuant to Fold’s RSUs and reserved for future issuance under our Incentive Award Plan and our Employee Stock Purchase Plan (“ESPP”). The Incentive Award Plan and the ESPP each provide for automatic increases in the shares reserved for grant or issuance under the applicable plan which could result in additional dilution to our stockholders. Subject to the satisfaction of vesting conditions and the expiration of any applicable lockup restrictions, shares registered under the registration statements on Form S-8 are generally be available for resale immediately in the public market without restriction. Furthermore, on September 4, 2026, we entered into the Purchase Agreement and the Registration Rights Agreement with Roth Principal Investments. Upon the terms and subject to the satisfaction of the conditions contained in the Purchase Agreement, from and after the Commencement Date, we will have the right, in our sole discretion, to sell to Roth Principal Investments up to $25,000,000 of shares of our Common Stock, subject to certain limitations set forth in the Purchase Agreement, from time to time after the date of this prospectus and during the term of the Purchase Agreement, Therefore, our sales to Roth Principal Investments could result in substantial dilution to the interests of other holders of our Common Stock. Additionally, the sale of a substantial number of shares of our Common Stock to Roth Principal Investments, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales. See the risk factors, “The issuance and sale of our common stock to Roth Principal Investments may cause dilution to our other stockholders and the sale of the shares of common stock acquired by Roth Principal Investments, or the perception that such sales may occur, could cause the price of our common stock to decrease.” From time to time in the future, we may also issue additional shares of our common stock or securities convertible into common stock pursuant to a variety of transactions, including acquisitions. We may also execute further agreements which allow certain third parties the right to purchase additional shares of our common stock or securities convertible into common stock. The issuance by us of additional shares of our common stock or securities convertible into our common stock would dilute your ownership of us and the sale of a significant amount of such shares in the public market could adversely affect prevailing market prices of our common stock.

In the future, we expect to obtain financing or to further increase our capital resources by issuing additional shares of our capital stock or offering debt or other equity securities, including senior or subordinated notes, debt securities convertible into equity, or shares of preferred stock. Issuing additional shares of our capital stock, other equity securities, or securities convertible into equity may dilute the economic and voting rights of our existing stockholders, reduce the market price of our common stock, or both. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred stock, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of our common stock. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, which may adversely affect the amount, timing or nature of our future offerings. As a result, holders of our common stock bear the risk that our future offerings may reduce the market price of our common stock and dilute their percentage ownership.

The requirements of being a public company, including compliance with the reporting requirements of the Exchange Act, the requirements of the Sarbanes-Oxley Act and the requirements of the Nasdaq, may strain our resources, increase our costs and require additional attention of management, and we may be unable to comply with these requirements in a timely or cost-effective manner.

As a public company, we are subject to laws, regulations and requirements, certain corporate governance provisions of the Sarbanes-Oxley Act, related regulations of the SEC, and the requirements of Nasdaq. Complying with these statutes, regulations, and requirements occupies a significant amount of time of our board of directors and management and significantly increases our costs and expenses. For example, since becoming a public company, we have had to institute a more comprehensive compliance function, comply with rules promulgated by the Nasdaq, prepare and distribute periodic public reports in compliance with our obligations under the federal securities laws, and establish new internal policies, such as those relating to insider trading. We also have to retain and rely on outside counsel and accountants to a greater degree in these activities. In addition, being subject to these rules and regulations makes it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers.

If we are unable to implement and maintain effective internal control over financial reporting in the future, investors may lose confidence in the accuracy and completeness of our financial reports, and the market price of our common stock may decline.

We are required to maintain internal controls over financial reporting and to report any material weaknesses in such internal controls. In addition, we are required to furnish a report by management on the effectiveness of our internal control over financial reporting, pursuant to Section 404 of the Sarbanes-Oxley Act. The process of designing, implementing, and testing the internal control over financial reporting required to comply with this obligation is time-consuming, costly, and complicated.

Fold has performed an assessment of our existing internal controls framework and in doing so we identified one material weakness, namely that we did not design or operate effective controls surrounding our complex debt and equity transactions. For further information, see “Material Weakness” under “Item 9A — Controls and Procedures” in our Annual Report on Form 10-K filed with the SEC on March 17, 2026. While we are implementing remedial measures to address these control findings, if we are unable to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, or if we are unable to assert that our internal control over financial reporting is effective, we will be unable to certify that our internal control over financial reporting is effective. We cannot assure you that there will not be any additional material weaknesses or significant deficiencies in our internal control over financial reporting in the future.

Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report our financial condition or results of operations. If we are unable to conclude that our internal control over financial reporting is effective, or if our independent registered public accounting firm determines we have other material weaknesses or significant deficiencies in our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could decline. We could become subject to investigations by the stock exchange on which our securities are listed, the SEC or other regulatory authorities, which could require additional financial and management resources.

We are an “emerging growth company” and, as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, our securities may be less attractive to investors.

We are an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, we are eligible for and take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies, including, but not limited to, (a) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, (b) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and (c) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, our stockholders may not have access to certain information they may deem important. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of shares of Common Stock that are held by non-affiliates exceeds $700 million as of June 30 of that fiscal year, (ii) the last day of the fiscal year in which we have total annual gross revenue of $1.235 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which we have issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) December 31, 2026, which is the last day of the fiscal year following the fifth anniversary of the date of the first sale of Common Stock in FTAC Emerald’s initial public offering. Investors may find securities less attractive because we rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities, and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

As an emerging growth company, we may also take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to obtain an assessment of the effectiveness of our internal controls over financial reporting from our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result, there may be a less active market for our securities and the price of our securities may be more volatile.

Our management has limited experience in operating a public company.

Our executive officers still have limited experience in the management of a publicly traded company. Our management team may not successfully or effectively continue to manage our transition to being a public company subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies means that an increasing amount of their time may be devoted to these activities which results in less time being devoted to our management and growth. We may not always have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States. The development and implementation of the standards and controls necessary for us to achieve the level of accounting standards required of a public company in the United States has been great. It is possible that we will further be required to expand our employee base and hire additional employees to support our operations as a public company which will increase our operating costs in future periods.

Claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Our organizational documents provide that we indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law.

In addition, as permitted by Section 145 of the DGCL, our bylaws and our indemnification agreements with our directors and officers provide that:

•        We will indemnify our directors and officers for serving us in those capacities or for serving other business enterprises at our request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful;

•        We may, in our discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law;

•        We will be required to advance expenses, as incurred, to our directors and officers in connection with defending a proceeding, except that such directors or officers shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification;

•        We are not obligated to indemnify a person with respect to proceedings initiated by that person against us or our other indemnitees, except with respect to proceedings authorized by our board of directors or brought to enforce a right to indemnification;

•        The rights conferred in our bylaws are not exclusive, and we are authorized to enter into indemnification agreements with our directors, officers, employees and agents and to obtain insurance to indemnify such persons; and

•        We may not retroactively amend our bylaw provisions to reduce our indemnification obligations to directors, officers, employees and agents.

Anti-takeover provisions contained in our charter and bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

Our charter and bylaws contain provisions that could have the effect of delaying or preventing changes in control or changes in our management without the consent of our board of directors. These provisions include:

•        no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•        the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director with or without cause by stockholders, which prevents stockholders from being able to fill vacancies on our board of directors;

•        the ability of our board of directors to determine whether to issue shares of our Preferred Stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•        a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

•        the requirement that a special meeting of stockholders may be called only by the chairperson of the board of directors, the chief executive officer, the president or the board of directors, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;

•        limiting the liability of, and providing indemnification to, our directors and officers;

•        controlling the procedures for the conduct and scheduling of stockholder meetings;

•        providing for a staggered board, in which the members of the board of directors are divided into three classes to serve for a period of three years from the date of their respective appointment or election;

•        granting the ability to remove directors with cause by the affirmative vote of 66⅔% in voting power of the outstanding shares of Common Stock entitled to vote thereon;

•        requiring the affirmative vote of at least 66⅔% of the voting power of our outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, to amend our bylaws or ARTICLE IV, ARTICLE V, ARTICLE VI, ARTICLE VII, ARTICLE VIII, and ARTICLE IX of our charter; and

•        advance notice procedures that stockholders must comply with in order to nominate candidates to the our Board or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.

These provisions, alone or together, could delay hostile takeovers and changes in control of us or changes in the our Board and our management.

As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the Delaware General Corporation Law, which will prevent some stockholders holding more than 15% of the outstanding our Common Stock from engaging in certain business combinations without approval of the holders of substantially all of our Common Stock. Any provision of our charter or bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our Common Stock and could also affect the price that some investors are willing to pay for our Common Stock.

General Risk Factors

We may incorporate artificial intelligence (“AI”) into our internal operations, for example, to enhance employee productivity. Implementation of artificial intelligence technologies may result in legal and regulatory risks, reputational harm, or other adverse consequences to our business.

Certain of our third-party vendors utilize or may in the future utilize AI and machine learning technologies in furnishing services to us. As with many technological innovations, AI presents risks and challenges that could affect its adoption, and therefore our business. By policy, we do not allow the upload of any personal or company confidential information to any AI tools except those from which we have obtained commercially reasonable assurances that such information will not be used other than to provide the services to the company (e.g., no training of models), nor will it be shared with any third party.

Though we have taken steps to be thoughtful in the allowed use of AI, it could pose certain risks to our customers, and it is not guaranteed that regulators will agree with our approach to limiting these risks or to our compliance more generally. Risks can include, but are not limited to, the potential for errors or inaccuracies in the algorithms or models used by AI, the potential for bias or inaccuracies in the data used to train the AI, the potential for improper processing of personal information, and the potential for cybersecurity breaches that could compromise internal operations. Such risks could negatively affect the performance of our business, as well as our reputation and the reputations of our customers, and we could incur liability through the violation of laws or contracts to which we are a party or civil claims.

As the regulatory framework for AI and machine learning technology evolves, our business, financial condition, and results of operations may be adversely affected. It is possible that new laws and regulations will be adopted in the U.S., or that existing laws and regulations may be interpreted in ways that would affect the operations of our platform and the way in which we use AI and machine learning technology. For example, the European Union has passed laws and regulations regulating digital services such as certain online platforms and marketplaces, and similarly, the European Union’s Artificial Intelligence Act, which establishes broad obligations for the development and use of AI-based technologies made available in the European Union based on their potential risks and level of impact, came into force on August 1, 2024. In addition, in the United States, the Trump administration rescinded an executive order relating to the safe and secure development of AI technologies that was previously implemented by the Biden administration. The Trump administration then issued a new executive order that, among other thing requires certain agencies to develop and submit to the president action plans to “sustain and enhance America’s global AI dominance,” and to specifically review and, if possible, rescind rulemaking taken pursuant to the rescinded Biden executive order. Thus, the Trump administration may continue to rescind other existing federal orders and/or administrative policies relating to AI technologies, or may implement new executive orders and/or other rule-making relating to AI technologies in the future. Any such changes at the federal level, together with state-level laws regulating AI technologies that entered into force or are expected to enter into force in 2026, could require us to expend significant resources to modify our products, services, or operations to ensure compliance or remain competitive. Further, the cost to comply with such laws or regulations could be significant and would increase our operating expenses, which could adversely affect our business, financial condition, and results of operations.

Adverse economic conditions may adversely affect our business.

Our performance is subject to general economic conditions, and their impact on the bitcoin market and our customers. The United States and other key international economies have experienced cyclical downturns from time to time in which economic activity declined resulting in lower consumption rates, restricted credit, reduced profitability, weaknesses in financial markets, bankruptcies, and overall uncertainty with respect to the economy. Adverse general economic conditions have impacted the bitcoin economy, although the extent of which remains uncertain and dependent on a variety of factors, including market adoption of bitcoin, global trends in the bitcoin economy, central bank monetary policies, instability in the global banking system and other events beyond our control. Geopolitical developments, such as trade wars and foreign exchange limitations can also increase the severity and levels of unpredictability globally and increase the volatility of global financial and digital asset markets. For example, the capital and credit markets have experienced extreme volatility and disruptions, resulting in steep declines in the value of bitcoin. To the extent general economic conditions and the bitcoin market materially deteriorate or the current decline continues for a prolonged period, our ability to generate revenue and to attract and retain customers could suffer and our business, operating results and financial condition could be adversely affected. Moreover, even if general economic conditions improve, there is no guarantee that the bitcoin economy will similarly improve.

In addition, adverse macroeconomic conditions typically reduce consumer discretionary spending, which could materially reduce card transaction volumes, engagement with our rewards programs, and demand for our bitcoin-related services. Economic downturns also tend to increase fraud, chargebacks, and losses, requiring us to devote greater resources to risk management, customer support, and compliance. Further, during periods of financial stress, sponsor banks, card networks, and payment processors may tighten underwriting standards, increase fees, restrict product features, or delay approvals. Any such changes could materially impair our ability to acquire customers, offer certain products, or operate efficiently. Adverse economic conditions may also limit the availability or increase the cost of capital we need to operate or grow our business. In stressed credit environments, we may face higher borrowing costs, reduced access to financing, or delays in executing strategic initiatives. Additionally, government or regulatory responses to economic conditions, including emergency rulemaking, heightened supervision of financial institutions, or changes in card network rules, may impose new operational burdens or restrict our ability to offer certain products.

Concerns exist about the potential for a market condition where the failure of one company leads to the financial distress of other companies, which has the potential to depress the prices of assets used as collateral by other firms. If such a market condition were to become widespread in the digital asset economy, we could suffer from increased counterparty risk, including defaults or bankruptcies of major customers or counterparties, which could lead to significantly reduced activity on our platform and fewer available opportunities for customer engagement in general. Further, forced selling of bitcoin by distressed companies could lead to lower bitcoin prices and may lead to a reduction in our revenue. To the extent that conditions in the general economic and the bitcoin market were to materially deteriorate, our ability to attract and retain customers may suffer.

Actual events involving limited liquidity, defaults, non-performance or other adverse developments that affect financial institutions, transactional counterparties or other companies in the financial services industry, or the financial services industry generally, or concerns or rumors about any such events or other similar risks, have in the past and may in the future lead to market-wide liquidity problems. Further, if the instability in the global banking system continues or worsens, there could be additional negative ramifications, such as market-wide liquidity problems or impacted access to deposits and investments for customers of affected banks and certain banking partners, and our business, operating results and financial condition could be adversely affected.

We are a remote-first company which subjects us to heightened operational risks.

Our employees and service providers work from home and we are a remote-first company. This subjects us to heightened operational risks. For example, technologies in our employees’ and service providers’ homes may not be as robust as in an office environment and could cause the networks, information systems, applications, and other tools available to employees and service providers to be more limited or less reliable than in an office environment. Further, the security systems in place at our employees’ and service providers’ homes may be less secure than those used in an office environment, and while we have implemented technical and administrative safeguards to help protect our systems as our employees and service providers work from home, we may be subject to increased cybersecurity risk, which could expose us to risks of data or financial loss, and could disrupt our business operations. There is no guarantee that the data security and privacy safeguards we have put in place will be completely effective or that we will not encounter risks associated with employees and service providers accessing company data and systems remotely. We also face challenges due to the need to operate with the remote workforce and are addressing those challenges to minimize the impact on our ability to operate.

Being a remote-first company may make it more difficult for us to preserve our corporate culture and our employees may have decreased opportunities to collaborate in meaningful ways. Further, we cannot guarantee that being a remote-first company will not have a negative impact on employee morale and productivity. Any failure to preserve our corporate culture and foster collaboration could harm our future success, including our ability to retain and recruit personnel, innovate and operate effectively, and execute on our business strategy.

Changes in U.S. tax laws, as well as the application of such laws, could adversely impact our financial position and operating results.

We are subject to complex tax laws and regulations in the United States. The U.S. has in the past and may in the future make changes to its corporate income tax rates and other income tax laws which could increase our future income tax provision. For example, our future income tax obligations could be adversely affected by earnings that are lower than anticipated in jurisdictions where we have lower statutory rates and by earnings that are higher than anticipated in jurisdictions where we have higher statutory rates, by changes in the valuation of our deferred tax assets and liabilities, by changes in the amount of unrecognized tax benefits, or by changes in tax laws, regulations, accounting principles, or interpretations thereof, including changes with possible retroactive application or effect.

Our determination of our tax liability is subject to review and may be challenged by applicable U.S. tax authorities. Any adverse outcome of such a challenge could harm our operating results and financial condition. The determination of our provision for income taxes and other tax liabilities requires significant judgment and, in the ordinary course of business, there are many transactions and calculations where the ultimate tax determination is complex and uncertain. Furthermore, if we operate in multiple taxing jurisdictions, the application of tax laws can be subject to diverging and sometimes conflicting interpretations by tax authorities of these jurisdictions. The taxing authorities of the jurisdictions in which we operate or may operate may challenge our tax treatment of certain items or the methodologies we use for valuing developed technology or intercompany arrangements, which could impact our effective tax rate and harm our financial position and operating results.

Further, any changes in the tax laws governing our activities may increase our tax expense, the amount of taxes we pay, or both. For example, the Tax Cuts and Jobs Act (the “TCJA”), enacted on December 22, 2017, significantly reformed the U.S. federal tax code, reducing the U.S. federal corporate income tax rate, making sweeping changes to the rules governing international business operations, and imposing new limitations on a number of tax benefits, including deductions for business interest and the use of net operating loss carryforwards. Effective beginning in 2022, the TCJA also eliminated the option to immediately deduct research and development expenditures (the “R&D Deduction”) and required taxpayers to amortize domestic expenditures over five years and foreign expenditures over fifteen years. The Inflation Reduction Act of 2022 (the “Inflation Reduction Act”), enacted on August 16, 2022, further amended the U.S. federal tax code, imposing a 15% minimum tax on “adjusted financial statement income” of certain corporations as well as an excise tax on the repurchase or redemption of stock by certain corporations, beginning in the 2023 tax year. The legislation referred to as the One Big Beautiful Bill Act, enacted on July 4, 2025, made permanent certain expiring and renewed certain expired provisions of the TCJA, modified certain rules governing international business operations, and restored the R&D Deduction. There can be no assurance that future tax law changes will not increase the rate of the corporate income tax, impose new limitations on deductions, credits or other tax benefits, or make other changes that may adversely affect our business, cash flows or financial performance.

In addition, the IRS has yet to issue guidance on a number of important issues regarding the tax treatment of cryptocurrency and the products we provide to our customers and from which we derive our income. In the absence of such guidance, we will take positions with respect to any such unsettled issues. There is no assurance that the IRS or a court will agree with the positions taken by us, in which case tax penalties and interest may be imposed that could adversely affect our business, cash flows or financial performance.

We also are subject to non-income taxes, such as payroll, sales, use, value-added, digital services, net worth, property, and goods and services taxes in the United States. Tax authorities may disagree with certain positions we have taken. As a result, we may have exposure to additional tax liabilities that could have an adverse effect on our operating results and financial condition.

As a result of these and other factors, the ultimate amount of tax obligations owed may differ from the amounts recorded in our financial statements and any such difference may harm our operating results in future periods in which we change our estimates of our tax obligations or in which the ultimate tax outcome is determined.

Our ability to use our deferred tax assets may be subject to certain limitations under U.S. law.

Realization of our deferred tax assets, in the form of future domestic tax deductions, credits or other tax benefits, will depend on future taxable income, and there is a risk that some or all of such tax assets could be subject to limitation or otherwise unavailable to offset future income tax liabilities, all of which could adversely affect our operating results. For example, future changes in our stock ownership, the causes of which may be outside of our control, could result in an ownership change under Section 382 of the Internal Revenue Code of 1986, as amended, which could limit our use of such tax assets in certain circumstances. Similarly, additional changes may be made to U.S. (federal and state) tax laws which could further limit our ability to fully utilize these tax assets against future taxable income.

Under the Inflation Reduction Act, our ability to utilize tax deductions or losses from prior years may be limited by the imposition of the 15% minimum tax if, in future years, such minimum tax applies to us. Therefore, we may be required to pay additional U.S. federal income taxes in future years despite any available future tax deductions, U.S. federal net operating loss carryforwards, credits or other tax benefits that we accumulate.

If our estimates or judgment relating to our critical accounting estimates prove to be incorrect, our operating results could be adversely affected.

The preparation of financial statements in conformity with generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, as provided in the section titled “Management’s Discussion and Analysis of Financial Conditions and Results of Operations for the years ended December 31, 2025 and 2024 and three and six months ended June 30, 2026 and 2025 - Critical Accounting Estimates.” The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities, and equity, and the amount of revenue and expenses that are not readily apparent from other sources. Significant estimates and judgments that comprise our critical accounting estimates involve the valuation of assets acquired and liabilities assumed in business combinations, valuation of strategic investments, evaluation of tax positions, and evaluation of legal and other contingencies. Our operating results may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our operating results to fall below the expectations of analysts and investors, resulting in a decline in the trading price of our stock.

We may be adversely affected by natural disasters, pandemics, and other catastrophic events, and by man-made problems such as war and terrorism, that could disrupt our business operations, and our business continuity and disaster recovery plans may not adequately protect us from a serious disaster.

Natural disasters or other catastrophic events may also cause damage or disruption to our operations, international commerce, and the global economy, and could have an adverse effect on our business, operating results, and financial condition. Our business operations are subject to interruption by natural disasters, fire, power shortages, and other events beyond our control, such as, for example, the war in Iran. In addition, our operations expose us to risks associated with public health crises, such as pandemics and epidemics, which could harm our business and cause our operating results to suffer. For example, the COVID-19 pandemic and the related precautionary measures that we adopted have in the past resulted, and could in the future result, in difficulties or changes to our customer support, or create operational or other challenges, any of which could adversely impact our business and operating results. Further, acts of terrorism, labor activism or unrest, and other geopolitical unrest, including ongoing regional conflicts around the world, could cause disruptions in our business or the businesses of our partners or the economy as a whole. In the event of a natural disaster, including a major earthquake, blizzard, or hurricane, or a catastrophic event such as a fire, power loss, or telecommunications failure, we may be unable to continue our operations and may endure system interruptions, reputational harm, delays in development of our platform, lengthy interruptions in service, breaches of data security, and loss of critical data, all of which could have an adverse effect on our future operating results. We do not maintain insurance sufficient to compensate us for the potentially significant losses that could result from disruptions to our services. Additionally, all the aforementioned risks may be further increased if we do not implement a disaster recovery plan or our partners’ disaster recovery plans prove to be inadequate. To the extent natural disasters or other catastrophic events concurrently impact data centers we rely on in connection with private key restoration, customers will experience significant delays in withdrawing funds, or in the extreme we may suffer loss of customer funds.

We might require additional capital to support business growth, and this capital might not be available.

We have funded our operations since inception primarily through debt, equity financings and revenue generated by our products and services. We cannot be certain when or if our operations will generate sufficient cash to fully fund our ongoing operations or the growth of our business. We intend to continue to make investments in our business, including developing new products and services, enhancing our operating infrastructure, and acquiring complementary businesses and technologies, all of which may require us to secure additional funds. Additional financing may not be available on terms favorable to us, if at all, including due to general macroeconomic conditions, crypto market conditions and any disruptions in the crypto market, instability in the global banking system, increasing regulatory uncertainty and scrutiny or other unforeseen factors. In addition, even if debt financing is available, the cost of additional financing may be significantly higher than our current debt. If we incur additional debt, the debt holders would have rights senior to holders of our common stock to make claims on our assets, and the terms of any debt could restrict our operations, including our ability to pay dividends on our common stock. If we issue additional equity securities, stockholders will experience dilution, and the new equity securities could have rights senior to those of our currently authorized and issued common stock. The trading prices for our common stock may be highly volatile, which may reduce our ability to access capital on favorable terms or at all. In addition, a slowdown or other sustained adverse downturn in the general economic or bitcoin market could adversely affect our business and the value of our common stock. Because our decision to raise capital in the future will depend on numerous considerations, including factors beyond our control, we cannot predict or estimate the amount, timing, or nature of any future issuances of securities. As a result, our stockholders bear the risk of future issuances of debt or equity securities reducing the value of our common stock and diluting their interests. Our inability to obtain adequate financing or financing on terms satisfactory to us, when we require it, could significantly limit our ability to continue supporting our business growth and responding to business challenges.

Changes to, or changes to interpretations of, the U.S. federal, state, local or other jurisdictional tax laws could have a material adverse effect on our business, financial condition and results of operations.

All statements contained herein concerning U.S. federal income tax (or other tax) consequences are based on existing law and interpretations thereof. The tax regimes to which we are subject or under which we operate, including income and non-income taxes, are unsettled and may be subject to significant change. While some of these changes could be beneficial, others could negatively affect our after-tax returns. Accordingly, no assurance can be given that the currently anticipated tax treatment will not be modified by legislative, judicial or administrative changes, possibly with retroactive effect. In addition, no assurance can be given that any tax authority or court will agree with any particular interpretation of the relevant laws.

State, local or other jurisdictions could impose, levy or otherwise enforce tax laws against us. Tax laws and regulations at the state and local levels frequently change, especially in relation to the interpretation of existing tax laws for new and emerging industries, and we cannot always reasonably predict the impact from, or the ultimate cost of compliance with, current or future taxes, which could have a material adverse effect on our business, financial condition and results of operations.

Our business and operations could be negatively affected if we become subject to any securities litigation or stockholder activism, which could cause us to incur significant expense, hinder execution of our business and growth strategy, and impact our stock price.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Stockholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the stock price of our Common Stock or other reasons may in the future cause it to become the target of securities litigation or stockholder activism. Securities litigation and stockholder activism, including potential proxy contests, could result in substantial costs and divert management’s and the board of directors’ attention and resources from our business. Additionally, such securities litigation and stockholder activism could give rise to perceived uncertainties as to our future, adversely affect our relationships with service providers and make it more difficult for us to attract and retain qualified personnel. Also, we may be required to incur significant legal fees and other expenses related to any securities litigation and activist stockholder matters. Further, our stock price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and stockholder activism.

THE COMMITTED EQUITY FACILITY

On September 4, 2026, we entered into the Purchase Agreement and the Registration Rights Agreement with Roth Principal Investments. Upon the terms and subject to the satisfaction of the conditions contained in the Purchase Agreement, from and after the Commencement Date, we will have the right, in our sole discretion, to sell to Roth Principal Investments up to $25,000,000 of shares of our Common Stock, subject to certain limitations set forth in the Purchase Agreement, from time to time after the date of this prospectus and during the term of the Purchase Agreement. Sales of Common Stock by us to Roth Principal Investments under the Purchase Agreement, and the timing of any such sales, are solely at our option, and we are under no obligation to sell any securities to Roth Principal Investments under the Purchase Agreement. In accordance with our obligations under the Registration Rights Agreement, we have filed the registration statement that includes this prospectus with the SEC to register under the Securities Act the resale by Roth Principal Investments of up to 51,229,508 Purchase Shares that we may, in our sole discretion, direct Roth Principal Investments to purchase from us pursuant to the Purchase Agreement, from time to time after the date of this prospectus and during the term of the Purchase Agreement.

We do not have the right to commence any sales of our Common Stock to Roth Principal Investments under the Purchase Agreement until the Commencement Date, which is the date on which all of the conditions to Roth Principal Investments’ purchase obligation set forth in the Purchase Agreement have initially been satisfied, none of which are in Roth Principal Investments’ control, including that the registration statement that includes this prospectus shall have been declared effective by the SEC and the final form of this prospectus shall have been filed with the SEC. From and after the Commencement Date, we have the right, but not the obligation, from time to time at our sole discretion for a period of up to 36 months, unless the Purchase Agreement is earlier terminated, to direct Roth Principal Investments to purchase up to a specified maximum amount of shares of Common Stock in one or more Market Open Purchases, Intraday Purchases, Pre-Market Purchases and Post-Market Purchases as set forth in the Purchase Agreement, by timely delivering the applicable Purchase Notice for each such Purchase to Roth Principal Investments in accordance with the Purchase Agreement on any trading day we select as the Purchase Date therefor, so long as (i) the closing sale price of our Common Stock on the trading day immediately prior to such Purchase Date is not less than the Threshold Price and (ii) all shares of Common Stock subject to all prior Purchases effected by us under the Purchase Agreement on or before the trading day immediately preceding such Purchase Date have been timely received by Roth Principal Investments at such time and in the manner set forth in the Purchase Agreement.

From and after Commencement, the Company will control the timing and amount of any sales of Common Stock to Roth Principal Investments. Actual sales of shares of our Common Stock to Roth Principal Investments under the Purchase Agreement will depend on a variety of factors to be determined by us from time to time, including, among other things, market conditions, the trading price of our Common Stock and determinations by us as to the appropriate sources of funding for our company and its operations.

Under the applicable Nasdaq rules, in no event may we issue to Roth Principal Investments under the Purchase Agreement shares of Common Stock in excess of the Exchange Cap (or 10,942,804 shares of Common Stock, representing 19.99% of the shares of our Common Stock outstanding immediately prior to the execution of the Purchase Agreement), unless (i) we obtain stockholder approval to issue shares of Common Stock in excess of the Exchange Cap in accordance with applicable Nasdaq rules, or (ii) the average price per share paid by Roth Principal Investments for all of the shares of Common Stock that we direct Roth Principal Investments to purchase from us pursuant to the Purchase Agreement, if any, equals or exceeds $0.5337 (representing the sum of (i) $0.0457 and (ii) the lower of (a) the official closing price of our Common Stock on Nasdaq on the trading day immediately preceding the execution of the Purchase Agreement and (b) the average official closing price of our Common Stock on Nasdaq for the five consecutive trading days ending on the trading day immediately preceding the execution of the Purchase Agreement, adjusted as required by Nasdaq to take into account, among other things, our payment of the Commitment Fee to Roth Principal Investments), so that the Exchange Cap limitation will not apply to issuances and sales of Common Stock pursuant to the Purchase Agreement.

Moreover, we may not issue or sell any shares of Common Stock to Roth Principal Investments under the Purchase Agreement which, when aggregated with all other shares of Common Stock then beneficially owned by Roth Principal Investments and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 thereunder), would result in Roth Principal Investments beneficially owning shares of Common Stock in excess of the 4.99% Beneficial Ownership Limitation.

The net proceeds to us from sales that we elect to make to Roth Principal Investments under the Purchase Agreement, if any, will depend on the frequency and prices at which we sell shares of our Common Stock to Roth Principal Investments. We expect that any proceeds received by us from such sales to Roth Principal Investments will be used for product development, working capital and general corporate purposes.

Neither we nor Roth Principal Investments may assign or transfer any of our respective rights or obligations under the Purchase Agreement or the Registration Rights Agreement, and no provision of the Purchase Agreement or the Registration Rights Agreement may be modified or waived by us or Roth Principal Investments.

As consideration for Roth Principal Investments’ commitment to purchase shares of Common Stock at our direction upon the terms and subject to the conditions set forth in the Purchase Agreement, we agreed to pay to Roth Principal Investments the Commitment Fee of up to $500,000, which is equal to 2.0% of Roth Principal Investments’ $25,000,000 total aggregate dollar amount purchase commitment under the Purchase Agreement. The Commitment Fee will be paid over time by Roth Principal Investments withholding cash amounts equal to 10% of the total aggregate Purchase Price payable by Roth Principal Investments to us in connection with each Purchase of shares of our Common Stock effected under the Purchase Agreement, until such time as Roth Principal Investments shall have received from such cash withholdings a total aggregate amount in cash equal to $500,000, representing the entire Commitment Fee payable to Roth Principal Investments pursuant to the Purchase Agreement.

In addition, we have agreed to reimburse Roth Principal Investments for the Initial Legal Fee Reimbursement Amount of $75,000 in the aggregate, on or prior to the Closing Date, for the reasonable legal fees and disbursements of Roth Principal Investments’ legal counsel in connection with the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement. We have also agreed to reimburse Roth Principal Investments the Additional Investor Legal Fee Reimbursement Amount of up to $7,500 per fiscal quarter for the reasonable legal fees and disbursements of Roth Principal Investments’ legal counsel in connection with quarterly and annual bring-down due diligence investigations and related matters as contemplated by the Purchase Agreement.

The Purchase Agreement and the Registration Rights Agreement contain customary representations, warranties, conditions and indemnification obligations of the parties. Copies of the agreements have been filed as exhibits to the registration statement that includes this prospectus and are available electronically on the SEC’s website at www.sec.gov.

Purchases of Common Stock Under the Purchase Agreement

Market Open Purchases

From and after the Commencement Date, we will have the right, but not the obligation, from time to time at our sole discretion for a period of up to 36 months, unless the Purchase Agreement is earlier terminated, beginning on the Commencement Date, to direct Roth Principal Investments to purchase a specified number of shares of Common Stock, not to exceed the applicable Maximum Market Open Purchase Amount, in a Market Open Purchase under the Purchase Agreement, by timely delivering a written Market Open Purchase Notice to Roth Principal Investments, after 7:30 a.m., Eastern time, and prior to 9:00 a.m., Eastern time, on any trading day we select as the Purchase Date for such Market Open Purchase, so long as:

•        the closing sale price of our Common Stock on the trading day immediately prior to such Purchase Date is not less than the Threshold Price; and

•        all shares of Common Stock subject to all prior Purchases effected by us under the Purchase Agreement on or before the trading day immediately preceding such Purchase Date have been timely received by Roth Principal Investments prior to the time we deliver such Market Open Purchase Notice.

The Maximum Market Open Purchase Amount applicable to such Market Open Purchase will be equal to the lesser of:

•        2,000,000 shares of Common Stock; and

•        the Market Open Purchase Percentage (as specified in the applicable Market Open Purchase Notice for such Purchase) of the total aggregate number (or volume) of shares of our Common Stock traded on Nasdaq during the applicable Market Open Purchase Valuation Period for such Market Open Purchase.

The actual number of shares of Common Stock that Roth Principal Investments will be required to purchase in a Market Open Purchase, which we refer to as the Market Open Purchase Share Amount, will be equal to the number of shares that we specify in the applicable Market Open Purchase Notice, subject to adjustment to the extent necessary to give effect to the applicable Maximum Market Open Purchase Amount and other applicable limitations set forth in the Purchase Agreement, including the Beneficial Ownership Limitation and, if then applicable, the Exchange Cap.

The per share purchase price that Roth Principal Investments will be required to pay for the Market Open Purchase Share Amount in a Market Open Purchase effected by us pursuant to the Purchase Agreement, if any, will be equal to the VWAP of our common stock for the applicable Market Open Purchase Valuation Period on the Purchase Date for such Market Open Purchase, less a fixed 3.0% discount to the VWAP for such Market Open Purchase Valuation Period. The Market Open Purchase Valuation Period for a Market Open Purchase is defined in the Purchase Agreement as the period beginning at the official open (or “commencement”) of the regular trading session on Nasdaq on the applicable Purchase Date for such Market Open Purchase, and ending at the earliest to occur of:

•        3:59 p.m., Eastern time, on such Purchase Date or such earlier time publicly announced by the trading market as the official close of the primary trading session on such Purchase Date;

•        such time that the total aggregate number (or volume) of shares of Common Stock traded on Nasdaq during such Market Open Purchase Valuation Period reaches the applicable Market Open Purchase Volume Maximum for such Market Open Purchase, which will be determined by dividing (a) the applicable Market Open Purchase Share Amount for such Market Open Purchase, by (b) the Market Open Purchase Percentage we specified in the applicable Market Open Purchase Notice for such Market Open Purchase); and

•        if we further specify in the applicable Market Open Purchase Notice for such Market Open Purchase that a Limit Order Discontinue Election shall apply to such Market Open Purchase, such time that the trading price of our Common Stock on Nasdaq during such Market Open Purchase Valuation Period (calculated in accordance with the Purchase Agreement) falls below the applicable VWAP Minimum Price Threshold.

Under the Purchase Agreement, for purposes of calculating the volume of shares of Common Stock traded during a Market Open Purchase Valuation Period, including for purposes of determining whether the applicable Market Open Purchase Volume Maximum for a Market Open Purchase has been reached, for purposes of calculating the VWAP of our Common Stock for the applicable Market Open Purchase Valuation Period, and to the extent that we specify in the applicable Market Open Purchase Notice that the Limit Order Discontinue Election will apply, the following transactions, to the extent they occur during such Market Open Purchase Valuation Period, shall be excluded: (x) the opening or first purchase of Common Stock at or following the official open of the regular trading session on Nasdaq on the applicable Purchase Date for such Market Open Purchase, (y) the last or closing sale of Common Stock at or prior to the official close of the regular trading session on Nasdaq on the applicable Purchase Date for such Market Open Purchase, and (z) if we have specified in the applicable Market Open Purchase Notice for such Market Open Purchase that a Limit Order Continue Election, rather than a Limit Order Discontinue Election, shall apply to such Market Open Purchase, all purchases and sales of Common Stock on Nasdaq during such Market Open Purchase Valuation Period at a price per share that is less than the applicable VWAP Minimum Price Threshold for such Market Open Purchase.

Intraday Purchases

In addition to the Market Open Purchases described above, from and after the Commencement Date, we will also have the right, but not the obligation, subject to the continued satisfaction of the conditions set forth in the Purchase Agreement, to direct Roth Principal Investments to make Intraday Purchases (whether or not a Market Open Purchase is effected on such Purchase Date), not to exceed the applicable Intraday Purchase Maximum Amount, in an Intraday Purchase under the Purchase Agreement, by timely delivering a written Intraday Purchase Notice to Roth Principal Investments, after 10:00 a.m., Eastern time (and after the Market Open Purchase Valuation Period for any earlier

Market Open Purchase and the Intraday Purchase Valuation Period for the most recent prior Intraday Purchase effected on the same Purchase Date if applicable, have ended), and prior to 2:00 p.m., Eastern time, on such Purchase Date, so long as:

•        the closing sale price of our Common Stock on the trading day immediately prior to such Purchase Date is not less than the Threshold Price; and

•        all shares of Common Stock subject to all prior Purchases (as applicable) effected by us under the Purchase Agreement on or before the trading day immediately preceding such Purchase Date, including all prior purchases effected on the same Purchase Date as such applicable Intraday Purchase, have been timely received by Roth Principal Investments on the applicable Purchase Share Delivery Dates for such prior Purchases in accordance with the Purchase Agreement.

The Intraday Purchase Maximum Amount applicable to such Intraday Purchase will be equal to the lesser of:

•        2,000,000 shares of Common Stock; and

•        the Intraday Purchase Percentage (as specified by us in the applicable Intraday Purchase Notice for such Intraday Purchase) of the total aggregate number (or volume) of shares of our Common Stock traded on Nasdaq during the applicable Intraday Purchase Valuation Period for such Intraday Purchase.

The actual number of shares of Common Stock that Roth Principal Investments will be required to purchase in an Intraday Purchase, which we refer to as the Intraday Purchase Share Amount, will be equal to the number of shares that we specify in the applicable Intraday Purchase Notice, subject to adjustment to the extent necessary to give effect to the applicable Intraday Purchase Maximum Amount and other applicable limitations set forth in the Purchase Agreement, including the Beneficial Ownership Limitation and, if then applicable, the Exchange Cap.

The per share purchase price that Roth Principal Investments will be required to pay for the Intraday Purchase Share Amount in an Intraday Purchase effected by us pursuant to the Purchase Agreement, if any, will be calculated in the same manner as in the case of a Market Open Purchase (including the same 3.0% fixed percentage discount to the applicable VWAP used to calculate the per share purchase price for a Market Open Purchase as described above), provided that the VWAP used to determine the purchase price for the Intraday Purchase Share Amount to be purchased in an Intraday Purchase will be equal to the VWAP for the applicable Intraday Purchase Valuation Period on the Purchase Date for such Intraday Purchase. The Intraday Purchase Valuation Period for an Intraday Purchase is defined in the Purchase Agreement as the period during the regular trading session on Nasdaq on such Purchase Date, beginning at the latest to occur of:

•        such time of confirmation of Roth Principal Investments’ receipt of the applicable Intraday Purchase Notice;

•        such time that the Market Open Purchase Valuation Period for any prior Market Open Purchase effected on the same Purchase Date (if any) has ended; and

•        such time that the Intraday Purchase Valuation Period for the most recent prior Intraday Purchase effected on the same Purchase Date (if any) has ended,

and ending at the earliest to occur of:

•        3:59 p.m., Eastern time, on such Purchase Date or such earlier time publicly announced by the trading market as the official close of the regular trading session on such Purchase Date;

•        such time that the total aggregate number (or volume) of shares of common stock traded on Nasdaq during such Intraday Purchase Valuation Period reaches the applicable Intraday Purchase Share Volume Maximum for such Intraday Purchase, which will be determined by dividing (a) the applicable Intraday Purchase Share Amount for such Intraday Purchase, by (b) the Intraday Purchase Percentage we specified in the applicable Intraday Purchase Notice for determining the applicable Intraday Purchase Share Amount for such Intraday Purchase; and

•        if we further specify Limit Order Discontinue Election in the applicable Intraday Purchase Notice for such Intraday Purchase, such time that the trading price of our common stock on Nasdaq during such Intraday Purchase Valuation Period (calculated in accordance with the Purchase Agreement) falls below the applicable VWAP Minimum Price Threshold.

As with Market Open Purchases, for purposes of calculating the volume of shares of common stock traded during an Intraday Purchase Valuation Period, including for purposes of determining whether the applicable Intraday Purchase Share Volume Maximum for an Intraday Purchase has been reached, for purposes of calculating the VWAP of our common stock for the applicable Intraday Purchase Valuation Period, the following transactions, to the extent they occur during such Intraday Purchase Valuation Period, are excluded: (x) the opening or first purchase of common stock at or following the official open of the regular trading session on Nasdaq on the applicable Purchase Date for such Intraday Purchase, (y) the last or closing sale of common stock at or prior to the official close of the regular trading session on Nasdaq on the applicable Purchase Date for such Intraday Purchase, and (z) if we have specified in the applicable Intraday Purchase Notice for such Intraday Purchase that a Limit Order Continue Election, rather than a Limit Order Discontinue Election, shall apply to such Intraday Purchase, all purchases and sales of common stock on Nasdaq during such Intraday Purchase Valuation Period at a price per share that is less than the applicable VWAP Minimum Price Threshold for such Intraday Purchase.

We may, in our sole discretion, timely deliver multiple Intraday Purchase Notices to Roth Principal Investments prior to 2:00 p.m., Eastern time, on a single Purchase Date to effect multiple Intraday Purchases on such same Purchase Date, provided that the Market Open Purchase Valuation Period for any earlier Market Open Purchase effected on the same Purchase Date (as applicable) and the Intraday Purchase Valuation Period for the most recent prior Intraday Purchase effected on the same Purchase Date have ended prior to 2:00 p.m., Eastern time, on such Purchase Date, and so long as all shares of common stock subject to all prior Purchases (as applicable) effected by us under the Purchase Agreement, including all prior purchases effected on the same Purchase Date as such applicable Intraday Purchase, have been timely received by Roth Principal Investments on the applicable Purchase Share Delivery Dates for such prior Purchases in accordance with the Purchase Agreement.

The terms and limitations that will apply to each subsequent additional Intraday Purchase effected on the same Purchase Date will be the same as those applicable to any earlier Market Open Purchase (as applicable) and any earlier Intraday Purchase effected on the same Purchase Date as such subsequent additional Intraday Purchase, and the per share purchase price for the shares of common stock that we elect to sell to Roth Principal Investments in each subsequent additional Intraday Purchase effected on the same Purchase Date as an earlier Market Open Purchase (as applicable) and/or earlier Intraday Purchase(s) effected on such Purchase Date will be calculated in the same manner as in the case of such earlier Market Open Purchase (as applicable) and such earlier Intraday Purchase(s) effected on the same Purchase Date as such subsequent additional Intraday Purchase, with the exception that the Intraday Purchase Valuation Period for each subsequent additional Intraday Purchase will begin and end at different times (and may vary in duration) during the regular trading session on such Purchase Date, in each case as determined in accordance with the Purchase Agreement.

In the case of Market Open Purchases, Intraday Purchases, Pre-Market Purchases and Post-Market Purchases effected by us under the Purchase Agreement, if any, all share and dollar amounts used in determining the purchase price per share of common stock to be purchased by Roth Principal Investments in a Market Open Purchase, an Intraday Purchase, a Pre-Market Purchase or a Post-Market Purchase (as applicable), or in determining the applicable maximum purchase share amounts or applicable volume or minimum price threshold in connection with any such Purchase (as applicable), in each case, will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during any period used to calculate such per share purchase price, maximum purchase share amounts or applicable volume or minimum price thresholds.

Pre-Market Purchases

In addition to Market Open Purchases and Intraday Purchases described above, from and after the Commencement Date, we will also have the right, but not the obligation, subject to the continued satisfaction of the conditions set forth in the Purchase Agreement, to direct Roth Principal Investments to purchase a specified number of shares of common stock (each, a “Pre-Market Purchase”), not to exceed the lesser of (such lesser number of shares, the “Pre-Market Purchase Maximum Amount”): (i) 1,000,000 shares of common stock and (ii) up to a certain percentage (not to exceed 20.0%), which we will specify in the applicable Pre-Market Purchase Notice for such Pre-Market Purchase (such specified percentage, the “Pre-Market Purchase Percentage”), of the total aggregate number (or volume) of shares of our common stock traded on Nasdaq during the applicable Pre-Market Purchase Valuation Period for such Pre-Market Purchase (such specified number of shares to be purchased by Roth Principal Investments, adjusted to the extent necessary to give effect to the applicable Pre-Market Purchase Maximum Amount as set forth in the Purchase Agreement, the “Pre-Market Purchase Share Amount”), by the delivery to Roth Principal Investments of an irrevocable written purchase notice for such Pre-Market Purchase (each, a “Pre-Market Purchase Notice”), after 7:00 a.m., Eastern time, and prior to 8:30 a.m., Eastern time, on any trading day we select as the Purchase Date for such Pre-Market Purchase, so long as (i) the closing sale price of the common stock on Nasdaq on the trading day immediately prior to such Purchase Date is not less than the Threshold Price and (ii) all shares of common stock subject to all prior Purchases effected by us under the Purchase Agreement on or before the trading day immediately preceding such Purchase Date have been timely received by Roth Principal Investments on the applicable Purchase Share Delivery Dates for such prior Purchases in accordance with the Purchase Agreement.

The per share purchase price that Roth Principal Investments will be required to pay for the Pre-Market Purchase Share Amount in a Pre-Market Purchase effected by us pursuant to the Purchase Agreement, if any, will be calculated in a similar manner as in the case of a Market Open Purchase, except that the VWAP will be calculated over the applicable Pre-Market Purchase Valuation Period and will reflect a fixed 5.0% discount to the VWAP for such Pre-Market Purchase Valuation Period (calculated in accordance with the Purchase Agreement).

Post-Market Purchases

In addition to Market Open Purchases, Intraday Purchases and Pre-Market Purchases described above, from and after the Commencement Date, we will also have the right, but not the obligation, subject to the continued satisfaction of the conditions set forth in the Purchase Agreement, to direct Roth Principal Investments to purchase a specified number of shares of common stock (each, a “Post-Market Purchase”), not to exceed the lesser of (such lesser number of shares, the “Post-Market Purchase Maximum Amount”): (i) 1,000,000 shares of common stock and (ii) up to a certain percentage (not to exceed 20.0%), which we will specify in the applicable Post-Market Purchase Notice for such Post-Market Purchase (such specified percentage, the “Post-Market Purchase Percentage”), of the total aggregate number (or volume) of shares of our common stock traded on Nasdaq during the applicable Post-Market Purchase Valuation Period for such Post-Market Purchase (such specified number of shares to be purchased by Roth Principal Investments, adjusted to the extent necessary to give effect to the applicable Post-Market Purchase Maximum Amount as set forth in the Purchase Agreement, the “Post-Market Purchase Share Amount”), by the delivery to Roth Principal Investments of an irrevocable written purchase notice for such Post-Market Purchase (each, a “Post-Market Purchase Notice”), after 4:05 p.m., Eastern time, and prior to 5:00 p.m., Eastern time, on any trading day we select as the Purchase Date for such Post-Market Purchase, so long as (i) the closing sale price of the common stock on Nasdaq on such Purchase Date is not less than the Threshold Price and (ii) all shares of common stock subject to all prior Purchases effected by us under the Purchase Agreement on or before the trading day immediately preceding such Purchase Date have been timely received by Roth Principal Investments on the applicable Purchase Share Delivery Dates for such prior Purchases in accordance with the Purchase Agreement.

The per share purchase price that Roth Principal Investments will be required to pay for the Post-Market Purchase Share Amount in a Post-Market Purchase effected by us pursuant to the Purchase Agreement, if any, will be calculated in a similar manner as in the case of a Pre-Market Purchase, with a fixed 5.0% discount to the VWAP for the applicable Post-Market Purchase Valuation Period (calculated in accordance with the Purchase Agreement).

At or prior to 7:00 p.m., Eastern time, on the applicable Purchase Date for a Market Open Purchase, Intraday Purchase, Pre-Market Purchase and/or Post-Market Purchase, Roth Principal Investments will provide us with a written confirmation for such Purchase, as applicable, setting forth the applicable purchase price (both on a per share basis and the total aggregate purchase price) to be paid by Roth Principal Investments for the shares of common stock purchased by Roth Principal Investments in such Purchase.

The payment for, against delivery of, shares of common stock purchased by Roth Principal Investments in any Purchase under the Purchase Agreement will be fully settled on the trading day immediately following the applicable Purchase Date for such Purchase, as set forth in the Purchase Agreement.

Conditions Precedent to Commencement and Each Purchase

Roth Principal Investments’ obligation to accept Purchase Notices that are timely delivered by us under the Purchase Agreement and to purchase shares of our common stock in Market Open Purchases, Intraday Purchases, Pre-Market Purchases and Post-Market Purchases under the Purchase Agreement, are subject to (i) the initial satisfaction, at the Commencement, and (ii) the satisfaction, at the applicable “Purchase Condition Satisfaction

Time” (as such term is defined in the Purchase Agreement) on the applicable Purchase Date for each Purchase after the Commencement Date, of the conditions precedent thereto set forth in the Purchase Agreement, all of which are entirely outside of Roth Principal Investments’ control, which conditions including the following:

•        the accuracy in all material respects of the representations and warranties of the Company included in the Purchase Agreement;

•        the Company having performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Purchase Agreement to be performed, satisfied or complied with by the Company;

•        the registration statement that includes this prospectus (and any one or more additional registration statements filed with the SEC that include shares of common stock that may be issued and sold by the Company to Roth Principal Investments under the Purchase Agreement) having been declared effective under the Securities Act by the SEC, and Roth Principal Investments being able to utilize this prospectus (and the prospectus included in any one or more additional registration statements filed with the SEC under the Registration Rights Agreement) to resell all of the shares of common stock included in this prospectus (and included in any such additional prospectuses);

•        the SEC shall not have issued any stop order suspending the effectiveness of the registration statement that includes this prospectus (or any one or more additional registration statements filed with the SEC that include shares of common stock that may be issued and sold by the Company to Roth Principal Investments under the Purchase Agreement) or prohibiting or suspending the use of this prospectus (or the prospectus included in any one or more additional registration statements filed with the SEC under the Registration Rights Agreement), and the absence of any suspension of qualification or exemption from qualification of the common stock for offering or sale in any jurisdiction;

•        FINRA shall not have provided an objection to, and shall have confirmed in writing that it has determined not to raise any objections with respect to the fairness and reasonableness of, the terms and arrangements of the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement;

•        there shall not have occurred any event and there shall not exist any condition or state of facts, which makes any statement of a material fact made in the registration statement that includes this prospectus (or in any one or more additional registration statements filed with the SEC that include shares of common stock that may be issued and sold by the Company to Roth Principal Investments under the Purchase Agreement) untrue or which requires the making of any additions to or changes to the statements contained therein in order to state a material fact required by the Securities Act to be stated therein or necessary in order to make the statements then made therein (in the case of this prospectus or the prospectus included in any one or more additional registration statements filed with the SEC under the Registration Rights Agreement, in the light of the circumstances under which they were made) not misleading;

•        this prospectus, in final form, shall have been filed with the SEC under the Securities Act prior to Commencement, and all reports, schedules, registrations, forms, statements, information and other documents required to have been filed by the Company with the SEC pursuant to the reporting requirements of the Exchange Act shall have been filed with the SEC;

•        trading in the common stock shall not have been suspended by the SEC or Nasdaq, the Company shall not have received any final and non-appealable notice that the listing or quotation of the common stock on Nasdaq, shall be terminated on a date certain (unless, prior to such date, the common stock is listed or quoted on any other Eligible Market, as such term is defined in the Purchase Agreement), and there shall be no suspension of, or restriction on, accepting additional deposits of the common stock, electronic trading or book-entry services by The Depository Trust Company with respect to the common stock;

•        the Company shall have complied with all applicable federal, state and local governmental laws, rules, regulations and ordinances in connection with the execution, delivery and performance of the Purchase Agreement and the Registration Rights Agreement;

•        the absence of any statute, regulation, order, decree, writ, ruling or injunction by any court or governmental authority of competent jurisdiction which prohibits the consummation of or that would materially modify or delay any of the transactions contemplated by the Purchase Agreement or the Registration Rights Agreement;

•        the absence of any action, suit or proceeding before any arbitrator or any court or governmental authority seeking to restrain, prevent or change the transactions contemplated by the Purchase Agreement or the Registration Rights Agreement, or seeking material damages in connection with such transactions;

•        all of the shares of common stock that may be issued pursuant to the Purchase Agreement shall have been approved for listing or quotation on Nasdaq (or if the common stock is not then listed on Nasdaq, then on any Eligible Market);

•        no condition, occurrence, state of facts or event constituting a Material Adverse Effect (as such term is defined in the Purchase Agreement) shall have occurred and be continuing;

•        the absence of any bankruptcy proceeding against the Company commenced by a third party, and the Company shall not have commenced a voluntary bankruptcy proceeding, consented to the entry of an order for relief against it in an involuntary bankruptcy case, consented to the appointment of a custodian of the Company or for all or substantially all of its property in any bankruptcy proceeding, or made a general assignment for the benefit of its creditors; and

•        the receipt by Roth Principal Investments of the legal opinions and negative assurances, bring-down legal opinions and negative assurances, and audit comfort letters, in each case as required under the Purchase Agreement.

Termination of the Purchase Agreement

Unless earlier terminated as provided in the Purchase Agreement, the Purchase Agreement will terminate automatically on the earliest to occur of:

•        the first day of the month next following the 36-month anniversary of the Commencement Date;

•        the date on which Roth Principal Investments shall have purchased shares of common stock under the Purchase Agreement for an aggregate gross purchase price equal to $25,000,000;

•        the date on which the common stock shall have failed to be listed or quoted on Nasdaq or any other Eligible Market for a period of one trading day;

•        the 30th trading day after the date on which a voluntary or involuntary bankruptcy proceeding involving our company has been commenced that is not discharged or dismissed prior to such 30th trading day; and

•        the date on which a bankruptcy custodian is appointed for all or substantially all of our property, or we make a general assignment for the benefit of our creditors.

We have the right to terminate the Purchase Agreement at any time after Commencement, at no cost or penalty, upon ten (10) trading days’ prior written notice to Roth Principal Investments; provided that we have paid all amounts of the Commitment Fee and legal fee reimbursements then required to be paid to Roth Principal Investments under the Purchase Agreement. We and Roth Principal Investments may also terminate the Purchase Agreement at any time by mutual written consent.

Roth Principal Investments also has the right to terminate the Purchase Agreement upon ten (10) trading days’ prior written notice to us, but only upon the occurrence of certain events, including:

•        the occurrence and continuation of a Material Adverse Effect (as such term is defined in the Purchase Agreement);

•        the occurrence of a Fundamental Transaction (as such term defined in the Purchase Agreement) involving our company;

•        if any registration statement is not filed by the applicable Filing Deadline (as defined in the Registration Rights Agreement) or declared effective by the SEC by the applicable Effectiveness Deadline (as defined in the Registration Rights Agreement), or the Company is otherwise in breach or default in any material respect under any of the other provisions of the Registration Rights Agreement, and, if such failure, breach or default is capable of being cured, such failure, breach or default is not cured within ten (10) trading days after notice of such failure, breach or default is delivered to us;

•        if we are in breach or default in any material respect of any of our covenants and agreements in the Purchase Agreement or in the Registration Rights Agreement, and, if such breach or default is capable of being cured, such breach or default is not cured within ten (10) trading days after notice of such breach or default is delivered to us;

•        the effectiveness of the registration statement that includes this prospectus or any additional registration statement we file with the SEC pursuant to the Registration Rights Agreement lapses for any reason (including the issuance of a stop order by the SEC), or this prospectus or the prospectus included in any additional registration statement we file with the SEC pursuant to the Registration Rights Agreement otherwise becomes unavailable to Roth Principal Investments for the resale of all of the shares of common stock included therein, and such lapse or unavailability continues for a period of twenty (20) consecutive trading days or for more than an aggregate of sixty (60) trading days in any 365-day period, other than due to acts of Roth Principal Investments; or

•        trading in the common stock on Nasdaq (or if the common stock is then listed on an Eligible Market, trading in the common stock on such Eligible Market) has been suspended for a period of five (5) consecutive trading days.

No termination of the Purchase Agreement by us or by Roth Principal Investments will become effective prior to the fifth trading day immediately following the date on which any pending Purchase has been fully settled in accordance with the terms and conditions of the Purchase Agreement, and no termination of the Purchase Agreement will affect (i) our respective rights and obligations under the Purchase Agreement with respect to any pending Purchase, (ii) the Commitment Fee, or any earned portion thereof, or (iii) the Initial Legal Fee Reimbursement Amount or any Additional Investor Legal Fee Reimbursement Amount, in each case as provided in the Purchase Agreement. Both we and Roth Principal Investments have agreed to complete our respective obligations with respect to any such pending Purchase under the Purchase Agreement. Furthermore, no termination of the Purchase Agreement will affect the Registration Rights Agreement, which will survive any termination of the Purchase Agreement.

No Short-Selling or Hedging by Roth Principal Investments

Roth Principal Investments has agreed that none of Roth Principal Investments, any of its officers, or any entity managed or controlled by Roth Principal Investments will engage in or effect, directly or indirectly, for Roth Principal Investments’ own account or for the principal account of any such entity managed or controlled by Roth Principal Investments, any short sales of the common stock or hedging transaction that establishes a net short position in the common stock during the term of the Purchase Agreement.

Prohibition on Variable Rate Transactions

Subject to specified exceptions included in the Purchase Agreement, we are limited in our ability to enter into specified “Variable Rate Transactions” (as such term is defined in the Purchase Agreement) during the term of the Purchase Agreement. Such transactions include, among others, the issuance of convertible securities with a conversion or exercise price that is based upon or varies with the trading price of our common stock after the date of issuance, or our effecting or entering into an agreement to effect an “equity line of credit” or other substantially similar continuous offering with a third party, in which we may offer, issue or sell common stock or any securities exercisable, exchangeable or convertible into common stock at a future determined price.

Effect of Sales of our Common Stock under the Purchase Agreement on our Stockholders

The Purchase Shares to be issued or sold by us to Roth Principal Investments under the Purchase Agreement that are being registered under the Securities Act for resale by Roth Principal Investments in this offering are expected to be freely tradable. The 51,229,508 Purchase Shares being registered for resale in this offering may be issued and sold by us to Roth Principal Investments from time to time at our discretion over a period of up to 36 months (unless the Purchase Agreement is earlier terminated), beginning on the Commencement Date. The resale by Roth Principal Investments of a significant amount of shares of common stock registered for resale in this offering at any given time, or the perception that these sales may occur, could cause the market price of our common stock to decline and to be highly volatile. Sales of our common stock, if any, to Roth Principal Investments under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Roth Principal Investments all, some or none of the shares of our common stock that may be available for us to sell to Roth Principal Investments pursuant to the Purchase Agreement.

If and when we do elect to sell shares of our common stock to Roth Principal Investments pursuant to the Purchase Agreement, after Roth Principal Investments has acquired such shares, Roth Principal Investments may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from Roth Principal Investments in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution, and in some cases substantial dilution, and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from Roth Principal Investments in this offering as a result of future sales made by us to Roth Principal Investments at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares of our common stock to Roth Principal Investments under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with Roth Principal Investments may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

Because the per share purchase price that Roth Principal Investments will pay for Purchase Shares in any Market Open Purchase, Intraday Purchase, Pre-Market Purchase or Post-Market Purchase that we may elect to effect pursuant to the Purchase Agreement will be determined by reference to the VWAP during the applicable Purchase Valuation Period on the applicable Purchase Date for such Purchase, as of the date of this prospectus, we cannot determine the actual purchase price per share that Roth Principal Investments will be required to pay for any Purchase Shares that we may elect to sell to Roth Principal Investments under the Purchase Agreement from and after Commencement and, therefore, we cannot be certain how many Purchase Shares, in the aggregate, we may issue and sell to Roth Principal Investments under the Purchase Agreement from and after Commencement. As of September 4, 2026, there were 54,741,392 shares of our Common Stock outstanding, of which 27,546,194 shares were held by non-affiliates of our company. If all of the 51,229,508 shares of common stock offered for resale by Roth Principal Investments under this prospectus were issued and outstanding, such shares would represent approximately 48.3 % of the total number of outstanding shares of Common Stock and 65.0% of the total number of outstanding shares of Common Stock held by non-affiliates of our company, in each case as of September 4, 2026.

Although the Purchase Agreement provides that we may sell up to $25,000,000 of our common stock to Roth Principal Investments, only 51,229,508 Purchase Shares are being registered under the Securities Act for resale by Roth Principal Investments under the registration statement that includes this prospectus. At an assumed purchase price per share of $0.4880, representing the average closing price of our Common Stock on the Trading Market (as reflected on Nasdaq.com) for the five (5) consecutive trading days ending on the trading day immediately preceding the date of this Purchase Agreement, the number of Purchase Shares that are being registered under the registration statement that includes this prospectus would be sufficient to enable us to receive the full $25,000,000 in aggregate gross proceeds from the sale of such Purchase Shares to Roth Principal Investments under the Purchase Agreement. However, depending on the market prices of our common stock on the Purchase Dates on which we elect to sell such Purchase Shares to Roth Principal Investments under the Purchase Agreement, we may need to register under the Securities Act additional shares of our common stock for resale by Roth Principal Investments in order for us to receive aggregate proceeds equal to Roth Principal Investments’ $25,000,000 maximum aggregate purchase commitment available to us under the Purchase Agreement.

Moreover, to the extent that the Exchange Cap remains applicable to issuances and sales of our common stock under the Purchase Agreement, if we elect to issue and sell to Roth Principal Investments more shares of common stock than the Exchange Cap (or 10,942,804 shares of common stock) under the Purchase Agreement, which we have the right, but not the obligation, to do, we must first obtain stockholder approval to issue shares of common stock in excess of the Exchange Cap under the Purchase Agreement in accordance with applicable Nasdaq rules. Any issuance and sale by us under the Purchase Agreement of a substantial amount of shares of common stock in addition to the 51,229,508 shares of common stock being registered for resale by Roth Principal Investments under the registration statement that includes this prospectus could cause additional substantial dilution to our stockholders.

The number of shares of common stock ultimately offered for resale by Roth Principal Investments through this prospectus is dependent upon the number of shares of common stock, if any, we elect to sell to Roth Principal Investments under the Purchase Agreement from and after the Commencement Date. The issuance of our common stock to Roth Principal Investments pursuant to the Purchase Agreement will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted. Although the number of shares of our common stock that our existing stockholders own will not decrease, the shares of our common stock owned by our existing stockholders will represent a smaller percentage of our total outstanding shares of our common stock after any such issuance.

The following table sets forth the amount of gross proceeds we would receive from Roth Principal Investments from our sale of shares of common stock (which are being registered for resale by Roth Principal Investments under the registration statement that includes this prospectus) to Roth Principal Investments as Purchase Shares under the Purchase Agreement at varying purchase prices:

Assumed Average Purchase Price Per Share		Number of Registered Purchase Shares to be Issued if Full Purchase(1)	Percentage of Outstanding Shares After Giving Effect to the Issuance to Roth Principal Investments(2)	Gross Proceeds from the Sale of Purchase Shares to Roth Principal Investments Under the Purchase Agreement
$0.40		51,229,508	48.34%	$20,491,803.20
$0.45		51,229,508	48.34%	$23,053,279.60
$0.49	(3)	51,020,408	48.24%	$24,999,999.92
$0.54		46,296,296	45.82%	$24,999,999.84
$0.60		41,666,667	43.22%	$25,000,000.20

____________

(1)      Although the Purchase Agreement provides that we may sell up to $25,000,000 of our common stock to Roth Principal Investments, we are only registering 51,229,508 shares under the registration statement that includes this prospectus, which may or may not cover all of the shares of common stock we ultimately sell to Roth Principal Investments under the Purchase Agreement. We will not issue more than an aggregate of 10,942,804 shares of our common stock (i.e., the Exchange Cap), unless (i) we obtain stockholder approval to issue shares of common stock in excess of the Exchange Cap in accordance with applicable Nasdaq rules, or (ii) the average price per share paid by Roth Principal Investments for all of the shares of common stock that we direct Roth Principal Investments to purchase from us pursuant to the Purchase Agreement, if any, equals or exceeds $0.5337 (in which case the Exchange Cap limitation will not apply to issuances and sales of common stock pursuant to the Purchase Agreement). The number of shares to be issued as set forth in this column (i) does not give effect to the Exchange Cap and (ii) is without regard for the Beneficial Ownership Limitation.

(2)      The denominator is based on 54,741,392 shares of common stock outstanding as of September 4, 2026, adjusted to include the issuance of the number of Purchase Shares set forth in the adjacent column that we would have sold to Roth Principal Investments, assuming the average purchase price in the first column. The numerator is based on the number of Purchase Shares issuable under the Purchase Agreement (which are included in this prospectus) at the corresponding assumed average purchase price set forth in the first column.

(3)      The closing sale price of our common stock on Nasdaq on September 3, 2026.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of common stock by Roth Principal Investments.

We may receive up to $25,000,000 aggregate gross proceeds under the Purchase Agreement from any sales we make to Roth Principal Investments pursuant to the Purchase Agreement. The net proceeds from sales, if any, under the Purchase Agreement, will depend on the frequency and prices at which we sell our common stock to Roth Principal Investments after the date of this prospectus. Because we are not obligated to sell any shares of our common stock under the Purchase Agreement, the actual total offering amount and proceeds to us, if any, are not determinable at this time. See the section titled “The Committed Equity Facility” in this prospectus for more information.

We expect to use any proceeds that we receive under the Purchase Agreement for product development, working capital and general corporate purposes. As of the date of this prospectus, we cannot specify with certainty all of the particular uses, and the respective amounts we may allocate to those uses, for any net proceeds we receive. Accordingly, we will retain broad discretion over the use of these proceeds. Pending the use of any proceeds we receive from sales of common stock to Roth Principal Investments under the Purchase Agreement, we may invest such proceeds in investment-grade, interest-bearing instruments.

We have engaged Compass Point, a registered broker-dealer and FINRA member, to act as a qualified independent underwriter in this offering and, in such capacity, participate in the preparation of the registration statement that includes this prospectus and exercise the usual standards of “due diligence” with respect thereto. We have agreed to pay directly to Compass Point a cash fee of $50,000 as consideration for its services in connection with acting as the qualified independent underwriter in this offering, with such amount to be reimbursed by us on or prior to the Closing Date. Compass Point will receive no other compensation for acting as the qualified independent underwriter in this offering. See the section titled “Plan of Distribution (Conflict of Interest)” in this prospectus for more information.

DETERMINATION OF OFFERING PRICE

We cannot currently determine the price or prices at which shares of our Common Stock may be resold by the Selling Stockholder under this prospectus. The actual offering price by the Selling Stockholder of the shares of Common Stock covered by this prospectus will be determined by prevailing market prices at the time of the sale, by private transactions negotiated by the Selling Stockholder or as otherwise described in the section under the heading “Plan of Distribution (Conflict of Interest).”

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain all available funds and future earnings, if any, to fund the development and growth of the business, and therefore, do not anticipate declaring or paying any cash dividends on our Common Stock in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of dividends and distributions to stockholders and any other factors or considerations the board of directors deems relevant.

MARKET INFORMATION

Our Common Stock is listed on Nasdaq under the symbol “FLD.” On September 17, 2026, the closing price of our Common Stock was $0.52. As of September 16, 2026, there were 83 holders of record of our Common Stock. The actual number of stockholders of our Common Stock is greater than the number of record holders and includes holders of our Common Stock whose shares of Common Stock are held in street name by brokers and other nominees.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

The following discussion and analysis presents management’s perspective on our financial condition and results of operations, including performance metrics that management uses to assess company performance and should be read together with our financial statements and the related notes and other financial information included elsewhere in this filing.

The statements in this discussion regarding our expectations of our future performance; liquidity and capital resources; our plans, estimates, beliefs and expectations that involve risks and uncertainties; and other non-historical statements in this discussion, are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described under “Risk Factors” and elsewhere in this prospectus. Our actual results may differ materially from those contained in or implied by any forward-looking statements.

Unless otherwise indicated or the context otherwise requires, references included in this Management’s Discussion and Analysis of Financial Condition and Results of Operations section to “Fold,” “we,” “us,” “our,” and the “Company” refer to the business of Fold, Inc., a Delaware corporation, prior to the Closing of the Merger, and Fold Holdings, Inc. after the Closing of the Merger.

Business overview

Founded in 2019, Fold is a bitcoin financial services company dedicated to expanding access to bitcoin through a comprehensive suite of consumer financial services. The Company was formed with the purpose of creating a modern financial services platform that allows customers to earn, accumulate, and utilize bitcoin in their everyday life. The Company offers consumers access to a variety of traditional financial services such as an FDIC insured checking account, the Fold Debit Card, the Fold Credit Card (which has been launched on a limited basis), a bitcoin gift card, bill payments, and an extensive catalog of merchant reward offers. The Company also offers a comprehensive suite of bitcoin trading and custody solutions with low-to-zero fees, and insured custody. Fold aims to provide customers with the ability to seamlessly move between traditional USD and bitcoin products according to their financial needs. By integrating bitcoin across traditional financial services, the Company aims to act as a key point of entry for consumers to engage with and integrate bitcoin into their everyday lives. The Company’s products and services are available in the United States through the Fold App.

Since Fold was founded, we have sought to be a pioneer in bitcoin consumer financial services. In 2019, our initial product allowed users to purchase merchant gift cards with bitcoin, including via the Lightning Network, a use case that was largely absent from the industry at that time. In 2020, we partnered with Visa to launch the first ever bitcoin rewards debit card. In 2022, we launched a bitcoin trading and custody product and have since added a comprehensive suite of purchase options including spot buys, dollar-cost averaging, direct paycheck conversion, and round-ups. In 2024, we provided consumers the ability to “get on zero” — the ability to live primarily off of bitcoin instead of fiat currency — and we launched a rewards product for ACH payments that allows users to earn up to 1.5% back on paying mortgages, rent, and other bill payments. In May 2025, we released the Bitcoin Gift Card, which we believe is the first of its kind to appear in physical retail networks across the country. In September 2025, we publicly announced our partnerships with Stripe and Visa to offer a bitcoin rewards credit card (the “Fold Credit Card”) which launched on a limited basis in March 2026. In January, 2026 we introduced the Employee Bitcoin Bonus program, which allows employers to offer bitcoin bonuses to their employee base and manage those assets through Fold, and announced Steak ‘n Shake as our first partner for this program. We expect to continue to innovate in the bitcoin consumer financial services space over the coming years. We have designed each of our core product lines to be product-level profitable at scale, inclusive of the contra-revenue effect of rewards, and we believe we are well positioned to scale those lines.

In addition to new products and features, we have committed significant resources towards optimizing our business through design and user experience updates, refinement of our systems architecture, scaling our customer support services, expanding our rewards network, and adding strategic partnerships.

One of the foundational value propositions of bitcoin is trust and security. Over the past few years, many “crypto”-adjacent business models failed to live up to those values, prioritizing short-term gains over their duties to customers. As a result, many of these companies suffered a combination of reputational damage, bankruptcy, litigation, and fines. Throughout our existence, Fold has been focused on ensuring the safety and security of our customer assets while also complying with regulatory guidance relevant to our business. We believe that a solid trust foundation is critical for continued user adoption and in building a positive brand image, both of which are crucial for our long-term success.

In addition to our core operating business, Fold has adopted a bitcoin treasury strategy that aligns our corporate goals with the products we offer to our customers. Fold views this treasury strategy as a reflection of alignment between Fold and its customers, providing exposure to the long-term value of bitcoin while supporting the financial strength and durability of the operating business. Fold considers its treasury allocation to be part of a disciplined capital strategy designed to support long-term operations and stockholder interests, rather than short-term financial outcomes. As of December 31, 2025, Fold held 1,527 bitcoin in our Investment Treasury. Refer to the Bitcoin treasury strategy section below for further detail.

Recent developments

On July 24, 2024, Fold, Inc. entered into the Merger Agreement with FTAC Emerald. The registration statement for the Merger was declared effective by the SEC on January 23, 2025, the Merger was approved by FTAC Emerald’s shareholders on February 13, 2025, and the business combination was finalized on February 14, 2025. The combined company now operates under the name Fold Holdings, Inc., and its Common Stock and warrants trade on the Nasdaq under the ticker symbols “FLD” and “FLDDW,” respectively.

In May 2025, we launched a new product line, the Fold Bitcoin Gift Card. This product provides customers the ability to purchase USD denominated gift cards through the Fold App, through online gift card distributors, and through brick-and-mortar retail locations across the country and redeem those gift cards for bitcoin through Fold. This product is currently available for purchase on Fold platforms, via various participating online retailers and in Kroger marketplaces. We expect to continue to roll out this product to new distribution channels over the coming months.

In June 2025, the Company entered into an agreement for a $250 million equity purchase facility (“Facility”). Pursuant to the Facility, the Company, in its sole discretion, has the right, but not the obligation, to issue and sell up to $250 million in newly issued shares of the Company’s Common Stock, subject to certain conditions. The Company expects that any proceeds received by it from the Facility will be used for, without limitation, purchasing additional bitcoin for the Company’s corporate treasury, working capital, and general corporate purposes. If and when the Company elects to sell shares of Common Stock to the investor pursuant to the Facility, the investor may resell all, some or none of such shares of Common Stock in its discretion and at prices subject to the terms of the Facility. Actual sales of shares of Common Stock under the Facility will depend on a variety of factors to be determined by the Company from time to time, which may include, without limitation, market conditions, the trading price of the Common Stock and determinations by the Company as to the appropriate sources of funding for its business and operational needs. Subject to the earlier termination by the Company, as provided for in the Facility, the Facility terminates automatically on June 16, 2027. As of December 31, 2025, the Company sold 1.42 million shares of Common Stock to the investor pursuant to the Facility for gross proceeds of $4.37 million, and recognized $0.1 million of amortization related to deferred issuance costs. Refer to Note 11 of the Financial Statements for further information.

In October 2025, Fold, Inc. entered into a Master Loan Agreement with Two Prime, and subsequently entered into the First Amendment to the Master Loan Agreement (the “Amendment”) in November 2025. The Master Loan Agreement and Amendment established a revolving credit facility (the “Credit Facility”) pursuant to which Fold, Inc., upon the deposit of bitcoin as collateral, may borrow from Two Prime up to $45.0 million at an interest rate of 8.5% per annum. As of March 17, 2026, the Company has borrowed $10.0 million under the Credit Facility, with 250 bitcoin deposited as collateral with the custodian pursuant to the terms of the Credit Facility. The entire loan has a fixed one-year term, maturing on September 30, 2026. This loan may be renewed with substantially similar terms upon mutual agreement between the parties prior to the maturity date. Refer to Note 10 and Note 18 for further information.

In January 2026, we introduced the Employee Bitcoin Bonus program, which allows participating employers to offer bitcoin bonuses to their employee base and manage those assets through Fold, and announced Steak ‘n Shake as our first partner for this program.

On February 25, 2026, the Company entered into a Purchase Agreement (the “Purchase Agreement”) with SATS Credit Fund LP (“SATS”), an affiliate of the Company’s lead director. Pursuant to the Purchase Agreement, SATS purchased from the Company a $13.0 million senior unsecured promissory note. On February 26, 2026, in connection with the closing of the Purchase Agreement, the Company repaid the March 2025 Investor Note with 500 bitcoin. On February 27, 2026, the Company repaid the June 2025 Amended Investor Note with $27.5 million. Following these transactions, the Company no longer has any outstanding convertible notes. Refer to Note 18 for further information regarding these transactions.

In March 2026, we launched the Fold Credit Card on a limited basis. The Fold Credit Card is an expansion of our bitcoin rewards Fold Debit Card. As with our Fold Debit Card, we have partnered with Visa to launch this product. The Fold Credit Card is issued by Celtic Bank, Member FDIC, and Stripe serves as our program manager and servicer. Stripe is our program manager. Premium customers receive unlimited 1.5% bitcoin rewards with the ability to earn up to 4% bitcoin rewards subject to certain conditions, and a free metal card, among other benefits.

Looking ahead

Fold has a proven track record of launching products that enhance engagement with our current customers and attract new customers to our platform. We intend to continue to build on this success by expanding our existing offerings to further engage our existing users, and we expect to introduce new products to attract new customers. Here is how we intend to continue our momentum:

Product strategy

As highlighted above, we have successfully launched several new product lines during the last twelve months: (1) the Fold Bitcoin Gift Card, (2) the Fold Bitcoin Bonus program, and (3) the Fold Credit Card on a limited basis. We expect these products to continue to expand to more users and to collectively drive higher volumes, revenues, and margins, but we also expect them to drive both new user acquisition and contribute to deeper engagement within the Fold ecosystem.

In addition to these new products, we are devoting significant time and resources to our custody and trading platform which we expect to become a significant growth driver for Fold. Specifically, we are refining our onboarding experience, our funding options, our systems architecture, and our geographic footprint where we offer this product. Over the course of the next few quarters we expect to continue to add new consumer financial services that complement and enhance our current offerings.

The timing of these product and feature releases will impact our ability to meet financial targets for 2026 and beyond; however, we expect that each of these releases will further enhance our existing market position and drive increased volumes across the platform.

Growth Strategy

In addition to our product strategy, we intend to grow our customer base, transaction volume, and revenues through increased investment into organic and paid marketing channels that have proven successful to-date.

Fold intends to continue to leverage our social media channels and customer referral program to drive growth via organic channels which have been our primary growth channels to date. In addition, to further accelerate growth, we intend to increase investments in paid marketing and affiliate opportunities in conjunction with key product rollouts.

While we expect our existing products to benefit from this growth strategy, we also expect new products like the Fold Credit Card, the Fold Bitcoin Gift Card, and the Fold Bitcoin Bonus program to create synergies across product lines and attract new users who are looking for a more comprehensive suite of financial products.

Bitcoin treasury strategy

As of December 31, 2025, we held approximately 1,606 BTC in our bitcoin treasury which had a market value of $140.5 million based on the market price of bitcoin on the Coinbase exchange at 11:59:59 p.m. UTC time on December 31, 2025, which was approximately $87.5 thousand.

Fold’s purpose for holding bitcoin in treasury is twofold: (1) to fulfill bitcoin rewards to customers in accordance with the terms and conditions of Fold’s user agreements (“Rewards Treasury”); and (2) as a treasury asset to support our operating business with the intention to hold it as a near- to long-term investment to preserve potential upside in the value of that bitcoin (“Investment Treasury”). The following is a summary of Fold’s bitcoin held in treasury as of the dates shown:

	December 31, 2025	December 31, 2024
Rewards treasury (USD)	$6,872,869	$8,569,651
Investment treasury (USD)	133,658,791	93,568,700
Total bitcoin treasury (USD)	$140,531,660	$102,138,351
	December 31, 2025	December 31, 2024
Rewards treasury (BTC)	79	92
Investment treasury (BTC)	1,527	1,002
Total bitcoin treasury (BTC)	1,606	1,094

Our treasury strategy contemplates that we may (i) periodically sell bitcoin for general corporate purposes to support our operating business, (ii) pledge or commit a portion of our bitcoin as collateral for purposes of entering into financing transactions, (iii) utilize our bitcoin as reserve collateral for various products used in our operating business, and/or (iv) consider opportunities to create income streams or otherwise generate funds using our bitcoin holdings. We may from time to time identify and/or implement additional strategies to more effectively utilize our Investment Treasury to support our overall business. Until such time that we consider it appropriate to utilize our bitcoin in one of those ways, we intend to hold bitcoin as a near- to long-term investment to preserve potential upside in the value of that bitcoin.

As of December 31, 2025, 800 bitcoin were restricted from use in operations under collateral agreements related to our convertible notes and an additional 200 bitcoin were restricted from use in operations as collateral under our Credit Facility. On February 5, 2026, the Company received a collateral maintenance notice under its outstanding Credit Facility as a result of the decline in the market price of bitcoin below the collateral maintenance threshold. In accordance with the terms of the Credit Facility, the Company provided an additional 50 bitcoin as collateral within the required notification period to satisfy the collateral maintenance requirements.

In February 2026, the Company sold 200 bitcoin for $14.4 million, or approximately $71.9 thousand per bitcoin, and repaid the March 2025 Investor Note by returning the 500 bitcoin that was previously reserved as collateral against that note, bringing our total Investment Treasury to 827 bitcoin. Those transactions were used to consummate the capital markets transactions as described in Note 18 of our financial statements. We may execute additional bitcoin sales based on market conditions and business requirements as part of our treasury management operations.

Key operating metrics

We collect and analyze operating and financial data to evaluate the health of our business, allocate our resources, and assess our performance. In addition to certain GAAP metrics, we also monitor various non-GAAP measures to evaluate our business. We believe the following metrics and measures are useful to facilitate period-to-period comparisons of our business and to facilitate comparisons of our performance to that of other financial service providers. Where applicable we have provided definitions of metrics we consider key to our operations below.

Verified Accounts

Verified Accounts represent users who have gone through Know Your Customer (“KYC”) verification to participate in our banking and exchange products. These users represent Fold’s highest potential value customers as they have passed through the verification necessary to participate in all of our core product lines.

During the twelve months ended December 31, 2025, we added nearly 13,000 Verified Accounts, bringing total Verified Accounts to nearly 84,000.

Transaction volumes

Transaction Volume is inclusive of deposits, spend, and withdrawals across our platform and are inclusive of both fiat (“USD”) and bitcoin (“BTC”) transaction volumes. We consider Transaction Volume a key operating metric as the majority of our revenues are derived from these volumes.

From inception through December 31, 2025, Fold processed over $3.5 billion in Transaction Volume through our platform. For the twelve months ended December 31, 2025, we averaged more than $78 million in Transaction Volume per month, respectively.

Key components of results of operations

Revenue

Banking and payments revenue

Fold is a financial services platform and not a chartered bank. Our banking and payments revenues consist of revenues received from our Fold Debit Card and related product features, including:

•        Fold+ Subscriptions:    Fold’s premium membership tier, called “Fold+”, offers users reduced or no fees on eligible products, higher rewards, and access to limited features. Fold+ costs $100/year or $10/month depending on the customer’s payment frequency selection. As announced January 27, 2026, we currently intend to eliminate the fees for the Fold+ subscription during fiscal year 2026.

•        Interchange:    Every time a Fold user makes a payment using their Fold Debit Card, Fold earns a share of the total interchange fee charged on that transaction. Interchange fees are set by the card network (Visa) and charged as a percentage of the total sale. The amount of interchange earned by Fold is dependent on a wide variety of factors, including whether the transaction is processed in- or out-of-network, the merchant and their assigned merchant category code (“MCC Code”), and the type of purchase being made (signature v PIN debit transaction), among other variables. Interchange rates are subject to change by the card network (Visa) at any time.

•        Transaction Fees:    Certain fees are charged to our cardholders depending on their membership tier or the nature of the transaction. These fees primarily include instant transfer fees, international transaction fees, and ATM fees. These fees are stated either as a percentage of each transaction or as a fixed dollar amount depending on the nature of the transaction.

•        Merchant Offers:    Fold partners with a number of merchant offer wholesalers and individual merchants to offer gift cards, card-linked offers, and other affiliate offers. Fold has established an extensive partnership network across multiple vendors to provide customers with numerous and high quality merchant offers, and we regularly add new partnerships to optimize our offers network. For accounting purposes, the Company is the principal in gift card transactions and therefore recognizes (1) gross revenues for the sales price of the gift card to the customer, and (2) gross costs of sales for the cost of each gift card sold. Our merchant offers revenue is subject to seasonality and is typically higher around major shopping periods (ex. Amazon Prime Day) and in the fourth quarter, driven by holiday spending and travel.

The Company notes that the above categories of revenue are combined into Banking and Payments given their interconnected nature. For example, nearly all merchant offers are purchased in relation to a Fold Debit Card transaction or by Fold Debit Card holders. In addition, Fold primarily incentivizes users to sign up for its Fold+ subscription by reducing transaction fees and increasing rewards on Fold Debit Card transactions as well as by providing access to exclusive merchant offers. While Fold assesses each of these revenue streams separately for revenue recognition purposes, they all derive primarily from Fold Debit Card transactions which are funded by user accounts at Sutton Bank.

Custody and trading revenue

As of December 31, 2025, Fold partnered with BitGo Trust Company, Inc. (“BitGo”) (our “Exchange Provider”) to offer eligible customers the ability to buy, sell, store, insure, and withdraw bitcoin using the Fold App via an “Exchange Account.” Fold earns revenue on these transactions via a combination of transaction fees and transaction spreads. Spreads on trades include two components: (1) spreads charged by our Exchange Provider, which include any spreads passed on by their liquidity providers, and (2) Fold’s spread. For customers that do not have a Fold+ subscription, Fold also adds a transaction fee to certain buy and sell transactions as outlined in our terms and conditions, which can change from time to time. Transaction fees are stated as a percentage of the purchase or sale amount (i.e. 1.5%).

Additionally, revenues from our newest product, the Fold Bitcoin Gift Card, are included within this revenue line, as we consider that product effectively an alternative method of selling bitcoin. For accounting purposes, the Company is the principal in these transactions and therefore recognizes (1) gross revenues for the sales price of the gift card to the customer, and (2) gross costs of sales for the cost of each gift card sold.

Other revenue

We occasionally earn revenues from alternate sources, including Fold merchandise sales, sponsorship revenues, affiliate revenues, and other one-off revenue models. These revenues are typically non-recurring and are not currently material to our business.

Revenue Rewards

Users can earn bitcoin rewards by engaging in qualifying revenue-generating activities. “Revenue Rewards” are defined as rewards that are earned in direct relation to a qualifying spend transaction, such as spending on the Fold Debit Card, purchasing bitcoin, purchasing merchant offers, etc. “Marketing Rewards” are defined as rewards that are earned for behaviors unrelated to qualifying spend transactions such as sign-up bonuses, referral bonuses, spinning the daily spin wheel, etc. For accounting purposes, any reward that derives from a transaction where Fold receives revenue constitutes a Revenue Reward, whereas all other rewards constitute Marketing Rewards. Marketing Rewards are recorded as a marketing expense within operating expenses.

Revenue Rewards constitute a “non-revenue element” of our contracts with customers and are accounted for under ASC 815 — Derivatives and Hedging. Under that guidance, for all applicable revenue streams, Revenue Rewards are recorded as a direct reduction in the transaction price of the related revenue earned (ex. we reduce interchange revenue by the amount of rewards earned by customers when completing qualifying spend transactions).

All rewards are earned immediately upon the performance of a qualifying action by the user, but not all rewards are immediately available for redemption. The redemption criteria for rewards varies by the type of qualifying action or transaction as outlined in the terms and conditions of the Fold Rewards Program. For example, rewards earned on the daily spin wheel are available for redemption immediately, while rewards earned via certain qualifying spend transactions on the Fold Debit Card are subject to a 30-day settlement period before becoming available for redemption, a policy that is in place to prevent fraudulent activities.

The Company accrues Revenue Rewards within ‘Customer rewards liability’ in our accompanying balance sheets at the time the Revenue Reward is earned. The liability is initially recorded at the fair value of the bitcoin earned upon the action by the user and subsequently marked to fair value until redeemed or reversed, with gains and losses on this liability recorded within ‘Gain (Loss) on customer rewards liability’ in our accompanying statements of operations. The liability is derecognized when the Revenue Reward is redeemed by the user and delivered to the user’s bitcoin wallet.

Per the terms and conditions of the Fold Rewards Program, rewards are subject to adjustment for chargebacks, returns, refunds, or other circumstances. In addition, rewards are subject to expiry if users fail to maintain an active account for more than twelve consecutive months. The Company estimates the amount of rewards that will expire based on historical data, current user trends, and other factors and accrues for those amounts in the period those rewards were earned.

Sales returns and allowances

All revenue is recognized net of sales returns and allowances, when applicable, which arise from time to time for various reasons. Returns and allowances have been primarily related to merchant offers and have historically been immaterial to our business.

Operating Expenses

Operating expenses consist of the costs to satisfy our performance obligations to our customers; compensation and benefits; marketing expenses; professional fees; amortization of capitalized software development costs; and other selling, general, and administrative expenses.

Banking and payment costs

Banking and payments costs include direct costs related to licensing, servicing, and processing transactions within our banking and payments products, including costs related to our Fold Debit Card and merchant offers. For accounting purposes, the Company is the principal in gift card transactions and therefore recognizes (1) gross revenues for the sales price of the gift card to the customer, and (2) gross costs of sales for the cost of each gift card sold.

Custody and trading costs

Custody and trading costs consist primarily of licensing, servicing, and custodial fees related to our bitcoin exchange product. Some custody and trading costs scale in proportion to our volumes.

Additionally, custody and trading costs include costs related to our Fold Bitcoin Gift Card. For accounting purposes, the Company is the principal in these transactions and therefore recognizes (1) gross revenues for the sales price of the gift card to the customer, and (2) gross costs of sales for the cost of each gift card sold.

Compensation and benefits expenses

Compensation and benefits expenses primarily consist of salaries and wages, employee insurance expenses, share-based compensation, and other payroll benefits related to full time employees.

Marketing expenses

Marketing expenses consist of costs incurred to promote the Company’s products and services, increase brand awareness, and drive sales. These expenses include paid advertising and growth initiatives such as digital campaigns, events and sponsorships, agency and content production, and press and public relations expenses, among others.

In addition, as described above, a portion of marketing expenses are Marketing Rewards. The Company accrues Marketing Rewards within ‘Customer rewards liability’ in our accompanying balance sheets at the time the Marketing Reward is earned, with the corresponding expense recorded within marketing expenses in our statements of operations. The liability is initially recorded at the fair value of the bitcoin earned upon the action by the user and subsequently marked to fair value, with gains and losses on this liability recorded within ‘Gain (Loss) on customer rewards liability’ in our accompanying statements of operations. The liability is derecognized when the reward is claimed by the user and delivered to the user’s external bitcoin wallet.

Per the terms and conditions of the Fold Rewards Program, rewards are subject to adjustment for chargebacks, returns, refunds, or other circumstances. In addition, rewards are subject to expiry if users fail to maintain an active account for more than twelve consecutive months. The Company estimates the amount of rewards that will expire based on historical data, current user trends, and other factors and accrues for those amounts in the period those rewards were earned. These accruals are accounted for as a contra-expense within marketing expense for Marketing Rewards.

Professional fees

Professional fees consist primarily of expenses related to fees paid for services, including legal, tax, accounting, and audit services.

Gain (loss) on customer rewards liability

Gain (loss) on customer rewards liability includes components of unrealized gains (losses) resulting from the remeasurement in fair value of Revenue Rewards and Marketing Rewards denominated in bitcoin in the current reporting period, as well as realized gains (losses) that occur upon the fulfillment of Rewards. Management has determined that gains or losses on digital assets held for purposes of fulfilling Rewards are related to its core operations, and therefore classifies all gains and losses on the remeasurement of this liability as an operating income or expense in its financial statements.

Gain (loss) on digital assets — rewards treasury

Gain (loss) on digital assets — rewards treasury includes components of unrealized gains (losses) resulting from the remeasurement in fair value of bitcoin held by Fold in our Rewards Treasury in the current reporting period as well as realized gains (losses) that occur upon the fulfillment of Rewards. Management has determined that gains or losses on digital assets held for the purposes of rewards redemptions are related to its core operations, and therefore classifies all gains and losses on the remeasurement of these digital assets as an operating income or expense in its financial statements.

Other selling, general and administrative expenses

Other selling, general and administrative expenses consist primarily of costs associated with contract labor, computer and internet, insurance, customer support costs, dues and subscriptions, and travel.

Other income (expense)

Gain (loss) on digital assets — investment treasury

Gain (loss) on digital assets — investment treasury includes components of unrealized gains (losses) resulting from the remeasurement in fair value of bitcoin held by Fold with the intention to hold as a long-term investment in the current reporting period. Management has determined that gains or losses on digital assets held as a long-term investment are not related to its core operations, and therefore classifies all gains and losses on the remeasurement of these digital assets as a non-operating income or expense in its financial statements.

Change in fair value of SAFEs

Change in fair value of SAFEs results from unrealized gain or loss due to the change in fair value of SAFEs. For accounting purposes, outstanding SAFEs are classified as liabilities and the change in their fair value is reflected in the statements of operations. However, Fold Predecessor’s SAFEs were structured to be settled via the delivery of common and/or preferred shares upon execution of an equity financing or liquidity event. On February 14, 2025, upon Closing of the Merger, all SAFEs held by Fold Predecessor converted into Common Stock of Fold Holdings, Inc. and we will not have future gains or losses related to SAFE fair value remeasurements.

Change in fair value of convertible note

Change in fair value of convertible note results from the fair value gain or loss related to the March 2025 Investor Note.

Convertible note issuance costs and fees

Convertible note issuance costs and fees relates to the March 2025 SPA including the March 2025 Warrants and Closing Shares.

Loss on extinguishment of debt

Convertible note costs related to the modification and extinguishment of the December 2024 Initial Investor Note and reissuing the debt as the June 2025 Amended Investor Note.

Interest expense

Interest expense primarily consists of amortization of the convertible note premium and issuance costs, as well as interest expense on the convertible notes and Two Prime drawdowns.

Other income

Other income primarily consists of interest income earned on cash and cash equivalents.

Income tax expense

The provision for income taxes consists primarily of federal, state and local tax. Our effective tax rate fluctuates from period to period due to changes in the mix of income and losses in jurisdictions with a wide range of tax rates, changes resulting from the amount of recorded valuation allowance, permanent differences between U.S. generally accepted accounting principles and local tax laws, and certain one-time items.

Results of operations for the year ended December 31, 2025 and 2024

Results of operations

	Year Ended December 31,
	2025	2024	$ Change	% Change
Revenues, net	$31,793,673	$23,753,148	$8,040,525	34%

Operating expenses
Banking and payment costs	28,662,586	22,472,378	6,190,208	28%
Custody and trading costs	1,024,452	228,080	796,372	349%
Compensation and benefits	17,691,784	3,225,179	14,466,605	449%
Marketing expenses	1,709,641	493,900	1,215,741	246%
Professional fees	5,410,925	1,855,131	3,555,794	192%
Amortization expense	557,982	292,266	265,716	91%
(Gain) loss on customer rewards liability	(798,493)	5,219,775	(6,018,268)	-115%
(Gain) loss on digital assets – rewards treasury	394,271	(5,633,042)	6,027,313	-107%
Other selling, general and administrative expenses	4,871,495	1,413,402	3,458,093	245%
Total operating expenses	59,524,643	29,567,069	29,957,574	101%
Operating loss	(27,730,970)	(5,813,921)	(21,917,049)	377%

Other income (expense)
Gain (loss) on digital assets – investment treasury	(9,238,234)	29,247,576	(38,485,810)	-132%
Change in fair value of SAFEs	(7,197,168)	(88,372,854)	81,175,686	-92%
Change in fair value of convertible note	(928,056)	—	(928,056)	NM (i)
Convertible note issuance costs and fees	(9,569,109)	—	(9,569,109)	NM (i)
Loss on extinguishment of debt	(9,612,199)	—	(9,612,199)	NM (i)
Interest expense	(5,708,045)	(234,035)	(5,474,010)	NM (i)
Other income	394,791	91,848	302,943	330%
Other income (expense), net	(41,858,020)	(59,267,465)	17,409,445	-29%

Net loss before income taxes	(69,588,990)	(65,081,386)	(4,507,604)	7%
Income tax expense (benefit)	1,472	7,400	(5,928)	-80%
Net loss	$(69,590,462)	$(65,088,786)	$(4,501,676)	7%

____________

(i)      Not meaningful (“NM”)

Revenue

	Year Ended December 31,
Revenue stream	2025	2024	$ Change	% Change
Banking and payment revenues	$30,322,364	$23,432,996	$6,889,368	29%
Custody and trading revenues	1,462,357	170,746	1,291,611	NM (i)
Other revenues	63,663	161,000	(97,337)	-60%
Less: Sales returns and allowances	(54,711)	(11,594)	(43,117)	372%
Revenues, net	$31,793,673	$23,753,148	$8,040,525	34%

____________

(i)      Not meaningful (“NM”)

Net revenue for the year ended December 31, 2025 increased by $8.0 million, or 34%, to $31.8 million, compared to the net revenue of $23.8 million for the year ended December 31, 2024. Those amounts are net of reductions in revenue related to Revenue Rewards totaling $1.9 million and $1.8 million for the year ended December 31, 2025 and 2024, respectively.

Banking and payments

The primary driver behind increased banking and payments revenues related to merchant offers within our banking and payments business. Net revenue from merchant offers increased 30% from $21.7 million for the year ended December 31, 2024 to $28.1 million for the year ended December 31, 2025. This increase was driven primarily due to continued expansion of our merchant offers catalog via new brand offerings, and due to our intentional focus on marketing our merchant offers products via internal and external marketing channels to both new and existing Fold customers.

Excluding merchant offers, our net banking and payments revenues for the year ended December 31, 2025 and year ended December 31, 2024 were $2.2 million and $1.8 million, respectively.

Custody and trading

Net revenues from custody and trading increased by approximately $1.3 million from $0.2 million for the year ended December 31, 2024 to $1.5 million for the year ended December 31, 2025. While still a small part of our overall revenue in 2025, we believe that custody and trading revenues will be an important growth driver for both volumes and revenues going forward. We are devoting significant time and resources to our custody and trading platform which we expect to become a significant growth driver for Fold. Specifically, we are refining our onboarding experience, our funding options, our systems architecture, and our geographic footprint where we offer this product. In the near term we expect to add support for enhanced funding options, to open our exchange product to non-Fold cardholders. As of December 31, 2025 Fold supports access to users from all 50 states.

Additionally, revenues from the Fold Bitcoin Gift Card, which launched in May, 2025 are included within custody and trading. Revenues from this product were $0.8 million for the year ended December 31, 2025. Fiscal year 2025 was the first year in which we offered this product. This product provides customers the ability to purchase USD denominated gift cards through the Fold App, through online gift card distributors, and through brick-and-mortar retail locations across the country and redeem those gift cards for bitcoin through Fold. This product is currently available for purchase on Fold platforms, via various participating online retailers, and in physical stores throughout the country, including Kroger marketplaces. We expect to continue to roll out this product to new distribution channels throughout 2026.

Operating expenses

Banking and payments costs

Banking and payments costs include direct costs related to licensing, servicing, and processing transactions within our banking and payments products, including costs related to our Fold Debit Card and merchant offers. Banking and payments costs increased in relation to our increased merchant offer volumes as noted above. Costs of sales from merchant offers increased 29% from $21.5 million for the year ended December 31, 2024 to $27.8 million for the year ended December 31, 2025.

Excluding merchant offers and Visa rebates, our banking and payments costs increased to $1.3 million for the year ended December 31, 2025 compared to $1.0 million for the year ended December 31, 2024. This increase is driven by increased card fulfillment fees and KYC costs related to new cardholder sign-ups of $0.2 million during the year ended December 31, 2025.

Custody and trading costs

Custody and trading costs consist primarily of licensing, servicing, and custodial fees related to our bitcoin exchange product. While some of our custody and trading costs scale in direct proportion to our volumes and revenues, other costs, such as monthly platform fees, are fixed and do not scale with volume. Costs from the Fold Bitcoin Gift Card are also included within custody and trading, primarily consisting of bitcoin fulfillment upon redemption and processing fees. Costs associated with this product were $0.8 million for the year ended December 31, 2025. Due to this cost structure, our margins on custody and trading are expected to increase over time with increased volumes.

Compensation and benefits

Payroll expenses increased in correlation with our increased employee headcount, which was 40 employees as of December 31, 2025 and 28 employees as of December 31, 2024. We expect to hire incremental staff in strategic roles to support the launches of our new product lines and continued growth throughout 2026.

Compensation and benefits expense for the year ended December 31, 2025 and 2024 also included non-cash share-based compensation expense of $10.0 million and $0 million, respectively. The $10.0 million of share-based compensation expense for the year ended December 31, 2025 included $4.4 million of unrecognized share-based compensation expense that was immediately recognized due to the performance condition under the 2019 Equity Plan being deemed satisfied on February 14, 2025 as a result of the Merger with FTAC Emerald. As the performance condition under the 2019 Equity Plan was not met as of December 31, 2024, no share-based compensation was recognized for the year ended December 31, 2024. There was $13.8 million of unrecognized shared-based compensation expense related to unvested awards as of December 31, 2025.

Marketing expenses

Marketing expenses were $1.7 million for the year ended December 31, 2025 compared to $0.5 million for the year ended December 31, 2024, respectively. As noted above, to further accelerate growth, we plan to increase investments in paid marketing and affiliate opportunities in 2026 to support the launches of our newest products, including the Fold Credit Card and Fold Bitcoin Gift Card. Our initial budget for paid marketing for the year ended December 31, 2025, was $3.0 million. Due to the delays in our credit card rollout, we deferred much of that spend until full product launch.

Professional fees

Professional fees increased to $5.4 million for the year ended December 31, 2025, compared to $1.9 million for the year ended December 31, 2024. This increase was driven primarily by fees paid to our legal counsel, independent auditors, and third-party consultants during 2025 in support of our Merger with FTAC Emerald and in support of ongoing regulatory and compliance costs associated with being a public company.

Gain (loss) on customer reward liability and digital assets — rewards treasury

Gain (loss) on customer reward liability and digital assets — rewards treasury include components of unrealized gains (losses) resulting from the remeasurement gain or loss for the change in fair value of bitcoin held by Fold for the purposes of fulfilling our customer rewards liability in the current reporting period, as well as realized gains (losses) that occur upon the fulfillment of customer rewards liabilities. The price of bitcoin was approximately $42.3 thousand, $93.4 thousand and $87.5 thousand as of December 31, 2023, December 31, 2024 and December 31, 2025, respectively. These price changes were the primary driver of gains (losses) for both customer rewards liabilities and digital assets — rewards treasury for the year ended December 31, 2025 and 2024.

Other Selling, General and Administrative Expenses

Other Selling, General and Administrative expenses primarily consist of costs related to insurance premiums, prepaid amortization, contract labor, and other general business expenses. Total Other Selling, General and Administrative Expenses increased from $1.4 million for the year ended December 31, 2024 to $4.9 million for the year ended December 31, 2025. This increase was primarily driven by higher insurance premiums, software and prepaid software amortization costs, contract labor, board compensation, and bank fees as a result of us transitioning to becoming a public company.

Other income (expense)

Change in fair value of SAFEs results from unrealized gain or loss due to the change in fair value of our long-term SAFE note liabilities, which is determined based on the aggregated, probability-weighted average of the outcomes of certain scenarios. For accounting purposes, outstanding SAFEs are classified as liabilities and the change in their fair value is reflected in the statements of operations. However, Fold Predecessor’s SAFEs were structured to be settled via the delivery of common and/or preferred shares upon execution of an equity financing or liquidity event. On February 14, 2025, upon Closing of the Merger, all SAFE notes held by Fold Predecessor converted into Common Stock of Fold Holdings, Inc.

Gain (loss) on digital assets — investment treasury include unrealized gains (losses) resulting from the remeasurement gain or loss for the change in fair value of bitcoin held by Fold as a long-term investment. The price of bitcoin was approximately $42.3 thousand, $93.4 thousand and $87.5 thousand as of December 31, 2023, December 31, 2024 and December 31, 2025, respectively. The price changes were the primary driver of gains (losses) for digital assets — investment treasury for the year ended December 31, 2025 and 2024.

Change in fair value of convertible note results from the fair value gain or loss related to the March 2025 Investor Note. The net loss on the fair value of the convertible note of $0.9 million during the year ended December 31, 2025 is comprised of a $12.8 million day one loss on the issuance of debt offset by a $11.8 million gain on the change in fair value.

Convertible note issuance costs and fees relates to the March 2025 SPA including the March 2025 Warrants and Closing Shares. The total issuance costs expensed were $9.6 million for the year ended December 31, 2025.

Loss on extinguishment of debt of $9.6 million in the statements of operations, which comprised of expensing the original debt’s unamortized debt discount of $5.8 million, expensing the original debt’s unamortized debt issuance costs of $1.4 million, recording the amended debt premium of $2.0 million and recognizing $0.5 million of additional paid-in capital due to the change in the fair value of the Series C warrants due to the change in exercise price.

Interest expense relates to amortization of the June 2025 Amended Investor Note premium and issuance costs, as well as interest expense on the convertible notes. Of the total interest expense, $2.1 million relates to the December 2024 Initial Investor Note and June 2025 Amended Investor Note and $1.8 million relates to the March 2025 Investor Note. Interest expense also includes amortization of debt discount and debt issuance costs related to our December 2024 Initial Investor Note, prior to extinguishment.

Non-GAAP Financial Measures

Adjusted EBITDA

In addition to net loss and other results under GAAP, we utilize non-GAAP calculations of adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”) to monitor the financial health of our business. Adjusted EBITDA is defined as net loss, excluding (i) interest expense, (ii) provision for (benefit from) income taxes, (iii) depreciation and amortization, (iv) share-based compensation, (v) remeasurement gains and losses such as fair value remeasurements on our digital assets, convertible notes, and SAFE notes, and (vi) impairments, restructuring charges, and business acquisition- or disposition-related expenses that we believe are not indicative of our core operating results. This non-GAAP financial information has limitations as an analytical tool when assessing our operating performance, is presented for supplemental informational purposes only, should not be considered in isolation or as a substitute for, or superior to, financial information presented in accordance with GAAP, and may be different from similarly titled non-GAAP measures used by other companies.

The above items are excluded from our Adjusted EBITDA measure because these items are non-cash in nature, or because the amount and timing of these items are unpredictable, are not driven by core results of operations, and/or render comparisons with prior periods and competitors less meaningful. We believe Adjusted EBITDA and Adjusted EBITDA per share provides useful information to investors and others in understanding and evaluating our results of core operations, as well as providing a useful measure for period-to-period comparisons of our business performance. Moreover, Adjusted EBITDA is a key measurement used by our management internally to make operating decisions, including those related to operating expenses, evaluate performance, and perform strategic planning and annual budgeting.

The following table presents a reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure, net loss:

	Year Ended December 31,
	2025	2024
Net loss	$(69,590,462)	$(65,088,786)
Add:
Interest expense	5,708,045	(234,035)
Income tax expense (benefit)	1,472	7,400
Amortization expense	557,982	292,266
Share-based compensation expense	9,969,081	—
(Gain) loss on customer rewards liability	(798,493)	5,219,775
(Gain) loss on digital assets – rewards treasury	394,271	(5,633,042)
(Gain) loss on digital assets – investment treasury	9,238,234	(29,247,576)
Change in fair value of SAFEs	7,197,168	88,372,854
Change in fair value of convertible note	928,056	—
Convertible note issuance costs and fees	9,569,109	—
Loss on extinguishment of debt	9,612,199	—
Adjusted EBITDA	$(17,213,338)	$(6,311,144)

Adjusted EBITDA for the year ended December 31, 2025 decreased by $10.9 million, or 173% compared to the year ended December 31, 2024. The principal driver of decreased Adjusted EBITDA relates to (i) increased professional fees of $3.6 million; (ii) increased compensation and benefits expense, excluding share-based compensation, of $4.5 million; (iii) increased marketing expenses of $1.2 million; and (iv) increased insurance expenses of $1.4 million.

Increased professional fees related directly to legal, advisory, and audit services incurred as part of our transition to becoming a public company and costs incurred in support of ongoing regulatory and compliance costs associated with being a public company. Payroll expenses increased in correlation with our increased employee headcount, which was 40 employees as of December 31, 2025 compared to 28 employees as of December 31, 2024. Marketing expenses increased in accordance with our planned growth strategy for 2025, which includes budgeted expenditures for paid marketing channels. Insurance expenses related to increased coverage premiums as result of our transition to becoming a public company.

Adjusted EBITDA (Loss) Per Share

	Year Ended December 31, 2025	Year Ended December 31, 2024
Adjusted EBITDA (Loss)	$(17,213,338)	$(6,311,144)
Weighted-average shares used to compute basic and diluted net loss per share	42,218,965	5,836,882

Adjusted EBITDA (Loss) per share attributable to common stockholders:
Basic and diluted	$(0.41)	$(1.08)

Financial condition

Liquidity and capital resources

As of December 31, 2025, the Company had cash and cash equivalents of $7.7 million and negative working capital of $3.0 million. The Company has a history of net operating losses, including an operating loss of $27.7 million for the year ended December 31, 2025. The Company has an accumulated deficit of $170.9 million as of December 31, 2025. Of that amount, $98.7 million relates to fair value adjustments on the Company’s SAFE notes, $9.6 million relates to loss on extinguishment of debt, and $0.9 million relates to fair value adjustments on convertible debt instruments.

As of December 31, 2025, the Company held 1,527 bitcoin in our Investment Treasury (as defined below), valued at $133.7 million based on the price of bitcoin as of that date. Of that amount, 1,000 bitcoin, valued at $87.5 million, were restricted from use as operating capital and served as collateral for our convertible notes and credit facility, which were collateralized by 800 bitcoin and 200 bitcoin, respectively.

As of December 31, 2025, we held 79 bitcoin in our Rewards Treasury (as defined below), valued at $6.9 million, which matched our existing customer rewards liability, which is denominated in bitcoin. The Company anticipates being able to cover the costs for future rewards via future revenues and operational capital on hand.

As of December 31, 2025, the Company had $66.3 million in principal debt outstanding in the form of two convertible notes. The June 2025 Amended Investor Note (as defined below) had a principal due of $20.0 million and was convertible into Common Stock at a conversion price of $9.00 per share. Refer to Note 10 for further details regarding the June 2025 Amended Investor Note and the amendment of its predecessor, and the December 2024 Initial Investor Note (as defined below). The June 2025 Amended Investor Note was secured by Fold’s assets as collateral, including 300 of Fold’s proprietary bitcoin, and was scheduled to mature on February 14, 2028. The March 2025 Investor Note had a principal balance of $46.3 million and was convertible into Common Stock at a price of $12.50 per share. This note was secured by Fold’s assets as collateral, including 500 of Fold’s proprietary bitcoin, and was scheduled to mature on March 6, 2030. On the maturity date, the Company was to transfer to the investor the balance of any bitcoin not previously released to the Company upon conversion of the March 2025 Investor Note to Common Stock, with a maximum potential repayment of 500 bitcoin if no amounts convert to Common Stock during the life of the note. No cash payments by Fold were contemplated under the March 2025 Investor Note. Refer to Note 10 for further information regarding the conversion features of the convertible notes.

On February 26, 2026, the Company closed on a transaction pursuant to which the March 2025 Investor Note was extinguished, at which time the 500 bitcoin was returned to the investor. On February 27, 2026, the June 2025 Amended Investor Note was extinguished with a cash repayment of $27.5 million, which included cash proceeds from the sale of 200 bitcoin. Refer to Note 18 for further information regarding these transactions.

In June 2025, the Company entered into an agreement for a $250 million equity purchase facility (“Facility”). Pursuant to the Facility, the Company, in its sole discretion, has the right, but not the obligation, to issue and sell up to $250 million in newly issued shares of the Company’s Common Stock, subject to certain conditions. The Company is not required to use the Facility and controls the timing and amount of any drawdown on the Facility, subject to certain restrictions under the Facility. The Company expects that any proceeds received by it from the Facility will be used for, without limitation, purchasing additional bitcoin for the Company’s corporate treasury, working capital and general corporate purposes. As of December 31, 2025, the Company sold 1.42 million shares of Common Stock pursuant to the Facility for gross proceeds of $4.37 million, and recognized a nominal amount amortization related to deferred issuance costs. Refer to Note 11 for further information.

In October 2025, Fold, Inc. entered into a Master Loan Agreement with Two Prime Lending Limited (“Two Prime”), and subsequently entered into the First Amendment to the Master Loan Agreement (the “Amendment”) in November 2025. The Master Loan Agreement and Amendment established a revolving credit facility (the “Credit Facility”) pursuant to which Fold, Inc., upon the deposit of bitcoin as collateral, may borrow from Two Prime up to $45.0 million at an interest rate of 8.5% per annum. As of December 31, 2025, the Company had borrowed $10 million pursuant to the Credit Facility, which had been collateralized by 200 of Fold’s proprietary bitcoin. The entire loan is a fixed-term loan, with a prepayment option, and matures on September 30, 2026. Refer to Note 10 for further information.

The Company performs an evaluation to determine whether there are conditions or events (known and reasonably knowable), considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are available to be issued. Management expects that the Company’s existing cash and cash equivalents, accounts receivable, financing available from the Facility, and digital assets on hand through the date of filing, will be sufficient to enable the Company to fund its anticipated level of operations through one year from the date of this registration statement.

There is limited historical financial information about the Company upon which to base an evaluation of its performance. The business is subject to risks inherent in the establishment of an emerging growth enterprise, including limited capital resources, possible delays in product development, and possible cost overruns due to price and cost increases in services. The Company may require additional capital to pursue certain business opportunities or respond to technological advancements, competitive dynamics or technologies, customer demands, challenges, or unforeseen circumstances. Additionally, the Company has incurred significant costs related to the Merger and becoming a public company.

We may continue to pursue additional capital via various capital instruments in the future, however, such funding may not be available on terms acceptable to us or at all. Although management believes that such capital sources will continue to be available, there can be no assurances that financing will be available to the Company when needed, or if available, on terms acceptable to the Company. If the Company is unable to obtain adequate financing on terms that are satisfactory to the Company, when the Company requires it, the Company’s ability to continue to grow or support the business and to respond to business challenges could be significantly limited, which may adversely affect the Company’s business plan.

Legal Proceedings

In connection with the chapter 11 bankruptcy proceeding of Prime Core Technologies, Inc. (“Prime Core”), on August 14, 2025, the Company was named as a defendant in a proceeding pending in the United States Bankruptcy Court for the District of Delaware (PCT Litigation Trust v. Fold Holdings, Inc., Adv. Pro. No. 25-52024 (JKS)), pursuant to which the litigation trust for Prime Core (“PCT Litigation Trust”) seeks avoidance and recovery of alleged preferential transfers. While the outcome of this proceeding cannot be predicted with certainty, the Company does not presently expect this matter to have a material adverse effect on its financial position, liquidity, capital resources, or annual results of operations.

From time to time, the Company may be subject to other claims, inquiries, or legal proceedings arising in the ordinary course of business. While the outcome of any future matter is inherently uncertain, we do not currently expect that any such matters, if they were to arise, would have a material adverse effect on our financial position, liquidity, capital resources, or annual results of operations.

For the year ended December 31, 2025 and 2024

The following table summarizes our cash flow activities:

	Year Ended December 31,
	2025	2024
Net cash used in operating activities	$(16,119,695)	$(3,314,951)
Net cash used in investing activities	(8,966,938)	(2,514,260)
Net cash provided by financing activities	14,408,477	22,668,026
Net increase (decrease) in cash	$(10,678,156)	$16,838,815

Cash flows from operating activities

For the year ended December 31, 2025, cash used in operating activities was $16.1 million compared to $3.3 million for the year ended December 31, 2024. This increase was driven primarily by (i) increased professional fees of $3.6 million; (ii) increased compensation and benefits expense, excluding share-based compensation of $4.5 million; (iii) increased marketing expenses of $1.2 million; and (iv) increased insurance expenses of $1.4 million.

Increased professional fees related directly to legal, advisory, and audit services incurred as part of our transition to becoming a public company and costs incurred in support of ongoing regulatory and compliance costs associated with being a public company. Payroll expenses increased in correlation with our increased employee headcount, which was 40 employees as of December 31, 2025 and 28 employees as of December 31, 2024. Marketing expenses increased in accordance with our planned growth strategy for 2025, which includes budgeted expenditures for paid marketing channels. Insurance expenses related to increased coverage premiums as result of our transition to becoming a public company.

Cash flows from investing activities

Cash flows used in investing activities increased by $6.5 million from $2.5 million for the year ended December 31, 2024 to $9.0 million for the year ended December 31, 2025, primarily due to increased purchases of bitcoin for our Investment Treasury.

Cash flows from financing activities

For the years ended December 31, 2025 and 2024, cash provided by financing activities was $14.4 million and $22.7 million, respectively. For the year ended December 31, 2025 we received proceeds from the issuance of the March 2025 Investor Note; however, those proceeds were received in bitcoin rather than cash and are therefore not included in cash provided by financing activities. For the year ended December 31, 2025 we received $4.37 million in proceeds from the issuance of shares of Common Stock through the Facility and $10.0 million pursuant to draws on the Credit Facility. For the year ended December 31, 2024. we raised $22.7, primarily due to proceeds from SAFE notes financings and proceeds from issuance of the convertible note.

Off-Balance Sheet Financing Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of December 31, 2025. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Critical Accounting Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with GAAP. GAAP requires us to make certain estimates and judgments that affect the amounts reported in our financial statements. We base our estimates on historical experience, anticipated future trends, and other assumptions we believe to be reasonable under the circumstances. Because these accounting estimates require significant judgment, our actual results may differ materially from our estimates. According to the SEC, a “critical accounting estimate” is defined as an estimate that meets two criteria:

1.      Material impact:    The accounting estimate must involve a significant degree of estimation uncertainty and have a material impact on the financial condition or operating performance as presented in the financial statements.

2.      Judgment and complexity:    The estimate involves a high degree of judgment and complexity, where changes in the assumptions and estimates could significantly alter the financial portrayal of the company’s condition and results.

Simple agreements for future equity (“SAFEs”)

The Company has issued certain SAFEs, none of which remained outstanding as of December 31, 2025, that grant investors rights to participate in a future equity financing. The number of shares deliverable upon settlement is determined based on the market price of the shares at the settlement date. The Company’s SAFEs are recorded as a liability in the accompanying balance sheets and the Company records subsequent remeasurements in changes in fair value of SAFEs in the statements of operations. Issuance costs related to the SAFEs are expensed in the period incurred. For more information regarding our treatment of the SAFEs, please see Note 9 of our Financial Statements.

Convertible notes and warrants

The Company has accounted for the December 2024 Initial Investor Note and the related warrants issued using the relative fair value allocation method on the date of issuance. The estimated fair values of the conversion option under the December 2024 Initial Investor Note and warrants were calculated under a Black-Scholes model utilizing the enterprise valuation of Fold’s Common Stock as of December 31, 2025.

The Company has accounted for the June 2025 Amended Investor Note and the related warrants issued using the relative fair value allocation method on the date of issuance. The estimated fair values of the conversion option under the June 2025 Amended Investor Note and warrants were calculated under a Black-Scholes model utilizing the enterprise valuation of Fold’s Common Stock as of December 31, 2025.

The fair value of the December 2024 Investor Note and June 2025 Amended Investor Note included the fair value of the conversion option as well as the discounted future contractually obligated cash flows under scenarios in which the Company achieved or did not achieve a public offering.

The estimated fair value of the March 2025 Investor Note was calculated under a Monte Carlo model as of December 31, 2025. The March 2025 Warrants were calculated under a Black-Scholes model utilizing Fold’s stock price as of the issuance date.

For further information regarding our treatment of the convertible notes and warrants, please see Note 10 of our Financial Statements.

Stock-based compensation expense

RSUs granted prior to the Merger required both service-based and performance-based vesting criteria, including the occurrence of a specified liquidity event in order to vest. The liquidity event requirements were met in conjunction with the Merger, and as such the Company recognized stock-based compensation expense associated with the outstanding RSU grants vested on that date. The Fold Board of Directors relied on independent third-party valuations of Fold Common Stock in determining the fair value of the RSUs on each grant date. Between grant dates, Fold evaluated whether there were any changes to forecasts or events that would impact the value of its Common Stock and obtained updated third-party valuations as necessary.

The valuations utilized the guideline public company method within the market approach whereby the valuation leveraged guidance company market multiples and ratios such as revenue, earnings before interest and taxes, earnings before interest, taxes, depreciation, and amortization, and net income and/or tangible book value to apply to Fold’s corresponding financial data to compute the implied total value of Fold equity. Guideline companies were selected based on business description, financial size and performance, and stock liquidity. Weighting was applied to the identified guideline public companies to obtain multiples that most appropriately reflected Fold’s current performance and financial metrics. The risk-free rate used was the constant maturity U.S. Treasury rate corresponding to the applicable time to liquidity. For further information regarding our treatment of the RSUs, please see Note 12 of our Financial Statements.

Recent accounting pronouncements

See “Recent accounting pronouncements” described in Note 2 of the Financial Statements, Summary of Significant Accounting Policies.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND
RESULTS OF OPERATIONS FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2026 AND 2025

The following discussion and analysis presents management’s perspective on our financial condition and results of operations, including performance metrics that management uses to assess company performance and should be read together with our financial statements and the related notes and other financial information included elsewhere in this filing.

The statements in this discussion regarding our expectations of our future performance; liquidity and capital resources; our plans, estimates, beliefs and expectations that involve risks and uncertainties; and other non-historical statements in this discussion, are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described under “Risk Factors” and elsewhere in this prospectus. Our actual results may differ materially from those contained in or implied by any forward-looking statements.

Unless otherwise indicated or the context otherwise requires, references included in this Management’s Discussion and Analysis of Financial Condition and Results of Operations section to “Fold,” “we,” “us,” “our,” and the “Company” refer to the business of Fold, Inc., a Delaware corporation, prior to the Closing of the Merger, and Fold Holdings, Inc. after the Closing of the Merger. For any given valuation of bitcoin used herein, unless otherwise indicated, we use the market price of bitcoin on the Coinbase exchange at 11:59:59 pm UTC on the date stated.

Business overview

Fold Holdings, Inc. is a financial services company that operates across both U.S. dollars and bitcoin, and is designed to connect these systems in a seamless manner. Fold’s consumer offerings include an FDIC-insured checking account, a Visa debit card (the “Fold Debit Card”), a Visa credit card (the “Fold Credit Card”), bill payment services, a bitcoin gift card, and an extensive catalog of merchant reward offers. The Company also offers various forms of bitcoin buying and selling with low-to-zero fees and insured custody. By integrating both dollars and bitcoin across traditional financial services, the Company aims to act as a key point of entry for consumers to engage with and integrate bitcoin into their everyday lives. The Company’s products and services are available in the United States through the Fold App.

Since Fold was founded, we have sought to be a pioneer in bitcoin consumer financial services. In 2020, we partnered with Visa to launch the first ever bitcoin rewards debit card. In 2022, we launched a bitcoin trading and custody product and have since added a comprehensive suite of purchase options including spot buys, dollar-cost averaging, direct paycheck conversion, and round-ups. In 2024, we provided consumers the ability to “get on zero” — the ability to live primarily off of bitcoin instead of fiat currency — and we launched a rewards product for ACH payments that allows users to earn up to 1.5% back on paying mortgages, rent, and other bill payments. In May 2025, we released the Bitcoin Gift Card, one of the first of its kind to appear in physical retail networks across the country. In January 2026, we introduced the Employee Bitcoin Bonus program, which allows employers to offer bitcoin bonuses to their employee base and manage those assets through Fold, and announced Steak ‘n Shake as our first partner for this program. In March 2026, we launched our bitcoin rewards credit card (the “Fold Credit Card”) in partnership with Stripe and Visa. We expect to continue to innovate in the bitcoin consumer financial services space over the coming years.

In addition to new products and features, we have committed significant resources towards optimizing our business through design and user experience updates, refinement of our systems architecture, scaling our customer support services, expanding our rewards network, and adding strategic partnerships.

One of the foundational value propositions of bitcoin is trust and security. Over the years, many “crypto”-adjacent business models have failed to live up to those values, prioritizing short-term gains over their duties to customers. As a result, many of these companies suffered a combination of reputational damage, bankruptcy, litigation, and fines. Throughout our existence, Fold has been focused on ensuring the safety and security of our customer assets while also complying with regulatory guidance relevant to our business. We believe that a solid trust foundation is critical for continued user adoption and in building a positive brand image, both of which are crucial for our long-term success.

Recent developments

In June 2025, the Company entered into an agreement for a $250 million equity purchase facility (“Facility”). Pursuant to the Facility, the Company, in its sole discretion, has the right, but not the obligation, to issue and sell up to $250 million in newly issued shares of the Company’s Common Stock, subject to certain conditions. The Company expects that any proceeds received by it from the Facility will be used for, without limitation, working capital and general corporate purposes. If and when the Company elects to sell shares of Common Stock to the investor pursuant to the Facility, the investor may resell all, some or none of such shares of Common Stock in its discretion and at prices subject to the terms of the Facility. Actual sales of shares of Common Stock under the Facility will depend on a variety of factors to be determined by the Company from time to time, which may include, without limitation, market conditions, the trading price of the Common Stock and determinations by the Company as to the appropriate sources of funding for its business and operational needs. The Facility terminates automatically on June 16, 2027 with an option for early termination by the Company. As of June 30, 2026, the Company had sold 5.82 million shares of Common Stock pursuant to the Facility for gross proceeds of $7.5 million, and recognized $0.2 million of amortization related to deferred issuance costs. Refer to Note 10 for further information.

In January 2026, we introduced the Employee Bitcoin Bonus program, which allows participating employers to offer bitcoin bonuses to their employee base and manage those assets through Fold, and announced Steak ‘n Shake as our first partner for this program. Revenue and operating results from the Employee Bitcoin Bonus program were not material during the six months ended June 30, 2026.

On February 25, 2026, the Company entered into a Purchase Agreement (the “Purchase Agreement”) with SATS Credit Fund LP (“SATS”), an affiliate of the Company’s lead director. Pursuant to the Purchase Agreement, SATS purchased from the Company a $13.0 million senior unsecured promissory note (the “February 2026 Investor Note”) and the Company issued to SATS 520,000 shares of Common Stock as additional consideration.

On February 26, 2026, the Company repaid and extinguished the March 2025 Investor Note by transferring the 500 bitcoin held as collateral in full satisfaction of all outstanding obligations thereunder. On February 27, 2026, the Company repaid the June 2025 Amended Investor Note with a cash payment of $27.5 million. Following these transactions, the Company no longer has any outstanding convertible notes. Refer to Note 9 for further information regarding these transactions.

In March 2026, we launched the Fold Credit Card on a limited basis, and we plan to continue to roll out this card to a larger customer base over the coming quarters. Revenue from the credit card program was not material during the six months ended June 30, 2026.

In June 2026, the Company sold approximately 632 bitcoin from its Investment Treasury for proceeds of $44.7 million, of which $20.0 million was used to repay in full the outstanding balance under the Company’s revolving credit facility with Two Prime Lending Limited (the “Credit Facility”), and the remaining $24.7 million was retained as unrestricted cash for general corporate purposes. As of June 30, 2026, no amounts were outstanding under the Credit Facility and no bitcoin was held as collateral. Refer to Note 9 for further information.

On July 14, 2026, the Company received a deficiency from Nasdaq indicating the Company is out of compliance with Nasdaq Rule 5550(a)(2), which requires the Company’s minimum bid price to remain about $1.00 per share. Accordingly, the Board has authorized management to seek shareholder approval for a reverse stock split to cure the deficiency, as described further in Note 17 to the Financial Statements.

On August 27, 2026, the Company terminated the Facility.

On September 4, 2026, we entered into the Purchase Agreement and the Registration Rights Agreement with Roth Principal Investments. Upon the terms and subject to the satisfaction of the conditions contained in the Purchase Agreement, from and after the Commencement Date, we will have the right, in our sole discretion, to sell to Roth Principal Investments up to $25,000,000 of shares of our Common Stock, subject to certain limitations set forth in the Purchase Agreement, from time to time after the date of this prospectus and during the term of the Purchase Agreement (the “CEF”). Sales of Common Stock by us to Roth Principal Investments under the Purchase Agreement, and the timing of any such sales, are solely at our option, and we are under no obligation to sell any securities to Roth Principal Investments under the Purchase Agreement. In accordance with our obligations under the Registration Rights Agreement, we have filed the registration statement that includes this prospectus with the SEC to register under the Securities Act the resale by Roth Principal Investments of up to 51,229,508 Purchase Shares that we may, in our sole discretion, direct Roth Principal Investments to purchase from us pursuant to the Purchase Agreement, from time to time after the date of this prospectus and during the term of the Purchase Agreement. See section entitled “The Committed Equity Facility” for more information.

Looking ahead

Fold has a proven track record of launching products that enhance engagement with our current customers and attract new customers to our platform. We intend to continue to build on this success by expanding our existing offerings to further engage our existing users, and we expect to introduce new products to attract new customers. Here is how we intend to continue our momentum:

Product strategy

As highlighted above, we have successfully launched several new product lines during the last twelve months: (1) the Fold Bitcoin Gift Card, (2) the Employee Bitcoin Bonus program, and (3) the Fold Credit Card. We expect these products to continue to expand to more users and to collectively drive higher volumes, revenues, and margins, and we also expect them to both drive new user acquisition and contribute to deeper engagement within the Fold ecosystem. Over the course of the next few quarters we will continue to explore opportunities to add new consumer financial services that complement and enhance our current offerings.

The timing, execution, and effectiveness of our product and feature releases will impact our ability to meet financial targets for 2026 and beyond; however, we expect that each of these releases will further enhance our existing market position and drive increased volumes across the platform.

Growth strategy

In addition to our product strategy, we intend to grow our customer base, transaction volume, and revenues through increased investment into organic and paid marketing channels that have proven successful to-date.

Fold intends to continue to leverage our social media channels and customer referral program to drive growth via organic channels which have been our primary growth channels to date. In addition, to further accelerate growth, we intend to increase investments in paid marketing and affiliate opportunities in conjunction with key product rollouts.

While we expect our existing products to benefit from this growth strategy, we also expect new products like the Fold Credit Card, the Fold Bitcoin Gift Card, and the Employee Bitcoin Bonus program to create synergies across product lines and attract new users who are looking for a more comprehensive suite of financial products.

Bitcoin treasury strategy

As of June 30, 2026, we held approximately 271 BTC in our bitcoin treasury which had a market value of $15.9 million on June 30, 2026, which was approximately $58.5 thousand per bitcoin.

Fold’s purpose for holding bitcoin in treasury is twofold: (1) to fulfill bitcoin rewards to customers in accordance with the terms and conditions of Fold’s user agreements (“Rewards Treasury”); and (2) as a treasury asset to support our operating business with the option to hold it as a near- to long-term investment to preserve potential upside in the value of that bitcoin (“Investment Treasury”). The following is a summary of Fold’s bitcoin held in treasury as of the dates shown:

	June 30, 2026	December 31, 2025
Rewards treasury (USD)	$4,504,290	$6,872,869
Investment treasury (USD)	11,356,023	133,658,791
Total bitcoin treasury (USD)	$15,860,313	$140,531,660
	June 30, 2026	December 31, 2025
Rewards treasury (BTC)	77	79
Investment treasury (BTC)	194	1,527
Total bitcoin treasury (BTC)	271	1,606

Our treasury strategy contemplates that we may (i) periodically sell bitcoin for general corporate purposes to support our operating business, (ii) pledge or commit a portion of our bitcoin as collateral for purposes of entering into financing transactions, (iii) utilize our bitcoin as reserve collateral for various products used in our operating business, and/or (iv) consider opportunities to create income streams or otherwise generate funds using our bitcoin holdings. We may from time to time identify and/or implement additional strategies to more effectively utilize our Investment Treasury to support our overall business. Until such time that we consider it appropriate to utilize our bitcoin in one of those ways, we intend to hold bitcoin as a near- to long-term investment to preserve potential upside in the value of that bitcoin.

In February 2026, the Company sold 200 bitcoin for $14.4 million, or approximately $71.9 thousand per bitcoin, and repaid the March 2025 Investor Note by returning the 500 bitcoin that were previously reserved as collateral against that note. In June 2026, the Company sold 632 bitcoin for $44.7 million, or approximately $70.8 thousand per bitcoin, of which $20.0 million of the proceeds was used to repay in full the outstanding balance under the Credit Facility. As of June 30, 2026, no amounts were outstanding and no bitcoin was held as collateral under the Credit Facility. Refer to Note 9 for further information regarding these financing transactions. We may execute additional bitcoin sales based on market conditions and business requirements as part of our treasury management operations.

Key operating metrics

We collect and analyze operating and financial data to evaluate the health of our business, allocate our resources, and assess our performance. In addition to certain GAAP metrics, we also monitor various non-GAAP measures to evaluate our business. We believe the following metrics and measures are useful to facilitate period-to-period comparisons of our business and to facilitate comparisons of our performance to that of other financial service providers. Where applicable we have provided definitions of metrics we consider key to our operations below.

Verified Accounts

Verified Accounts represent users who have gone through Know Your Customer (“KYC”) verification to participate in our banking and exchange products. These users represent Fold’s highest potential value customers as they have passed through the verification necessary to participate in all of our core product lines.

During the three months ended June 30, 2026, we added over 1,000 Verified Accounts, bringing total Verified Accounts to over 87,000.

Transaction Volumes

Transaction Volume is inclusive of deposits, spend, and withdrawals across our platform and are inclusive of both fiat (“USD”) and bitcoin (“BTC”) transaction volumes. We consider Transaction Volume a key operating metric as the majority of our revenues are derived from these volumes.

From inception through June 30, 2026, Fold processed over $3.8 billion in Transaction Volume through our platform. For the three months ended June 30, 2026, we averaged nearly $55 million in Transaction Volume per month.

Key components of results of operations

Revenue

Banking and payments revenue

Fold is a financial services platform and not a chartered bank. Our banking and payments revenues consist of revenues received from our Fold Debit Card and related product features, including:

•        Fold+ Subscriptions:    Fold’s premium membership tier, called “Fold+”, offers users reduced or no fees on eligible products, higher rewards, and access to limited features. Fold+ costs $100/year or $10/month depending on the customer’s payment frequency selection. As announced January 27, 2026, we intend to eliminate the fees for the Fold+ subscription during fiscal year 2026 as part of the larger rollout of our Fold Credit Card.

•        Interchange:    Each time a Fold user makes a payment using their Fold Debit Card, Fold earns a share of the total interchange fee charged on that transaction. Interchange fees are set by the card network (Visa) and charged as a percentage of the total sale. The amount of interchange earned by Fold is dependent on a wide variety of factors, including whether the transaction is processed in- or out-of-network, the merchant and their assigned merchant category code (“MCC Code”), and the type of purchase being made (signature v PIN debit transaction), among other variables. Interchange rates are subject to change by the card network (Visa) at any time.

•        Transaction Fees:    Certain fees are charged to our cardholders depending on their membership tier or the nature of the transaction. These fees primarily include instant transfer fees, international transaction fees, and ATM fees. These fees are stated either as a percentage of each transaction or as a fixed dollar amount depending on the nature of the transaction.

•        Merchant Offers:    Fold partners with a number of merchant offer wholesalers and individual merchants to offer gift cards, card-linked offers, and other affiliate offers. Fold has established an extensive partnership network across multiple vendors to provide customers with numerous and high quality merchant offers, and we regularly add new partnerships to optimize our offers network. For accounting purposes, the Company is the principal in gift card transactions and therefore recognizes (1) gross revenues for the sales price of the gift card to the customer, and (2) gross costs of sales for the cost of each gift card sold. Our merchant offers revenue is subject to seasonality and is typically higher around major shopping periods (ex. Amazon Prime Day) and in the fourth quarter, driven by holiday spending and travel.

The Company notes that the above categories of revenue are combined into Banking and Payments given their interconnected nature. For example, nearly all merchant offers are purchased in relation to a Fold Debit Card transaction or by Fold Debit Card holders. In addition, Fold primarily incentivizes users to sign up for its Fold+ subscription by reducing transaction fees and increasing rewards on Fold Debit Card transactions as well as by providing access to exclusive merchant offers. While Fold assesses each of these revenue streams separately for revenue recognition purposes, they all derive primarily from Fold Debit Card transactions which are funded by user accounts at Sutton Bank.

Custody and trading revenue

As of June 30, 2026, Fold partnered with BitGo Bank & Trust, National Association (f/k/a BitGo Trust Company, Inc.), a federally chartered national trust bank (“BitGo”) (our “Exchange Provider”) to offer eligible customers the ability to buy, sell, store, insure, and withdraw bitcoin using the Fold App via an “Exchange Account.” Fold earns revenue on these transactions via a combination of transaction fees and transaction spreads. Spreads on trades include two components: (1) spreads charged by our Exchange Provider, which include any spreads passed on by their liquidity providers, and (2) Fold’s spread. For customers that do not have a Fold+ subscription, Fold also adds a transaction fee to certain buy and sell transactions as outlined in our terms and conditions, which can change from time to time. Transaction fees are stated as a percentage of the purchase or sale amount (i.e. 1.5%).

Additionally, revenues from the Fold Bitcoin Gift Card are included within this revenue line, as that product is effectively an alternative method of selling bitcoin. For accounting purposes, the Company is the principal in these transactions and therefore recognizes (1) gross revenues for the sales price of the gift card to the customer, and (2) gross costs of sales for the cost of each gift card sold.

Other revenue

We occasionally earn revenues from alternate sources, including Fold merchandise sales, sponsorship revenues, affiliate revenues, and other one-off revenue models. These revenues are typically non-recurring and are not currently material to our business.

Additionally, for the three and six months ended June 30, 2026, revenues from the Fold Credit Card are included within this revenue line, as that product has launched on a limited basis and related revenues are not yet material to our business. As the Fold Credit Card program grows, we expect to present its revenues as a separate revenue category in future periods.

Revenue Rewards

Users can earn bitcoin rewards by engaging in qualifying revenue-generating activities. “Revenue Rewards” are defined as rewards that are earned in direct relation to a qualifying spend transaction, such as spending on the Fold Debit Card, spending on the Fold Credit Card, purchasing bitcoin, purchasing merchant offers, and so on. “Marketing Rewards” are defined as rewards that are earned for behaviors unrelated to qualifying spend transactions such as sign-up bonuses, referral bonuses, spinning the daily spin wheel, etc. For accounting purposes, any reward that derives from a transaction where Fold receives revenue constitutes a Revenue Reward, whereas all other rewards constitute Marketing Rewards. Marketing Rewards are recorded as a marketing expense within operating expenses.

Revenue Rewards constitute a “non-revenue element” of our contracts with customers and are accounted for under ASC 815 — Derivatives and Hedging. Under that guidance, for all applicable revenue streams, Revenue Rewards are recorded as a direct reduction in the transaction price of the related revenue earned (i.e. we reduce interchange revenue by the amount of rewards earned by customers when completing qualifying spend transactions).

All rewards are earned immediately upon the performance of a qualifying action by the user, but not all rewards are immediately available for redemption. The redemption criteria for rewards varies by the type of qualifying action or transaction as outlined in the terms and conditions of the Fold Rewards Program. For example, rewards earned on the daily spin wheel are available for redemption immediately, while rewards earned via certain qualifying spend transactions on the Fold Debit Card and Fold Credit Card are subject to a 30-day settlement period before becoming available for redemption, a policy that is in place to prevent fraudulent activities.

The Company accrues Revenue Rewards within ‘Customer rewards liability’ in our accompanying balance sheets at the time the Revenue Reward is earned. The liability is initially recorded at the fair value of the bitcoin earned upon the action by the user and subsequently marked to fair value until redeemed or reversed, with gains and losses on this liability recorded within ‘Gain (Loss) on customer rewards liability’ in our accompanying statements of operations. The liability is derecognized when the Revenue Reward is redeemed by the user and delivered to the user’s bitcoin wallet.

Per the terms and conditions of the Fold Rewards Program, rewards are subject to adjustment for chargebacks, returns, refunds, or other circumstances. In addition, rewards are subject to expiry if users fail to maintain an active account for more than twelve consecutive months. The Company estimates the amount of rewards that will expire based on historical data, current user trends, and other factors and accrues for those amounts in the period those rewards were earned.

Sales returns and allowances

All revenue is recognized net of sales returns and allowances, when applicable, which arise from time to time for various reasons. Returns and allowances have been primarily related to merchant offers and have historically been immaterial to our business.

Operating Expenses

Operating expenses consist of the costs to satisfy our performance obligations to our customers; compensation and benefits; marketing expenses; professional fees; amortization of capitalized software development costs; and other selling, general, and administrative expenses.

Banking and payments costs

Banking and payments costs include direct costs related to licensing, servicing, and processing transactions within our banking and payments products, including costs related to our Fold Debit Card and merchant offers. For accounting purposes, the Company is the principal in gift card transactions and therefore recognizes (1) gross revenues for the sales price of the gift card to the customer, and (2) gross costs of sales for the cost of each gift card sold.

Custody and trading costs

Custody and trading costs consist primarily of licensing, servicing, and custodial fees related to our bitcoin exchange product. Some custody and trading costs scale in proportion to our volumes.

Additionally, custody and trading costs include costs related to our Fold Bitcoin Gift Card. For accounting purposes, the Company is the principal in these transactions and therefore recognizes (1) gross revenues for the sales price of the gift card to the customer, and (2) gross costs of sales for the cost of each gift card sold.

Compensation and benefits expenses

Compensation and benefits expenses primarily consist of salaries and wages, employee insurance expenses, share-based compensation, and other payroll benefits related to full time employees.

Marketing expenses

Marketing expenses consist of costs incurred to promote the Company’s products and services, increase brand awareness, and drive sales. These expenses include paid advertising and growth initiatives such as digital campaigns, events and sponsorships, agency and content production, and press and public relations expenses, among others.

In addition, as described above, a portion of marketing expenses are Marketing Rewards. The Company accrues Marketing Rewards within ‘Customer rewards liability’ in our accompanying balance sheets at the time the Marketing Reward is earned, with the corresponding expense recorded within marketing expenses in our statements of operations. The liability is initially recorded at the fair value of the bitcoin earned upon the action by the user and subsequently marked to fair value, with gains and losses on this liability recorded within ‘Gain (Loss) on customer rewards liability’ in our accompanying statements of operations. The liability is derecognized when the reward is claimed by the user and delivered to the user’s external bitcoin wallet.

Per the terms and conditions of the Fold Rewards Program, rewards are subject to adjustment for chargebacks, returns, refunds, or other circumstances. In addition, rewards are subject to expiry if users fail to maintain an active account for more than twelve consecutive months. The Company estimates the amount of rewards that will expire based on historical data, current user trends, and other factors and accrues for those amounts in the period those rewards were earned. These accruals are accounted for as a contra-expense within marketing expense for Marketing Rewards.

Professional fees

Professional fees consist primarily of expenses related to fees paid for services, including legal, tax, accounting, and audit services.

Gain (loss) on customer rewards liability

Gain (loss) on customer rewards liability includes components of unrealized gains (losses) resulting from the remeasurement in fair value of Revenue Rewards and Marketing Rewards denominated in bitcoin in the current reporting period, as well as realized gains (losses) that occur upon the fulfillment of Rewards. Management has determined that gains or losses on digital assets held for purposes of fulfilling Rewards are related to its core operations, and therefore classifies all gains and losses on the remeasurement of this liability as an operating income or expense in its financial statements.

Gain (loss) on digital assets — rewards treasury

Gain (loss) on digital assets — rewards treasury includes components of unrealized gains (losses) resulting from the remeasurement in fair value of bitcoin held by Fold in our Rewards Treasury in the current reporting period as well as realized gains (losses) that occur upon the fulfillment of Rewards. Management has determined that gains or losses on digital assets held for the purposes of rewards redemptions are related to its core operations, and therefore classifies all gains and losses on the remeasurement of these digital assets as an operating income or expense in its financial statements.

Other selling, general and administrative expenses

Other selling, general and administrative expenses consist primarily of costs associated with contract labor, computer and internet, insurance, customer support costs, dues and subscriptions, and travel.

Other income (expense)

Gain (loss) on digital assets — investment treasury

Gain (loss) on digital assets — investment treasury includes components of unrealized gains (losses) resulting from the remeasurement in fair value of bitcoin held by Fold with the intention to hold as a long-term investment in the current reporting period. Management has determined that gains or losses on digital assets held as a long-term investment are not related to its core operations, and therefore classifies all gains and losses on the remeasurement of these digital assets as a non-operating income or expense in its financial statements.

Change in fair value of SAFEs

Change in fair value of SAFEs resulted from unrealized gain or loss due to the remeasurement of outstanding SAFEs, which were classified as liabilities for accounting purposes. On February 14, 2025, upon Closing of the Merger, all SAFEs held by Fold Predecessor converted into Common Stock of Fold Holdings, Inc. No SAFEs remained outstanding subsequent to the Closing, and accordingly, no future fair value remeasurements will be recognized.

Change in fair value of convertible note

Change in fair value of convertible note results from the fair value gain or loss related to the March 2025 Investor Note.

Legal settlements

Legal settlement expenses consist of costs associated with the settlement of litigation matters. These costs are non-recurring and do not relate to core ongoing operations.

Convertible note issuance costs and fees

Convertible note issuance costs and fees relate to the March 2025 SPA including the March 2025 Warrants and Closing Shares.

Loss on extinguishment of debt

Convertible note costs related to the extinguishment of the June 2025 Amended Investor Note and March 2025 Investor Note.

Interest expense

Interest expense primarily consists of contractual interest and amortization of debt discounts, premiums, and issuance costs related to the Company’s convertible notes, the February 2026 Investor Note and the Credit Facility.

Other income

Other income primarily consists of interest income earned on cash and cash equivalents and changes in the fair value of various instruments that are not material to our business.

Income tax expense

The provision for income taxes consists primarily of federal, state and local tax. Our effective tax rate fluctuates from period to period due to changes in the mix of income and losses in jurisdictions with a wide range of tax rates, changes resulting from the amount of recorded valuation allowance, permanent differences between U.S. generally accepted accounting principles and local tax laws, and certain one-time items.

Results of operations for the three months ended June 30, 2026 and 2025

Results of operations

	Three Months Ended June 30,
	2026	2025	$ Change	% Change
Revenues, net	$6,089,909	$8,175,926	$(2,086,017)	-26%

Operating expenses
Banking and payments costs	5,108,245	7,682,621	(2,574,376)	-34%
Custody and trading costs	739,039	142,811	596,228	417%
Compensation and benefits	3,790,067	3,676,657	113,410	3%
Marketing expenses	728,338	620,923	107,415	17%
Professional fees	1,255,832	1,270,345	(14,513)	-1%
Amortization expense	173,985	106,837	67,148	63%
(Gain) loss on customer rewards liability	(745,598)	2,071,505	(2,817,103)	-136%
(Gain) loss on digital assets – rewards treasury	1,119,388	(2,334,677)	3,454,065	-148%
Other selling, general and administrative expenses	1,689,247	1,264,422	424,825	34%
Total operating expenses	13,858,543	14,501,444	(642,901)	-4%
Operating loss	(7,768,634)	(6,325,518)	(1,443,116)	23%

Other income (expense)
Gain (loss) on digital assets – investment treasury	105,167	36,582,224	(36,477,057)	-100%
Change in fair value of convertible note	—	(5,309,608)	5,309,608	-100%
Legal settlements	(1,374,828)	—	(1,374,828)	NM(i)
Loss on extinguishment of debt	—	(9,612,199)	9,612,199	-100%
Interest expense	(921,881)	(1,974,849)	1,052,968	-53%
Other income	308,619	66,398	242,221	365%
Other income (expense), net	(1,882,923)	19,751,966	(21,634,889)	-110%

Net income (loss) before income taxes	(9,651,557)	13,426,448	(23,078,005)	-172%
Income tax expense (benefit)	—	881	(881)	-100%
Net income (loss)	$(9,651,557)	$13,425,567	$(23,077,124)	-172%

____________

(i)      Not meaningful (“NM”)

Revenue

	Three Months Ended June 30,
Revenue stream	2026	2025	$ Change	% Change
Banking and payments revenues	$5,293,820	$7,921,556	$(2,627,736)	-33%
Custody and trading revenues	772,379	$241,600	530,779	220%
Other revenues	27,685	$36,116	(8,431)	-23%
Less: Sales returns and allowances	(3,975)	$(23,346)	19,371	-83%
Revenues, net	$6,089,909	$8,175,926	$(2,086,017)	-26%

Net revenue for the three months ended June 30, 2026 decreased by $2.1 million, or 26%, to $6.1 million, compared to the net revenue of $8.2 million for the three months ended June 30, 2025. Those amounts are net of reductions in revenue related to Revenue Rewards totaling $0.4 million and $0.5 million for the three months ended June 30, 2026 and 2025, respectively.

The decrease in revenues reflects the broader downturn in digital asset markets that began in the fourth quarter of 2025 and carried into the current period. Having reached an all-time high of approximately $126,000 in early October 2025, bitcoin reversed sharply as leverage liquidations, long-term holder distributions, and macroeconomic uncertainties drove prices down toward the $88,000 range by December 2025. The drawdown extended into the second quarter of 2026, with bitcoin falling further to a low of approximately $58,000, a decline of more than 50% from the peak. This significant contraction in bitcoin valuations had a direct impact on customer activity within our platform. Specifically, for the three months ended June 30, 2026, we averaged approximately $55 million in Transaction Volume per month, compared to $57 million per month for the three months ended March 31, 2026, and $88 million per month for the three months ended June 30, 2025. Our volumes and revenue remain subject to ongoing bitcoin price volatility and broader macroeconomic conditions.

Banking and payments

The primary driver behind decreased banking and payments revenues related to merchant offers within our banking and payments business. Net revenue from merchant offers decreased 36% from $7.5 million for the three months ended June 30, 2025 to $4.8 million for the three months ended June 30, 2026. This decrease in merchant offers revenues resulted primarily from the decrease in customer volumes noted above, as well as the Company’s continued optimization of its merchant offers portfolio to prioritize higher-margin offers, which reduced overall transaction volumes while improving unit economics.

Excluding merchant offers, our net banking and payments revenues for the three months ended June 30, 2026 and three months ended June 30, 2025 were $0.5 million and $0.5 million, respectively.

Custody and trading

Net revenues from custody and trading increased by approximately $0.6 million from $0.2 million for the three months ended June 30, 2025 to $0.8 million for the three months ended June 30, 2026. We believe that custody and trading revenues will be an important growth driver for both volumes and revenues going forward and are working on refining our onboarding experience, our funding options, our systems architecture, and our geographic footprint where we offer this product. We expect to add support for enhanced funding options, to open our exchange product to non-Fold cardholders. As of June 30, 2026, Fold supports access to users from all 50 states.

Additionally, revenues from the Fold Bitcoin Gift Card, which launched in May 2025, are included within custody and trading. Revenues from this product were $0.7 million for the three months ended June 30, 2026. The second quarter of fiscal year 2025 was the first period in which we offered this product. This product provides customers the ability to purchase USD denominated gift cards through the Fold App, through online gift card distributors, and through brick-and-mortar retail locations across the country and redeem those gift cards for bitcoin through Fold. This product is currently available for purchase on Fold platforms, via various participating online retailers, and in Kroger. We expect to continue to roll out this product to new distribution channels in the near term.

Operating expenses

Banking and payments costs

Banking and payments costs include direct costs related to licensing, servicing, and processing transactions within our banking and payments products, including costs related to our Fold Debit Card and merchant offers. Banking and payments costs decreased in relation to our decreased merchant offer volumes as noted above. Costs of sales from merchant offers decreased 36% from $7.4 million for the three months ended June 30, 2025 to $4.7 million for the three months ended June 30, 2026.

Excluding merchant offers and Visa rebates, our banking and payments costs were $0.3 million for the three months ended June 30, 2026 compared to $0.3 million for the three months ended June 30, 2025.

Custody and trading costs

Custody and trading costs consist primarily of licensing, servicing, and custodial fees related to our bitcoin exchange product. While some of our custody and trading costs scale in direct proportion to our volumes and revenues, other costs, such as monthly platform fees, are fixed and do not scale with volume. Costs from the Fold Bitcoin Gift Card are also included within custody and trading, primarily consisting of bitcoin fulfillment upon redemption and processing fees. Costs associated with this product were $0.7 million for the three months ended June 30, 2026.

Compensation and benefits

Payroll expenses increased $0.1 million from $2.0 million for the three months ended June 30, 2025 to $2.1 million for the three months ended June 30, 2026, primarily due to increased headcount. Employee headcount as of June 30, 2026 was 43 employees. We do not expect to materially increase headcount in the near term.

Compensation and benefits expense for the three months ended June 30, 2026 and 2025 also included non-cash share-based compensation expense of $1.7 million and $1.7 million, respectively.

Marketing expenses

Marketing expenses were $0.7 million for the three months ended June 30, 2026 compared to $0.6 million for the three months ended June 30, 2025, respectively. As noted above, we plan to continue to invest in paid marketing and affiliate opportunities in 2026 to support the launches of our newest products, including the Fold Credit Card.

Professional fees

Professional fees remained consistent at $1.3 million for the three months ended June 30, 2026, compared to $1.3 million for the three months ended June 30, 2025.

Gain (loss) on customer rewards liability and digital assets — rewards treasury

Gain (loss) on customer rewards liability and digital assets — rewards treasury include components of unrealized gains (losses) resulting from the remeasurement gain or loss for the change in fair value of bitcoin held by Fold for the purposes of fulfilling our customer rewards liability in the current reporting period, as well as realized gains (losses) that occur upon the fulfillment of customer rewards liabilities. Bitcoin price changes were the primary driver of gains (losses) for both customer rewards liabilities and digital assets — rewards treasury for the three months ended June 30, 2026 and 2025.

Other Selling, General and Administrative Expenses

Other Selling, General and Administrative expenses primarily consist of costs related to insurance premiums, prepaid amortization, contract labor, and other general business expenses. Total Other Selling, General and Administrative Expenses increased from $1.3 million for the three months ended June 30, 2025 to $1.7 million for the three months ended June 30, 2026. This increase was primarily driven by higher software amortization costs, contract labor including marketing related services, board compensation, and travel related expenses.

Other income (expense)

Gain (loss) on digital assets — investment treasury include unrealized gains (losses) resulting from the remeasurement gain or loss for the change in fair value of bitcoin held by Fold as a long-term investment. Bitcoin price changes were the primary driver of gains (losses) for digital assets — investment treasury for the three months ended June 30, 2026 and 2025, with the magnitude of these amounts also affected by the lower bitcoin balance held in the Investment Treasury following the Company’s bitcoin sales during the period.

Change in fair value of convertible note results from the fair value gain or loss related to the March 2025 Investor Note. During the three months ended June 30, 2025, the Company incurred a loss of $5.3 million due to the change in the fair value of the convertible note.

Legal settlement expenses of $1.4 million during the three months ended June 30, 2026 consist of costs associated with the PCT Litigation Trust settlement. These costs are non-recurring and do not relate to core ongoing operations.

For the three months ended June 30, 2025, we incurred a loss on extinguishment of debt of $9.6 million in the condensed statement of operations, which comprised of expensing the original debt’s unamortized debt discount of $5.8 million, expensing the original debt’s unamortized debt issuance costs of $1.4 million, recording the amended debt premium of $2.0 million and recognizing $0.5 million of additional paid-in capital due to the change in the fair value of the Series C warrants due to the change in exercise price.

For the three months ended June 30, 2026, we incurred interest expense of $0.3 million related to the Credit Facility and $0.6 million related to the February 2026 Investor Note, which includes amortization expense related to the debt discount. For the three months ended June 30, 2025, we incurred interest expense of $0.6 million for the June 2025 Amended Investor Note and $0.5 million related to the March 2025 Investor Note and amortization of debt discount and debt issuance costs related to our December 2024 Initial Investor Note, prior to extinguishment.

Results of operations for the six months ended June 30, 2026 and 2025

Results of operations

	Six Months Ended June 30,
	2026	2025	$ Change	% Change
Revenues, net	$11,682,218	$15,263,763	$(3,581,545)	-23%

Operating expenses
Banking and payments costs	9,914,619	14,441,545	(4,526,926)	-31%
Custody and trading costs	1,337,454	188,596	1,148,858	NM(i)
Compensation and benefits	7,824,334	10,134,597	(2,310,263)	-23%
Marketing expenses	996,446	1,020,721	(24,275)	-2%
Professional fees	2,923,246	3,058,850	(135,604)	-4%
Amortization expense	330,064	197,908	132,156	67%
(Gain) loss on customer rewards liability	(2,253,069)	970,648	(3,223,717)	-332%
(Gain) loss on digital assets – rewards treasury	2,808,843	(1,324,091)	4,132,934	-312%
Other selling, general and administrative expenses	3,399,228	2,400,876	998,352	42%
Total operating expenses	27,281,165	31,089,650	(3,808,485)	-12%
Operating loss	(15,598,947)	(15,825,887)	226,940	-1%

Other income (expense)
Gain (loss) on digital assets – investment treasury	(28,524,298)	20,965,072	(49,489,370)	-236%
Change in fair value of SAFEs	—	(6,503,113)	6,503,113	-100%
Change in fair value of convertible note	13,200,089	(11,843,751)	25,043,840	-211%
Convertible note issuance costs and fees	—	(9,569,109)	9,569,109	-100%
Legal settlements	(1,374,828)	—	(1,374,828)	NM(i)
Loss on extinguishment of debt	(4,005,132)	(9,612,199)	5,607,067	-58%
Interest expense	(3,195,709)	(3,246,487)	50,778	-2%
Other income	682,833	186,701	496,132	266%
Other income (expense), net	(23,217,045)	(19,622,886)	(3,594,159)	18%

Net loss before income taxes	(38,815,992)	(35,448,773)	(3,367,219)	9%
Income tax expense (benefit)	3,471	4,859	(1,388)	-29%
Net loss	$(38,819,463)	$(35,453,632)	$(3,365,831)	9%

____________

(i)      Not meaningful (“NM”)

Revenue

	Six Months Ended June 30,
Revenue stream	2026	2025	$ Change	% Change
Banking and payments revenues	$10,225,033	$14,843,181	$(4,618,148)	-31%
Custody and trading revenues	1,437,573	393,455	1,044,118	265%
Other revenues	27,782	62,151	(34,369)	-55%
Less: Sales returns and allowances	(8,170)	(35,024)	26,854	-77%
Revenues, net	$11,682,218	$15,263,763	$(3,581,545)	-23%

Net revenue for the six months ended June 30, 2026 decreased by $3.6 million, or 23%, to $11.7 million, compared to the net revenue of $15.3 million for the six months ended June 30, 2025. Those amounts are net of reductions in revenue related to Revenue Rewards totaling $0.7 million and $1.0 million for the six months ended June 30, 2026 and 2025, respectively.

The decrease in revenues reflects the broader downturn in digital asset markets that began in the fourth quarter of 2025 and carried into the current period. Having reached an all-time high valuation of approximately $126,000 in early October 2025, bitcoin reversed sharply as leverage liquidations, long-term holder distributions, and macroeconomic uncertainties drove prices down toward the $88,000 range by December 2025. The drawdown extended into the second quarter of 2026, with bitcoin falling further to a low of approximately $58,000, a decline of more than 50% from the peak. This significant contraction in bitcoin valuations had a direct impact on customer activity within our platform. Specifically, for the six months ended June 30, 2026, we averaged approximately $56 million in Transaction Volume per month, compared to $85 million per month for the six months ended June 30, 2025. Our volumes and revenue remain subject to ongoing bitcoin price volatility and broader macroeconomic conditions.

Banking and payments

The primary driver behind decreased banking and payments revenues related to merchant offers within our banking and payments business. Net revenue from merchant offers decreased 33% from $13.9 million for the six months ended June 30, 2025 to $9.3 million for the six months ended June 30, 2026. This decrease in merchant offers revenues resulted primarily from the decrease in customer volumes noted above, as well as the Company’s continued optimization of its merchant offers portfolio to prioritize higher-margin offers, which reduced overall transaction volumes while improving unit economics.

Excluding merchant offers, our net banking and payments revenues for the six months ended June 30, 2026 and six months ended June 30, 2025 were $0.9 million and $0.9 million, respectively.

Custody and trading

Net revenues from custody and trading increased by approximately $1.0 million from $0.4 million for the six months ended June 30, 2025 to $1.4 million for the six months ended June 30, 2026. We believe that custody and trading revenues will be an important growth driver for both volumes and revenues going forward. We are devoting significant time and resources to our custody and trading platform which we expect to become a significant growth driver for Fold. Specifically, we are refining our onboarding experience, our funding options, our systems architecture, and our geographic footprint where we offer this product. We expect to add support for enhanced funding options, to open our exchange product to non-Fold cardholders. As of June 30, 2026, Fold supports access to users from all 50 states.

Additionally, revenues from the Fold Bitcoin Gift Card, which launched in May 2025, are included within custody and trading. Revenues from this product were $1.2 million for the six months ended June 30, 2026. The second quarter of fiscal year 2025 was the first period in which we offered this product. This product provides customers the ability to purchase USD denominated gift cards through the Fold App, through online gift card distributors, and through brick-and-mortar retail locations across the country and redeem those gift cards for bitcoin through Fold. This product is currently available for purchase on Fold platforms, via various participating online retailers, and in physical stores throughout the country, including Kroger marketplaces. We expect to continue to roll out this product to new distribution channels throughout 2026.

Operating expenses

Banking and payments costs

Banking and payments costs include direct costs related to licensing, servicing, and processing transactions within our banking and payments products, including costs related to our Fold Debit Card and merchant offers. Banking and payments costs decreased in relation to our decreased merchant offer volumes as noted above. Costs of sales from merchant offers decreased 33% from $13.8 million for the six months ended June 30, 2025 to $9.3 million for the six months ended June 30, 2026.

Excluding merchant offers and Visa rebates, our banking and payments costs decreased to $0.5 million for the six months ended June 30, 2026 compared to $0.7 million for the six months ended June 30, 2025. This decrease was driven by decreased processing fees, card fulfillment fees and KYC costs related to new cardholder sign-ups during the six months ended June 30, 2026.

Custody and trading costs

Custody and trading costs consist primarily of licensing, servicing, and custodial fees related to our bitcoin exchange product. While some of our custody and trading costs scale in direct proportion to our volumes and revenues, other costs, such as monthly platform fees, are fixed and do not scale with volume. Costs from the Fold Bitcoin Gift Card are also included within custody and trading, primarily consisting of bitcoin fulfillment upon redemption and processing fees. Costs associated with this product were $1.2 million for the six months ended June 30, 2026.

Compensation and benefits

Payroll expenses increased $1.2 million from $3.3 million for the six months ended June 30, 2025 to $4.5 million for the six months ended June 30, 2026, primarily due to increased headcount, merit increases, and employee bonuses. Employee headcount as of June 30, 2026 was 43 employees. We do not expect to materially increase headcount in the near term.

Compensation and benefits expense for the six months ended June 30, 2026 and 2025 also included non-cash share-based compensation expense of $3.4 million and $6.9 million, respectively. The $6.9 million of share-based compensation expense for the six months ended June 30, 2025 included $4.4 million of unrecognized share-based compensation expense that was immediately recognized due to the performance condition under the 2019 Equity Plan being deemed satisfied on February 14, 2025 as a result of the Merger with FTAC Emerald. There was $14.1 million of unrecognized share-based compensation expense related to unvested awards as of June 30, 2026.

Marketing expenses

Marketing expenses were $1.0 million for the six months ended June 30, 2026 compared to $1.0 million for the six months ended June 30, 2025, respectively. As noted above, we plan to continue to invest in paid marketing and affiliate opportunities in 2026 to support the launches of our newest products, including the Fold Credit Card.

Professional fees

Professional fees decreased to $2.9 million for the six months ended June 30, 2026, compared to $3.1 million for the six months ended June 30, 2025. This decrease was driven primarily by lower fees paid to external legal counsel and third-party consultants compared to 2025 which included costs incurred to support our Merger with FTAC Emerald and financing transactions.

Gain (loss) on customer rewards liability and digital assets — rewards treasury

Gain (loss) on customer rewards liability and digital assets — rewards treasury include components of unrealized gains (losses) resulting from the remeasurement gain or loss for the change in fair value of bitcoin held by Fold for the purposes of fulfilling our customer rewards liability in the current reporting period, as well as realized gains (losses) that occur upon the fulfillment of customer rewards liabilities. Bitcoin price changes were the primary driver of gains (losses) for both customer rewards liabilities and digital assets — rewards treasury for the six months ended June 30, 2026 and 2025.

Other Selling, General and Administrative Expenses

Other Selling, General and Administrative expenses primarily consist of costs related to insurance premiums, prepaid amortization, contract labor, and other general business expenses. Total Other Selling, General and Administrative Expenses increased from $2.4 million for the six months ended June 30, 2025 to $3.4 million for the six months ended June 30, 2026. This increase was primarily driven by higher software amortization costs, contract labor including marketing related services, board compensation, and travel related expenses.

Other income (expense)

Gain (loss) on digital assets — investment treasury include unrealized gains (losses) resulting from the remeasurement gain or loss for the change in fair value of bitcoin held by Fold as a long-term investment. Bitcoin price changes were the primary driver of gains (losses) for digital assets — investment treasury for the six months ended June 30, 2026 and 2025, with the magnitude of these amounts also affected by the lower bitcoin balance held in the Investment Treasury following the Company’s bitcoin sales during the period.

Change in fair value of SAFEs results from unrealized gain or loss due to the change in fair value of our long-term SAFE note liabilities, which is determined based on the aggregated, probability-weighted average of the outcomes of certain scenarios. For accounting purposes, outstanding SAFEs are classified as liabilities and the change in their fair value is reflected in the statements of operations. However, Fold Predecessor’s SAFEs were structured to be settled via the delivery of common and/or preferred shares upon execution of an equity financing or liquidity event. On February 14, 2025, upon Closing of the Merger, all SAFE notes held by Fold Predecessor converted into Common Stock of the Company.

Change in fair value of convertible note results from the fair value gain or loss related to the March 2025 Investor Note. The gain on the fair value of the convertible note was $13.2 million during the six months ended June 30, 2026. The net loss on the fair value of the convertible note of $11.8 million during the six months ended June 30, 2025 is comprised of a $12.7 million day one loss on the issuance of debt offset by a $0.9 million gain on the change in fair value.

Convertible note issuance costs and fees relate to the March 2025 SPA including the March 2025 Warrants and Closing Shares. The total issuance costs expensed were $9.6 million for the six months ended June 30, 2025.

Legal settlement expenses of $1.4 million during the six months ended June 30, 2026 consist of costs associated with the PCT Litigation Trust settlement. These costs are non-recurring and do not relate to core ongoing operations.

Interest expense relates to amortization of the December 2024 Investor Note discount and issuance costs, June 2025 Amended Investor Note premium and issuance costs, March 2025 Investor Note, interest expense related to the February 2026 Investor Note and interest expense related to the Credit Facility. For the six months ended June 30, 2026, we incurred a nominal amount of interest expense related to the amortization of debt premium and debt issuance costs related to the March 2025 Investor Note prior to extinguishment, $2.4 million of special interest expense related to the early prepayment of the June 2025 Amended Investor Note, $0.5 million related to the Credit Facility, and $0.7 million related to the February 2026 Investor Note. For the six months ended June 30, 2025, we incurred interest expense of $1.3 million for the December 2024 Investor Note, $0.7 million for the March 2025 Investor Note and amortization of debt discount and debt issuance costs related to our December 2024 Initial Investor Note, prior to extinguishment.

Non-GAAP Financial Measures

Adjusted EBITDA

In addition to net income (loss) and other results under GAAP, we utilize non-GAAP calculations of adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”) to monitor the financial health of our business. Adjusted EBITDA is defined as net loss, excluding (i) interest expense, (ii) provision for (benefit from) income taxes, (iii) depreciation and amortization, (iv) share-based compensation, (v) remeasurement gains and losses such as fair value remeasurements on our digital assets, convertible notes, and SAFE notes, (vi) impairments, restructuring charges, and business acquisition- or disposition-related expenses that we believe are not indicative of our core operating results and (vii) legal settlement expenses associated with unusual or non-recurring litigation matters that we believe are not indicative of our core operating results. This non-GAAP financial information has limitations as an analytical tool when assessing our operating performance, is presented for supplemental informational purposes only, should not be considered in isolation or as a substitute for, or superior to, financial information presented in accordance with GAAP, and may be different from similarly titled non-GAAP measures used by other companies.

During the three and six months ended June 30, 2026, we added legal settlement expenses as a new category of adjustment to Adjusted EBITDA, related to the settlement of a preference claim asserted in connection with the bankruptcy of a third-party platform. The claim did not allege, and the settlement did not involve any admission of, wrongdoing or misconduct by the Company. This matter is not expected to recur, and we believe its exclusion provides a more comparable basis for assessing our core operating performance.

The above items are excluded from our Adjusted EBITDA measure because these items are non-cash in nature, or because the amount and timing of these items are unpredictable, are not driven by core results of operations, and/or render comparisons with prior periods and competitors less meaningful. We believe Adjusted EBITDA and Adjusted EBITDA per share provide useful information to investors and others in understanding and evaluating our results of core operations, as well as providing a useful measure for period-to-period comparisons of our business performance. Moreover, Adjusted EBITDA is a key measurement used by our management internally to make operating decisions, including those related to operating expenses, evaluate performance, and perform strategic planning and annual budgeting.

The following table presents a reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure, net loss:

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net loss	$(9,651,557)	$13,425,567	$(38,819,463)	$(35,453,632)
Add:
Interest expense	921,881	1,974,849	3,195,709	3,246,487
Income tax expense (benefit)	—	881	3,471	4,859
Amortization expense	173,985	106,837	330,064	197,908
Share-based compensation expense	1,656,693	1,725,205	3,366,106	6,895,480
(Gain) loss on customer rewards liability	(745,598)	2,071,505	(2,253,069)	970,648
(Gain) loss on digital assets – rewards treasury	1,119,388	(2,334,677)	2,808,843	(1,324,091)
(Gain) loss on digital assets – investment treasury	(105,167)	(36,582,224)	28,524,298	(20,965,072)
Change in fair value of SAFEs	—	—	—	6,503,113
Change in fair value of other liabilities	(208,678)		(551,717)
Change in fair value of convertible note	—	5,309,608	(13,200,089)	11,843,751
Convertible note issuance costs and fees	—	—	—	9,569,109
Legal settlements	1,374,828	—	1,374,828	—
Loss on extinguishment of debt	—	9,612,199	4,005,132	9,612,199
Adjusted EBITDA	$(5,464,225)	$(4,690,250)	$(11,215,887)	$(8,899,241)

Adjusted EBITDA for the three months ended June 30, 2026 decreased by $0.8 million, or 17% compared to the three months ended June 30, 2025. The principal driver of decreased Adjusted EBITDA relates to (i) increased other selling, general and administrative expenses of $0.4 million related to contract labor expenses for product development and marketing; (ii) increased compensation expense, excluding share-based compensation, of $0.2 million due to increased headcount; and (iii) increased marketing expenses of $0.1 million.

Adjusted EBITDA for the six months ended June 30, 2026 decreased by $2.3 million, or 26% compared to the six months ended June 30, 2025. The principal driver of decreased Adjusted EBITDA relates to (i) increased compensation and benefits expense, excluding share-based compensation, of $1.2 million; (ii) increased other selling, general and administrative expenses of $1.0 million related to contract labor expenses for product development and marketing; and (iii) lower margin contributions across all product lines of $0.2 million. These decreases were partially offset by lower professional fees of $0.1 million.

Adjusted EBITDA (Loss) Per Share

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Adjusted EBITDA (Loss)	$(5,464,225)	$(4,690,250)	$(11,215,887)	$(8,899,241)
Weighted-average shares used to compute basic and diluted net loss per share	51,825,321	46,503,358	50,746,857	36,062,784

Adjusted EBITDA (Loss) per share attributable to common stockholders:
Basic and diluted	$(0.11)	$(0.10)	$(0.22)	$(0.25)

Financial condition

Liquidity and capital resources

As of June 30, 2026, the Company had cash and cash equivalents of $28.4 million and positive working capital of $17.8 million. The Company has a history of net operating losses, including an operating loss of $7.8 million for the three months ended June 30, 2026 and $15.6 million for the six months ended June 30, 2026. The Company has an accumulated deficit of $209.8 million as of June 30, 2026. Of that amount, $98.7 million relates to historical fair value adjustments on the Company’s SAFE notes which converted to Common Stock upon the closing of the Merger, $9.6 million relates to the loss on extinguishment of the December 2024 Initial Investor Note in June 2025, and $4.0 million relates to loss on extinguishment of debt recognized during the six months ended June 30, 2026.

As of June 30, 2026, the Company held 194 bitcoin in our Investment Treasury (as defined below), valued at $11.4 million based on the price of bitcoin as of that date. During February 2026, the Company sold 200 bitcoin for approximately $14.4 million, with the proceeds used in connection with the extinguishment of the June 2025 Amended Investor Note, as discussed below. During June 2026, the Company sold 632 bitcoin from its Investment Treasury for proceeds of $44.7 million, or approximately $70.8 thousand per bitcoin. From those proceeds, $20.0 million was used to repay in full the outstanding balance under the Company’s Credit Facility (as defined below), and the remaining $24.7 million was retained as unrestricted cash for general corporate purposes. As of June 30, 2026, we do not have any bitcoin held as collateral and restricted from operating use.

As of June 30, 2026, we held 77 bitcoin in our Rewards Treasury (as defined below), valued at $4.5 million, which matched our existing customer rewards liability, which is denominated in bitcoin. The Company anticipates being able to cover the costs for future rewards via future revenues and operational capital on hand.

The Company maintains a revolving credit facility (the “Credit Facility”) with Two Prime Lending Limited (“Two Prime”), pursuant to which the Company, upon the deposit of bitcoin as collateral, may borrow from Two Prime up to $45.0 million at an interest rate of 8.5% per annum. As of June 30, 2026, the Company has repaid in full the outstanding balance pursuant to the Credit Facility, and no bitcoin is held as collateral under this Credit Facility. The Credit Facility has an initial one-year term from October 1, 2025, which automatically renews for successive one-year periods unless either party provides termination notice, and remains available for future borrowings, subject to its terms. Refer to Note 9 for further information.

On February 26, 2026, the Company closed on a transaction pursuant to which the March 2025 Investor Note was extinguished, at which time the 500 bitcoin that had been reserved as collateral for this note, valued at approximately $34.0 million, were returned to the investor. In conjunction with the extinguishment of the March 2025 Investor Note, the Company issued the February 2026 Investor Note (as defined in Note 9) for $13.0 million. On February 27, 2026, the June 2025 Amended Investor Note was extinguished with a cash repayment of $27.5 million, which included cash proceeds from the aforementioned sale of 200 bitcoin and additional cash proceeds received from the February 2026 Investor Note. Refer to Note 9 for further information regarding these transactions.

In June 2025, the Company entered into an agreement for a $250 million equity purchase facility (the “Facility”). The Company terminated the Facility on August 27, 2026. Pursuant to the Facility, the Company, in its sole discretion, had the right, but not the obligation, to issue and sell up to $250 million in newly issued shares of the Company’s Common Stock, subject to certain conditions. The Company was not required to use the Facility and controlled the timing and amount of any drawdown on the Facility, subject to certain restrictions under the Facility. The Company used proceeds received by it from the Facility without limitation, working capital, general corporate purposes, and purchasing additional bitcoin for the Company’s corporate treasury when conditions to do so aligned with our treasury strategy. As of June 30, 2026, the Company sold 5.82 million shares of Common Stock pursuant to the Facility for gross proceeds of $7.5 million, and recognized $0.2 million of amortization related to deferred issuance costs. Refer to Note 10 for further information.

The Company performs an evaluation to determine whether there are conditions or events (known and reasonably knowable), considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the condensed financial statements are available to be issued. Management expects that the Company’s existing cash and cash equivalents, accounts receivable, financing available from the Credit Facility and the CEF, and digital assets on hand through the date of filing, will be sufficient to enable the Company to fund its anticipated level of operations through one year from the date of this registration statement.

There is limited historical financial information about the Company upon which to base an evaluation of its performance. The business is subject to risks inherent in the establishment of an emerging growth enterprise, including limited capital resources, possible delays in product development, and possible cost overruns due to price and cost increases in services. The Company may require additional capital to pursue certain business opportunities or respond to technological advancements, competitive dynamics or technologies, customer demands, challenges, or unforeseen circumstances.

We may continue to pursue additional capital via various capital instruments in the future, however, such funding may not be available on terms acceptable to us or at all. Although management believes that such capital sources will continue to be available, there can be no assurances that financing will be available to the Company when needed, or if available, on terms acceptable to the Company. If the Company is unable to obtain adequate financing on terms that are satisfactory to the Company, when the Company requires it, the Company’s ability to continue to grow or support the business and to respond to business challenges could be significantly limited, which may adversely affect the Company’s business plan.

Legal Proceedings

In connection with the chapter 11 bankruptcy proceeding of Prime Core Technologies, Inc. (“Prime Core”), on August 14, 2025, the Company was named as a defendant in a proceeding pending in the United States Bankruptcy Court for the District of Delaware (PCT Litigation Trust v. Fold Holdings, Inc., Adv. Pro. No. 25-52024 (JKS)), pursuant to which the litigation trust for Prime Core (“PCT Litigation Trust”) sought avoidance and recovery of alleged preferential transfers.

On June 30, 2026, the Company entered into a settlement agreement with the PCT Litigation Trust, without any admission of liability by the Company. Under the terms of the settlement, the Company agreed to pay 23.5 bitcoin in full and final satisfaction of the claims asserted, with payment due within 30 days of the agreement’s effective date. The PCT Litigation Trust agreed to dismiss its proceeding against us with prejudice upon receipt of payment, and the parties provided each other with mutual releases. As of June 30, 2026, the Company recorded an accrued liability of approximately $1.4 million, representing the U.S. dollar value of the settlement payment based on the closing price of bitcoin as of the agreement’s execution date, consistent with the valuation methodology specified in the settlement agreement. Subsequent to June 30, 2026, on July 6, 2026, the Company remitted 23.5 bitcoin to the PCT Litigation Trust in satisfaction of the accrued liability described above.

From time to time, the Company may be subject to, or pursue, other claims, inquiries, or legal proceedings arising in the ordinary course of business. While the outcome of any future matter is inherently uncertain, we do not currently expect that any such matters, if they were to arise, would have a material adverse effect on our consolidated financial position, liquidity, capital resources, or annual results of operations.

Summary of cash flow activities

The following table summarizes our cash flow activities:

	Six Months Ended June 30,
	2026	2025
Net cash used in operating activities	$(16,043,405)	$(8,951,081)
Net cash provided by (used in) investing activities	56,631,741	(2,808,850)
Net cash provided by (used in) financing activities	(19,853,754)	39,291
Net increase (decrease) in cash	$20,734,582	$(11,720,640)

Cash flows from operating activities

For the six months ended June 30, 2026, cash used in operating activities was $16.0 million compared to $9.0 million for the six months ended June 30, 2025. The increase in cash used was driven primarily by (i) $3.4 million of interest paid in cash; (ii) $2.8 million increase in credit card receivables related to our credit card program; and (iii) increased compensation and benefits, excluding share-based compensation, of $1.2 million.

Cash flows from investing activities

Cash flows provided by investing activities increased by $59.4 million from $2.8 million of cash used in investing activities for the six months ended June 30, 2025 to $56.6 million of cash provided by investing activities for the six months ended June 30, 2026, primarily due to the sale of bitcoin from our investment treasury for $59.1 million and a decrease in purchases of digital assets.

Cash flows from financing activities

For the six months ended June 30, 2026, and June 30, 2025 cash used in financing activities was $19.9 million and $0 million, respectively. For the six months ended June 30, 2026, we received proceeds from the issuance of the February 2026 Investor Note; however, those proceeds were immediately used to pay off the June 2025 Amended Investor Note. For the six months ended June 30, 2026, cash used in financing increased primarily due to the repayment of the June 2025 Amended Investor Note and repayment of the Credit Facility offset slightly by proceeds received from draws on the Credit Facility and the issuance of shares of Common Stock through the facility. For the six months ended June 30, 2025, we received proceeds from issuance of the March 2025 Investor Note; however, those proceeds were received in bitcoin rather than cash and are therefore not included in cash provided by financing activities.

Off-Balance Sheet Financing Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of June 30, 2026. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Critical Accounting Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with GAAP. GAAP requires us to make certain estimates and judgments that affect the amounts reported in our financial statements. We base our estimates on historical experience, anticipated future trends, and other assumptions we believe to be reasonable under the circumstances. Because these accounting estimates require significant judgment, our actual results may differ materially from our estimates. According to the SEC, a “critical accounting estimate” is defined as an estimate that meets two criteria:

•        Material impact:    The accounting estimate must involve a significant degree of estimation uncertainty and have a material impact on the financial condition or operating performance as presented in the financial statements.

•        Judgment and complexity:    The estimate involves a high degree of judgment and complexity, where changes in the assumptions and estimates could significantly alter the financial portrayal of the company’s condition and results.

During the six months ended June 30, 2026, the Company extinguished all previously outstanding convertible notes. As a result, the critical accounting estimates related to the fair value of convertible notes, as described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, are no longer applicable. The critical accounting estimates related to the fair value of SAFEs and pre-Merger stock-based compensation, also described in our Form 10-K, were no longer applicable as of December 31, 2025. As of June 30, 2026, there are no accounting estimates that meet the criteria for disclosure as critical accounting estimates.

Recent accounting pronouncements

See “Recently issued accounting pronouncements not yet adopted” and “Recently adopted accounting pronouncements” described in Note 2 of the Financial Statements, Summary of Significant Accounting Policies.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Not applicable.

BUSINESS

Company Overview

Founded in 2019, Fold Holdings, Inc. is a financial services company that operates across both U.S. dollars (“USD”) and bitcoin (“BTC”), and is designed to connect these systems in a seamless manner. Fold’s consumer offerings include an FDIC-insured checking account, a Visa debit card (the “Fold Debit Card”), a Visa credit card (the “Fold Credit Card”), bill payment services, a bitcoin gift card, and an extensive catalog of merchant reward offers. The Company also offers various forms of bitcoin buying and selling with low-to-zero fees and insured custody. By integrating both dollars and bitcoin across traditional financial services, the Company aims to act as a key point of entry for consumers to engage with and integrate bitcoin into their everyday lives. The Company’s products and services are available in the United States through the Fold mobile application (the “Fold App”).

Fold also partners with BitGo (as defined below), a national trust bank that is subject to supervision, examination and enforcement by the OCC (as defined below), to offer bitcoin exchange and custody services in all 50 states, supported by institutional-grade custody infrastructure. By integrating bitcoin into traditional financial products and regulated financial rails, Fold aims to serve as a trusted entry point for consumers seeking to incorporate bitcoin into everyday financial activity in a responsible and accessible manner.

In addition to enabling customers to accumulate bitcoin through rewards and financial activity, Fold also holds bitcoin as part of its corporate treasury. Fold views this treasury strategy as a reflection of alignment between Fold and its customers, providing exposure to the long-term value of bitcoin while supporting the financial strength and durability of the operating business. Fold considers its treasury allocation to be part of a disciplined capital strategy designed to support long-term operations and stockholder interests, rather than short-term financial outcomes.

Our Products and Services

Banking and Payments

Fold offers a free, FDIC-insured checking account (the “Fold Checking Account”) that supports direct deposits, bill payments, and the ability to receive paychecks up to three days early. Fold is not a FDIC-insured bank, and the FDIC-insured checking accounts are offered through Sutton Bank and Lead Bank. In 2020, Fold partnered with Visa to launch a bitcoin rewards debit card, the Fold Visa Prepaid Card (the “Fold Debit Card”). The Fold Debit Card is a prepaid debit card linked directly to a customer’s Fold Checking Account. Customers can order a Fold Debit Card for free and use it anywhere Visa is accepted to make purchases, pay bills, and earn bitcoin rewards.

Additionally, Fold partners with a number of merchant offer wholesalers and individual merchants to offer gift cards, card-linked offers, and other affiliate offers. Fold has established an extensive partnership network across multiple vendors to provide customers with numerous and high quality merchant offers, and we regularly add new partnerships to optimize our offers network and ability for customers to earn bitcoin rewards.

Our Products and Services

Fold is a gateway to earning, buying, and living on bitcoin. We offer our customers a suite of financial service products tailored to meet the needs of our customers seeking to integrate bitcoin into their everyday finances.

Banking and Payments

Fold offers a free, FDIC-insured checking account (the “Fold Checking Account”) that supports direct deposits, bill payments, and the ability to receive paychecks up to three days early. Fold is not a FDIC-insured bank, and the FDIC-insured checking accounts are offered through Sutton Bank. In 2020, Fold partnered with Visa to launch a bitcoin rewards debit card, the Fold Visa Prepaid Card (the “Fold Debit Card”). The Fold Debit Card is a prepaid debit card linked directly to a customer’s Fold Checking Account. Customers can order a Fold Debit Card for free and use it anywhere Visa is accepted to make purchases, pay bills, and earn bitcoin rewards.

Additionally, Fold partners with a number of merchant offer wholesalers and individual merchants to offer gift cards, card-linked offers, and other affiliate offers. Fold has established an extensive partnership network across multiple vendors to provide customers with numerous and high quality merchant offers, and we regularly add new partnerships to optimize our offers network and ability for customers to earn bitcoin rewards.

Credit Card

In March 2026, Fold launched, on a limited basis, the Fold Bitcoin Credit Card or “Fold Credit Card”, an unsecured revolving consumer credit card targeting prime and super-prime consumers who want to earn bitcoin rewards on everyday purchases. The Fold Credit Card is issued by Celtic Bank and transactions are processed over the Visa network. We partner with Stripe (as described below) to support core credit card program operations, including card processing and certain program management functions. We anticipate we will release the Fold Credit Card on a broader, but still limited, basis in the upcoming months, subject to obtaining necessary third-party approvals and lender financing. We cannot guarantee that we will be able to release the credit card more broadly in the timeline indicated, in the manner indicated, or at all. See the discussion in “Risks Related to Our Credit Card.”

The Fold Credit Card provides cardholders the ability to spend USD and earn bitcoin rewards on qualifying purchase transactions. Qualifying purchase transactions are defined in the Fold Credit Card cardholder agreement. Certain transactions, are excluded from the definition, and Fold retains sole discretion to change which purchases qualify at any time, as well as to change the overall structure of any rewards program. Subject to applicable terms, cardholders earn automatic base rewards of 1.5% back in bitcoin and may be eligible to earn higher rewards rates of up to 4.0% back in bitcoin by engaging in various qualifying transactions. Specifically, cardholders may earn higher rewards rates in two ways: (i) by making certain types of bitcoin purchases through Fold, including recurring purchases (i.e. “Auto stack”), or through direct deposit conversions (i.e. “Direct to Bitcoin”), with higher levels of such monthly activity progressively increasing the additional rewards rate; and (ii) by paying off all or a portion of their credit card balance by selling bitcoin held in their Fold account and applying the USD proceeds to their card account balance. In both cases, the grant of any individual reward to any cardholder is in Fold’s sole discretion. Rewards are automatically credited to the customer’s Fold account as a promotional credit denominated in bitcoin. Such rewards cannot be transferred to a non-Fold bitcoin wallet.

Rewards Network

The Company offers bitcoin rewards to its users through the Fold Rewards Program. This program allows the Company’s users to earn promotional credits (“rewards”) denominated in bitcoin by engaging in various qualifying actions. For purchases made with the Fold Debit Card, customers can earn additional rewards on card-linked merchant offers. In addition to Fold Debit Card rewards, customers can earn additional rewards through our expansive and evolving catalog of merchant offers at top merchants. Fold’s rewards network includes top offer aggregators and direct merchant relationships in order to maximize our offering of inventory and exclusive rewards. Customers can also earn rewards for other types of behaviors such as referral bonuses, sign-up bonuses, spinning a daily rewards wheel, and other behavioral actions that the Company may from time to time choose to incentivize. Both the amount of rewards earned and the qualifying actions that are eligible to earn rewards change from time to time at Fold’s discretion. Rewards are valued either as a percentage of a transaction (i.e. 1.5% back) or as a flat amount of satoshis (“sats”), which is a subunit of bitcoin (i.e. 25 sats). There are 100,000,000 sats in 1 bitcoin. For rewards valued as a percentage of a transaction, Fold calculates the value of those rewards as the USD value of those rewards multiplied by the USD-BTC exchange rate at the time of the transaction based on the USD exchange rate of one bitcoin on the Coinbase exchange. For example, assume a user earns 1.5% back on a $100 purchase when the USD-BTC exchange rate is $50,000 per bitcoin. In that scenario, a user would earn 3,000 sats (($1.50/$50,000) * 100,000,000 sats). Rewards are then credited to a user’s account at the sats value (in this case 3,000 sats), regardless of future changes in the USD-BTC exchange rate.

All rewards are earned immediately upon the performance of a qualifying action by the user, but not all rewards are immediately available for redemption. The redemption criteria for rewards varies by the type of qualifying action or transaction as outlined in the terms and conditions of the Fold Rewards Program. For example, rewards earned on the daily spin wheel are available for redemption immediately, while rewards earned via certain qualifying spend transactions on the Fold Debit Card and the Fold Credit Card are subject to a 30-day settlement period before becoming available for redemption, a policy that is in place to prevent fraudulent activities.

Per the terms and conditions of the Fold Rewards Program, rewards are subject to adjustment for chargebacks, returns, refunds, or other circumstances. In addition, rewards are subject to expiry if users fail to maintain an active account for more than twelve consecutive months.

A user may redeem rewards by making a request to withdraw them to a personal bitcoin wallet, either to an external bitcoin wallet or to a user’s bitcoin wallet at the custodian used by Fold. Users can initiate a redemption request at any time, but redemption requests are fulfilled by Fold approximately once per week as a batch fulfillment. To fulfill rewards withdrawal requests Fold sends bitcoin from our Rewards Treasury to the user’s bitcoin wallet address, which they provide during their redemption request. In the future, Fold may offer the ability for users to redeem their rewards for other goods and services but has no immediate plans to do so.

Customer rewards are valued in bitcoin as of the date the rewards are earned, and therefore we try to match the cost basis of those rewards with the cost basis of our Rewards Treasury. To do so, Fold purchases bitcoin approximately once per day in an amount that approximates the amount of rewards earned by customers on that day. Our goal is to always maintain an amount of bitcoin in our Rewards Treasury equal to or greater than our customer rewards obligations. We monitor the balances of our Rewards Treasury and customer rewards obligations on a daily basis to ensure that we have appropriate reserves to fulfill customer obligations. As of December 31, 2025, our total customer rewards liability was $6.9 million, and our Rewards Treasury was $6.9 million. In the event that the balance of our Rewards Treasury were to fall below the balance of our corresponding customer rewards liability, Fold may utilize excess bitcoin reserves from our Investment Treasury to fulfill customer liabilities. Fold purchases bitcoin for our Investment Treasury on an intermittent basis when doing so aligns with the overall treasury strategy of our business.

Custody & Trading

Fold partners with BitGo Bank & Trust, National Association (f/k/a BitGo Trust Company, Inc.), a federally chartered national trust bank (“BitGo”) to offer eligible customers the ability to buy, sell, store, and withdraw bitcoin through the Fold App. As a national trust bank, BitGo is authorized to perform fiduciary custody of digital assets, including bitcoin, and is subject to ongoing supervision by the Office of Comptroller of the Currency (the “OCC”). Additional information with respect to BitGo’s qualifications under applicable law can be found online at https://www.bitgo.com/company/licenses. Fold does not directly hold or control any of its customers’ digital assets.

To access Custody & Trading products, Fold’s customers are first onboarded to the Fold App through the normal onboarding process, which includes Know Your Customer (“KYC”) checks by Fold. Customers are then onboarded to BitGo. BitGo performs additional KYC checks on customers, and customers must accept BitGo’s terms and conditions.

Once a user has been onboarded to both Fold and BitGo, they are able to interact directly through the Fold App to buy bitcoin via spot trades, recurring trades, direct deposits, and by rounding up spare change on Fold Debit Card, as well as to deposit and sell their bitcoin. Each of those transactions are executed by the user through the Fold App and processed via BitGo.

Fold Bitcoin Gift Card

The Fold Bitcoin Gift Card is a USD-denominated prepaid gift card, available in both physical and digital formats, which consumers can purchase through familiar retail channels and which is redeemable for bitcoin. Purchasers buy the card for a set value of USD, and recipients redeem the card through the Fold App, at which point the dollar value of the card is converted to bitcoin at the prevailing exchange rate, less applicable processing fees. Recipients must create a Fold account and complete KYC checks in order to redeem the card. All bitcoin received by the recipient is held in insured custody through the Company’s custody partner, BitGo.

The Fold Bitcoin Gift Card is distributed through a network of retail and digital partners, including a major grocery chain and various online gift card marketplaces. The Company has entered into distribution agreements with established gift card program managers and distribution networks to expand the product’s availability across physical retail locations and e-commerce platforms nationwide.

In addition to generating revenue through spreads charged at redemption, the Bitcoin Gift Card is intended to serve as a customer acquisition channel for the Company’s broader financial services platform, as each redemption results in the creation of a new user account with access to the Company’s full suite of bitcoin-denominated financial products.

How Fold Users Access Fold Products and Services

In order to access all Fold related services, users must first download the Fold App from either the Apple or Google app store. Upon downloading the Fold App, users can create an initial account, but to access the Fold App’s broader suite of services, users must be verified and accept Fold’s user terms and conditions. Users can start the verification process by simply clicking on “Verify your account.” Once Fold completes a review of a user’s initial application (including necessary KYC checks), the user is then granted access to the Fold platform. From there, users can utilize the following services:

Fold Pre-paid Debit Card

•        The process for ordering the Fold Credit Card is embedded in the user’s initial verification process for their account on the Fold App. By the end of the verification process, users will have ordered the debit card, which is issued by Sutton Bank, Fold’s banking partner, and the card will be sent to the user’s address on file. Users can activate the debit card by either calling the number provided on the card or by following card activation instructions in the Fold App. After activating the debit card, users can view card details by navigating to the drop-down menu at the top-left of the home screen and reviewing the various tabs under “Banking.”

•        To deposit funds, users can click on the “Deposit” button on the home screen. From there, users can select from and utilize a number of deposit methods. All funds directly deposited to, spent on, or withdrawn from the Fold Debit Card are in USD. As described in the “Bitcoin Buying and Selling” section below, eligible users also have the ability to deposit bitcoin into their Fold account. Any such bitcoin deposited by users is received by and held at BitGo and does not directly impact a user’s Fold Debit Card balance. At their option, users have the ability to sell the deposited bitcoin to fund their card using the “Sell Bitcoin” feature discussed below.

•        To withdraw funds, users must navigate to the drop-down menu at the top-left of the home screen, select “Payment methods” and then select “Cash account.” From the following screen, users will have the option to select “Withdraw,” which, upon selection, will give users the option to withdraw cash to a linked debit card or to a linked bank account.

Gift Card Buying

•        Users can purchase gift cards by navigating to the “Gift cards” tab of the Fold App and selecting the gift card they wish to purchase. From there, users are prompted to select the USD amount of the gift card and can complete the transaction by utilizing the current USD balance in their Fold account.

Bitcoin Buying and Selling

•        All bitcoin buy and sell features are accessed by opening the Fold App and selecting the bitcoin balance shown on the Home tab.

•        Users can purchase bitcoin in several ways, including:

•        Spot Buys:    This option provides for a one-time bitcoin purchase at a USD amount specified by the user. Users can access this feature in one of three ways: (i) by clicking “Buy bitcoin” on the home screen; (ii) by selecting the “Bitcoin” tab on the main screen, and then clicking “Buy”; or (iii) by accessing the exchange tab through the “⇆” button at the bottom of the home screen and clicking “Buy”. In each case, Fold then provides the user with several pre-populated denominations — $10, $20, $50, $100 and $200 — as well as the option to enter a custom amount of USD the user would like to spend to purchase bitcoin. After choosing one of the pre-populated denominations or inputting the custom amount they would like to purchase, the users are taken to a confirmation screen that displays the purchase amount in USD, an estimate of the number of bitcoin that will be bought if the purchase proceeds, the estimated exchange rate of the transaction, and any applicable transaction fees. If a user does not wish to continue with the purchase at the confirmation screen, they can use the back button to leave the page and the spot buy will not be executed. If the user wishes to proceed with the transaction on the basis of the terms displayed, the user can select the “Confirm buy” button to execute the spot buy. As soon as the spot buy is confirmed by the user, a series of automated API requests is sent to BitGo requesting to complete the trade. BitGo then processes the trade using its own technology and liquidity partners. If a processing error is encountered in any step, whether at Fold or at BitGo, the purchase is considered failed and the USD is returned to the user’s account. Once Fold receives a success notification from BitGo via API, the bitcoin becomes visible in the user’s app and they receive a purchase confirmation email with the final details of the transaction.

•        Recurring Trades:    This feature, referred to as “Auto stack” within the Fold App, allows users to purchase a specific USD amount of bitcoin at a specified recurring interval. To set up this purchase type a user first selects the “Auto stack” option in the “Bitcoin” tab of the Fold App. Users are then taken to a page that explains the “Auto stack” feature, then prompted to continue on to a page in which the user can select from 3 recurring intervals — Daily, Weekly, or Monthly — and are advised that there is a minimum $10 requirement for recurring purchases. They may then input how much USD they wish to “Auto stack” on the interval they have selected. Their first purchase will execute at the time they set up this feature with all subsequent recurring purchases taking place at the time interval selected by the user. All “Auto stack” trades are executed via the API flow to BitGo as described in the “Spot Buys” section above. To turn this feature off, users can navigate to the “Bitcoin” tab of the Fold App, select the tab noting their purchasing schedule, and click “Turn off Auto stack.” This action immediately disables all future “Auto stack” purchases.

•        Direct Deposits:    This feature, referred to as “Direct to bitcoin” within the Fold App, allows users to automatically convert a percentage of all incoming USD deposits into bitcoin. To set up this purchase type, a user first selects the “Direct to bitcoin” option in the “Bitcoin” tab of the Fold App. Users are then prompted to choose what percentage of their deposits they wish to convert into bitcoin using this feature and can select any percentage from 1% to 100%. Once this feature has been turned on, all future USD deposits will be exchanged to bitcoin via the API flow to BitGo as described in the “Spot Buys” section above. The series of automated API requests is sent as soon as Fold receives notification of the incoming deposit from the external bank (which must be separately linked) where the USD funds originated from. To turn this feature off, users can navigate to the “Direct to bitcoin” option in the “Bitcoin” tab of the Fold App and click “Turn off Direct to bitcoin.” The user will be asked to confirm the instruction, and once the user does so, “Direct to bitcoin” is immediately disabled for all future purchases.

•        Round-Ups:    This feature, referred to as “Round ups” within the Fold App, allows users to automatically convert spare change from a Fold Debit Card transaction into bitcoin. To set up this purchase type, a user first selects the Round-Ups option in the “Cash” tab of the Fold App, reviews an explanatory page, and upon clicking “Continue” is then prompted to choose a multiplier — 1x, 2x, 5x, or 10x — that will be applied to their Round-up purchase. For example, if a user turns on Round ups, selects a multiplier of 5x, and then spends $5.73 on their Fold Debit Card, that Fold Debit Card transaction will result in a Round-Up of $1.35 ($0.27 “change” * 5x multiplier). There is a $10 minimum purchase amount for this feature, so users accumulate Round-Ups until their Round-Up balance meets or exceeds that threshold, at which time a bitcoin purchase is automatically initiated via the API flow to BitGo as described in the “Spot Buys” section above. To turn this feature off, users can select the Round ups option in the “Cash” tab of the Fold App and on the following page choose “Turn off Round ups”. The user will be asked to confirm the instruction, and once the user does so, this action immediately disables all future Round-Up purchases and resets the user’s accumulated Round ups balance to zero.

•        To sell bitcoin, users navigate to the “Bitcoin” tab of the Fold App and select the “Sell” button. They then can enter a specific USD amount they wish to sell, but which must be at least $10. After inputting that amount they are taken to a confirmation screen that displays the sale amount, the estimated exchange rate of the transaction, and any transaction fees as applicable. After confirming the transaction a series of automated API requests are sent to BitGo requesting to complete the trade. BitGo then processes the trade using their own technology and liquidity partners. If a processing error is encountered, whether at Fold or at BitGo, the sale is considered failed and the bitcoin is returned to the user’s account. Once Fold receives a success notification from BitGo via API, the USD becomes visible in the user’s app and they receive a sale confirmation email with the final details of the transaction.

•        To send bitcoin, users navigate to the “Bitcoin” tab of the Fold App and select the “⇅” button. They then select the “Send” option which prompts them to enter a specific bitcoin address to send to. Users are can send up to 100% of their available bitcoin balance. After entering the address, users are presented with a confirmation page that outlines the amount of bitcoin being sent, the address to which it is being sent, and any applicable processing or network fees. After confirming the transaction, a series of automated API requests are sent to BitGo requesting to complete the withdrawal. Once Fold receives a success notification from BitGo via API, the transfer request becomes visible in the user’s app and they receive a transfer confirmation email with the final details of the withdrawal.

•        To receive bitcoin, users navigate to the “Bitcoin” tab of the Fold App and select the “⇅” option. After selecting “Receive,” a user is presented with their Fold bitcoin wallet address via both an alphanumeric address and a QR code. Users then copy that address into the bitcoin wallet from which they plan to deposit bitcoin and initiate the deposit via that bitcoin wallet. Processing of the bitcoin deposit occurs via the bitcoin network. When the deposit is received at the address specified, BitGo notifies Fold via API request. The deposit is then visible in the user’s app, and they receive a deposit confirmation email with the details of the deposit.

Fold Bitcoin Gift Card

•        Individuals can purchase the Fold Bitcoin Gift Card online or in physical locations. The minimum denomination for the card is $25.

•        To redeem the Fold Bitcoin Gift Card, users must first create an account as described above. Then, on the home screen of the Fold App, users may select “Redeem Bitcoin Gift Card” after which they will be prompted to enter the card’s number and PIN. The user is then asked to redeem the card. A series of automated API requests is sent to BitGo requesting to complete a purchase for bitcoin equivalent to the USD amount of the card, minus processing fees. BitGo then processes the trade using its own technology and liquidity partners. Once Fold receives a success notification from BitGo via API, the bitcoin becomes visible in the user’s app and they receive a purchase confirmation email with the final details of the transaction.

Rewards

•        Users can access their earned rewards by selecting the “Bitcoin” tab in the Fold App and then selecting “Rewards.” From that tab, users can review their earned reward history and withdraw their eligible rewards. To withdraw rewards, users select the “SEND” button and are prompted to enter their personal bitcoin wallet address in the “SEND TO” field. All reward balances are denominated in bitcoin with the current USD equivalents shown.

Daily Spin Wheel

•        Users can take advantage of Fold’s Daily Spin Wheel on the home page by selecting “Daily spin,” and clicking to spin. The Daily Spin Wheel includes a variety of prize “wedges”, all of which are comprised of varying amounts of sats (ex. 5 sats, 10 sats, 25 sats, etc.). These wedges vary from time to time at the Company’s discretion. When a user spins the wheel and lands on one of these wedges, the resulting bitcoin is immediately applied to their bitcoin Rewards balance. Those rewards can be accessed and withdrawn in the same manner as all other bitcoin rewards earned by a user on the Fold App.

Account Settings

•        Users can manage their account settings, including their subscription plan, their profile details, their referral program information, and other relevant administrative actions, by selecting the menu bar on the top left of the home page.

Recent Developments

Committed Equity Facility

On September 4, 2026, the Company entered into a Purchase Agreement with Roth Principal Investments, LLC (“Roth”), pursuant to which from time-to-time, in the Company’s discretion, Roth may purchase from the Company up to $25 million in shares of the Company’s common stock, subject to certain limitations (the “CEF”). Prior to entering into the Facility, the Company terminated its prior equity purchase facility entered into June 2025.

Credit Card

In March 2026, Fold launched, on a limited basis, the Fold Credit Card, an unsecured revolving consumer credit card that enables eligible cardholders to earn bitcoin rewards on qualifying purchases. The Fold Credit Card is issued by Celtic Bank and is processed on the Visa network, with Stripe supporting card processing and program management functions. See discussion in “Risks Related to Our Credit Card.”

Debt Restructuring

On February 25, 2026, the Company entered into a Purchase Agreement (the “Purchase Agreement”) with SATS Credit Fund LP (“SATS”). Pursuant to the Purchase Agreement, SATS purchased from the Company a $13.0 million senior unsecured promissory note. On February 26, 2026, in connection with the closing of the Purchase Agreement, the Company repaid the March 2025 Investor Note (as defined below) with 500 bitcoin. On February 27, 2026, the Company repaid the June 2025 Amended Investor Note (as defined below) with $27.5 million. Following these transactions, the Company no longer has any outstanding convertible notes.

Updated App

On February 4, 2026, Fold released the second version of the Fold App, which redesigned the App experience in preparation for launch of the Fold Credit Card.

Employee Bitcoin Bonus Program

In January 2026, we introduced the Employee Bitcoin Bonus program, which allows employers to offer bitcoin bonuses to their employee base and manage those assets through Fold, and announced Steak ‘n Shake as our first partner for this program.

Bitcoin Gift Card

In May 2025, Fold launched a new product line, the Fold Bitcoin Gift Card. This product provides customers with the ability to purchase USD-denominated gift cards through the Fold App, online gift card distributors, and national brick-and-mortar merchant locations and redeem those gift cards for bitcoin through Fold.

Merger

Fold, Inc. was incorporated in the state of Delaware on August 20, 2019. On July 24, 2024, Fold, Inc. entered into a definitive agreement (the “Merger Agreement”) with FTAC Emerald Acquisition Corp. (“FTAC Emerald”), a publicly-traded special purpose acquisition company, providing for a proposed business combination (the “Merger”) pursuant to which Fold, Inc. would be the surviving entity of a merger with a wholly-owned subsidiary of FTAC Emerald, and FTAC Emerald would become Fold Holdings, Inc. The registration statement for the Merger was declared effective by the Securities and Exchange Commission on January 23, 2025, the Merger was approved by FTAC Emerald’s shareholders on February 13, 2025, and the business combination was finalized on February 14, 2025.

Industry Overview

Bitcoin

Introduced in 2008, bitcoin is a trustless decentralized digital currency operating on a peer-to-peer network. Bitcoin is built on free and open-source technology which ensures secure and transparent transactions. As of September 9, 2026, bitcoin remains the largest cryptocurrency by market capitalization, with significant trading volumes across global exchanges. Over the first 15 years of its existence, the adoption rate of bitcoin as measured by the annual increase in the total number of users has exceeded that of the internet over the first 15 years of the latter’s existence.

To date, the primary business models within the bitcoin industry have focused on exchange services, bitcoin mining, and exchange-traded products like ETFs. Bitcoin financial services such as those offered by Fold are part of a fast-growing market opportunity to expand bitcoin’s scope into traditional investment and financial use cases relevant to consumers’ everyday lives, such as saving, investing and making payments.

The bitcoin industry is dynamic and rapidly evolving, offering substantial opportunities alongside significant risks. Continuous monitoring of technological, regulatory, and market developments is essential for stakeholders to navigate this complex landscape effectively.

Banking and payments

The banking and payments industry encompasses a broad range of financial services, including traditional asset custody, wealth management, digital payments, and emerging fintech solutions. The banking and payments industry is undergoing significant transformation driven by technological advancements, changing consumer behavior, and regulatory developments. While the industry presents substantial growth opportunities, stakeholders must navigate various risks and challenges to remain competitive and compliant in this dynamic landscape. Continuous innovation, robust risk management, and adherence to regulatory standards are essential for sustained success.

Macroeconomic trends impacting our market

The following macroeconomic factors as they relate to bitcoin specifically impact our business:

•        Awareness:    The perception of bitcoin as a legitimate and secure asset class and technology by the general public plays a crucial role. The pace and effectiveness of continued education and awareness will impact adoption rates.

•        Regulation:    The global regulatory landscape for bitcoin, including clarity around legal status, accounting and tax treatment, and other compliance requirements will significantly impact its growth. Favorable regulations can encourage adoption, while restrictive measures can hinder it.

•        Institutional Adoption:    Increased participation by institutional investors, including hedge funds, mutual funds, corporations, and nation states can drive market confidence and liquidity, supporting continued growth. Recently launched spot bitcoin ETFs sponsored by large financial service firms have seen significant inflows, introducing bitcoin to a large pool of new investors and further legitimizing bitcoin as an asset appropriate for institutions.

•        Political Environment:    Bitcoin has entered the political conversation in the United States and abroad. As the United States is a global leader in innovation and new technologies, we anticipate the United States political environment to become increasingly favorable for our industry.

•        Monetary Policy:    Central bank monetary policies, especially in terms of interest rates and quantitative easing, can influence bitcoin adoption. Low interest rates and expansive monetary policies that lead to currency debasement often lead to a search for alternative investments like bitcoin.

•        Technological Innovation:    Advances in blockchain technology, improvements in scalability, and enhanced security protocols can increase bitcoin adoption and integration into various financial systems.

•        Demographic Trends:    Younger households, particularly Millennials and Generation Z, are more accepting of bitcoin than older generations. As Millennials and Generation Z accumulate their own savings and inherit wealth from older generations, we expect that the demand for bitcoin and bitcoin financial services to be impacted.

We expect each of the above, among other factors, to contribute to the pace of bitcoin adoption and to the size of the addressable market for our products and services. The timing of these events as well as the potential occurrence of other unforeseeable events that impact our industry is uncertain and may have a direct impact on our business.

Our Customers

Fold caters to a valuable customer segment. According to a January 2025 survey of our users, our current core customer demographic is just entering their financial prime (83% were between 25-54 years old) with a strong financial position (81% had credit scores of 700+ and 71% made over $100K income per year). This demographic is on the cusp of some of the most important financial decisions of their lives: starting families, starting businesses, buying homes, preserving wealth, and making long-term financial plans. Select customer demographic information based on historical company data and customer surveys from 2022-2025 includes:

Age Distribution:

•        83% of users are between 25-54 years old

•        The largest age demographic is 35-44 (39%)

•        The second largest demographic is 45-54 (27%)

•        Approximately 1% are 18-24

Income Levels:

•        71% of users have household incomes of $100,000+

•        26% have household income of $150,000-$249,000

•        21% have household income of $250,000+

Creditworthiness:

•        81% have credit scores of 700+, with 40% having scores of 800+

Despite the relative financial strength of Fold’s core customer base, Fold is able to service other customer demographics no matter where they are on their financial journey. Our FDIC-insured checking account and prepaid debit card provide a lower-risk, responsible way for any customer to navigate their financial lives compared to high interest-rate credit products.

Our Strategic Partners

We have strategic partnerships with a number of third-party service providers to operate certain of our products and services, including:

Marqeta, Inc. (“Marqeta”) — Marqeta powers the modern card-issuing platform that enables Fold to create, distribute, and manage customized payment cards and financial products. Marqeta serves as the program issuer for the Fold Debit Card.

Visa U.S.A. Inc. (“Visa”) — Visa is a global payment technology company that facilitates electronic funds transfers, primarily through credit, debit, and prepaid cards, enabling secure and efficient payments worldwide for Fold. The Fold Debit Card and Fold Credit Card can be used on the Visa Network to spend funds wherever Visa is accepted.

Sutton Bank — USD funds deposited in the Fold Prepaid Checking Account and available to fund purchases using the Fold Prepaid Debit Card are held at Sutton Bank, an FDIC-insured bank. As long as specific deposit insurance requirements are met, Fold customer funds held at Sutton Bank are insured up to $250,000 by the FDIC in the event Sutton Bank fails. Fold does not directly hold or control any of its customers’ USD funds.

Lead Bank — The Company has entered into a strategic partnership with Lead Bank, a Missouri state-chartered bank and member of the FDIC, supervised by the FDIC and the Missouri Division of Finance, and anticipates that Lead Bank will hold customer funds in a custodial account for the benefit of Fold customers for certain anticipated products. As long as specific deposit insurance requirements are met, Fold customer funds held at Lead Bank will be insured up to $250,000 by the FDIC in the event Lead Bank fails. Fold does not directly hold or control any of its customers’ USD funds.

Stripe, Inc. (“Stripe”) — Stripe provides the card issuing, processing, and program infrastructure for the Fold Credit Card through its Stripe Issuing platform. Fold and Stripe operate the Fold Credit Card program under the sponsorship of Celtic Bank, the issuing bank. Stripe manages the relationship with the issuing bank, processes card transactions, processes and ships physical cards, adjudicates billing disputes, and receives and settles cardholder payments.

Celtic Bank — The Fold Credit Card is issued by Celtic Bank, a Utah-chartered bank and member of the FDIC. Celtic Bank originates and owns all Fold Credit Card accounts, extends credit to cardholders, establishes and controls the credit policy governing eligibility and pricing, approves each applicant, and approves the cardholder agreement and all other program terms, marketing materials, and account-opening materials. Celtic Bank has ultimate oversight of the program, and Fold and Stripe are subject to periodic compliance review by Celtic Bank. Fold’s participation in the program is governed by its agreement with Stripe, which manages the issuing bank relationship. Fold is not party to a direct agreement with Celtic Bank.

BitGo — Fold partners with BitGo, a federally chartered national trust bank, to offer eligible customers the ability to buy, sell, store, and withdraw bitcoin through Fold. As a national trust bank, BitGo is authorized to perform fiduciary custody of digital assets, including bitcoin, and is subject to ongoing supervision by the OCC. Additional information with respect to BitGo’s qualifications under applicable law can be found online at https://www.bitgo.com/company/licenses. Fold does not directly hold or control any of its customers’ digital assets.

Merchant Networks — Fold partners with a number of merchant offer wholesalers and direct merchant relationships to offer gift cards, card-linked offers, and other affiliate offers from time to time. Fold has established an extensive partnership network across multiple vendors to provide customers with an extensive number and quality of merchant offers, and we regularly review new and existing partnerships to optimize our offers network.

Our Strategy

First Mover Advantage

Fold has identified what we believe to be a unique opportunity in the market to provide bitcoin-native specialty financial services that are currently underrepresented by incumbent financial service providers. Fold’s products are built on bitcoin, for bitcoiners, by bitcoiners. In contrast to exchanges with hundreds of cryptocurrencies, capital-intensive mining businesses, and high-fee ETFs, Fold provides a user-friendly, low-barrier entry point to bitcoin via financial products that users are already familiar with. Our product offerings are also diverse, offering customers more utility than just an exchange product.

As an early entrant to this space and the first company to launch a bitcoin rewards debit card program, Fold has accumulated proprietary data on customer spending, saving, investing, and product needs that can be leveraged for further penetration within our existing user base as well as to expand into new customer demographics. We have invested significant resources to form deep relationships with partners, customers, and industry participants while building a reputable brand name in the bitcoin market.

Bitcoin Treasury & Accumulation Strategy

In addition to our core operating business, Fold has adopted a bitcoin treasury strategy that aligns our corporate goals with the products we offer to our customers. We consider bitcoin to be an important strategic reserve asset that, due to its finite fixed supply, has the ability to mitigate inflationary trends. Bitcoin is a unique store of value with a finite fixed supply, which we believe provides price appreciation potential for bitcoin in both the near-and long-term. We believe that the adoption tailwinds powering bitcoin’s historical growth will continue with potential to accelerate, providing attractive value growth opportunities. For information regarding volatility in the bitcoin market, see the discussion in “Risk Factors — We may suffer losses due to abrupt and erratic market movements” and “Risk Factors — Volatility in the price of bitcoin could limit our options in obtaining cash funding on favorable terms.”

As of September 9, 2026, Fold had 171 bitcoin in our Investment Treasury. Our treasury strategy contemplates that we may (i) periodically sell bitcoin for general corporate purposes to support our operating business, (ii) pledge or commit a portion of our bitcoin as collateral for purposes of entering into financing transactions, (iii) utilize our bitcoin as reserve collateral for various products used in our operating business, and/or (iv) consider opportunities to create income streams or otherwise generate funds using our bitcoin holdings. We may from time to time identify and/or implement additional strategies to more effectively utilize our Investment Treasury to support our overall business. Until such time that we consider it appropriate to utilize our bitcoin in one of those ways, we intend to hold bitcoin as a near-to long-term investment to preserve potential upside in the value of that bitcoin. We believe holding bitcoin on our corporate balance sheet has the potential to provide stockholder value for several reasons:

Price appreciation:    Bitcoin has experienced meaningful price appreciation since inception, significantly outperforming the S&P 500, US treasury yields, and other traditional investments over the same time frame. We believe bitcoin adoption will continue to grow over the coming years, which has potential to provide an opportunity for continued price appreciation.

Inflation hedge:    Bitcoin, with its capped supply, has the potential to serve as a long-term hedge against inflation. We expect central banks to continue to devalue fiat currencies over the near term through inflationary monetary policies.

Diversification:    Bitcoin often shows low correlation with traditional financial assets like stocks, bonds, and commodities, offering diversification benefits to the overall portfolio.

Liquidity:    Unlike traditional financial markets, the market for bitcoin operates 24/7, offering constant access to liquidity.

Enhanced brand perception:    Companies investing in bitcoin may be viewed by certain consumers as more forward-thinking, appealing to progressive, tech-savvy consumers and investors.

Balance sheet management:    We believe building a balance sheet with potential for growth will provide a solid foundation for us to better operate, sustain, and grow our business over time.

These factors suggest strategic benefits for Fold incorporating bitcoin into our financial strategies, aligning with modern financial trends and technological advancements.

Our Growth Strategy

Our primary strategic growth initiatives are:

1. Continue to Build an Integrated Financial System

We are seeking to build an integrated financial system that enables users to combine spending, savings, and financial planning behaviors for both bitcoin and USD within a single account. We believe this integrated approach enables strong cross-sell, higher engagement, and increasing customer lifetime value as users consolidate financial activity. We remain focused on enhancing our bitcoin financial services platform by continuing to invest in the development of new products to enhance our users’ financial options and compound the value of Fold to them as their financial home. We believe this is critical as generational wealth continues to shift to younger generations more accepting of bitcoin.

2. Scale Adoption through Trusted Distribution

We believe adoption accelerates when new financial tools appear in familiar, trusted environments. Our distribution strategy emphasizes entering into and expanding partnerships with major retailers, employers, and financial institutions. We believe these channels expand reach, increase legitimacy, and reduce friction for mainstream adoption, positioning Fold as a credible on-ramp into bitcoin for households and businesses across the United States.

3. Focus on Capital-Efficient Growth

Fold’s prior growth has been driven primarily through organic adoption, community engagement, and partner-led distribution, resulting generally in high quality users with limited marketing expenditures. While we intend to continue customer acquisition through organic methods and partner-led distribution channels as described above, we are also focused on utilizing paid marketing opportunities where returns are measurable and should be repeatable, with a focus on durability and lifetime value when it comes to customer acquisition. Paid marketing efforts are aimed at both net new customer acquisition as well as at increasing member engagement through-funnel conversion and retention. As we continue to refine our product to meet customer needs, we believe it is important to be disciplined about capital expenditures for marketing and carefully scrutinize our customer acquisitions costs.

4. Maintain Institutional Trust and Safety at Scale

Trust is foundational to long-term financial relationships. Fold now operates nationwide with institutional-grade custody, regulatory infrastructure, and governance we believe is designed for durability as adoption scales. We believe this foundation differentiates Fold from less-regulated platforms and supports long-term customer confidence in the security of their bitcoin holdings. As a publicly traded company using a federally chartered national trust bank custodian, Fold seeks to position itself as a reliable, secure, trustworthy, and transparent platform for engaging in bitcoin financial services.

5. Build a Durable Foundation for Long-Term Growth

Fold is dedicated to creating a foundation for growth and believes it has made product and growth investments that will enable it to scale responsibly. For example, we believe rolling out the Fold Credit Card on an initially limited basis is a responsible choice which preserves flexibility and allows the credit card program to scale in a way responsive to customer needs. We also maintain an Investment Treasury which we believe provides us with operational flexibility to respond to various needs and opportunities that may arise in the future. For example, we may obtain funding for various purposes (such as, for example, for new products or services) by offering the bitcoin in our Investment Treasury as secured collateral to lenders, or by selling that bitcoin to support Fold’s needs.

Competitive Landscape

Fold operates in a unique segment within the competitive landscape, specializing in bitcoin financial services for the segment of individuals incorporating bitcoin into their financial lives to build long-term savings and access new financial opportunities.

Across our product lines we compete with various financial services providers like Block, Inc., Robinhood Markets, Inc., Coinbase Global, Inc., Payward, Inc. (d/b/a Kraken), Fidelity Crypto, and PayPal Holdings, Inc., among others. These providers offer various traditional and bitcoin-based financial products and services, including but not limited to exchange products, banking and savings products, debit and credit card products, and rewards products. Within the card program space specifically we compete with other consumer cryptocurrency and cash rewards cards, such as the Coinbase One Card, Robinhood Gold Card, Gemini Credit Card, Venmo Credit Card, and Discover Cash Back Debit Card. Our competitors have substantial resources, varying business models and focus areas, and many have overlapping product features with Fold.

Employees and Culture

As of September 9, 2026, we employed a total of 42 full-time employees and have engaged various contractors.

Many of our employees are highly skilled in technical areas specific to payment technology, software solutions, risk & compliance, and public company financial reporting requirements. From time to time, we supplement our workforce with consultants or independent contractors, primarily in the information technology area, through contracted service arrangements.

Our employees are key to our success as a company, and we are committed to attracting, developing and retaining the best talent. We attract, develop, and retain the best talent through various means including performance evaluation and goal setting.

We provide employees with competitive compensation and benefits consistent with positions, skill levels, experience, knowledge, and geographic location. All employees are eligible for company equity (in the form of Fold Restricted Stock Units (“RSUs”)), health insurance, paid and unpaid leave, a 401(k) retirement plan, and life/disability/accident coverage. We also offer a variety of voluntary benefits that allow employees to select the options that meet their needs, including flexible spending accounts, health saving accounts, paid parental leave, flexible work arrangements, annual training and tuition allowances, and other benefits.

Our executive management team and Human Resources department from time-to-time, as needed, review and update our talent strategy, monitoring a variety of data, to design and implement effective reward/recognition, training, development, succession, and benefit programs to meet the needs of our businesses and our employees.

Facilities

We are a remote-first company with our official headquarters in Phoenix, Arizona and a distributed workforce.

Regulatory Environment

We operate in a rapidly evolving regulatory environment governed by U.S. federal and state laws. These regulations cover most aspects of our business, including consumer finance and protection, privacy and data protection, banking, and payments. Other relevant laws include those prohibiting unfair and deceptive acts or practices, alongside public policy and general principles of equity, which may apply to our banking and payment activities. These laws and regulations impact our business directly and indirectly, mainly through our partnerships with Marqeta and Sutton Bank, which provide our customers with deposit accounts and debit cards, and with BitGo.

Fold has established a robust Customer Identification Program (CIP) with the primary objective of forming a reasonable belief that we possess accurate information regarding the true identity of each of Fold’s customers. Our services are exclusively intended for individuals aged 18 years or older in the United States with national or residency status. We have partnered with Sardine.ai, a third-party provider specializing in supporting Know Your Customer (KYC) services, fraud detection, and sanctions screening efforts. Fold recognizes the dynamic nature of the financial landscape and is committed to maintaining a robust risk management framework. Through Sardine.ai, we employ a sophisticated risk rating system that continuously evaluates user profiles to enhance our security measures. This dynamic risk rating is subject to adjustments based on a combination of transaction monitoring rules, news alerts, and ongoing sanctions screening. Our risk rating framework is designed to adapt to changes in user behavior, transaction patterns, and external factors that may impact risk exposure. Our system regularly reviews transactions against predefined monitoring rules to identify any unusual or potentially high-risk activities. Additionally, we actively monitor negative news alerts that may have implications for a user’s risk profile.

The following summarizes certain aspects of the various statutes and regulations. This summary is not a comprehensive analysis of all applicable laws and is qualified by reference to the full text of statutes and regulations below.

Anti-Money Laundering (AML) and Sanctions Laws

Although Fold is not directly subject to the Bank Secrecy Act or other regulations related to anti-money laundering, our relationships with Sutton Bank and BitGo, together with our obligations under applicable sanctions laws, require us to comply with AML requirements. This is because both Sutton Bank and BitGo are considered “financial institutions” subject to the Bank Secrecy Act. Because we act as an intermediary between our customers and Sutton Bank and BitGo, we must take certain actions to facilitate their compliance, as described below.

Fold is required to stay updated with constantly changing AML regulations, including those set by the intergovernmental organization the Financial Action Task Force, local laws, and our partners. As a mobile application, we face significant challenges, such as remote onboarding of our customers, which makes it difficult to verify the identity of customers submitting applications for the Fold products thoroughly. In addition, the high volume of transactions both in our debit card and bitcoin buying and selling makes it difficult to monitor transactions for AML purposes. To mitigate these risks, Fold has implemented a risk-based approach AML program to measure customer identification practices, monitoring (real-time monitoring) and escalate questionable activities, and maintain records to prevent illicit financial activities in our platforms.

As for counter-terrorism financing, Fold, through its partnership with Sardine.ai, is committed to ensuring its adherence to all Office of Foreign Asset Control (“OFAC”) regulations and that no transactions are involved with a sanctioned country. Fold is dedicated to maintaining a high standard of compliance with international regulations, and our proactive approach to sanctions screening is an integral part of our commitment to prevent any engagement with sanctioned individuals or entities. We prioritize the safety and compliance of our platform to ensure a secure environment for all users. As part of our commitment to regulatory compliance, we proactively conduct screening against the Office of Foreign Assets Control (OFAC) and sanctions lists for all users during the onboarding process. This screening is performed using the data points provided by users during the registration phase.

Our automated screening process aims to identify potential matches with individuals or entities listed on sanctions lists; information such as IP address and true location is used at this phase to ensure compliance with all OFAC regulations. In addition to the initial screening conducted during onboarding, Fold is committed to maintaining a vigilant and ongoing compliance posture. We perform continuous OFAC and sanctions screenings on all users with a daily frequency. This proactive approach ensures that our platform remains current and aligned with the latest updates to the sanctions lists.

FDIC Banking Regulation

Our bank partner, Sutton Bank, is a member of the FDIC and thus is subject to federal regulations designed to ensure its safety and soundness, as well as banking regulations established by the State of Ohio where it is chartered. Due to our relationship with Sutton Bank, many laws and regulations that apply directly to Sutton Bank indirectly impact us (and our products), and our partnership with Sutton Bank is subject to the supervision and enforcement authority of the FDIC and the Ohio Department of Commerce.

Fold complies with all FDIC rules regarding the display of statements concerning FDIC standards on our website and our application. We ensure that no information regarding the FDIC logo and insurance is misrepresented to our customers as we are a financial services platform and not a FDIC insured bank.

State Money Transmission and Virtual Currency Laws

BitGo converted to a national trust bank in December 2025, is subject to supervision, examination and enforcement by the OCC, which differs to some degree from the state-level regulatory framework applicable to its prior South Dakota Trust charter. As a national trust bank, BitGo is authorized to perform fiduciary custody of digital assets, including bitcoin. BitGo is subject to the U.S. Bank Secrecy Act and related AML and counter-terrorism financing law requirements as a bank, including comprehensive Bank Secrecy Act/AML compliance, consumer due diligence, suspicious activity and currency transaction reporting, sanctions compliance, and ongoing regulatory supervision.

Consumer Financial Protection Bureau (CFPB) Regulations

The CFPB oversees financial institutions to ensure adherence to federal consumer financial laws. We are required to stay abreast of CFPB’s constantly changing rules and regulations to safeguard consumers and ensure that our marketing communications on social media, blogs, and websites are not considered deceptive, abusive, or unfair.

Clear and Transparent Communication:

•        All marketing materials must clearly and transparently disclose product terms and conditions.

•        Regularly review and update content to stay compliant.

Regular Audits:

•        Work with our bank partners to conduct regular audits.

•        Identify and rectify any potentially unfair or deceptive practices.

Timely and Understandable Documentation:

•        Ensure all documents are easily understood and provided within the required timeframes.

•        Provide consumers with clear information about their debt and rights.

Staff Training:

•        Regularly train staff on non-discriminatory practices and policies.

•        Provide easy-to-understand disclosures and maintain open communication lines for any consumer inquiries.

Fold has aligned its policies with CFPB regulations to protect consumer rights and maintain compliance with our banking partners. Our team keeps current with CFPB changes and collaborates closely with the legal team to promptly implement any necessary adjustments. Noncompliance might lead to severe consequences, including financial penalties, damage to Fold’s reputation, and potential loss of our banking partners.

Privacy Protection Laws

Fold is dedicated to safeguarding user privacy and adheres to regulations such as the Gramm-Leach-Bliley Act (GLBA), California Consumer Privacy Act (CCPA), and General Data Protection Regulation (GDPR).

Intellectual Property

We use various methods to establish and protect our intellectual property, and rely on intellectual property laws in the United States and other countries, along with contractual measures to do so. Our key strategies include the following:

Trademarks:    We have registered trademarks related to our name and logo to protect our brand in the United States and other countries.

Trade Secrets:    We implement measures to maintain the confidentiality of our trade secrets, including using confidentiality notices in internal documents.

Contractual Measures:    We utilize nondisclosure agreements and other contractual restrictions in an effort to establish legally enforceable restrictions on access to and use of our proprietary information.

Risk Management:    Limiting access to confidential information is part of our overall risk management strategy to minimize potential intellectual property theft or misuse.

Legal and Regulatory Proceedings

From time to time, we may be subject to various claims, lawsuits and other legal and administrative proceedings that may arise in the ordinary course of business. Some of these claims, lawsuits and other proceedings may range in complexity and result in substantial uncertainty; it is possible that they may result in damages, fines, penalties, non-monetary sanctions, or relief. We were previously the defendant in a bankruptcy clawback proceeding as described in “Management’s Discussion and Analysis of Financial Conditions and Results of Operations for the three and six months ended June 30, 2026 and 2025” and in “Note 13. Commitments and Contingencies” to our unaudited condensed financial statements for the three and six months ended June 30, 2026 and 2025. Commitments and Contingencies” in the Notes to our Financial Statements. On June 30, 2026, we entered into a settlement agreement resolving this matter without any admission of liability, and the related adversary proceeding was dismissed with prejudice.

Available Information

Our website address is https://foldapp.com/. We make available, free of charge through the Investor Relations portion of our website, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this Registration Statement.

Periodic Reporting and Financial Information

We have registered our common stock and warrants under the Exchange Act and have reporting obligations, including the requirement that we file annual, quarterly and current reports with the SEC. In accordance with the requirements of the Exchange Act, our annual reports contain financial statements audited and reported on by our independent registered public accountants. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

We are required to evaluate and report on our internal control procedures over financial reporting as required by the Sarbanes-Oxley Act.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some stockholders find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.

We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of the initial public offering, which was consummated on December 20, 2021, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates equals or exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

Additionally, we are a “smaller reporting company” as defined in Rule 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our common stock held by non-affiliates equals or exceeds $250 million as of the prior June 30th, or (2) our annual revenues equaled or exceeded $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates equals or exceeds $700 million as of the prior June 30th.

Cybersecurity Risk Management and Strategy

We have developed and implemented cybersecurity risk management processes intended to protect the confidentiality, integrity, and availability of our critical systems and information. While everyone at our company plays a part in managing cybersecurity risks, primary cybersecurity oversight responsibility is shared by our board of directors, our audit committee (“Audit Committee”), and senior management. Our cybersecurity risk management program is integrated into our overall enterprise risk management program.

Our cybersecurity risk management program includes:

•        physical, technological, and administrative controls intended to support our cybersecurity and data governance framework, including protections designed to protect the confidentiality, integrity, and availability of our key information systems and customer, employee, partner, and vendors, such as access controls, encryption, data handling requirements, and other cybersecurity safeguards, and internal policies that govern our cybersecurity risk management and data protection practices;

•        a defined procedure for timely incident detection, containment, response, and remediation, including a written security incident response plan that includes procedures for responding to cybersecurity incidents;

•        a security team responsible for managing our cybersecurity risk assessment processes and security controls;

•        the use of external consultants or other third-party experts and service providers, where considered appropriate, to assess, test, or otherwise assist with aspects of our cybersecurity controls;

•        annual cybersecurity and privacy training of employees, including incident response personnel and senior management; and

•        a third-party risk management process that includes internal vetting of certain third-party vendors and service providers with whom we may share data.

Over the past fiscal year, we have not identified risks from known cybersecurity threats, including as a result of any prior cybersecurity incidents we have experienced from time to time, that have materially affected or are reasonably likely to materially affect us, including our operations, business strategy, operating results, or financial condition. We will continue to monitor and assess our cybersecurity risk management program as well as invest in and seek to improve such systems and processes as appropriate. If we were to experience a material cybersecurity incident in the future, such incident may have a material effect, including on our operations, business strategy, operating results, or financial condition. For more information regarding cybersecurity risks that we face and potential impacts on our business related thereto, see the section titled “Risk Factors” in this Registration Statement.

Cybersecurity Governance

With oversight from our board of directors, the Audit Committee is primarily responsible for assisting our board of directors in fulfilling its ultimate oversight responsibilities relating to risk assessment and management, including relating to cybersecurity and other information technology risks. The Audit Committee oversees management’s implementation of our cybersecurity risk management program, including processes and policies for determining risk tolerance, and reviews management’s strategies for adequately mitigating and managing identified risks, including risks relating to cybersecurity threats.

The Audit Committee reports to our board of directors regarding its activities, including those related to key cybersecurity risks, mitigation strategies, and ongoing developments. The board of directors also receives updates on our cyber risk management program and other matters relating to our data privacy and cybersecurity approach, including risk mitigations to bolster and enhance our data protection and data governance framework. Members of our board of directors receive presentations that include cybersecurity topics and the management of key cybersecurity risks as part of the continuing education of our board of directors on topics that impact public companies.

Our management team is responsible for assessing and managing our material risks from cybersecurity threats and for our overall cybersecurity risk management program on a day-to-day basis. Our management team supervises efforts to prevent, detect, mitigate, and remediate cybersecurity risks and incidents through various means, including briefings from internal security personnel; threat intelligence and other information obtained from governmental, public or private sources, including external consultants engaged by us; and alerts and reports produced by security tools deployed in the IT environment.

Our Chief Technology Officer (“CTO”) is primarily responsible for assessing and managing cybersecurity risks, including identifying internal and external threats, overseeing implementation of our information security program, and defining our multi-disciplinary, defense-in-depth strategy. The CTO is responsible for developing and maintaining information security policies, procedures, and programs, monitoring compliance across the organization, overseeing cybersecurity-related training, and triaging Security Events in coordination with Legal to determine whether they constitute Security Incidents requiring escalation. Our CTO, Thomas Dickman, brings over a decade of technical and engineering expertise to this role. He has served as our CTO since August 2023 and previously as our Lead Software Engineer from June 2018 to November 2023. Prior to joining Fold, Mr. Dickman held roles as a Senior Software Engineer at RetailMeNot, Inc., and as a Software Engineer at Northrop Grumman Corporation. He holds a Bachelor of Science in Electrical and Electronics Engineering and a Master of Science in Computer Engineering, both from the University of Cincinnati.

Our CTO is informed about and monitors cybersecurity risks through our written Information Security Program, which includes regular risk assessments evaluating internal and external threats, annual (or more frequent) penetration testing of customer-accessible applications, and independent audits of related policies and procedures. We maintain a formal Incident Response Plan with four phases — detection and validation, investigation and containment, notification and communications, and post-incident analysis — under which security events are assessed for severity using a defined severity matrix and escalated to our cross-functional Incident Response Team as warranted.

Our CTO reports cybersecurity matters to the Board of Directors, including security breaches or violations.

MANAGEMENT

Management and Board of Directors

The following sets forth certain information, as of the date of this prospectus, concerning the persons who serve as our executive officers and directors.

Name	Age	Position
Executive Officers
Will Reeves	38	Chief Executive Officer and Chairman of the Board of Directors
Wolfe Repass	37	Chief Financial Officer
Thomas Dickman	36	Chief Technology Officer
Matthew McManus	37	Chief Operating Officer

Non-Employee Directors
Lesley Goldwasser	65	Director
Kirstin Hill	48	Director
Andrew Hohns	48	Director
Jonathan Kirkwood	44	Lead Director
Erez Simha	63	Director
Bracebridge H. Young Jr.	70	Director

Executive Officers

Will Reeves

Mr. Reeves has served as our Chief Executive Officer and as a Class II member of the Board since February 2025. Mr. Reeves co-founded Fold, Inc. (“Legacy Fold”) in 2019 and served as Chief Executive Officer of Legacy Fold and as a Director since its inception. Over the past eight years, Mr. Reeves has held product leadership positions at Thesis, Inc., A3Ventures, LLC and BYND, leading digital transformation and the development of innovation projects for Google and other Fortune 500 technology companies. Prior to founding Legacy Fold, Mr. Reeves was the Head of Payments at Thesis, Inc. from May 2018 to September 2019, where he led the development and strategic direction of the bitcoin venture studio’s innovative payment and financial technologies. Mr. Reeves also has extensive experience in consumer finance. Prior to joining Thesis, Inc., Mr. Reeves played a key role at A3 Ventures, advancing mobility and commerce through the corporate innovation and investment arm of American Automobile Association. Mr. Reeves holds a B.A. in Rhetoric and Political Science from the University of California, Berkeley. We believe Mr. Reeves is well qualified to serve on the Board because of his background in product development, consumer finance and bitcoin and his operational and historical expertise gained from serving as Legacy Fold’s Chief Executive Officer since August 2019.

Wolfe Repass

Mr. Repass has served as our Chief Financial Officer since February 2025, and as Legacy Fold’s Chief Financial Officer since October 2024, prior to which he served as Legacy Fold’s Vice President of Finance and Operations beginning in September 2023, and has held various roles in the Finance and Operations department of Legacy Fold since joining Legacy Fold in May 2021. While at Legacy Fold, Mr. Repass played a key role in establishing its financial, accounting, and operational foundations and was a key member of Fold’s public readiness journey. Prior to joining Fold, Mr. Repass worked in various financial reporting and accounting roles within the fintech and manufacturing industries, including Robinhood Markets LLC and PopSockets LLC. Mr. Repass started his career at PricewaterhouseCoopers LLP (“PwC”) where he spent nearly a decade specializing in PCAOB-compliant audit services, including Sarbanes-Oxley Act compliance for multiple Fortune 250 clients. Mr. Repass also spent two years in Singapore providing U.S. GAAP reporting services for multiple foreign entities and U.S. subsidiaries. Mr. Repass holds a B.S. in Accounting from Bradley University and is a licensed Certified Public Accountant in the state of Colorado.

Thomas Dickman

Mr. Dickman has served as our Chief Technology Officer since February 2025. Mr. Dickman held various positions at Legacy Fold since its founding in 2019, serving as Senior Software Engineer until September 2023 when he began serving as Legacy Fold’s Chief Technology Officer. Mr. Dickman oversees Fold’s technology vision, strategy, and infrastructure, while ensuring that technology investments align with business goals and drive innovation. Mr. Dickman has more than a decade of experience in the software engineering field, including extensive leadership experience. Prior to joining Legacy Fold, Mr. Dickman held positions at RetailMeNot. Inc. and Northrop Grumman. Mr. Dickman holds a B.S. in Electrical Engineering and an M.S. in Computer Engineering from the University of Cincinnati.

Matthew McManus

Mr. McManus has served as our Chief Operating Officer since April 2025. Prior to joining Fold, Mr. McManus worked in various product roles at Unchained Capital, Inc. from May 2021 to April 2025, most recently as Chief Product Officer, leading the company’s product strategy, development, and execution. Before Unchained, Mr. McManus worked with some of the world’s biggest brands, including Twitter, Capital One, PBS & PBS KIDS, National Geographic, and Marriott. Mr. McManus earned his Bachelor of Science in Information Science, Systems and Technology from the College of Engineering at Cornell University.

Non-Employee Directors

Lesley Goldwasser

Ms. Goldwasser has served as a Class III member of the Board since February 2025. Ms. Goldwasser has been the Vice Chairman of GreensLedge, a Raymond James company, since March 2026, and prior to that was Managing Partner of GreensLedge from September 2013. Prior to joining GreensLedge, Ms. Goldwasser was associated with Credit Suisse Group AG (“Credit Suisse”) as a Managing Director from September 2010 to November 2013, where she had global responsibility for the Hedge Fund Strategic Services unit. Before Credit Suisse, Ms. Goldwasser spent 12 years at Bear Stearns where she was co-head of Global Debt and Equity Capital Markets units and had global responsibility for structured products. Prior to her tenure at Bear Stearns, Ms. Goldwasser spent 12 years at Credit Suisse in a variety of management positions, including responsibility for both the Asset Backed and Non-Agency Mortgage Trading Desks. Ms. Goldwasser has been a member of the Board of Directors of TipTree Inc. (Nasdaq: TIPT), a financial services company, since January 2015, and currently serves as the lead Independent Director. She began serving as a director of Figure Technology Solutions, Inc. (Nasdaq: FIGR) in July 2025. She served as a director of FinTech Acquisition Corp. V, a blank check company, from December 2020 through its liquidation in December 2022. She also served as a director of FTAC Parnassus Acquisition Corp., a blank check company, from March 2021 through its liquidation in March 2023. She is the former lead Independent Director of Flagstar Bancorp (NYSE: FBC). Ms. Goldwasser is a graduate of the University of Cape Town, South Africa. We believe that Ms. Goldwasser’s extensive experience in the financial services industry makes her qualified to serve as a member of the Board.

Kirstin Hill

Ms. Hill has served as a Class III member of the Board since February 2025. Ms. Hill currently serves as President and Chief Operating Officer of Social Finance, a national nonprofit and registered investment advisor. Previously, Ms. Hill spent 25 years at Bank of America/Merrill Lynch, most recently as Chief Operating Officer for Merrill Lynch Wealth Management, overseeing growth strategy, digital platforms, client service, sales performance, advisor compensation and field operations. Ms. Hill holds a bachelor’s degree from Harvard University. We believe that Ms. Hill’s significant experience in securities and banking regulation compliance makes her qualified to serve as a member of the Board.

Andrew Hohns

Dr. Hohns has served as a member of the Board since December 2021. Dr. Hohns is Chief Executive Officer of Newmarket, a registered investment advisor he founded in 2020. Newmarket manages capital on behalf of institutional investors worldwide, specializing in structured credit opportunities. In 2022, Newmarket established Battery Finance, a subsidiary focused on institutional investment strategies related to bitcoin. Dr. Hohns is a regular speaker at industry conferences, with expertise in infrastructure, securitization, socially responsible investment, impact investment, development finance, and bitcoin. Prior to establishing Newmarket, Dr. Hohns was a Managing Director at Mariner Investment Group from 2012 through 2020, and a Managing Director at Cohen & Company from 2005 through 2012. He was a Director of INSU Acquisition Corp II from September 2020 to February 2021 and is currently a director at BTC Development Corp. From 2016 to June 2026, Dr. Hohns served as a Director of UNICEF USA. Dr. Hohns holds a B.S. in Economics from the Wharton School at the University of Pennsylvania, a Masters in Liberal Arts from the School of Arts and Sciences at the University of Pennsylvania, and a PhD in Applied Economics and Managerial Sciences from the Wharton School at the University of Pennsylvania. We believe that Dr. Hohns’ experience in structured finance and investment management makes him qualified to serve as a member of the Board.

Jonathan Kirkwood

Dr. Kirkwood has served as a Class II member of the Board since February 2025. Dr. Kirkwood co-founded Ten31 LLC, a leading bitcoin investment platform, in 2020 and has served as its Managing Partner since its inception. As Managing Partner of Ten31 LLC, Dr. Kirkwood leverages his extensive experience in fintech and bitcoin investment management, strategic advisory, and business development to oversee the deployment of over $130 million across 35 companies within the bitcoin ecosystem. Dr. Kirkwood’s expertise in capital raising, regulatory compliance and portfolio management have been critical in guiding high-risk, high-uncertainty ventures to successful outcomes. His leadership spans various sectors, including bitcoin mining, exchanges, payments, security software and hardware, and AI-driven tools. Dr. Kirkwood sits on the board of directors of Start9 Labs Inc., a user-friendly platform provider for personal servers, and Battery Finance, a subsidiary of Newmarket focused on institutional investment strategies related to bitcoin, as well as BTC Development Corp. Dr. Kirkwood holds a B.S. in Biology from the University of Evansville, an M.D. from Ross University School of Medicine and an M.B.A. from Ball State University. We believe Dr. Kirkwood’s strategic insight, leadership experience and industry expertise make him well qualified to serve as a member of the Board.

Erez Simha

Mr. Simha has served as a Class III member of the Board since February 2025. Mr. Simha brings over 20 years of experience and a proven track record of scaling high-tech disruptive companies in multiple industries, including food-tech, blockchain, 3D printing, and digital assets. Mr. Simha currently serves as a director and the audit committee chair at Xtend AI Robotics, Inc. (NYSE: XTND) and at Solmate (Nasdaq: SLMT), and he is a board member and treasurer of The Village LTD, a 501(c) nonprofit corporation. Mr. Simha served as the Chief Financial Officer of Artlist from November 2025 until August 2026, and at Genius Group (NYSE: GNS) from 2022 through 2023. From 2020 through 2022, Mr. Simha served as a director and President and Chief Financial Officer at Apifiny Group (NASDAQ: MFH). From 2019 through 2020, Mr. Simha served as Chief Financial Officer and Chief Operating Officer at Kangaroo (Roo Inc.). From 2017 through 2019, Mr. Simha served as Chief Financial Officer and Chief Operating Officer at Food-Tech. From 2011 through 2017, Mr. Simha served as Chief Financial Officer and Chief Operating Officer at STRATASYS LTD (NASDAQ: SSYS). From 2004 through 2011, Mr. Simha served in various capacities, including Vice President of Customer Support, Finance and Operations, Orbotech Pacific Vice President of Finance and Operations, Corporate Vice President of Finance and Chief Financial Officer, at Orbotech LTD. (NASDAQ: ORBK). Mr. Simha holds a Bachelor’s Degree in Economics and Accounting and a Masters Degree in Business Administration and Finance from Tel Aviv University. He is a Certified Public Accountant. We believe that Mr. Simha’s experience in SPAC transactions, public company reporting requirements and GAAP and IFRS reports makes him qualified to serve as a member of the Board.

Bracebridge H. Young Jr.

Mr. Young has served as a Class I member of the Board since February 2025 and also currently serves as Vice Chairman of Bracebridge Capital, a Boston based hedge fund. In addition, Mr. Young serves as the CEO of BTC Development Corp. and as a member of the board of advisors of Newmarket Investment Advisors and Upwell, a technology-enabled water asset management company. Mr. Young served as President and Chief Executive Officer of EMLD from June 2021 to February 2025. Mr. Young served as Chief Executive Officer at Eclat Impact in 2016. From 2000 through 2015, Mr. Young served as Chief Executive Officer and Partner at Mariner Investment Group. He joined Mariner directly from Goldman Sachs, where he began on the Commercial Paper trading desk in 1980 and subsequently served as Head Trader of Institutional Liquid Assets, Co-Head of the Money Market Sales and Trading Department in New York, Partner in charge of Fixed-Income in Tokyo, Head of Fixed-Income and foreign exchange sales in London, and, finally, Partner and Head of European Debt Capital Markets in New York.

Mr. Young serves on the board of directors of Social Finance USA, a Boston-based nonprofit organization dedicated to mobilizing investment capital to drive social change, serves on the boards of directors for Social Progress Imperative, a non-profit best known for measuring a government’s social and environmental performance, Cultivo, a platform designed to finance the regeneration of nature, and TerViva, an agricultural innovation company partnering with farmers to grow and harvest Pongamia. Mr. Young received a B.A from Bowdoin College in 1977 and an M.B.A. from New York University’s Stern School of Business in 1983. We believe that Mr. Young’s experience in corporate leadership and private equity makes him qualified to serve as a member of the Board.

Family Relationships

Mr. McManus is the brother-in-law of Mr. Repass. There is no arrangement or understanding between Mr. McManus and any other person pursuant to which he was selected as an officer of the Company.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Overview

Our Board of Directors (each, a “Director,” and together the “Board”) and its committees work closely with our management to provide oversight, guidance, and direction regarding strategy, risks and opportunities to promote the best interests of the stockholders and the Company.

Director Independence

The rules of Nasdaq and our Corporate Governance Guidelines require that a majority of our directors do not have a relationship that would interfere with their exercise of independent judgment in carrying out their responsibilities, and that they meet the independence qualification requirements under the rules of the SEC and Nasdaq. Our Corporate Governance Guidelines, available at https://investor.foldapp.com/governance/documents-charters, were adopted to assist the Board in the exercise of its responsibilities.

The Board periodically assesses, with the recommendation of the Nominating and Corporate Governance Committee, the independence of its members in accordance with the listing standards of Nasdaq and the applicable law. After considering all relevant relationships and transactions, the Board has determined that, except for Mr. Reeves, all of our Directors and Director nominees are “independent” within the meaning of the rules of the Nasdaq. Previously, out of an abundance of caution, the Board did not deem Dr. Hohns an independent director due to the possibility of the Company entering into a transaction with a company Dr. Hohns founded. The Company, however, has decided not to pursue that transaction, and as such the Board has determined that Dr. Hohns should be considered an independent director going forward. The Board also determined that all members of our Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee are “independent” under applicable Nasdaq listing standards, and that Mr. Simha qualifies as an “audit committee financial expert” as defined under applicable SEC rules. In arriving at these determinations, the Board relied on both information provided by the Directors and Director nominees, as well as information developed internally by Fold.

Board Leadership Structure

Our Corporate Governance Guidelines require that if the Chairperson of the Board is a member of our management team, the independent directors may elect a Lead Director. The Chairman of the Board is Mr. Reeves, who also serves in the capacity of the CEO. The Board has determined that this leadership structure, in which the offices of the Chairman of the Board and the CEO are held by one individual, with a Board-appointed Lead Director, helps ensure that an appropriate level of oversight, independence, and responsibility is applied to all Board decisions, and is in the best interests of Fold and its stockholders. The Board’s independent directors have elected Dr. Kirkwood to the role of the lead non-employee director (the “Lead Director”).

Our CEO is primarily responsible for the operational leadership and strategic direction of Fold. The responsibilities of Fold’s Lead Director include, but are not limited to: presiding over all meetings of the Board at which the Chairperson is not present (including any executive sessions of the independent directors); acting as the liaison between the independent directors, the CEO and the Chairman; communicating with major stockholders of Fold; and performing such other functions as the Board may delegate. The Board believes that this structure promotes open dialogue among the Board, including discussions of the independent directors during executive sessions led by the Lead Director, without the presence of our CEO. The Board believes that Dr. Kirkwood’s long relationship with the Company and Company shareholders, as well as his extensive experience in the bitcoin industry, make him well-qualified to serve as our Lead Director.

The Board recognizes that changes in Fold’s risk profile, as well as its regulatory and competitive landscape, among other factors, may warrant a different board leadership structure in the future, and, accordingly, the Board is committed to regularly review its leadership structure and effectiveness, to ensure that it continues to best meet Fold’s evolving needs and serves the best interests of its stockholders.

Role of the Board in Risk Oversight

The Board has risk oversight responsibility at Fold and administers this responsibility both directly and with the assistance of its committees. The charters of each of the Board’s committees provide a framework for the types of risks to be reviewed at the committee-level and reported on to the full Board. The Board regularly monitors enterprise-wide risks, as well as risks brought to its attention by its committees, and discusses risk mitigation strategies with our management team. The oversight responsibility of our Board is enabled by management’s reporting, as well as Fold’s comprehensive enterprise risk management (“ERM”) program, both of which provide the Board with the visibility to identify, assess and manage critical risks and coordinate with our management regarding risk mitigation strategies. The Board periodically invites third parties to present on a range of topics and provide outside views.

RISK OVERSIGHT AT FOLD

Board of Directors

Oversees management of all major and enterprise-wide risks, including, but not limited to:

•        Material financial risks, including losses related to particular products (such as fraud losses), as well as overall financial risks related to financing, the bitcoin market, or other matters;

•        New and ongoing third-party risks, particularly as related to partners for major products and financial partners;

•        Compliance and regulatory risks, particularly related to the Bank Secrecy Act and anti-money-laundering laws, as well as other compliance risks that may arise from time-to-time as typical for a financial services company, as raised to it by the Audit Committee;

•        Cybersecurity or other information security risks, as raised to it by the Audit Committee;

•        Risks related to ongoing or anticipated legal matters, including compliance matters, securities obligations, and litigation;

•        Risks related to being a public company, including but not limited to shareholder relations, the Company’s reporting obligations, the corporate governance obligations of public companies, and issues raised by the Company’s stock price; and

•        Any other risks elevated to the Board by relevant Board committees, management, or other sources.

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee

•   Conducts periodic and annual reviews of Fold’s financial statements, earnings materials and earnings guidance provided to analysts and rating agencies;

•   Oversees management of Fold’s financial risks and information technology risks (i.e., cybersecurity, AI, and data privacy risks);

•   Review of disclosure controls and procedures;

•   Review of Related Party Transactions;

•   Review and approve the corporate goals and objectives that pertain to our overall compensation strategy and policies;

•   review and approve annually the compensation and other terms of employment of our executive officers and other members of senior management, in the compensation committee’s discretion;

•   determining the qualifications, qualities, skills and other expertise required to be a director of the Company, and developing and recommending to the Board for approval criteria to be considered in selecting nominees for director;

•   identifying, reviewing and making recommendations of candidates to serve on the Board, including incumbent directors for reelection;

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
• Appointment, compensation, retention and oversight of the work of the independent auditor, including auditor functions, performance and independence.

•   reviewing and approving the terms of any employment agreements, severance arrangements, change in control protections, indemnification agreements and any other material arrangements with our executive officers and other members of senior management, in the compensation committee’s discretion.

•   evaluating the performance of the Board, committees of the Board and individual directors and determining whether continued service on the Board is appropriate;

•   Oversee succession planning for all executive officers;

•   Periodically reviewing our corporate governance guidelines and code of business conduct and recommending to the Board any changes to such policies and principles.

Management Team

Management identifies and evaluates business and operational risks, reports such risks to the Board, and develops business and operational risk mitigation strategies.

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines that set forth expectations for directors, director qualification standards, Board committee functions and other policies for the governance of the Company. Our Corporate Governance Guidelines are available without charge on the Investor Relations section of our website, which is located at https:// investor.foldapp.com/governance/documents-charters by clicking on “Governance Documents & Charters” under the “Governance” section of our website. Our Corporate Governance Guidelines are subject to modification from time to time by our Board as it may deem appropriate and in the best interests of the Company and its stockholders, or as required by applicable laws and regulations.

Board and Committees

Our Board consists of seven (7) directors, and other than Mr. Reeves, each of the directors of the Board satisfies the independence requirements of the Nasdaq Capital Market (“Nasdaq”) listing standards. Our Board has determined that Mr. Simha, Ms. Goldwasser and Ms. Hill are independent within the meaning of the Nasdaq listing standards currently in effect and Rule 10A-3 of the Exchange Act.

Our Charter provides that Board is divided into three classes, Class I, Class II, and Class III, with only one class of directors being elected each year and each class serving for a three-year term. At each annual meeting of stockholders to be held after the initial classification, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election and until their successors are duly elected and qualified, or their earlier resignation, removal, disqualification or death.

Subject to the rights of the holders of any one or more series of preferred stock to elect additional directors under specified circumstances and the terms, the number of directors of our Board is fixed solely and exclusively by our Board. Under our bylaws and except as otherwise provided by our certificate of incorporation, at all meetings of stockholders called for the election of directors at which a quorum is present, a plurality of the votes properly cast is sufficient to elect such directors to the Board.

Except as the DGCL may otherwise require and subject to the rights, if any, of the holders of any one or more series of our preferred stock, newly created directorships and any vacancies on our Board, including unfilled vacancies resulting from the removal of directors, may be filled only by the affirmative vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of preferred stock), and shall not be filled by the stockholders. All directors will hold office until the expiration of their respective terms of office and until their successors will have been elected and qualified or until their earlier death, resignation, disqualification or removal. A director elected or appointed to fill a vacancy resulting from the death, resignation or removal of a director or a newly created directorship will serve for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until his or her successor will have been elected and qualified or until such director’s earlier death, resignation, disqualification or removal.

Subject to the rights, if any, of the holders of any one or more series of our preferred stock, any director may be removed from office only for cause and only by the affirmative vote of the holders of not less than sixty-six and two-thirds percent (66 2/3%) of the outstanding capital stock of Fold then entitled to vote generally in the election of directors.

In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by Fold, subject, nevertheless, to the provisions of the DGCL, our certificate of incorporation and our bylaws; provided, however, that no bylaw so adopted will invalidate any prior act of the directors which would have been valid if such bylaw had not been adopted.

Our standing committees are our Audit Committee, Compensation Committee, and the Nominating and Corporate Governance Committee, described below. Pursuant to our Bylaws, our Board may, from time to time, establish other committees to facilitate the management of our business and operations.

Audit Committee

Our Board has established an audit committee (the “Audit Committee”) whose functions include the following:

•        evaluating the performance, independence, compensation, retention, oversight and qualifications of our independent auditors and determining whether to retain our existing independent auditors or engage new independent auditors;

•        reviewing our financial reporting processes and disclosure controls;

•        reviewing and approving the engagement of our independent auditors to perform audit services and any permissible non-audit services;

•        reviewing the adequacy and effectiveness of our internal control policies and procedures, including reviewing, with the independent auditors, management’s plans with respect to the responsibilities, budget, staffing and effectiveness of our internal audit function, and reviewing and approving our head of internal audit (if established);

•        reviewing with the independent auditors the annual audit plan, including the scope of audit activities and all critical accounting policies and practices to be used by the Company;

•        obtaining and reviewing at least annually (if required by applicable stock exchange listing requirements) or as otherwise determined, a report by our independent auditors describing the independent auditors’ internal quality-control procedures and any material issues raised by the most recent internal quality-control review, peer review, or any inquiry or investigation by governmental or professional authorities;

•        setting clear hiring policies for employees or former employees of our independent auditors;

•        monitoring the rotation of partners of our independent auditors on our engagement team as required by law;

•        at least annually, reviewing relationships that may reasonably be thought to bear on the independence of the committee, receiving and reviewing a letter from the independent auditor affirming their independence, discussing the potential effects of any such relationship, and assessing and otherwise taking the appropriate action to oversee the independence of our independent auditor;

•        reviewing our annual and quarterly financial statements and reports, including the disclosures contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors,” and discussing the statements and reports with our independent auditors and management;

•        reviewing with our independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy and effectiveness of our financial controls and critical accounting policies;

•        reviewing with management and our independent auditors any earnings announcements, disclosures and other financial information and guidance;

•        establishing procedures for the review, retention and investigation of complaints received by us regarding financial controls, accounting, auditing or other matters;

•        preparing the report that the SEC requires in our annual proxy statement;

•        reviewing and providing oversight of any related party transactions in accordance with our related party transaction policy and reviewing and monitoring compliance with legal and regulatory responsibilities, including our code of business conduct;

•        reviewing and discussing with management risks related to data privacy, technology and information security, including cybersecurity, back-up of information systems, and policies and procedures that we have in place to monitor and control such exposures;

•        reviewing our major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management is implemented;

•        reviewing any analyses prepared by management or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements;

•        reviewing with management and the independent auditors any disagreement between them regarding financial reporting, accounting practices or policies, or other matters, that individually or in the aggregate could be significant to our financial statements or the independent auditor’s report, reviewing management’s response, and resolving any other conflicts or disagreements regarding financial reporting;

•        considering and reviewing with management, the independent auditors, and outside advisors or accountants any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding our financial statements or accounting policies;

•        reviewing with management legal and regulatory compliance and any material current, pending or threatened legal matters; and

•        reviewing and evaluating on an annual basis the performance of the audit committee and the audit committee charter.

Our Audit Committee consists of Mr. Simha, Ms. Goldwasser and Ms. Hill, with Mr. Simha serving as Chairman, all of whom satisfy the independence requirements of the Exchange Act and Nasdaq listing standards. Mr. Simha qualifies as “Audit Committee financial expert” as defined under these rules and Nasdaq listing standards and satisfies the financial literacy and sophistication standards for Audit Committee members under the Exchange Act and Nasdaq listing standards. Our Audit Committee operates under a written charter, which satisfies applicable SEC rules and Nasdaq listing standards, which is available on our website at https://investor.foldapp.com/governance/documents-charters.

Compensation Committee

Our Board has established a compensation committee (the “Compensation Committee”) which is comprised of Dr. Hohns and Mr. Young, both of whom satisfy the independence requirements of the Exchange Act and Nasdaq listing standards, with Mr. Young serving as Chairman. Dr. Kirkwood previously served on the Compensation Committee as Chairman of the Committee, but resigned this position on April 1, 2026 (not due to any disagreement with the Company) and Dr. Hohns was appointed to the Committee on the same day. The Compensation Committee establishes salaries, equity incentives and other forms of compensation for executive officers, and makes recommendations to the Board regarding compensation of our non-employee directors. The Compensation Committee also administers our equity incentive plan and executive severance plan. Each member of the Compensation Committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act. Our Compensation Committee is responsible for, among other things:

•        reviewing and approving the corporate goals and objectives that pertain to our overall compensation strategy and policies;

•        reviewing and approving the compensation and other terms of employment of our executive officers in the compensation committee’s discretion;

•        reviewing and making recommendations to the Board regarding the type and amount of compensation to be paid or awarded to our non-employee Board members;

•        administering our equity incentive plans and our Executive Severance Plan;

•        reviewing and approving the terms of any employment agreements, severance arrangements, change in control protections, and any other material arrangements with our executive officers and other members of senior management, in the compensation committee’s discretion;

•        reviewing and discussing with management our disclosures under the caption “Compensation Discussion and Analysis” in our periodic reports or proxy statements to be filed with the SEC, to the extent such caption is included in any such report or proxy statement;

•        preparing an annual report on executive compensation in our proxy statement if the SEC so requires;

•        recommending to the Board stock ownership guidelines for our directors and executive officers, if and as determined to be necessary or appropriate;

•        providing recommendations to the Board on compensation-related proposals to be considered at our annual meeting of stockholders, to the extent deemed advisable;

•        reviewing and discussing with management, if appropriate, the independence of and any conflicts of interest raised by the work of a compensation consultant, outside legal counsel, or advisor hired by the compensation committee or management and how such conflict is being addressed for disclosure in the appropriate filing or report;

•        approving and administering compensation clawback policies, including any policy for recovery of erroneously awarded compensation required by applicable SEC and Nasdaq rules; and

•        reviewing and evaluating on an annual basis the performance of the compensation committee and recommending such changes as deemed necessary with the Board.

The Compensation Committee has engaged Frederic W. Cook & Co., Inc. (“FW Cook”) to serve as an independent compensation consultant. FW Cook advises the Compensation Committee on the pay practices and pay levels of management and non-employee director compensation levels in comparison to similarly situated companies and the appropriateness of the Company’s compensation program structure. Our Compensation Committee operates under a written charter, which satisfies applicable SEC rules and Nasdaq listing standards, which is available on our website at https://investor.foldapp.com/governance/documents-charters.

Nominating and Corporate Governance Committee

Our Board has established a nominating and corporate governance committee (the “Nominating and Corporate Governance Committee”) which is comprised of Mr. Young and Ms. Hill, both of whom satisfy the independence requirements of the Exchange Act and Nasdaq listing standards, with Ms. Hill serving as Chairwoman. The Nominating and Corporate Governance Committee is responsible for, among other things:

•        determining the qualifications, qualities, skills and other expertise required to be a director of the Company, and developing and recommending to the Board for approval criteria to be considered in selecting nominees for director;

•        identifying, reviewing and making recommendations of candidates to serve on the Board, including incumbent directors for reelection;

•        evaluating the performance of the Board, committees of the Board and individual directors and determining whether continued service on the Board is appropriate;

•        periodically reviewing and making recommendations to the Board regarding our process for stockholder communications with the Board, and making such recommendations to the Board with respect thereto;

•        evaluating nominations by stockholders of candidates for election to the Board;

•        evaluating the structure and organization of the Board and its committees and making recommendations to the Board for approvals;

•        considering possible conflicts of interest of officers and directors as set forth in our code of business conduct;

•        reviewing and considering environmental, social responsibility and sustainability and governance matters, including working with management to establish and monitor key performance indicators with respect to certain impact driven metrics, as it determines appropriate and making recommendations to the Board regarding, or taking action with respect to, such matters;

•        periodically reviewing our corporate governance guidelines and code of business conduct and recommending to the Board any changes to such policies and principles;

•        developing and periodically reviewing with our Chief Executive Officer the plans for succession for our Chief Executive Officer and other executive officers, as it sees fit, and making recommendations to the Board with respect to the selection of appropriate individuals to succeed to these positions;

•        considering the Board’s leadership structure, including the separation of the roles of chairperson of the Board and the Chief Executive Officer and/or the appointment of a lead independent director;

•        periodically reviewing the processes and procedures used by us to provide information to the Board and its committees and the scope of such information and making recommendations to the Board and management for improvement as appropriate; and

•        reviewing periodically the nominating and corporate governance committee charter and recommending any proposed changes to the Board, including undertaking an annual review of its own performance.

Our Nominating and Corporate Governance Committee operates under a written charter, which satisfies applicable SEC rules and Nasdaq listing standards, which is available on our website at https://investor.foldapp.com/governance/documents-charters.

Insider Trading, Anti-Hedging and Pledging Policy

We have adopted insider trading policies and procedures governing the purchase, sale, and/or disposition of the Company’s securities held by our directors, officers and employees, and the Company itself, and have implemented processes for the Company that we believe are reasonably designed to promote compliance with insider trading laws, rules and regulations, and the listing standards of Nasdaq. A copy of our insider trading policy was filed as Exhibit 19 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2025. Pursuant to our Insider Trading Policy, the Company’s directors, officers and employees as well as certain other persons named therein (collectively, the “Covered Persons”) may not engage in hedging or monetization transactions, through transactions in Company securities or through the use of financial instruments designed for such purpose. Such hedging and monetization transactions may result in a Covered Person becoming the beneficial owner of such Company securities without taking on the full risks and rewards of ownership, and therefore such Covered Person’s interests may not align with those of the Company’s stockholders generally.

Policy on Equity-Based Award Timing and Pricing

Although we do not have a formal policy with respect to the timing of our equity award grants, the Compensation Committee generally grants equity awards on a predetermined annual schedule and we do not take material non-public information into account when determining the timing and terms of such awards. Additionally, we do not grant equity awards in anticipation of the release of material non-public information and we do not time the release of material non-public information based on equity award grant dates or for the purpose of affecting the value of executive compensation.

Limitation on Liability and Indemnification of Directors and Officers

Our Charter eliminates the liability of our officers and directors for monetary damages to the fullest extent permitted by applicable law. The DGCL provides that officers and directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties, except for liability:

•        for any transaction from which the director or officer derives an improper personal benefit;

•        for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•        for any unlawful payment of dividends or redemption of shares by directors; or

•        for any breach of a director’s or officer’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of officers and directors, then the liability of our officers and directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Our Bylaws require us to indemnify and advance expenses, to the fullest extent permitted by applicable law, to our directors, officers and agents. We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. Finally, our Charter prohibits any retroactive changes to the rights or protections or increasing the liability of any officer or director in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

In addition, we have entered into separate indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers or any other company or enterprise to which the person provides services at our request.

We believe these provisions in the Charter and the Bylaws are necessary to attract and retain qualified persons as directors and officers.

Code of Business Conduct for Employees, Executive Officers and Directors

The Board has adopted a Code of Conduct, applicable to all of our employees, executive officers and directors. The Code of Conduct is available on our website at https://foldapp.com/. Information contained on or accessible through our website is not a part of this prospectus and the inclusion of our website address is an inactive textual reference only. The nominating and corporate governance committee of the Board is responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers and directors. Any amendments to the Code of Conduct, or any waivers of its requirements, will be disclosed on our website.

Non-Employee Director Compensation

The Board expects to review director compensation periodically to ensure that director compensation remains competitive such that the Company is able to recruit and retain qualified directors. In connection with the consummation of the Business Combination, we approved and implemented the Director Compensation Program for our non-employee directors.

FOLD’S EXECUTIVE COMPENSATION

We are a “smaller reporting company” within the meaning of the Securities Act for purposes of the SEC’s executive compensation disclosure rules, and, as such, are providing compensation disclosure required of a smaller reporting company, including a Summary Compensation Table, an Outstanding Equity Awards at Fiscal Year-End Table, a Director Compensation Table, as well as limited narrative disclosures. Further, as a smaller reporting company, our executive compensation reporting obligation extends only to our limited group of named executive officers (“NEOs”), which includes our chief executive officer and the two most highly compensated executive officers (other than our chief executive officer) serving at the end of 2025. Bracebridge H. Young, Jr. served as FTAC Emerald Acquisition Corp.’s chief executive officer prior to the Business Combination, but did not receive any compensation for services rendered to us in 2025 apart from an equity grant given to him for his service as a director and except to the extent he may have benefited from the transactions entered into in connection with the Business Combination. See “Certain Relationships and Related Party Transactions.”

The individuals listed below are our NEOs for the year ended December 31, 2025:

•        Will Reeves, our Chief Executive Officer;

•        Bracebridge H. Young, Jr., our former Chief Executive Officer;

•        Wolfe Repass, our Chief Financial Officer; and

•        Thomas Dickman, our Chief Technology Officer.

Summary Compensation Table

The following table summarizes the compensation awarded to, earned by or paid to our NEOs for fiscal years ended December 31, 2025 and December 31, 2024 (including for periods prior to the Business Combination). We have omitted the column entitled “Option Awards” as well as “Non-Equity Incentive Plan Compensation” because our NEOs did not receive option awards or non-equity incentive plan compensation during the years presented. We have also omitted the column entitled “Nonqualified Deferred Compensation Earnings” as Fold has not sponsored any nonqualified deferred compensation plans or arrangements during the years presented.

Name and Principal Position	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(1)(4)	All Other Compensation ($)(3)	Total Compensation ($)
Will Reeves	2025	460,025	80,000	8,514,000	10,500	9,064,525
Principal Executive Officer	2024	200,000	37,500	6,004,479	7,125	6,249,104

Bracebridge H. Young, Jr.	2025	—	—	58,000	—	58,000
Former Principal Executive Officer	2024	—	—	—	—	—

Wolfe Repass	2025	370,863	60,000	594,000	—	1,024,863
Chief Financial Officer	2024	195,250	—	803,555	—	998,805

Thomas Dickman	2025	321,260	36,000	594,000	10,022	961,282
Chief Technology Officer	2024	230,000	—	2,960	6,900	239,860

____________

(1)      Amounts reflect the full grant-date fair value of restricted stock units (“RSUs”) computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Please see the discussion of the assumptions made in the valuation of these awards in “Note 12-Share-Based Compensation Expense” to the audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2025. Subject to satisfaction of applicable vesting requirements, each RSU is to be settled one-for-one with a share of the Company’s common stock. The table previously reported by us in our Proxy Statement filed April 8, 2026 used the wrong valuation for the shares, resulting in an over-statement of the RSU values. The Company is providing this table to correct that record.

(2)      For 2025, the Compensation Committee assessed that management met 20% of their bonus targets for fiscal year 2025, resulting in the bonus indicated above for Mr. Reeves and Mr. Dickman. In accordance with the discretion granted to the Compensation Committee, due to Mr. Repass’s considerable efforts and leadership during fiscal year 2025, in line with the Compensation

Committee’s discretion, the Compensation Committee increased Mr. Repass’s bonus from 20% of his target to 30% of his target. For 2024, the amount reflects a cash bonus paid to Mr. Reeves in respect of quarterly revenue generated by Fold from certain of its customers. None of our other named executive officers earned or were eligible to earn cash bonuses in 2024.

(3)      Amounts include matching contributions made under the 401(k) plan.

(4)      In May 2025, as further described below, in light of their significant efforts in assisting the Company complete the Business Combination in February 2025, the Compensation Committee awarded Mr. Reeves, Mr. Repass, and Mr. Dickman one-time, special “deSPAC” RSU grants totaling 1,800,000 RSUs, 50,000 RSUs, and 50,000 RSUs, respectively, on top of their respective general equity grants of 350,000 RSUs, 100,000 RSUs, and 100,000 RSUs, respectively. The Compensation Committee assessed the value of the Company’s common stock for the purposes of these grants at $10 per share. The 12,500 RSU grant for Mr. Young was granted in respect of his service as a director in June 2025.

Narrative to the Summary Compensation Table

Because Mr. Young did not receive any compensation for his service as our Chief Executive Officer in either 2024 or 2025, and his only compensation for the year 2025 was the 12,500 RSU grant given to him for his service as a director, none of the items discussed in this “Narrative to the Summary Compensation Table” apply to him except that, technically, as a former officer, he would be subject to our Clawback Policy, but he has received no compensation from us in his capacity as an officer. Therefore, for the purposes of this section, the term “NEO” should be read to exclude Mr. Young.

Base Salary

The NEOs receive a base salary intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. Each NEO’s base salary was increased by the Board after the Business Combination. Effective as of February 14, 2025, each NEO’s annual base salary for 2025 was as follows: Mr. Reeves — $500,000; Mr. Repass — $400,000; and Mr. Dickman — $360,000. Prior to such increase, each NEO’s annual base salary was as follows: Mr. Reeves — $200,000; Mr. Repass — $195,250; and Mr. Dickman — $230,000.

Short-Term Incentive Program

In August 2025, our Board adopted the Fold Holdings, Inc. Annual Bonus Plan (the “Bonus Plan”), which generally applies to all full-time employees, including our NEOs, although participants have different target bonus opportunities as a percentage of base salary). Under the Bonus Plan, the “Company Performance Criteria” for the performance period (generally, the calendar year) is determined by the Compensation Committee and may include, but is not limited to, the following: (1) financial metrics such as revenue, EBITDA, adjusted EBITDA, operating income, cash flows, net income, earnings per share, or other relevant financial benchmarks; (2) product success metrics related to the development and success of products and features (e.g., Fold Bitcoin Credit Card launch); (3) customer success metrics such accounts such as cardholders, volumes, monthly transacting users, monthly active users; (4) and/or any other “Performance Criteria” within the meaning of our equity incentive plan. For 2025, the Compensation Committee identified certain criteria under the Bonus Plan, including without limitation: (i) Fold Bitcoin Credit Card launch; (ii) revenue; and (iii) adjusted EBITDA.

As approved by our Board in 2025, our NEOs are eligible to receive a bonus of up to the following percentage of base salary: Mr. Reeves (CEO) — 80%; and Mr. Repass — 50%; and Mr. Dickman — 50%.

Long-Term Incentive Compensation

In connection with the Business Combination, our Board adopted, and our shareholders approved, the Fold Holdings, Inc. 2025 Incentive Award Plan (the “2025 Plan”) to enhance our ability to attract, retain and motivate persons who make (or are expected to make) important contributions to us by providing individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. The 2025 Plan allows for the grant of awards in the form of: stock options, stock appreciation rights, restricted stock, restricted stock units, dividend equivalents and other stock or cash based awards. In May 2025, the Compensation Committee approved RSU awards under the 2025 Plan for our NEOs in an aggregate amount for each of the NEO as follows: Mr. Reeves — 2,150,000; Mr. Repass — 150,000; and Mr. Dickman — 150,000. The vesting schedules applicable to these RSU awards are described below in the footnotes to the table of Outstanding Equity Awards at Fiscal Year-End. Prior to the Business Combination,

Fold granted equity awards to certain of our NEOs under the Fold, Inc. 2019 Equity Incentive Plan (the “2019 Plan”); certain of those awards remained outstanding as of December 31, 2025, as reflected below in the Outstanding Equity Awards at Fiscal Year-End.

Potential Payments and Benefits upon Termination and/or Change in Control

Each of our NEOs participate in the Fold Holdings, Inc. Executive Severance Plan (the “Executive Severance Plan”). Under the Executive Severance Plan, in the event of the executive’s termination of employment by us without “cause” or by the executive for “good reason” (each as defined in the Executive Severance Plan) (each, a “Qualifying Termination”), the executive will be eligible to receive the following payments and benefits: (i) continued payment of base salary for the number of months set forth in the plan for the executive’s tier level (as approved by the Compensation Committee); and (ii) subsidized COBRA continuation for the executive and his or her covered dependents for up to the number of months set forth in the plan for the executive’s tier level. However, in the event of the executive’s Qualifying Termination during the 12-month period following the consummation of a “change in control” of the Company (as defined in the 2025 Plan or successor equity incentive plan) or, solely if such Qualifying Termination is at the request of the acquirer in the change in control or otherwise related to the change in control, during the three-month period prior to the consummation of such change in control, the executive will be eligible to receive the following payments and benefits (in lieu of the payments and benefits described above): (i) an amount equal to the number of months of base salary specified in the plan for the executive’s tier level, payable in a lump sum; (ii) subsidized COBRA continuation for the executive and his or her covered dependents for up to the number of months specified in the plan for the executive’s tier level; (iii) an amount equal to a specified percentage, based on the executive’s tier level, of the executive’s target annual cash performance bonus for our fiscal year in which such Qualifying Termination occurs, payable in a lump sum; and (iv) full accelerated vesting of outstanding and unvested equity awards, with any performance goals applicable to such equity awards deemed achieved at target performance.

The Compensation Committee has assigned our NEOs to the following tiers under the Executive Severance Plan, with the corresponding benefits as set forth below.

Name	Termination Not in connection with a Change in Control		Termination in connection with a Change in Control
	Tier	Salary/ Benefits	Salary/ Benefits	Bonus Percentage
Mr. Reeves	Tier 1	12 months	18 months	150%
Mr. Repass	Tier 2	9 months	12 months	100%
Mr. Dickman	Tier 2	9 months	12 months	100%

Each NEO’s right to receive the applicable severance payments and benefits is subject to the NEO’s execution, delivery, and, as applicable, non-revocation of a general release of claims in favor of the Company and its affiliates, and continued compliance with any applicable restrictive covenants. Additionally, if any payments under the Executive Severance Plan, together with any other amounts paid to the executive, would subject the Executive to an excise tax under Section 4999 of the Internal Revenue Code, such payments will be reduced to the extent that such reduction would produce a better net after-tax result for the executive.

Retirement Plan

Fold, Inc. currently maintains a 401(k) retirement savings plan for its employees, including our NEOs, who satisfy certain eligibility requirements. The NEOs are eligible to participate in the 401(k) plan on the same terms as other full-time employees. Currently, we match contributions made by participants in the 401(k) plan up to a specified percentage of the employee contributions, and these matching contributions are fully vested as of the date on which the contribution is made.

Employee Benefits and Perquisites

All of our full-time employees, including our NEOs, are eligible to participate in our health and welfare plans, including medical, dental and vision benefits; health savings and flexible spending accounts; short-term and long-term disability insurance; and basic and supplemental life and accidental death and dismemberment insurance. We do not currently, and we did not during 2025, provide material perquisites to any of our NEOs.

Employee Stock Purchase Plan

In connection with the Business Combination, our Board adopted, and our stockholders approved, the 2025 Employee Stock Purchase Plan (“ESPP”), to assist eligible employees in acquiring a stock ownership interest in the Company. Generally, all Fold employees, including our NEOs, are eligible to participate in the ESPP. Under the ESPP, participants are offered the right to purchase shares of our Common Stock at a discount during a series of offering periods. The length of the offering periods under the ESPP are determined by our Compensation Committee and may be up to twenty-seven (27) months long. Under the ESPP, accumulated payroll deductions are used to purchase shares of Common Stock on each purchase date during an offering period. During 2025, the Compensation Committee approved a series of six-month offerings under the ESPP, with the first offering beginning on September 1, 2025 and ending on February 28, 2026 (unless terminated earlier). Upon conclusion of the first offering (and each subsequent offering), a new six-month offering will automatically begin. The purchase price of a share of Common Stock under each offering is the lesser of: (i) 85% of our closing price on the first day of the offering, or (ii) 85% of our closing price on the purchase date of the offering. Pursuant to Internal Revenue Service rules, for the approved offerings, a participant’s right to purchase Common Stock will not accrue under the ESPP at a rate that exceeds $25,000 of the value of our Common Stock (determined as of the first day of the offering period) for each calendar year in which such rights are outstanding at any time.

Clawback Policy

The Company is committed to incentivizing key executives (including NEOs) with appropriate compensation based in part on the achievement of the financial performance of the Company and its impact on stockholder value. To promote accountability and integrity within its incentive arrangements, we believe the Company must have the ability to recoup incentive compensation in certain cases to the extent permitted by applicable law and to the extent necessary to preserve the purpose and integrity of our incentive programs. To that effect, the Company has adopted a clawback policy that is intended to comply with, and administered and consistent with, the rules of Nasdaq and the rules of the SEC (the “Clawback Policy”). If the Company is required to prepare an accounting restatement due to its material non-compliance with any financial reporting requirement under federal securities laws (including any required accounting restatement to correct an error in previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period), the Clawback Policy requires the Company to recover certain cash and equity incentive compensation paid to or deferred by current and former executive officers of the Company during the applicable recovery period (generally the last three completed fiscal years immediately preceding the restatement date) that exceeds the amount that otherwise would have been received had it been determined based on the restated financial statements.

Offer Letters

Prior to the Business Combination, Legacy Fold entered into an offer letter (as amended) with each of Mr. Reeves, Mr. Repass, and Mr. Dickman, which sets forth the terms and conditions of their employment, including base salary (which has since been increased), their initial equity awards, and their eligibility to participate in our employee benefit plans. Pursuant to his offer letter, Mr. Reeves would have been eligible for severance benefits in the event of his employment was terminated by us without “cause” or he resigned for “good reason”; however, Mr. Reeves’ severance entitlements are now governed by the Executive Severance Plan, in lieu of the offer letter. None of the offer letters provide for a target short-term incentive amount or percentage.

Outstanding Equity Awards at Fiscal Year-End

The following table reflects information regarding outstanding equity-based awards held by each NEO as of December 31, 2025. Such awards are reflected in each row below on an award-by-award basis. The vesting schedule for each award that has not fully vested as of December 31, 2025 is shown in the footnotes to this table. For awards granted prior to the Business Combination, the number of shares/units below reflect adjustments made to give effect to the Business Combination.

			Stock Awards
Name and Principal Position	Grant Date	Vesting Commencement Date	Number of Shares or Units of Stock that have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(1)
Will Reeves	10/20/2022	10/1/2022	10,746	(2)	28,047
Principal Executive Officer	8/30/2024	12/1/2022	138,580	(2)	361,694
	5/16/2025	2/14/2025	350,000	(3)	913,500
	5/16/2025	2/14/2025	1,800,000	(3)	4,698,000

Bracebridge H. Young, Jr.	6/3/2025	2/14/2025	12,500	(4)	32,625
Former Principal Executive Officer

Wolfe Repass	6/20/2022	5/19/2022	3,474	(2)	9,067
Chief Financial Officer	2/28/2023	3/1/2023	39,581	(2)	103,306
	1/9/2024	9/1/2023	359	(2)	937
	8/30/2024	6/1/2024	46,192	(2)	120,561
	5/16/2025	2/14/2025	100,000	(3)	261,000
	5/16/2025	2/14/2025	50,000	(3)	130,500

Thomas Dickman	6/20/2022	5/19/2022	1,073	(2)	2,801
Chief Technology Officer	1/9/2024	9/1/2023	359	(2)	937
	5/16/2025	2/14/2025	100,000	(3)	261,000
	5/16/2025	2/14/2025	50,000	(3)	130,500

____________

(1)      Amounts are calculated based on multiplying the number of shares shown in the table by the closing price of our Common Stock as of December 31, 2025, which was $2.61 per share.

(2)      Represents RSUs granted by Legacy Fold under the 2019 Plan that vest upon satisfaction of a service-based vesting requirement. These RSUs were also subject to a liquidity event vesting requirement, which was satisfied (or deemed satisfied) in connection with the Business Combination and no longer applies. The service-based vesting condition is satisfied as to 1/4 of the RSUs initially subject to the award on the first anniversary of the vesting commencing date and as to 1/48th of the RSUs on each monthly anniversary of the vesting commencement date thereafter, subject to the grantee’s continued service through the applicable vesting date.

(3)      Represents RSUs granted under the 2025 Plan that vest upon satisfaction of a service-based vesting requirement. The service-based vesting condition is satisfied as to 1/4 of the RSUs initially subject to the award on the first anniversary of the vesting commencement date, and thereafter in equal quarterly installments for the next three years, subject to the grantee’s continued service through the applicable vesting date.

(4)      Represents RSUs granted to Mr. Young in his capacity as a director. The grant vested in full on February 14, 2026. See “Director Compensation” below.

FOLD’S DIRECTOR COMPENSATION

Prior to the Business Combination, our directors who served at that time did not receive any compensation for their service in their capacity as directors. In connection with the Business Combination, our Board adopted the Fold Holdings, Inc. Non-Employee Director Compensation Program (the “Director Compensation Program”), a comprehensive program to attract and retain qualified non-employee directors who are essential to our future success, growth, and governance.

Cash Compensation

Under the Director Compensation Program, each non-employee director receives the following cash compensation:

•        Annual retainer: $40,000

•        Additional Annual Retainer for Non-Executive Chair: $50,000

•        Additional Annual Retainer for Lead Independent Director: $25,000

•        Annual Committee Chair Retainers:

•        Audit Committee: $20,000

•        Compensation Committee: $15,000

•        Nominating and Corporate Governance Committee: $10,000

•        Annual Non-Chair Committee Member Retainers:

•        Audit Committee: $10,000

•        Compensation Committee: $7,500

•        Nominating and Corporate Governance Committee: $5,000.

Annual cash retainers are paid in quarterly installments in arrears and are pro-rated for any partial calendar quarter of service.

Equity Compensation

Under the Director Compensation Program, each non-employee director who is serving on the Board as of the date of each annual meeting of the Company’s stockholders is granted, on such annual meeting date, an award of RSUs with a grant-date value of approximately $125,000 (each an “Annual Award”), which vests in full on the earlier to occur of (i) the one-year anniversary of the applicable grant date and (ii) the day before the date of the next annual meeting following the grant date, subject to the director’s continued service on the Board through the applicable vesting date. Each non-employee director who is initially elected or appointed after the closing of the Business Combination, other than on the date of an annual meeting, receives a pro-rated Annual Award.

In addition, each equity award granted under the Director Compensation Program vests in full upon (i) a change in control of the Company (as defined in the 2025 Plan, or any similar term as defined in the then-applicable plan) if the non-employee director will not become a member of the Board or the board of directors of the Company’s successor (or any parent thereof) following such change in control, and (ii) upon the non-employee director ceasing to serve on the Board due to his or her death or disability (as defined in the 2025 Plan, or any similar term as defined in the then-applicable plan).

Compensation under the Director Compensation Program is subject to the annual limits on non-employee director compensation set forth in the 2025 Plan (or any successor plan).

From time to time, the Board may elect to grant additional RSU awards to recognize commendable or additional Board service, provided the value of such award does not exceed the limits set forth for non-executive director compensation set forth in our 2025 Plan.

2025 Director Compensation Table

The following table reflects the compensation of each of our non-employee directors who served at any time during the fiscal year ended December 31, 2025.

Name	Fees earned or paid in cash ($)(1)	Stock Awards ($)(2)(3)	All Other Compensation	Total ($)
Lesley Goldwasser	43,889	58,000	—	101,889
Kirstin Hill	48,278	58,000	—	106,278
Andrew Hohns	35,111	58,000	—	93,111
Jonathan Kirkwood	63,639	522,000	—	585,639
Erez Simha	52,667	58,000	—	110,667
Bracebridge H. Young Jr.	57,056	58,000	—	115,056

____________

(1)     Represents, pro-rated for the first quarter, the total annual cash retainer of $40,000 for each director, an additional cash retainer of $15,000 for Dr. Kirkwood as Chair of the Compensation Committee, an additional cash retainer of $20,000 for Mr. Simha as Chair of the Audit Committee, and an additional cash retainer of $10,000 for Ms. Hill as Chair of the Nominating and Corporate Governance Committee. There is an additional annual retainer of $25,000 for Dr. Kirkwood, the lead director. Non-chair members of respective committees receive an annual retainer of $10,000 for the Audit Committee, $7,500 for the Compensation Committee, and $5,000 for the Nominating and Corporate Governance Committee.

(2)      Represents the grant date fair value of RSUs as determined in accordance with ASC Topic 718, Compensation — Stock Compensation. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Please see the discussion of the assumptions made in the valuation of these awards in “Note 12 —Share-Based Compensation Expense” to the audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2025. Generally, the full grant date fair value is the amount that we would expense in our financial statements over the award’s vesting schedule. These amounts reflect our accounting expense, and do not correspond to the actual value that will be recognized by the director. The RSUs were granted under the 2025 Incentive Award Plan pursuant to the Director Compensation Program, and vest following a one-year service vesting period. The table previously reported by us in our Proxy Statement filed April 8, 2026 used the wrong valuation for the shares, resulting in an over-statement of the RSU values. The Company is providing this table to correct that record.

(3)      The aggregate number of shares subject to outstanding equity awards held by our non-employee directors is set forth below. Each entry represents the number of shares underlying outstanding unvested RSUs as of December 31, 2025, which were granted pursuant to our Director Compensation Program (and generally vest upon the earlier of one-year and the day before our 2026 annual meeting, subject to continued service as of the applicable vesting date). In addition, Dr. Kirkwood received RSUs in recognition of his service as a member of the Board with respect to his efforts relating to the Business Combination. This additional grant vested as to one 1/4th of the RSUs on February 14, 2026, and thereafter will vest in equal quarterly installments for the next three years, subject to Dr. Kirkwood’s continued service as a board member through the applicable vesting date.

Name	Shares Underlying Stock Awards
Lesley Goldwasser	12,500
Kristin Hill	12,500
Andrew Hohns	12,500
Jonathan Kirkwood	112,500
Erez Simha	12,500
Bracebridge H. Young Jr.	12,500

Summary of Equity Compensation Plans

The following chart sets forth information concerning the 2025 Incentive Award Plan as of December 31, 2025.

Plan Category	Number of Securities to be issued upon Exercise of Outstanding Options, Warrants, and Rights(1) (a)	Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights(2) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Incentive Compensation Plans (excluding securities reflected in column (a))(3) (c)
Equity Compensation Plans Approved by Security Holders	3,387,488	—	4,252,698
Equity Compensation Plans Not Approved by Security Holders	—	—	—

____________

(1)      This column reflects shares of Common Stock subject to outstanding RSUs granted under the 2025 Plan. No further awards will be made under our 2019 Plan. In connection with the Business Combination, the number of shares of our Common Stock attributable to Pre-Business Combination that were issuable pursuant to RSUs as of December 31, 2025 was 1,279,767.

(2)      The outstanding RSUs are not reflected in this column as they do not have an exercise price. There were no outstanding options, warrants or rights subject to payment of an exercise price for our Common Stock granted under the 2025 Plan. Outstanding rights to purchase shares of Common Stock under our ESPP are not reported in this column as they have a floating exercise price.

(3)      This column reflects the total number of shares of Common Stock remaining available for issuance under the 2025 Plan (excluding the shares subject to outstanding awards reflected in column (a)), the total number of shares of Common Stock subject to purchase rights under the current purchase period of the ESPP, and the total number of shares of Common Stock remaining available for issuance under the ESPP. The number herein includes vested RSUs that were not yet settled as of December 31, 2025. The 2025 Plan has an “evergreen” feature providing for an annual increase on the first day of each calendar year beginning January 1, 2026 and ending on and including January 1, 2035, equal to the lesser of (i) a number of shares equal to 5% of the aggregate number of shares outstanding on the final day of the immediately preceding calendar year and (ii) such smaller number of Shares as is determined by the Board (however, no more than 16,059,830 shares may be issued under the 2025 Plan pursuant to the exercise of incentive stock options, notwithstanding anything to the contrary in the 2025 Plan). Similarly, the ESPP has an evergreen feature: on the first day of each calendar year beginning on January 1, 2026 and ending on and including January 1, 2035, the number of shares of our Common Stock available for issuance under the 2025 Plan will be increased by that number of shares equal to the lesser of (a) 1% of the aggregate number of shares outstanding on the final day of the immediately preceding calendar year and (b) such smaller number of shares as determined by the Board (provided that no more than 3,040,634 shares may be issued under the ESPP pursuant to the rights granted under the Section 423 component of the ESPP, notwithstanding anything in the ESPP to the contrary).

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review, Approval or Ratification of Related Person Transactions

In accordance with the written charter of our Audit Committee and our Related Person Transactions Policy, our Audit Committee is responsible for review and, if appropriate, approval of the Company’s entry into such transactions, and oversees such transactions on an ongoing basis.

The Company’s written Related Person Transactions Policy defines a “related person transaction” as any transaction, arrangement or relationship in which the Company or any of its subsidiaries was, is or will be a participant, the amount of which exceeds the lesser of (i) $120,000 or (ii) 1% of the average of the Company’s total assets at fiscal year-end for the last two completed fiscal years, and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:

•        any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company;

•        any person who is known to be the beneficial owner of more than 5% of any class of the Company’s voting securities; and

•        any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the same household of such director, executive officer, nominee or more than 5% beneficial owner.

Related Party Transactions

In addition to the executive officer and director compensation arrangements discussed above under “Executive Compensation”, the following is a description of each related person transaction since January 1, 2025:

Amended and Restated Registration Rights Agreement

In connection with the consummation of the Business Combination and as contemplated by the Merger Agreement, the Company, Emerald ESG Sponsor LLC (“ESG Sponsor”), Emerald ESG Advisors, LLC (“ESG Advisors”) and Emerald ESG Funding, LLC (“ESG Funding” and, collectively with ESG Sponsor and ESG Advisors, the “Sponsors”), certain stockholders of Legacy Fold and certain stockholders of the Company (collectively, the “Registration Rights Holders”) entered into an Amended and Restated Registration Rights Agreement, dated as of February 14, 2025 (the “A&R Registration Rights Agreement”).

Under the A&R Registration Rights Agreement, the Company is obligated to file a registration statement with the SEC to register the resale of (a) any shares of Common Stock held by a Registration Rights Holder as of the closing of the Business Combination on February 14, 2025 (the “Closing”) and, to the extent acquired after the Closing and deemed to be a “restricted security” (as defined in Rule 144 promulgated under the Securities Act), any shares of Common Stock acquired following the Closing, and (b) any other equity security of the Company issued or issuable with respect to any such share of Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise, in each case held by such Registration Rights Holder.

The Company agreed to, within 20 business days after the Closing, file with the SEC a shelf registration statement registering the resale of the Common Stock held by the Registration Rights Holders and use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof, but in no event later than 60 days following the filing deadline. On April 1, 2025, the Company filed a registration statement on Form S-1 with the SEC in connection with the foregoing. In addition, pursuant to the terms of the A&R Registration Rights Agreement and subject to certain requirements and customary conditions, the Sponsor holders are entitled to three demand registrations and the Legacy Fold holders are entitled to six demand registrations; provided, however, that the Company is not obligated to participate in more than four demand registrations in any twelve month period. Further, the Company is not obligated to participate in an underwritten offering if the aggregate gross proceeds from such offering are expected to be $25 million or less. The A&R Registration Rights Agreement also provides “piggy-back” registration rights to such stockholders and their permitted transferees, subject to certain requirements and customary conditions.

Sponsor Share Restriction Agreement

Concurrently with the execution of the Merger Agreement, the Sponsors entered into the Sponsor Share Restriction Agreement (as amended, the “Sponsor Share Restriction Agreement”) with the Company. Pursuant to the Sponsor Share Restriction Agreement, at the Closing, (i) all Private Placement Warrants were forfeited and cancelled, and (ii) approximately 4.9 million of the Sponsors’ founder shares (the “subject founder shares”) became subject to time-based transfer restrictions subject to early release as follows:

•        1,622,547 subject founder shares were subject to transfer restrictions until the earlier of (a) six months following the Closing or (b) the first date that the stock price exceeds $12.00 for 20 trading days of any consecutive 30 trading day period ending after the date that is 90 days after the Closing;

•        1,622,547 subject founder shares shall remain subject to transfer restrictions until the earlier of (a) (x) in the event that the Company and Legacy Fold raise $50 million or more as of the Closing, one year following the Closing, and (y) in the event that the Company and Legacy Fold raise less than $50 million as of the Closing, two years following the Closing, or (b) the first date that the stock price exceeds $15.00 for 20 trading days of any consecutive 30 trading day period ending after the date that is 90 days after the Closing; and

•        1,622,547 subject founder shares shall remain subject to transfer restrictions until the earlier of (a) ten years following the Closing or (b) the first date that the stock price exceeds $17.00 for 20 trading days of any consecutive 30 trading day period ending after the date that is 90 days after the Closing.

In the event that the Company raises less than $50 million from the date of the Merger Agreement through February 14, 2027 (the second anniversary of the Closing), the Sponsors shall automatically forfeit for no additional consideration up to 1,000,000 subject founder shares.

Lock-Up Agreement

On February 14, 2025, in connection with the consummation of the Business Combination and as contemplated by that certain Securities Purchase Agreement, dated as of December 24, 2024 (the “SPV SPA”), by and between Legacy Fold and an institutional investor, certain holders (collectively, the “Lock-Up Parties” and each a “Lock-Up Party”) of Common Stock, entered into a Lock-Up Agreements (the “Lock-Up Agreements”) pursuant to which they each agreed, subject to certain customary exceptions, not to (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase, make any short sale or otherwise dispose of or agree to dispose of, directly or indirectly, any securities of any such Lock-Up Party (including, without limitation, any securities issued pursuant to the Business Combination Registration Statement, any Common Stock and/or any Common Stock Equivalents) (the “Securities”), or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder with respect to any Securities owned directly by a Lock-Up Party (including holding as a custodian) or with respect to which a Lock-Up Party has beneficial ownership within the rules and regulations of the SEC (respectively, each “Lock-Up Party’s Securities”), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any such Lock-Up Party’s Securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of any Securities, in cash or otherwise, (iii) make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any Securities (other than the Business Combination Registration Statement or as permitted pursuant to the A&R Registration Rights Agreement) or (iv) publicly disclose the intention to do any of the foregoing.

The Lock-Up Period under the Lock-Up Agreements terminated on August 14, 2025.

Founder Shares

In June 2021, our sponsors purchased 7,992,750 founder shares for an aggregate purchase price of $25,000. In October 2021, we effected a 1.1014-for-1.0 stock split of our common stock. In November 2021, we effected a 0.9955-for-1.0 stock split of our common stock. In January 2022, as a result of the underwriter exercising its overallotment option in part, our initial holders forfeited 148,192 founder shares. As a result, our initial stockholders held 8,615,141 founder shares prior to the Closing. The number of founder shares was determined based on the expectation that the founder shares would represent 25% of the aggregate of our founder shares, the placement shares and our issued and outstanding public shares after the initial public offering of FTAC Emerald’s securities.

Following the special meeting in lieu of an annual meeting of stockholders held on February 13, 2025, our sponsors determined to convert all the outstanding shares of Class B common stock into shares of Class A common stock on a one-for-one basis (the “Class B Conversion”). Notwithstanding the Class B Conversion, our sponsors did not receive any funds held in the trust account with respect to any shares of Class A common stock issued to such holders as a result of the Class B Conversion, and no additional amounts were deposited into the trust account in respect of shares of Class A common stock held by our sponsors.

Our sponsors have agreed after the Closing not to transfer, assign or sell any of their founder shares except as set forth in the Sponsor Share Restriction Agreement.

Private Placement

Simultaneously with the initial public offering, our sponsors purchased an aggregate of 976,081 placement units at a price of $10.00 per unit for an aggregate purchase price of $9,760,810. Each placement unit consisted of one placement share and one-half of one placement warrant to purchase one share of our Class A common stock exercisable at $11.50. The remaining proceeds from the placement units and the proceeds from the initial public offering following the partial exercise of the overallotment option in January 2022 were held in the trust account. At the Closing, the placement units were separated into their component securities and the resulting 488,041 placement warrants were forfeited by our sponsors in accordance with the terms of the Sponsor Share Restriction Agreement. The 976,081 placement shares became transferable 30 days after the consummation of the Business Combination in accordance with the terms of the letter agreement.

On January 3, 2024, the Company and the Sponsors entered into a subscription agreement (the “Subscription Agreement”) with Polar Multi-Strategy Master Fund (“Polar”) to cover working capital requirements of the Company. Pursuant to the terms and subject to the conditions of the Subscription Agreement, Polar agreed to contribute up to $550,000 to ESG Funding (the “Polar Contribution”), which amount was contributed in full as of April 2024. The Polar Contribution was repaid upon the closing of an initial business combination. The Polar Contribution was non-interest bearing and shall be repaid to, and at the election of, Polar (i) in shares of common stock, at a rate of 1.0 share for each ten dollars ($10.00) of the Polar Contribution funded as of the Closing or (ii) in cash.

In consideration of the Polar Contribution, we agreed to issue 1.0 share of Class A Common Stock for each dollar of the Polar Contribution funded as of or prior to the Closing, which shares shall be subject to no transfer restrictions or any other lock-up provisions, earn outs, or other contingencies. At December 31, 2024, $550,000 had been funded pursuant to the Polar Contribution, gross of the discount, under the Subscription Agreement. At the Closing, Polar received 550,000 shares of Class A Common Stock and $550,000 and the Subscription Agreement was terminated.

Promissory Note

Prior to the closing of the initial public offering, our sponsors loaned us $105,260 for expenses related to our formation and the initial public offering. The loan was non-interest bearing, unsecured and due on the earlier of March 31, 2022 or the closing of the initial public offering. The outstanding balance under the promissory note of $105,260 was repaid on December 27, 2021 and the promissory note was terminated and is no longer available to be drawn upon.

Related Party Loans

In order to finance transaction costs in connection with an initial business combination, our sponsors or an affiliate of our sponsors or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we consummate an initial business combination, we would repay such loaned amounts out of the proceeds of the trust account released to the Company. As of December 31, 2024, $3,000,000 of such working capital loans were outstanding.

On January 13, 2023, we issued an unsecured promissory note to Emerald ESG Sponsor, LLC (as amended, the “WC Promissory Note”), pursuant to which we could borrow up to an aggregate principal amount of $3,000,000. The WC Promissory Note was non-interest bearing and payable upon the consummation of our initial business combination. As of December 31, 2024, there was $3,000,000 outstanding under the WC Promissory Note. At the Closing, the outstanding balance under the WC Promissory Note was repaid in full and the WC Promissory Note was terminated.

On October 25, 2024, we issued a promissory note (the “October Note”) to Frontier SPV, LLC (“Frontier”), an affiliate of our sponsors. Pursuant to the October Note, Frontier agreed to loan us up to an aggregate principal amount of $2,000,000. The October Note was non-interest bearing and payable upon the consummation of the initial business combination. As of December 31, 2024, there was $1,218,651 outstanding under the October Note. At the Closing, the outstanding balance under the October Note was repaid in full and the October Note was terminated.

On October 31, 2024, we issued a promissory note (the “Tax Note”) to Frontier. Pursuant to the Tax Note, Frontier agreed to loan us an aggregate principal amount of $973,116, which was used to satisfy our excise tax liability. The Tax Note was non-interest bearing and payable upon the consummation of the initial business combination. As of December 31, 2024, there was $973,116 outstanding under the October Note. At the Closing, the outstanding balance under the Tax Note was repaid in full and the Tax Note was terminated.

During the three months ended March 31, 2025, the Company entered into a securities purchase agreement (the “Securities Purchase Agreement”) with SATS Credit Fund LP (the “Investor”), pursuant to which the Company issued to the Investor a convertible note in the aggregate principal amount of approximately $46.3 million. The Securities Purchase Agreement and the transactions contemplated thereby were approved by the audit committee and the board of directors of the Company specifically in light of certain related party components, including that the Investor is a private investment fund raised and managed by Ten31, LLC, which is an affiliate of Fold’s member of the board of directors, Dr. Jonathan Kirkwood. Dr. Kirkwood recused himself from the board of directors’ approval of the Securities Purchase Agreement and the related transactions.

Subsequently, on February 25, 2026, the Company returned 500 bitcoin to the Investor and terminated said convertible note. The Company then entered into a new Purchase Agreement with the Investor, pursuant to which the Company committed to issuing to Investor 520,000 shares of Common Stock, to be registered pursuant to the terms of a Registration Rights Agreement entered into on the same day, and a $13.0 million unsecured senior promissory note. As related party transactions, these transactions were approved by the Audit Committee.

Registration Rights

Pursuant to a registration rights agreement entered into on December 15, 2021, the holders of the founder shares, placement units (including any securities contained therein) and the units (including any securities contained therein) that may be issued upon conversion of working capital loans were entitled to registration rights to require us to register a sale of any of our securities held by them (in the case of the founder shares, only after conversion to our Class A common stock). This registration rights agreement was replaced by the A&R Registration Rights Agreement at the Closing.

Administrative Services

Commencing on December 16, 2021 and ending on February 14, 2025, we paid an amount equal to $30,000 per month to our sponsors or its designee for office space, administrative and shared personnel support services provided to us.

Director and Officer Indemnification

The Company’s charter and bylaws provide for indemnification and advancement of expenses for its directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. The Company has entered into indemnification agreements with each of its directors and officers.

Support Agreement

Concurrently with the execution of the Merger Agreement, the Company entered into a Support Agreement with (i) the Sponsors, (ii) Legacy Fold, and (iii) the Legacy Fold stockholders named therein (together with the Sponsors, the “Voting Parties” and each a “Voting Party”), pursuant to which the Voting Parties agreed to vote or cause to be voted all Company voting shares and all Legacy Fold voting securities that they beneficially own (i) in favor of (A) the Transactions and the Merger Agreement; (B) an amendment of the Company’s governing documents to extend the outside date for consummating the Transactions, if applicable; and (C) any proposal to adjourn or postpone a meeting of stockholders of the Company to a later date if there are not sufficient votes to approve the Transactions; (ii) against any action, proposal, transaction or agreement that could reasonably be expected to result in a breach under the Merger Agreement; and (iii) against (A) any proposal or offer from any person (other than the Company or Legacy Fold or any of their respective affiliates) concerning (1) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company or Legacy Fold, as applicable, (2) the issuance or acquisition of shares of capital stock or other equity securities of the Company or Legacy Fold (other than as contemplated by the Merger Agreement), or (3) with respect to stockholders of Legacy Fold, the sale, lease, exchange or other disposition of any significant portion of Legacy Fold’s properties or assets; and (B) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Transactions or the fulfillment of a party’s conditions under the Merger Agreement or change in any manner the voting rights of any class of shares of the Company or Legacy Fold, as applicable (including any amendments to such party’s governing documents other than in connection with the Transactions).

The Support Agreement generally prohibited the Voting Parties from transferring their Company voting shares or Legacy Fold voting securities prior to the consummation of the Transactions, other than to certain permitted transferees who become party to, and bound by, the Support Agreement. The Support Agreement automatically terminated upon the Closing.

Voting Agreement

Legacy Fold is a party to the Amended and Restated Voting Agreement, dated March 23, 2021 (the “Voting Agreement”), pursuant to which certain holders of Legacy Fold Capital Stock, including entities affiliated with Thesis, Inc., which was affiliated with a member of the Legacy Fold Board, Matt Luongo, and Craft Ventures, which was affiliated with a member of the Legacy Fold Board, Brian Murray, Slow Ventures, M13 and Will Reeves, our Chief Executive Officer and a member of the Board (each of which held more than 5% of Legacy Fold’s outstanding capital stock within Legacy Fold’s last fiscal year) agreed to vote their shares of Legacy Fold Capital Stock in favor of certain matters, including with respect to the board size and the election of directors. The Voting Agreement terminated upon completion of the Business Combination.

SAFE

In May 2024, Legacy Fold entered into a SAFE with Thesis Inc., a principal shareholder and related party, with aggregate proceeds of $1.0 million. Those proceeds were received in June 2024. On February 14, 2025, in connection with the closing of the Merger with Emerald, all SAFE notes held by the Company converted into Common Stock of the Company.

Hiring of Mr. McManus

The Company assessed that hiring Mr. McManus would constitute a Related Party Transaction given Mr. McManus’s relationship with Mr. Repass. His hiring was therefore approved by the Audit Committee. Mr. McManus receives an annual base salary of $360,000 plus the ability to earn a bonus of up to 50% of such base salary per year, in each case less applicable withholdings and deductions. Subsequent to his hiring, Mr. McManus was granted an initial 108,808 RSUs subject to the standard vesting terms of our 2025 Plan, and he is entitled to participate in our Executive Severance Plan, which is described elsewhere herein. The Compensation Committee may, from time to time, approve grants to Mr. McManus pursuant to the terms of our 2025 Plan in accordance with his role as Chief Operating Officer.

PRINCIPAL SECURITYHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of September 16, 2026 by (i) each person or entity believed by us, based on publicly available reports and the most recent reports to us by such holders, to own more than 5% of our outstanding voting securities, (ii) each of our directors, (iii) each of our NEOs and, (iv) all of our directors and executive officers as a group.

The amounts of Common Stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. In addition, a person is deemed to be the beneficial owner of securities that the person has the right to acquire within sixty days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. The beneficial ownership percentages set forth in the table below are based on 54,868,427 shares of Common Stock outstanding as of September 16, 2026, which does not give effect to the issuance of shares of Common Stock issuable upon the exercise of warrants to purchase shares of Common Stock. All information with respect to beneficial ownership has been furnished by the respective stockholders, directors and executive officers, as the case may be.

Name and Address of Beneficial Owners(1)	Number of Shares of Common Stock Beneficially Owned	Percentage of Outstanding Common Stock
5% Stockholders:
Craft Ventures II, L.P.(2)	3,643,947	6.64%
Fulgur Frontier Capital LP(3)	13,740,061	25.04%
Fulgur Ventures I, L.P.(3)	4,360,345	7.95%
Jonathan Kirkwood(4)	4,940,860	9.00%
Will Reeves(5)	3,455,607	6.30%

Directors and Named Executive Officers:
Will Reeves(5)	3,455,607	6.30%
Wolfe Repass(5)	178,879	* %
Thomas Dickman(5)	246,340	* %
Matthew McManus(5)	28,770	* %
Bracebridge H. Young Jr.(6)	259,887	* %
Andrew Hohns(7)	165,734	* %
Jonathan Kirkwood(4)	4,940,860	9.00%
Erez Sihma	12,500	* %
Lesley Goldwasser	12,500	* %
Kirstin Hill	12,500	* %
All directors and executive officers as a group (10 individuals)	9,313,577	16.97%

____________

*        Less than one percent

(1)      Unless otherwise noted, the mailing address of each listed beneficial owner under “5% Stockholders” and “Directors and Executive Officers” is c/o Fold Holdings Inc., 2942 North 24th Street, Suite 115, #42035, Phoenix, Arizona 85016.

(2)      Based on information provided by the Reporting Person. Represents (i) 3,598,173 shares of Common Stock held by Craft Ventures II, L.P. and (ii) 45,774 shares of Common Stock held by Craft Ventures Affiliates II, L.P. Craft Ventures GP II, LP is the general partner of Craft Ventures II, L.P. and Craft Ventures Affiliate II, L.P.

(3)      Based on the Reporting Person’s amendment to Schedule 13D filed on March 12, 2026.

(4)      Based on information provided by the Reporting Person. Represents shares of Fold Common Stock and Fold RSUs. Consists of (i) 3,365,299 shares of Common Stock held by LOW TIME PREFERENCE FUND II, LLC, (ii) 1,270,000 shares of Common Stock held by SATS Credit Fund LP, and (iii) 305,561 shares of Common Stock held directly by Dr. Kirkwood and Fold RSUs vesting within 60 days of September 16, 2026. This line item is inclusive of the shares controlled through SATS Credit Fund LP and Low Time Preference Fund II, LLC by Ten31, LLC, a Section 16 Reporting Person of the Company via 10% beneficial ownership. Dr. Kirkwood is the co-founder and managing partner of Ten31, LLC, which is the investment manager of Low Time Preference Fund II, LLC and SATS Credit Fund, LP. Dr. Kirkwood disclaims beneficial ownership of all shares held by Low Time Preference Fund II, LLC and SATS Credit Fund, LP, except to the extent of his pecuniary interest therein. Dr. Kirkwood’s ownership amount here is calculated on the basis of his most recent amendment to Schedule 13d and previously filed Form 4s.

(5)      Represents shares of Fold Common Stock and Fold RSUs vesting within 60 days of September 16, 2026.

(6)      Based on the information provided by the Reporting Person. Represents shares of Fold Common Stock and Fold RSUs. Consists of (i) 189,787 shares of Common Stock and (ii) 70,100 shares of Common Stock held by the Bracebridge H. Young, Jr. 1999 Family Trust, an irrevocable trust for which Mr. Young serves as an investment advisor, and of which Mr. Young’s immediate family members are beneficiaries.

(7)      Based on the information provided by the Reporting Person. Represents shares of Fold Common Stock, consisting of (i) 135,535 shares of Common Stock and (ii) 30,199 shares of Common Stock held by William Hohns Remainder Trust #1.

SELLING STOCKHOLDER

This prospectus relates to the offer and sale by Roth Principal Investments of up to 51,229,508 shares of our common stock that may be issued by us to Roth Principal Investments under the Purchase Agreement. For additional information regarding the shares of our common stock included in this prospectus, see the section titled “The Committed Equity Facility” above. We are registering the shares of our common stock included in this prospectus pursuant to the provisions of the Registration Rights Agreement we entered into with Roth Principal Investments on September 4, 2026 in order to permit the Selling Stockholder to offer the shares of common stock included in this prospectus for resale from time to time. Except for the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement and as set forth in the section titled “Plan of Distribution (Conflict of Interest)” in this prospectus, Roth Principal Investments has not had any material relationship with us within the past three years. As used in this prospectus, the term “Selling Stockholder” means Roth Principal Investments, LLC.

The table below presents information regarding the Selling Stockholder and the shares of our common stock that may be resold by the Selling Stockholder from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Stockholder, and reflects holdings as of September 4, 2026. The number of shares in the column “Maximum Number of Shares of common stock to be Offered Pursuant to this Prospectus” represents all of the shares of our common stock being offered for resale by the Selling Stockholder under this prospectus. The Selling Stockholder may sell some, all or none of the shares of common stock being offered for resale in this offering. We do not know how long the Selling Stockholder will hold the shares before selling them and, except as set forth in the section titled “Plan of Distribution (Conflict of Interest)” in this prospectus, we are not aware of any existing arrangements between the Selling Stockholder and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our common stock being offered for resale by this prospectus.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of our common stock with respect to which the Selling Stockholder has sole or shared voting and investment power. Because the Purchase Price to be paid by the Selling Stockholder for shares of our common stock, if any, that we may elect to sell to the Selling Stockholder in one or more Purchases from time to time under the Purchase Agreement will be determined on the applicable Purchase Dates therefor, the actual number of shares of our common stock that we may sell to the Selling Stockholder under the Purchase Agreement may be fewer than the number of shares being offered for resale under this prospectus. The fourth column assumes the resale by the Selling Stockholder of all of the shares of our common stock being offered for resale pursuant to this prospectus.

	Number of Shares of Common Stock Beneficially Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus	Number of Shares of Common Stock Beneficially Owned After Offering
Name of Selling Stockholder	Number(1)	Percent		Number(2)	Percent
Roth Principal Investments, LLC(3)	0	—	51,229,508	0	—

____________

(1)      In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares of common stock beneficially owned prior to the offering all of the shares of common stock that Roth Principal Investments may be required to purchase under the Purchase Agreement, because the issuance of such shares is solely at our discretion and is subject to conditions contained in the Purchase Agreement, the satisfaction of which are entirely outside of Roth Principal Investments’ control, including the registration statement that includes this prospectus becoming and remaining effective. Furthermore, the Purchases of common stock under the Purchase Agreement are subject to certain agreed upon maximum amount limitations set forth in the Purchase Agreement. Also, the Purchase Agreement prohibits us from issuing and selling any shares of common stock to Roth Principal Investments to the extent such shares, when aggregated with all other shares of common stock then beneficially owned by Roth Principal Investments, would cause Roth Principal Investments’ beneficial ownership of our common stock to exceed the 4.99% Beneficial Ownership Limitation. The Purchase Agreement also prohibits us from issuing or selling shares of our common stock under the Purchase Agreement in excess of the 19.99% Exchange Cap, unless we obtain stockholder approval to do so, or unless the average price for all shares of our common stock purchased by Roth Principal Investments under the Purchase Agreement equals or exceeds $0.5337 per share, such that the Exchange Cap limitation would not apply under applicable Nasdaq rules. Neither the Beneficial Ownership Limitation nor the Exchange Cap (to the extent applicable under Nasdaq) may be amended or waived under the Purchase Agreement.

(2)      Assumes the sale of all shares of common stock being offered pursuant to this prospectus.

(3)      The business address of Roth Principal Investments, LLC (“Roth Principal Investments”) is 2340 Collins Avenue, Suite 402, Miami Beach, Florida 33139. The principal business of Roth Principal Investments is that of a private investor. Roth Principal Investments is a wholly owned subsidiary of CR Financial Holdings, Inc. (“CRFH”). CRFH expressly disclaims beneficial ownership of securities held of record by Roth Principal Investments, except to the extent of its pecuniary interest therein. All voting and investment decisions with respect to securities held of record by Roth Principal Investments are made by majority vote of an investment policy committee of Roth Principal Investments composed of five individuals, each of whom is not involved in the management of CRFH and at least three of whom are not affiliates or associated persons of Roth Capital Partners, LLC (“RCP”), a registered broker-dealer and member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), and a wholly owned subsidiary of CRFH. We have been advised that neither CRFH nor Roth Principal Investments is a FINRA member or an independent broker-dealer. Because each of Roth Principal Investments and RCP is a wholly owned subsidiary of CRFH, Roth Principal Investments is deemed to be an affiliate of RCP. RCP will act as an executing broker that will effectuate resales of our common stock that may be acquired by Roth Principal Investments from us pursuant to the Purchase Agreement to the public in this offering. See “Plan of Distribution (Conflict of Interest)” for more information about the relationship between Roth Principal Investments and RCP.

DESCRIPTION OF CAPITAL STOCK

General

The following description summarizes some of the terms of our certificate of incorporation and bylaws and the DGCL. This description is summarized from, and qualified in its entirety by reference to, our certificate of incorporation and bylaws, each of which has been publicly filed with the SEC, as well as the relevant provisions of the DGCL.

Our purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL. Our authorized capital stock consists of 600,000,000 shares of Common Stock, par value $0.0001 per share, and 20,000,000 shares of preferred stock, par value $0.0001 per share. No shares of preferred stock are issued or outstanding. Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.

Common Stock

Voting Power

Except as otherwise required by law, as otherwise provided in our certificate of incorporation (as may be amended from time to time) or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of shares of our Common Stock possess all voting power for the election of directors and all other matters requiring stockholder action. Holders of shares of our Common Stock are entitled to one vote for each share held on all matters to be voted on by stockholders.

Dividends

Subject to applicable law, the rights and preferences of the holders of our preferred stock and any other provisions of our certificate of incorporation, as it may be amended from time to time, holders of our Common Stock are entitled to receive such dividends and other distributions in cash, stock or property of Fold when, as and if declared thereon by our Board, in its discretion, from time to time out of assets or funds of Fold legally available therefor.

Liquidation, Dissolution and Winding Up

Subject to the rights of holders of our preferred stock, in the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, after payment or provision for payment of our debts and any other payments required by law and amounts payable upon shares of our preferred stock ranking senior to the shares of our Common Stock upon such dissolution, liquidation or winding up, if any, our remaining net assets will be distributed to the holders of our Common Stock and the holders of any other class or series of capital stock ranking equally with our Common Stock upon such dissolution, liquidation or winding up, equally on a per share basis.

Preemptive or Other Rights

Our stockholders have no preemptive or other subscription rights. No sinking fund provisions are applicable to our Common Stock.

Preferred Stock

Our Board has the authority to issue shares of preferred stock from time to time on terms it may determine, to divide shares of preferred stock into one or more series and to fix the designations, preferences, privileges, and restrictions of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference and the number of shares constituting any series or the designation of any series, all to the fullest extent now or hereafter permitted by the DGCL. The issuance of our preferred stock could have the effect of decreasing the trading price of our Common Stock, restricting dividends on the capital stock of Fold, diluting the voting power of our Common Stock, impairing the liquidation rights of the capital stock of Fold, or delaying or preventing a change in control of Fold.

Registration Rights

Amended and Restated Registration Rights Agreement

In connection with the consummation of the Business Combination and as contemplated by the Merger Agreement, the Company, Emerald ESG Sponsor LLC (“ESG Sponsor”), Emerald ESG Advisors, LLC (“ESG Advisors”) and Emerald ESG Funding, LLC (“ESG Funding” and, collectively with ESG Sponsor and ESG Advisors, the “Sponsors”), certain stockholders of Legacy Fold and certain stockholders of the Company (collectively, the “Registration Rights Holders”) entered into an Amended and Restated Registration Rights Agreement, dated as of February 14, 2025 (the “A&R Registration Rights Agreement”).

Polar Subscription Agreement

On January 3, 2024, FTAC Emerald entered into the Polar Subscription Agreement with the Sponsors and Polar Multi-Strategy Master Fund (“Polar”) pursuant to which Polar agreed to contribute to FTAC Emerald up to $550,000 (the “Polar Contribution”) to be repaid upon the closing of the Business Combination in cash or in shares of Common Stock of Fold, at a rate of 1.0 share for each ten dollars ($10.00). In addition, FTAC Emerald agreed to issue to Polar, 1.0 share of Common Stock of Fold for each dollar of the Polar Contribution funded as of or prior to the closing of the Business Combination. FTAC Emerald and Polar also entered into (i) a Non-Redemption Agreement dated as of September 11, 2023, (ii) a Non-Redemption Agreement dated as of January 16, 2024 and (iii) a Contingent Share Transfer Agreement dated as of February 14, 2025 (collectively, the “Polar NRAs”), pursuant to which FTAC Emerald agreed to issue to Polar an additional 130,000 shares of Common Stock of Fold. The transactions contemplated by the Polar Subscription Agreement and the Polar NRAs are referred to herein collectively as the “Polar Transaction.”

In connection with the Polar Contribution, we and Polar entered into a subscription agreement, dated January 3, 2024 (the “Polar Subscription Agreement”). Pursuant to Section 1.4 of the Polar Subscription Agreement, we agreed to register for resale certain shares of our Common Stock that are held by Polar to the extent feasible and in compliance with all applicable laws and regulations by filing a registration statement no later than 30 days after the closing of Business Combination.

SPV Registration Rights Agreement

Pursuant to the Securities Purchase Agreement, dated as of December 24, 2024, by and between the Subsidiary and the Investor (“Securities Purchase Agreement”),, the Company and an institutional investor entered into a registration rights agreement, dated as of December 24, 2024 (the “SPV RRA”), whereby the Company agreed to provide certain customary shelf and piggyback registration rights with respect to the shares underlying the additional notes issuable pursuant to the Securities Purchase Agreement under the Securities Act, and the rules and regulations promulgated thereunder, and applicable state securities laws.

2025 SATS Registration Rights Agreement

Pursuant to the SATS SPA, the Company and SATS Credit Fund entered into a registration rights agreement, dated as of March 12, 2025 (the “SATS RRA”), whereby the Company agreed to provide certain customary shelf and piggyback registration rights with respect to the shares underlying the SATS Note and SATS Warrant under the Securities Act, and the rules and regulations promulgated thereunder, and applicable state securities laws.

SZOP Registration Rights Agreement

Pursuant to the Facility, the Company and SZOP entered into a registration rights agreement, dated as of June 16, 2025 (the “SZOP RRA”), whereby the Company agreed to provide certain registration rights with respect to the shares of Common Stock that the Company may issue and sell to SZOP under the Facility. On August 27, 2026, the Company terminated the Facility.

2026 SATS Registration Rights Agreement

On February 25, 2026, the Company entered into a Purchase Agreement with SATS, pursuant to which SATS purchased from the Company a $13 million senior unsecured promissory note, repayable in cash, bearing interest at 10% per annum (the “New SATS Note”), and 520,000 shares of the Company’s Common Stock (the “Initial Commitment Shares”). The New SATS Note has a one year term and is renewable for an additional one year term upon the mutual consent of the Company and SATS and upon the issuance by the Company to SATS of an additional 520,000 shares of the Company’s Common Stock (the “Renewal Commitment Shares”). Contemporaneously therewith, the Company and SATS entered into a Registration Rights Agreement pursuant to which the Company agreed to provide certain customary registration rights and piggyback registration rights to SATS with respect to the Initial Commitment Shares and the Renewal Commitment Shares.

Roth Principal Investments Registration Rights Agreement

On September 4, 2026, we entered into the Registration Rights Agreement with Roth Principal Investments. In accordance with our obligations under the Registration Rights Agreement, we have filed the registration statement that includes this prospectus with the SEC to register under the Securities Act the resale by Roth Principal Investments of up to 51,229,508 shares of Common Stock that we may, in our sole discretion, direct Roth Principal Investments to purchase from us pursuant to the Purchase Agreement, from time to time after the date of this prospectus and during the term of the Purchase Agreement. See section entitled “The Committed Equity Facility” for more information.

Election of Directors and Vacancies

Subject to the rights of the holders of any one or more series of preferred stock to elect additional directors under specified circumstances and the terms, the number of directors of our Board is fixed solely and exclusively by our Board, but it initially consists of seven (7) directors, which are divided into three (3) classes, designated Class I, II and III, respectively.

Under our bylaws and except as otherwise provided by our certificate of incorporation, at all meetings of stockholders called for the election of directors at which a quorum is present, a plurality of the votes properly cast is sufficient to elect such directors to the Board.

Except as the DGCL may otherwise require and subject to the rights, if any, of the holders of any one or more series of our preferred stock, newly created directorships and any vacancies on our Board, including unfilled vacancies resulting from the removal of directors, may be filled only by the affirmative vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of preferred stock), and shall not be filled by the stockholders. All directors will hold office until the expiration of their respective terms of office and until their successors will have been elected and qualified or until their earlier death, resignation, disqualification or removal. A director elected or appointed to fill a vacancy resulting from the death, resignation or removal of a director or a newly created directorship will serve for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until his or her successor will have been elected and qualified or until such director’s earlier death, resignation, disqualification or removal.

Subject to the rights, if any, of the holders of any one or more series of our preferred stock, any director may be removed from office only for cause and only by the affirmative vote of the holders of not less than sixty-six and two-thirds percent (66 2/3%) of the outstanding capital stock of Fold then entitled to vote generally in the election of directors.

In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by Fold, subject, nevertheless, to the provisions of the DGCL, our certificate of incorporation and our bylaws; provided, however, that no bylaw so adopted will invalidate any prior act of the directors which would have been valid if such bylaw had not been adopted.

Quorum; Voting

The holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote thereat, present in person, or by remote communication, if applicable, or represented by proxy, constitutes a quorum at all meetings of the stockholders for the transaction of business except as otherwise required by law or provided by our certificate of incorporation and bylaws. If, however, such quorum will not be present or represented at any meeting of the stockholders, the person presiding over the meeting or holders of a majority of the voting power present in person, or by remote communication, if applicable, or represented by proxy, has the power to recess or adjourn the meeting from time to time, without notice other than announcement at the meeting or in any other manner permitted by the

DGCL, until a quorum will be present or represented. At such recessed or adjourned meeting at which a quorum will be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at such adjourned meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, our Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

Unless a different or minimum vote is required by statute or by the applicable stock exchange rules, or by our certificate of incorporation or our bylaws, in which case such different or minimum vote shall be the applicable vote on the matter, in all matters other than the election of directors, the affirmative vote of a majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and voting affirmatively or negatively (excluding abstentions and broker non-votes) on such matter shall be the act of the stockholders. Except as otherwise provided by statute, our certificate of incorporation or our bylaws, directors shall be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote in the election of directors. Where a separate vote by a class or classes or series is required, except where otherwise provided by statute or by our certificate of incorporation or our bylaws or any applicable stock exchange rules, the holders of a majority of the voting power of the outstanding shares of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter. Except where otherwise provided by statute or by our certificate of incorporation or our bylaws or any applicable stock exchange rules, the affirmative vote of the holders of a majority (plurality, in the case of the election of directors) of the voting power of the shares of such class or classes or series present in person, by remote communication, if applicable, or represented by proxy at the meeting and voting affirmatively or negatively (excluding abstention and broker non-votes) on such matter shall be the act of such class or classes or series.

Anti-takeover Effects of the Charter and the Bylaws

Our certificate of incorporation or our bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized above, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our Board the power to discourage acquisitions that some stockholders may favor.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the Nasdaq, which would apply if and so long as our Common Stock (or units or Warrants) remains listed on the Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of our Common Stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved Common Stock may be to enable our Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of Fold by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of our Common Stock at prices higher than prevailing market prices.

Special Meeting, Action by Written Consent and Advance Notice Requirements for Stockholder Proposals

Unless otherwise required by law, and subject to the rights, if any, of the holders of any one or more series of our preferred stock, special meetings of the stockholders of Fold, for any purpose or purposes, may be called only by (a) the Chairperson of our Board, (b) the Chief Executive Officer, (c) our Board or (d) the President. Unless otherwise required by law, written notice of a special meeting of stockholders, stating the place, date and time of the meeting, the means of remote communication by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and purpose or purposes thereof, shall be given to each stockholder entitled to vote at such meeting, not less than ten (10) or more than sixty (60) days before the date fixed for the meeting. Business transacted at any special meeting of stockholders will be limited to the purposes stated in the notice.

Our certificate of incorporation provides that any action required or permitted to be taken by our stockholders must be effected at an annual or special meeting of stockholders and may not be taken by written consent in lieu of a meeting. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of our preferred stock, voting separately as a series or separately as a class with one or more other series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly provided by the applicable certificate of designation relating to such series, if a consent or consents in writing setting forth the action so taken is signed by the holders of outstanding shares of the relevant series having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and such consent is delivered to us in accordance with the applicable provisions of the DGCL.

Our bylaws also provide that unless otherwise restricted by our certificate of incorporation or our bylaws, any action required or permitted to be taken at any meeting of our Board or of any committee thereof may be taken without a meeting, if all members of our Board or of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of our Board or committee.

In addition, our bylaws require advance notice procedures for stockholder proposals to be brought before an annual meeting of the stockholders, including the nomination of directors. Stockholders at an annual meeting may only consider the proposals specified in the notice of meeting or brought before the meeting by or at the direction of the Chairperson of our Board or our Board, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered a timely written notice in proper form to our secretary, of the stockholder’s intention to bring such business before the meeting.

These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions, even if they are favored by the holders of a majority of our outstanding voting securities.

Amendment to Certificate of Incorporation and Bylaws

The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage.

Our certificate of incorporation provides however, in addition to the votes required by law, that the following provisions therein may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of capital stock of Fold entitled to vote thereon, voting together as a single class:

•        the provisions regarding the two classes of capital stock of Fold and the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock;

•        the provisions regarding the management of Fold, the size of our Board, the election and removal of directors to our Board, the filling of vacancies, preferred stockholder election rights, and bylaw amendments;

•        the provisions regarding the actions of stockholders of Fold, advance notice of business to be brought by stockholders and special meetings of stockholders;

•        the provisions regarding the limited liability of directors or officers of Fold;

•        the provisions regarding the indemnification of the current and former officers, directors, employees and agents of Fold;

•        the provisions regarding exclusive forums for certain actions; and

•        the provisions regarding amending our certificate of incorporation.

Subject to our certificate of incorporation, our Board is expressly empowered to adopt, amend or repeal our bylaws. The stockholders also shall have power to adopt, amend or repeal our bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of Fold required by applicable law or by our certificate of incorporation (including any certificate of designation relating to any series of preferred stock), such action by stockholders shall require the affirmative vote of the holders of sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the capital stock of Fold entitled to vote thereon, voting together as a single class.

Limitations on Liability and Indemnification of Officers and Directors

Our certificate of incorporation limits the liability of the directors and officers of Fold to the fullest extent permitted by law, and our bylaws provide that we will indemnify them to the fullest extent permitted by such law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our Board.

Under the terms of such indemnification agreements, we are required to, among other things, indemnify each of our directors and officers for certain expenses, including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and settlement amounts, to the fullest extent permitted by applicable law, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee, or a person for whom he or she is the legal representative, is or was a director or officer of Fold or any of its subsidiaries or is or was serving at our request as a director, officer, employee or agent for another entity. The indemnification agreements also require us, to the fullest extent not prohibited by law and if so requested, to advance within thirty (30) days of such request all expenses that any of the indemnitees incurred, provided that such indemnitee will return any such advance if it is ultimately determined that such indemnitee is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Exclusive Forum of Certain Actions

Under our certificate of incorporation, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that the Court of Chancery of the State of Delaware does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action under Delaware statutory or common law: (A) any derivative action, suit or proceeding brought on behalf of Fold; (B) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of Fold, to Fold or its stockholders; (C) any action, suit or proceeding arising out of or pursuant to any provision of the DGCL, our certificate of incorporation or our bylaws; and (D) any action, suit or proceeding asserting a claim against Fold governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law. Unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by applicable law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, including all causes of action asserted against any defendant named in such complaint.

In addition, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, this provision will not apply to claims or suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Any person or entity holding, owning or otherwise acquiring any interest in any security of Fold shall be deemed to have notice of and consented to the provisions of our certificate of incorporation.

Warrants

Public Warrants

Each whole Public Warrant entitles the registered holder to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time. Pursuant to the warrant agreement, a Public Warrant holder may exercise its Public Warrants only for a whole number of shares of Common Stock. This means that only a whole Public Warrant may be exercised at any given time by a Public Warrant holder. No fractional Public Warrants will be issued upon separation of the Public Units and only whole Public Warrants will trade. The Public Warrants will expire February 14, 2030, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of Common Stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Common Stock underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to us satisfying our obligations described below with respect to registration. No Public Warrant will be exercisable and we will not be obligated to issue shares of Common Stock upon exercise of a Public Warrant unless Common Stock issuable upon such Public Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Public Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such Public Warrant will not be entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised Public Warrants, the purchaser of an Emerald Unit containing such Public Warrant will have paid the full purchase price for the Emerald Unit solely for the share of Common Stock underlying such Emerald Unit.

Redemption of Public Warrants when the price per share of Common Stock equals or exceeds $18.00

We may call the Public Warrants for redemption for cash:

•        in whole and not in part;

•        at a price of $0.01 per Public Warrant;

•        upon not less than 30 days’ prior written notice of redemption given after the Public Warrants become exercisable (the “30-day redemption period”) to each Public Warrant holder;

•        if, and only if, the reported last sale price of Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the Public Warrants become exercisable and ending three business days before we send the notice of redemption to the Public Warrant holders; and

•        if, and only if, there is a current registration statement in effect with respect to the shares of Common Stock underlying such Warrants.

We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Public Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each Public Warrant holder will be entitled to exercise its Public Warrant prior to the scheduled redemption date. However, the price of Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

If we call the Public Warrants for redemption as described above, we will have the option to require any holder that wishes to exercise its Public Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Public Warrants on a “cashless basis,” we will consider, among other factors, our cash position, the number of Public Warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Common Stock issuable upon the exercise of the Public Warrants. If we take advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their Public Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Public Warrants, multiplied by the difference between exercise price of the Price Warrants and the “fair market value” of Common Stock (defined below) by (y) the fair market value. The “fair market value” means the average reported last sale price of Common Stock for the 5 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants. If we take advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the Public Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a Public Warrant redemption.

Redemption Procedures

A holder of a Public Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Public Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% of Common Stock outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments

If the number of outstanding shares of Common Stock is increased by a capitalization or share dividend payable in Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each whole Public Warrant will be increased in proportion to such increase in the outstanding Common Stock.

In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of shares of Common Stock on account of such shares (or other securities into which the Public Warrants are convertible), other than (a) as described above, or (b) certain ordinary cash dividends.

If the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding shares of Common Stock.

Whenever the number of shares of Common Stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the Public Warrant exercise price will be adjusted by multiplying the Public Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the Public Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than those described above or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of Fold with or into another corporation (other than a consolidation or merger in which Fold is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of Fold as an entirety or substantially as an entirety in connection with which Fold is dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their Public Warrants immediately prior to such event.

Other Terms

The Public Warrants are issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Emerald. The warrant agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.

In addition, if (x) Emerald issues additional shares of Common Stock or equity-linked securities for capital raising purposes in connection with the Closing at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by the Emerald Board and, in the case of any such issuance to the Sponsors or its affiliates, without taking into account any Founder Shares held by the Sponsors or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Business Combination on the Closing Date (net of redemptions), and (z) the volume weighted average trading price of Common Stock during the 20 trading day period starting on the trading day prior to the Closing Date (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Public Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described above under “Redemption of Public Warrants when the price per share of Common Stock equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to Fold, for the number of Public Warrants being exercised. The Public Warrant holders do not have the rights or privileges of holders of Common Stock and any voting rights until they exercise their Public Warrants and receive Common Stock. After the issuance of Common Stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Common Stock to be issued to the warrant holder.

SPV Warrants

Effective as of the closing of the Business Combination, Fold issued to an institutional investor (the “Investor”) (i) warrants exercisable for 869,565 shares of Common Stock with an exercise price of $12.50 per share, in exchange for the SPV Series A Warrants, and (ii) warrants exercisable for 500,000 shares of Common Stock with an effective exercise price of $0.001 per share in exchange for the SPV Series B Warrants, and (iii) warrants exercisable for 869,565 shares of Common Stock with an exercise price of $11.50 per share, in exchange for the SPV Series C Warrants. On February 14, 2025, in connection with the closing of the Business Combination, the Investor exercised the Series B Warrants in full for 500,000 shares of Common Stock. On June 16, 2025, the Company entered into that certain Waiver, Amendment and Joinder Agreement which, among other things, reduced the Exercise Price of the Series C Warrants to $9.00 (see the discussion below, under the heading “Waiver, Amendment and Joinder Agreement”). As of the date of this Registration Statement, only the SPV Series A Warrants remain outstanding.

SATS Warrant

On March 12, 2025, Fold issued to SATS Credit Fund a warrant exercisable for 925,590 shares of Common Stock with an exercise price of $15.00 per share.

Waiver, Amendment and Joinder Agreement

The Company entered into a Waiver, Amendment and Joinder Agreement with its subsidiary, Fold, Inc., a Delaware corporation (“Subsidiary”), and the Investor (the “Waiver and Amendment Agreement”) in connection with (A) that certain Securities Purchase Agreement, dated as of December 24, 2024, by and between the Subsidiary and the Investor (“Securities Purchase Agreement”), pursuant to which, among other things, the Subsidiary issued (i) that certain Senior Secured Convertible Note to the Investor on December 24, 2024, which was exchanged into that certain Senior Secured Convertible Note on February 14, 2025, concurrently with the consummation of the Company’s business combination (the “Note”) and (ii) (a) that certain Series A Warrant, (b) that certain Series B Warrant and (c) that certain Series C Warrant, each of which were initially issued to the Investor on December 24, 2024, and subsequently exchanged into warrants to purchase Common Stock of the Company on February 14, 2025 (the “Warrants”), concurrently with the consummation of the Company’s business combination, and (B) that certain Pledge and Security Agreement, dated as of December 24, 2024, by and among the Investor, as collateral agent, and the Subsidiary, as debtors (the “Security Agreement”).

The terms of the Waiver and Amendment Agreement provide for, among other things: (i) the Shares of Common Stock issuable under the Facility to the Investor to be deemed to be “Excluded Securities” under each of the Securities Purchase Agreement and the terms of the Warrants and terms of the Note; (ii) the Facility to be permitted under the terms of the Securities Purchase Agreement; (iii) the extension of the Interest Date under the Note from the first

Trading Day of each Fiscal Quarter to the fifth Business Day after the first Trading Day of each Fiscal Quarter (as each such capitalized term is defined in the Note); (iv) the extension of the Expiration Date of the Series C Warrant from February 14, 2026 to August 14, 2026; (v) a reduction of the Conversion Price of the Note (as defined therein) to $9.00 (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations and similar events after the date of the Waiver and Amendment Agreement); (vi) a reduction of the Exercise Price of the Series C Warrant (as defined therein) to $9.00 (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations and similar events after the date of the Waiver and Amendment Agreement). Additionally, in accordance with the terms of the Waiver and Amendment Agreement, at any time that the Company is required to deliver shares of Common Stock to the Investor pursuant to a Conversion Notice (as each such term is defined in the Note), and the Company has not then effected such delivery, then until such time as the Company shall have delivered such shares of Common Stock to the Investor, it shall not consummate any draw-down pursuant to any “equity line of credit” transaction such as under the Advance Notice to the Facility.

In connection with the transactions contemplated by the Waiver and Amendment Agreement, among other things, prior to the Effective Time (as defined therein), the Company and its Subsidiary are obligated to deliver the final, executed Note and Warrants to complete the exchange of such securities together with a joinder and amendment to the Security Agreement and a guaranty (“Guaranty”).

Additionally, the terms of the Waiver and Amendment Agreement provide that as of the Effective Time, the Company is deemed to be a party to the Security Agreement and a “Debtor” for all purposes under the Security Agreement, and shall have all of the obligations of a “Debtor” as if it had executed the Security Agreement. The Company assumed all obligations of a “Debtor” under the Security Agreement and agreed to be bound by, as of the date of the Waiver and Amendment Agreement, every term, representation, warranty, covenant, condition and agreement set forth in the Security Agreement applicable to a “Debtor” thereunder. The Company assigned and granted to the Investor, as collateral agent for itself and on behalf of the Buyers (as defined in the Security Purchase Agreement), a security interest in all assets of the Company, owned as of the date of the Waiver and Amendment Agreement and thereafter acquired, including but not limited to the property of the Company described in clauses (a) through (o) of Section 1 of the Security Agreement.

The Note was extinguished on February 27, 2026.

Transfer Agent and Warrant Agent

The transfer agent for our Common Stock and warrant agent for the Public Warrants is Continental Stock Transfer & Trust Company.

Trading Symbols and Market

Our Common Stock and Public Warrants are listed on the Nasdaq Global Market under the symbol “FLD” and “FLDDW,” respectively.

SECURITIES ACT RESTRICTIONS ON RESALE OF OUR SECURITIES

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted shares of our Common Stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of Fold at the time of, or at any time during the three months preceding, a sale and (ii) Fold is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as Fold was required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of Common Stock for at least six months but who are affiliates of Fold at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        1% of the total number of shares of Common Stock then outstanding; or

•        the average weekly reported trading volume of our Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of Fold under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about Fold.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result of the consummation of the Business Combination, we are no longer a shell company, and as we have satisfied the conditions listed above, Rule 144 is available for the resale of the above noted restricted securities.

PLAN OF DISTRIBUTION (CONFLICT OF INTEREST)

The shares of our common stock offered by this prospectus are being offered by the Selling Stockholder, Roth Principal Investments, LLC. The shares may be sold or distributed from time to time by the Selling Stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the shares of our common stock offered by this prospectus could be effected in one or more of the following methods:

•        ordinary brokers’ transactions;

•        transactions involving cross or block trades;

•        through brokers, dealers, or underwriters who may act solely as agents;

•        “at the market” into an existing market for our common stock;

•        in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

•        in privately negotiated transactions; or

•        any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

Roth Principal Investments is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

Roth Principal Investments has informed us that it presently anticipates using, but is not required to use, Roth Capital Partners, LLC (“RCP”), a registered broker-dealer and FINRA member and an affiliate of Roth Principal Investments, as a broker to effectuate resales, if any, of our common stock that it may acquire from us pursuant to the Purchase Agreement, and that it may also engage one or more other registered broker-dealers to effectuate resales, if any, of such common stock that it may acquire from us, although, as of the date of this prospectus, it does not anticipate engaging any such other registered broker-dealers. Such resales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such registered broker-dealer, including RCP, will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Roth Principal Investments has informed us that RCP, and any other broker-dealer it may engage to effectuate resales of our common stock on its behalf (as the case may be), may receive commissions from Roth Principal Investments for executing such resales for Roth Principal Investments and, if so, such commissions will not exceed customary brokerage commissions.

Roth Principal Investments is an affiliate of RCP, a registered broker-dealer and FINRA member, which will act as an executing broker that will effectuate resales of our common stock that may be acquired by Roth Principal Investments from us pursuant to the Purchase Agreement to the public in this offering. Because Roth Principal Investments will receive all the net proceeds from such resales of our common stock made to the public through RCP, RCP is deemed to have a “conflict of interest” within the meaning of FINRA Rule 5121. Consequently, this offering will be conducted in compliance with the provisions of FINRA Rule 5121, which requires that a “qualified independent underwriter,” as defined in FINRA Rule 5121, participate in the preparation of the registration statement that includes this prospectus and exercise the usual standards of “due diligence” with respect thereto. Accordingly, we have engaged Compass Point, a registered broker-dealer and FINRA member, to be the qualified independent underwriter in this offering and, in such capacity, participate in the preparation of the registration statement that includes this prospectus and exercise the usual standards of “due diligence” with respect thereto. We have agreed to pay directly to Compass Point an aggregate cash fee of $50,000, as consideration for its services in connection with acting as the qualified independent underwriter in this offering. Compass Point will receive no other compensation for acting as the qualified independent underwriter in this offering. In accordance with FINRA Rule 5110, such cash fee paid to Compass Point for acting as the qualified independent underwriter in this offering is deemed to be underwriting compensation in connection with sales of our common stock by Roth Principal Investments to the public. In accordance with FINRA Rule 5121, RCP is not permitted to sell shares of our common stock in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder. Except as set forth above, we know of no existing arrangements between the Selling Stockholder and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our common stock offered by this prospectus.

Brokers, dealers, underwriters or agents participating in the distribution of the shares of our common stock offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the shares sold by the Selling Stockholder through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of shares of our common stock sold by the Selling Stockholder may be less than or in excess of customary commissions. Neither we nor the Selling Stockholder can presently estimate the amount of compensation that any agent will receive from any purchasers of shares of our common stock sold by the Selling Stockholder.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by the Selling Stockholder, including with respect to any compensation paid or payable by the Selling Stockholder to any brokers, dealers, underwriters or agents that participate in the distribution of such shares by the Selling Stockholder, and any other related information required to be disclosed under the Securities Act.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the shares of our common stock by the Selling Stockholder covered by this prospectus. We estimate that the total expenses for the offering will be approximately $330,000.

As consideration for its irrevocable commitment to purchase our common stock at our direction under the Purchase Agreement, we agreed to pay to Roth Principal Investments a cash commitment fee of up to $500,000, which is equal to 2.0% of Roth Principal Investments’ $25,000,000 total dollar amount purchase commitment under the Purchase Agreement. The $500,000 cash commitment fee will be paid over time by Roth Principal Investments withholding cash amounts equal to 10% of the total aggregate Purchase Price payable by Roth Principal Investments to us in connection with each Purchase of shares of our common stock effected under the Purchase Agreement, until such time as Roth Principal Investments shall have received from such cash withholdings a total aggregate amount in cash equal to $500,000, representing the entire cash commitment fee payable to Roth Principal Investments pursuant to the Purchase Agreement. If, however, Roth Principal Investments has not held back from purchases of common stock it is required make at our direction an aggregate cash amount of $500,000 at or prior to the time of the expiration or earlier termination of the Purchase Agreement, because we have not elected to make sales of our common stock to Roth Principal Investments having an aggregate gross purchase price of at least $5,000,000 (sufficient to aggregate $500,000 of funds to Roth Principal Investments, holding back 10% of the purchase price for such common stock), if any, prior to such expiration or termination of the Purchase Agreement, we are not required to pay the balance of any portion of the cash commitment fee that has not been so withheld by Roth Principal Investments from purchases if any effected under the Purchase Agreement. In accordance with FINRA Rule 5110, the $500,000 cash commitment fee is deemed to be underwriting compensation in connection with sales of our common stock by Roth Principal Investments to the public.

In addition, we have agreed to reimburse Roth Principal Investments for the Initial Legal Fee Reimbursement Amount in the aggregate on or prior to the Closing Date and the Additional Investor Legal Fee Reimbursement Amount of up to $7,500 per fiscal quarter, in each case in connection with the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement. In accordance with FINRA Rule 5110, these reimbursed fees and expenses are deemed to be underwriting compensation in connection with sales of our common stock by Roth Principal Investments to the public. Moreover, in accordance with FINRA Rule 5110, the 3.0% fixed discount to current market prices of our common stock reflected in the purchase prices payable by Roth Principal Investments for our common stock that we may require it to purchase from us from time to time in one or more Market Open Purchases and/or one or more Intraday Purchases under the Purchase Agreement and the 5.0% fixed discount to current market prices of our common stock reflected in the purchase prices payable by Roth Principal Investments for our common stock that we may require it to purchase from us from time to time in one or more Pre-Market Purchases and/or one or more Post-Market Purchases under the Purchase Agreement, in each case are deemed to be underwriting compensation in connection with sales of our common stock by Roth Principal Investments to the public.

We also have agreed to indemnify Roth Principal Investments and certain other persons against certain liabilities in connection with the offering of shares of our common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Roth Principal Investments has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Roth Principal Investments specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

Roth Principal Investments has represented to us that at no time prior to the date of the Purchase Agreement has Roth Principal Investments, any of its officers, or any entity managed or controlled by Roth Principal Investments, engaged in or effected, in any manner whatsoever, directly or indirectly, for Roth Principal Investments’ own principal account or for the principal account of any such entity managed or controlled by Roth Principal Investments, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock or any hedging transaction, which establishes a net short position with respect to our common stock that remained in effect as of the date of the Purchase Agreement. Roth Principal Investments has agreed that during the term of the Purchase Agreement, none of Roth Principal Investments, any of its officers, or any entity managed or controlled by Roth Principal Investments, will enter into or effect, directly or indirectly, any of the foregoing transactions either for Roth Principal Investments’ own principal account or for the principal account of any such entity managed or controlled by Roth Principal Investments.

We have advised the Selling Stockholder that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the earliest to occur of certain events specified in the Purchase Agreement, including (i) on the first day of the month next following the 36-month anniversary of the effective date of the initial Registration Statement and (ii) the date on which the Company shall have purchased all shares of Common Stock having an aggregate purchase price equal to the aggregate commitment amount pursuant to the Purchase Agreement.

Our common stock is currently listed on Nasdaq under the symbol “FLD”.

RCP, an affiliate of Roth Principal Investments, has provided, currently provides and/or from time to time in the future may provide various investment banking and other financial services for us and/or one or more of our affiliates that are unrelated to the transactions contemplated by the Purchase Agreement and Registration Rights Agreement and the offering of shares for resale by Roth Principal Investments to which this prospectus relates, for which investment banking and other financial services RCP has and/or may receive customary fees, commissions and other compensation from us, aside from any discounts, fees and other compensation that Roth Principal Investments and RCP have received and may receive in connection with the transactions contemplated by the Purchase Agreement, including (i) the $500,000 cash commitment fee we have agreed to pay or cause to be paid to Roth Principal Investments, in each case as consideration for its irrevocable commitment to purchase shares of our common stock from us at our direction under the Purchase Agreement, (ii) the 3.0% fixed discount to current market prices of our common stock reflected in the purchase prices payable by Roth Principal Investments for our common stock that we may require it to purchase from us from time to time in one or more Market Open Purchases and/or one or more Intraday Purchases under the Purchase Agreement, (iii) the 5.0% fixed discount to current market prices of our common stock reflected in the purchase prices payable by Roth Principal Investments for our common stock that we may require it to purchase from us from time to time in one or more Pre-Market Purchases and/or one or more Post-Market Purchases under the Purchase Agreement, (iv) our reimbursement of Roth Principal Investments’ legal fees up to $165,000 in the aggregate ($75,000 upon execution of the Purchase Agreement and $7,500 per fiscal quarter for the maximum three-year term of the Purchase Agreement) in connection with the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement, and (v) any customary brokerage commissions that may be received by RCP from Roth Principal Investments for executing resales of our common stock purchased or acquired by Roth Principal Investments from us pursuant to the Purchase Agreement to the public in this offering.

The total underwriting compensation to be received by all participating FINRA members, in the aggregate, in connection with this offering, as determined under FINRA Rule 5110, will not exceed 8.0% of the maximum aggregate offering price of all shares of our common stock that may be resold by Roth Principal Investments to the public through this prospectus. Accordingly, the total amount of any specific item of underwriting compensation described herein that may be received by any participating FINRA member in connection with this offering shall, in each case, be subject to the limitation on the total underwriting compensation to be received by all participating FINRA members, in the aggregate, in connection with this offering, as determined under FINRA Rule 5110, described in the immediately preceding sentence.

LEGAL MATTERS

The validity of the shares of Common Stock offered by this prospectus will be passed upon for us by Brown Rudnick LLP. The Selling Stockholder is being represented by Reed Smith LLP.

EXPERTS

The financial statements of Fold Holdings, Inc. as of and for the year ended December 31, 2025 included in this prospectus have been audited by CBIZ CPAs P.C. (“CBIZ CPAs”), an independent registered public accounting firm, as stated in their report, appearing elsewhere in this prospectus, and are included in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Fold Holdings, Inc. as of and for the year ended December 31, 2024 included in this prospectus have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report, appearing elsewhere in this prospectus, and are included in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

Changes in Registrant’s Certifying Accountant.

On November 1, 2024, CBIZ CPAs P.C. (“CBIZ”) acquired the attest business of Marcum LLP (“Marcum”), and substantially all of the partners and staff that provided attestation services for Marcum joined CBIZ. As such, subsequent to the filing on March 31, 2025 of an amended Current Report on Form 8-K of Fold Holdings, Inc. (the “Company”) containing the audited financial statements of Fold, Inc. for the fiscal year ended December 31, 2024, Marcum resigned and, with the approval of the Audit Committee of the Board of Directors of the Company, CBIZ was engaged as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025.

The reports of Marcum regarding Fold Inc.’s financial statements for the fiscal years ended December 31, 2024 and 2023, did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the years ended December 31, 2024 and 2023, and through April 12, 2025, the date of resignation, there were (a) no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) with Marcum on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Marcum, would have caused Marcum to make reference to such disagreement in its report and (b) no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K and the related instructions).

Prior to engaging CBIZ, the Company did not consult with CBIZ regarding the application of accounting principles to a specific completed or contemplated transaction or regarding the type of audit opinions that might be rendered by CBIZ on the Company’s financial statements, and CBIZ did not provide any written or oral advice that was an important factor considered by the Company in reaching a decision as to any such accounting, auditing, or financial reporting issue.

The Company provided Marcum with a copy of the Current Report on Form 8-K prior to its filing with the U.S. Securities and Exchange Commission (the “SEC”) on April 15, 2025 and requested that Marcum furnish the Company with a letter addressed to the SEC, pursuant to Item 304(a)(3) of Regulation S-K, stating whether it agrees with the above statements and, if it does not agree, the respects in which it does not agree. A copy of the letter, dated April 15, 2025, is filed as Exhibit 16.1 (which is incorporated by reference herein) to the Current Report on Form 8-K filed by the Company with the SEC on April 15, 2025.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-1, including exhibits, under the Securities Act with respect to the shares of Common Stock offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov. Those filings are also available to the public on, or accessible through, our website under the heading “Investors” at www.foldapp.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

INDEX TO FINANCIAL STATEMENTS

Fold Holdings, Inc.

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of

Fold Holdings, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Fold Holdings, Inc. (the “Company”) as of December 31, 2025, the related statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2025, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025, and the results of its operations and its cash flows for the year ended December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

We have also audited the adjustments to the financial statements as of and for the year ended December 31, 2024 (the “2024 financial statements”) to retrospectively apply the reverse recapitalization, as described in Note 3 to the financial statements. In our opinion, the reverse recapitalization as described in Note 3 to the financial statements was properly applied. We were not engaged to audit, review, or apply any procedures to the 2024 financial statements of the Company other than with respect to the adjustments described within, and accordingly, we do not express an opinion or any other form of assurance on the 2024 financial statements taken as a whole.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ CBIZ CPAs P.C.

CBIZ CPAs P.C.

We have served as the Company’s auditor since 2024 (such date takes into account the acquisition of the attest business of Marcum llp by CBIZ CPAs P.C. effective November 1, 2024).

New York, NY

March 17, 2026

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of

Fold Holdings, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Fold Holdings, Inc. (the “Company”) as of December 31, 2024, the related statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and the results of its operations and its cash flows for the year ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

We were not engaged to audit, review, or apply any procedures to the adjustments to retrospectively apply the reverse recapitalization discussed in Note 3 to the financial statements, and accordingly, we do not express an opinion or any form of assurance about whether such adjustment is appropriate or properly applied. The adjustments were audited by other auditors.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provide a reasonable basis for our opinion.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor from 2024 through 2025.

New York, NY

March 28, 2025

Fold Holdings, Inc.
Balance Sheets

	December 31, 2025	December 31, 2024
Assets
Current assets
Cash and cash equivalents	$7,652,203	$18,330,359
Accounts receivable, net	728,001	451,455
Inventories	478,045	262,813
Digital assets – rewards treasury	6,872,869	8,569,651
Prepaid expenses and other current assets	2,384,684	687,100
Total current assets	18,115,802	28,301,378
Digital assets – investment treasury	133,658,791	93,568,700
Capitalized software development costs, net	1,393,752	1,000,065
Deferred transaction costs	—	2,784,893
Other non-current assets	299,309	—
Total assets	$153,467,654	$125,655,036

Liabilities and stockholders’ equity (deficit)
Current liabilities
Accounts payable	$704,789	$1,113,552
Accrued expenses and other current liabilities	3,166,186	71,858
December 2024 convertible note, net	—	11,752,905
Credit facility	10,000,000	—
Customer rewards liability	6,872,869	8,569,651
Deferred revenue	366,252	387,776
Total current liabilities	21,110,096	21,895,742
Deferred revenue, long-term	—	487,690
June 2025 convertible note, net	21,469,675	—
March 2025 convertible note – related party	47,207,556	—
Simple Agreements for Future Equity (“SAFEs”)	—	171,080,533
Other non-current liabilities	689,680	—
Total liabilities	90,477,007	193,463,965

Commitments and contingencies (Note 13)
Stockholders’ equity (deficit)
Preferred stock, $0.0001 par value; 20,000,000 shares authorized, 0 shares issued and outstanding at December 31, 2025 and 10,204,880 shares issued and outstanding at December 31, 2024	—	1,020
Common stock, $0.0001 par value; 600,000,000 shares authorized, 48,477,883 shares issued and 48,419,266 shares outstanding at December 31, 2025 and 5,836,882 shares issued and outstanding at December 31, 2024	4,849	584
Additional paid-in-capital	233,924,782	33,537,989
Accumulated deficit	(170,938,984)	(101,348,522)
Total stockholders’ equity (deficit)	62,990,647	(67,808,929)
Total liabilities and stockholders’ equity	$153,467,654	$125,655,036

The accompanying notes are an integral part of these financial statements.

Fold Holdings, Inc.
Statements of Operations

	Year Ended December 31,
	2025	2024
Revenues, net	$31,793,673	$23,753,148

Operating expenses
Banking and payment costs	28,662,586	22,472,378
Custody and trading costs	1,024,452	228,080
Compensation and benefits	17,691,784	3,225,179
Marketing expenses	1,709,641	493,900
Professional fees	5,410,925	1,855,131
Amortization expense	557,982	292,266
(Gain) loss on customer rewards liability	(798,493)	5,219,775
(Gain) loss on digital assets – rewards treasury	394,271	(5,633,042)
Other selling, general and administrative expenses	4,871,495	1,413,402
Total operating expenses	59,524,643	29,567,069
Operating loss	(27,730,970)	(5,813,921)

Other income (expense)
Gain (loss) on digital assets – investment treasury	(9,238,234)	29,247,576
Change in fair value of SAFEs	(7,197,168)	(88,372,854)
Change in fair value of convertible note	(928,056)	—
Convertible note issuance costs and fees	(9,569,109)	—
Loss on extinguishment of debt	(9,612,199)	—
Interest expense	(5,708,045)	(234,035)
Other income	394,791	91,848
Other expense, net	(41,858,020)	(59,267,465)

Net loss before income taxes	(69,588,990)	(65,081,386)
Income tax expense (benefit)	1,472	7,400
Net loss	$(69,590,462)	$(65,088,786)

Net loss per share attributable to common stockholders:
Basic and diluted	$(1.65)	$(11.15)
Weighted-average common shares outstanding:
Basic and diluted	42,218,965	5,836,882

The accompanying notes are an integral part of these financial statements.

Fold Holdings, Inc.
Statements of Stockholders’ Equity (Deficit)

	Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount
Balance at January 1, 2024	12,364,815	$1,237	7,072,300	$707	$27,825,061	$(36,259,736)	$(8,432,731)
Retroactive application of recapitalization	(2,159,935)	(217)	(1,235,418)	(123)	340	—	—
Issuance of warrants	—	—	—	—	5,712,588	—	5,712,588
Net loss	—	—	—	—	—	(65,088,786)	(65,088,786)
Balance at December 31, 2024	10,204,880	$1,020	5,836,882	$584	$33,537,989	$(101,348,522)	$(67,808,929)

Balance at January 1, 2025	10,204,880	$1,020	5,836,882	$584	$33,537,989	$(101,348,522)	$(67,808,929)
Net loss	—	—	—	—	—	(69,590,462)	(69,590,462)
Reverse recapitalization, net of expenses	(10,204,880)	(1,020)	39,163,783	3,916	173,821,544	—	173,824,440
Share based compensation expense	—	—	306,695	31	9,969,081	—	9,969,112
Exercise of Series B warrants	—	—	500,000	50	(50)	—	—
Issuance of March 2025 closing shares and warrants	—	—	750,000	75	9,569,109	—	9,569,184
Change in fair value of Series C Warrants	—	—	—	—	498,771	—	498,771
Issuance of interest shares	—	—	427,979	43	1,859,968	—	1,860,011
Issuance of placement shares	—	—	75,000	8	353,242	—	353,250
Issuance of common stock			1,417,544	142	4,315,128	—	4,315,270
Balance at December 31, 2025	—	$—	48,477,883	$4,849	$233,924,782	$(170,938,984)	$62,990,647

The accompanying notes are an integral part of these financial statements.

Fold Holdings, Inc.
Statements of Cash Flows

	Year Ended December 31,
	2025	2024
Cash flows from operating activities
Net loss	$(69,590,462)	$(65,088,786)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization expense	557,982	292,266
Loss (gain) on digital assets – rewards treasury	394,271	(5,633,042)
(Gain) loss on digital assets – investment treasury	9,238,234	(29,247,576)
(Gain) loss on customer rewards liability	(798,493)	5,219,775
Change in fair value of convertible note	928,056	—
Convertible note issuance costs and fees	9,569,109	—
Loss on extinguishment of debt	9,612,199	—
Amortization of debt issuance costs	236,305	—
Amortization of debt discount and premium	480,357	187,368
Change in fair value of SAFEs	7,197,168	88,372,854
Share-based compensation expense	9,969,112	—
Increase (decrease) in cash resulting from changes in:
Accounts receivable, net	(276,546)	173,448
Inventories	(215,232)	(133,619)
Prepaid expenses and other current assets	656,823	(176,949)
Accounts payable	(408,763)	753,335
Accrued expenses and other current liabilities	3,764,649	137,482
Customer reward liability	2,385,070	1,965,037
Deferred revenue	(509,214)	(136,544)
Other non-current liabilities	689,680	—
Net cash used in operating activities	(16,119,695)	(3,314,951)

Cash flows from investing activities
Purchases of digital assets	(8,015,269)	(1,880,563)
Proceeds from sales of digital assets	—	104,868
Payments for capitalized software development costs	(951,669)	(738,565)
Net cash used in investing activities	(8,966,938)	(2,514,260)

Cash flows from financing activities
Proceeds from issuance of convertible note and warrants, net	—	18,925,000
Proceeds from recapitalization	804,600	—
Payments of deferred IPO costs	(652,013)	—
Proceeds received from SAFE financings	—	8,000,000
Payment of debt issuance costs	(113,320)	(2,610,099)
Proceeds from issuance of common stock	4,369,210	(1,646,875)
Proceeds from credit facility	10,000,000	—
Net cash provided by financing activities	14,408,477	22,668,026

Net (decrease) increase in cash and cash equivalents	(10,678,156)	16,838,815
Cash and cash equivalents, beginning of period	18,330,359	1,491,544
Cash and cash equivalents, end of period	$7,652,203	$18,330,359

Fold Holdings, Inc.
Statements of Cash Flows — (Continued)

	Year Ended December 31,
	2025	2024
Non-cash investing and financing activities
Proceeds from SAFE financings received in digital assets	$—	$64,106,134
Deferred IPO costs included in accounts payable	—	174,794
Non-cash payment of interest with common stock	1,860,011	—
Distributions of digital assets to fulfill customer reward redemptions	3,283,359	3,948,545
Distributions of digital assets to satisfy other current obligations	671,621	91,566
Recapitalization	173,019,904	—
Proceeds from convertible debt received in digital assets – related party	43,965,525	—
Change in fair value of Series C Warrants included in loss on extinguishment	498,771	—
Non-cash issuance of placement shares	353,250
Non-cash amortization of deferred issuance costs	53,941
Distributions of digital assets for prepaid interest – related party	2,313,975	—

Supplemental disclosure of cash flow information
Cash paid during the period for interest expense related to the credit facility	51,181	—
Cash paid during the period for income taxes	6,139	3,110

The accompanying notes are an integral part of these financial statements.

Fold Holdings, Inc.

Notes to Financial Statements

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

Unless otherwise indicated or the context otherwise requires, references to “Fold,” “we,” “us,” “our,” and the “Company” refer to the business of Fold, Inc., a Delaware corporation, prior to the Closing of the Merger, and Fold Holdings, Inc. after the Closing of the Merger (as such terms are defined below).

Background and Business Combination

Fold Holdings, Inc. is a bitcoin financial services company dedicated to expanding access to bitcoin through a comprehensive suite of consumer financial services. The Company was formed with the purpose of creating a modern financial services platform that allows customers to earn, accumulate, and utilize bitcoin in their everyday life. The Company offers consumers an FDIC insured checking account through Sutton Bank, a prepaid Visa debit card (the “Fold Debit Card”), a bitcoin rewards credit card (the “Fold Credit Card’), a bitcoin gift card, bill payments, and an extensive catalog of merchant reward offers. The Company also offers various forms of bitcoin buying and selling with low-to-zero fees and insured custody. By integrating bitcoin across traditional financial services, the Company acts as a key point of entry for consumers to engage with and integrate bitcoin into their everyday lives. The Company’s products and services are available in the United States through the Fold mobile application (the “Fold App”).

On July 24, 2024, Fold, Inc. (“Fold Predecessor”) entered into a definitive agreement (the “Merger Agreement”) with FTAC Emerald Acquisition Corp. (“FTAC Emerald”), a publicly-traded special purpose acquisition company, providing for a proposed business combination (the “Merger”). The registration statement for the Merger was declared effective by the SEC on January 23, 2025, the Merger was approved by FTAC Emerald’s shareholders on February 13, 2025, and the Merger was consummated on February 14, 2025 (the “Closing”). Following the Merger, FTAC Emerald changed its name to Fold Holdings, Inc. and effectively assumed all of Fold Predecessor’s material operations. The combined company now operates under the name Fold Holdings, Inc., and its common stock, par value $0.0001 per share (“Common Stock”) and warrants trade on the Nasdaq under the ticker symbols “FLD” and “FLDDW,” respectively. The Company is a remote-first company and does not designate a physical headquarters.

Liquidity and capital resources

As of December 31, 2025, the Company had cash and cash equivalents of $7.7 million and negative working capital of $3.0 million. The Company has a history of net operating losses, including an operating loss of $27.7 million for the year ended December 31, 2025. The Company has an accumulated deficit of $170.9 million as of December 31, 2025. Of that amount, $98.7 million relates to fair value adjustments on the Company’s SAFE notes, $9.6 million relates to loss on extinguishment of debt, and $0.9 million relates to fair value adjustments on convertible debt instruments.

As of December 31, 2025, the Company held 1,527 bitcoin in our Investment Treasury (as defined below), valued at $133.7 million based on the price of bitcoin as of that date. Of that amount, 1,000 bitcoin, valued at $87.5 million, were restricted from use as operating capital and served as collateral for our convertible notes and credit facility, which were collateralized by 800 bitcoin and 200 bitcoin, respectively.

As of December 31, 2025, we held 79 bitcoin in our Rewards Treasury (as defined below), valued at $6.9 million, which matched our existing customer rewards liability, which is denominated in bitcoin. The Company anticipates being able to cover the costs for future rewards via future revenues and operational capital on hand.

As of December 31, 2025, the Company had $66.3 million in principal debt outstanding in the form of two convertible notes. The June 2025 Amended Investor Note (as defined below) had a principal due of $20.0 million and was convertible into Common Stock at a conversion price of $9.00 per share. Refer to Note 10 for further details regarding the June 2025 Amended Investor Note and the amendment of its predecessor, and the December 2024 Initial Investor Note (as defined below). The June 2025 Amended Investor Note was secured by Fold’s assets as collateral, including 300 of Fold’s proprietary bitcoin, and was scheduled to mature on February 14, 2028. The March 2025 Investor Note had a principal balance of $46.3 million and was convertible into Common Stock at a price of $12.50 per share. This note was secured by Fold’s assets as collateral, including 500 of Fold’s proprietary bitcoin, and was scheduled to mature on March 6, 2030. On the maturity date, the Company was to transfer to the investor the balance of any bitcoin not previously released to the Company upon conversion of the March 2025 Investor Note to Common

Fold Holdings, Inc.
Notes to Financial Statements

1. ORGANIZATION AND DESCRIPTION OF BUSINESS (cont.)

Stock, with a maximum potential repayment of 500 bitcoin if no amounts convert to Common Stock during the life of the note. No cash payments by Fold were contemplated under the March 2025 Investor Note. Refer to Note 10 for further information regarding the conversion features of the convertible notes.

On February 26, 2026, the Company closed on a transaction pursuant to which the March 2025 Investor Note was extinguished, at which time the 500 bitcoin was returned to the investor. On February 27, 2026, the June 2025 Amended Investor Note was extinguished with a cash repayment of $27.5 million, which included cash proceeds from the sale of 200 bitcoin. Refer to Note 18 for further information regarding these transactions.

In June 2025, the Company entered into an agreement for a $250 million equity purchase facility (“Facility”). Pursuant to the Facility, the Company, in its sole discretion, has the right, but not the obligation, to issue and sell up to $250 million in newly issued shares of the Company’s Common Stock, subject to certain conditions. The Company is not required to use the Facility and controls the timing and amount of any drawdown on the Facility, subject to certain restrictions under the Facility. The Company expects that any proceeds received by it from the Facility will be used for, without limitation, purchasing additional bitcoin for the Company’s corporate treasury, working capital and general corporate purposes. As of December 31, 2025, the Company sold 1.42 million shares of Common Stock pursuant to the Facility for gross proceeds of $4.37 million, and recognized a nominal amount amortization related to deferred issuance costs. Refer to Note 11 for further information.

In October 2025, Fold, Inc. entered into a Master Loan Agreement with Two Prime Lending Limited (“Two Prime”), and subsequently entered into the First Amendment to the Master Loan Agreement (the “Amendment”) in November 2025. The Master Loan Agreement and Amendment established a revolving credit facility (the “Credit Facility”) pursuant to which Fold, Inc., upon the deposit of bitcoin as collateral, may borrow from Two Prime up to $45.0 million at an interest rate of 8.5% per annum. As of December 31, 2025, the Company had borrowed $10 million pursuant to the Credit Facility, which had been collateralized by 200 of Fold’s proprietary bitcoin, The entire loan is a fixed-term loan, with a prepayment option, and matures on September 30, 2026. Refer to Note 10 for further information.

The Company performs an evaluation to determine whether there are conditions or events (known and reasonably knowable), considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are available to be issued. Management expects that the Company’s existing cash and cash equivalents, accounts receivable, financing available from the Facility, and digital assets on hand through the date of filing, will be sufficient to enable the Company to fund its anticipated level of operations through one year from the date of this report.

There is limited historical financial information about the Company upon which to base an evaluation of its performance. The business is subject to risks inherent in the establishment of an emerging growth enterprise, including limited capital resources, possible delays in product development, and possible cost overruns due to price and cost increases in services. The Company may require additional capital to pursue certain business opportunities or respond to technological advancements, competitive dynamics or technologies, customer demands, challenges, or unforeseen circumstances. Additionally, the Company has incurred significant costs related to the Merger and becoming a public company.

We may continue to pursue additional capital via various capital instruments in the future, however, such funding may not be available on terms acceptable to us or at all. Although management believes that such capital sources will continue to be available, there can be no assurances that financing will be available to the Company when needed, or if available, on terms acceptable to the Company. If the Company is unable to obtain adequate financing on terms that are satisfactory to the Company, when the Company requires it, the Company’s ability to continue to grow or support the business and to respond to business challenges could be significantly limited, which may adversely affect the Company’s business plan.

Fold Holdings, Inc.
Notes to Financial Statements

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying financial statements have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) and include the accounts of the Company.

Use of estimates

The preparation of the financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and expenses, as well as related disclosure of contingent assets and liabilities. The Company bases its estimates on historical experience and on assumptions that the Company believes are reasonable; however, actual results could significantly differ from those estimates. The Company evaluates these estimates on an ongoing basis.

Estimates, judgments, and assumptions in these financial statements include, but are not limited to, those related to the determination of the recognition, measurement, and valuation of current and deferred income taxes; the fair value of performance stock-based awards issued; the useful lives and impairment assessment of long-lived assets; allowance for credit losses; the fair value of customer reward liability derivative instruments; the fair value of Simple Agreements for Future Equity (“SAFEs”); the fair value of the convertible note and warrants issued; and loss contingency identification and valuation, including assessing the likelihood of adverse outcomes from positions, claims, and disputes, recoveries of losses recorded, and associated timing.

Segment information

We have one operating and reportable segment. Operating segments are defined as components of an enterprise about which separate financial information is evaluated regularly by the chief operating decision maker (“CODM”), who is our Chief Executive Officer, in deciding how to allocate resources and assessing performance. During the years ended December 31, 2025 and 2024, all operations were within the United States. The CODM allocates resources and assesses performance based upon financial information at the entity-wide level. Since the CODM makes operating decisions and allocates resources on an entity-wide basis, Fold operates as one operating segment and one reportable segment.

The primary financial measure used by the CODM to evaluate performance is operating income (loss) as shown on the statements of operations. Segment expenses and other segment items are provided to the CODM on the same basis as disclosed in the statements of operations.

The CODM does not evaluate performance or allocate resources based on segment assets, and therefore such information is not presented in the notes to the financial statements.

Fair value measurements

We account for our financial assets and liabilities that are recognized and/or disclosed at fair value on a recurring basis in accordance with Accounting Standards Codification (“ASC”) 820, Fair Value Measurements and Disclosures. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, we consider the principal or most advantageous market in which we would transact, and we consider assumptions that market participants would use when pricing the asset or liability.

Fold Holdings, Inc.
Notes to Financial Statements

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

ASC 820 establishes a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable and proscribes the following fair value hierarchy in determining fair values:

•        Level 1 — Quoted prices for identical assets or liabilities in active markets.

•        Level 2 — Inputs other than quoted prices within Level 1 that are observable either directly or indirectly, including quoted prices in active markets for similar assets or liabilities, quoted prices in markets with insufficient volume or infrequent transactions (less active markets), or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data such as interest rates or yield curves.

•        Level 3 — Unobservable inputs reflecting our view about the assumptions that market participants would use in measuring the fair value of the assets or liabilities.

Cash and cash equivalents

The Company consider all short-term, highly liquid investments with maturities from the purchase date of three months or less to be cash equivalents. Cash and cash equivalents were $7.7 million and $ 18.3 million as of December 31, 2025 and December 31, 2024, respectively.

Accounts receivable, net of current expected credit losses

Accounts receivable consist of balances due from customers and are reported net of allowance for credit loss, which represents their estimated fair value. These receivables are generally trade receivables due in one year or less or expected to be billed and collected in one year. The Company estimates credit losses on trade receivables in accordance with ASC 326, Financial Instruments — Credit Losses. The Company recognizes allowance for credit losses on a collective (pool) basis when similar characteristics exist. The estimate for the allowance for credit losses is based on a historical loss rate for each pool. Management considers qualitative factors such as changes in economic factors, regulatory matters, and industry trends to determine if the allowance needs to be adjusted. Our average collection cycle is less than thirty days, and we have no history of material credit losses. Provisions for allowances for credit losses will be recorded in other selling, general and administrative expenses. We did not record an allowance for expected credit losses as of December 31, 2025 or December 31, 2024.

Concentration of credit risk

We did not have any counterparties with transactions or balances comprising more than 10% of revenues or accounts receivable, net as of and for the years ended December 31, 2025 or December 31, 2024.

The Company’s cash and cash equivalents, digital assets held, and accounts receivable are potentially subject to concentration of credit risk. The Company invests cash and cash equivalents primarily in highly liquid, highly rated money-market instruments which are not fully insured. The Company may also have corporate deposit balances with financial institutions which exceed the Federal Deposit Insurance Corporation insurance limit of $250,000. The Company has not experienced losses on these accounts and does not believe it is exposed to any significant credit risk with respect to these accounts. The Company also holds all digital assets at a qualified custodian or via secure multi-signature cold storage vaults and performs a regular assessment of these venues as part of its risk management process.

Inventories

Our inventories consist of prepaid merchant offers for sale to our customers and physical debit cards to ship to consumers that participate in our debit card product. Inventory is stated at the lower of cost on a first-in, first-out basis or net realizable value. Inventory that is obsolete or in excess of forecasted usage is written down to its net realizable value based on the estimated selling prices in the ordinary course of business. Control of the Company’s inventory is generally transferred to customers within a short period of time from purchase, and therefore the Company has not recognized inventory obsolescence expense during the years ended December 31, 2025 or December 31, 2024.

Fold Holdings, Inc.
Notes to Financial Statements

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Digital assets

The Company holds digital assets, comprised solely of bitcoin, for two purposes:

(1)    to fulfill rewards to customers in accordance with the terms and conditions of Fold’s user agreements (“Rewards Treasury”); and

(2)    as a treasury asset to support our operating business with the intention to hold as a near- to long-term investment to preserve potential upside in the value of that bitcoin (“Investment Treasury”).

The Company accounts for digital assets as indefinite-lived intangible assets in accordance with ASC 350-60, Intangibles — Goodwill and Other — Crypto Assets. Under this guidance, digital assets are initially measured at cost and subsequently remeasured at fair value, with gains or losses on remeasurement included in gain (loss) within the accompanying statements of operations. Fair value is measured using the quoted price of bitcoin per the principal market for the related digital assets at the time fair value is being measured.

The Company has determined that the gains or losses on digital assets held for the purposes of satisfying its customer rewards are related to its core operations, and therefore classifies gains and losses on the remeasurement of bitcoin held for that purpose as operating income or expense in its statements of operations. The Company has separately determined that gains or losses on digital assets held as a long-term investment are not related to its core operations, and therefore classifies all gains and losses on the remeasurement of these digital assets as a non-operating income or expense in its financial statements.

The Company assigns costs to digital assets on a first-in, first-out basis. Digital assets are classified as current in the Company’s accompanying balance sheets to the extent they are being held to fulfill customer reward redemptions as that is the amount that we reasonably expect to liquidate within a one-year period. The excess of our digital assets held over the customer reward liability is classified as a long-term asset held for investment.

Safeguarding customer digital assets and liabilities

We provide custody services on behalf of our customers through an unrelated third-party service provider, which is a qualified custodian. We do not own digital assets held in a custodial capacity on behalf of our customers. We maintain internal record keeping of those assets and are obligated to safeguard the assets. We do not hold the cryptographic key information on behalf of our customers. The qualified custodian used by the Company holds our customer cryptographic key information.

The Company accounts for obligations to safeguard customer digital assets (such as bitcoin) in accordance with SAB 122, which rescinded SAB 121, by applying the recognition and measurement requirements for liabilities arising from contingencies in FASB Subtopic 450-20. The Company early adopted SAB 122 as of December 31, 2024. For further detail on our safeguarding customer digital assets and liabilities, refer to Note 16.

Capitalized software development costs, net

The Company capitalizes significant costs incurred in the acquisition or development of the internal software for use in the Company’s various service offerings. The Company incurs costs in developing software inclusive of direct external costs and internal payroll costs. Internal payroll costs typically include salaries and wages. Capitalized software costs are stated at cost net of accumulated amortization. Amortization is provided utilizing the straight-line method over the estimated useful life of the software, which is three years. Costs incurred in the preliminary and post-implementation phases of the Company’s internal use software are expensed as incurred.

Fold Holdings, Inc.
Notes to Financial Statements

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Capitalized software development costs consisted of the following:
	December 31, 2025	December 31, 2024
Capitalized software, gross	$2,314,121	$1,486,228
Less: accumulated amortization	(920,369)	(486,163)
Capitalized software, net	$1,393,752	$1,000,065

The gross carrying amount of internally developed software costs that had been capitalized but not placed into service is as follows:
	December 31, 2025	December 31, 2024
Capitalized software not placed into service	$594,096	$348,058

The Company recorded amortization expense on capitalized software development costs placed into service in the amount of $0.6 million and $0.3 million during the year ended December 31, 2025 and 2024, respectively. Amortization expense during the year ended December 31, 2025, included $0.1 million of expense related to the write-off and abandonment of projects. Amortization expense during the year ended December 31, 2024 did not include any write-offs related to the abandonment of projects.

Impairment of long-lived assets

Management reviews capitalized software development costs for impairment in accordance with ASC 360, Property, Plant, and Equipment. In assessing our capitalized software development costs for impairment, we first assess qualitative factors to determine whether it is necessary to perform the quantitative impairment test. In the qualitative assessment, we may consider factors such as economic conditions, industry and market conditions and developments, overall financial performance and other relevant entity-specific events in determining whether it is more likely than not that the fair value of the reporting unit is less than the carrying amount. Should we conclude that it is more likely than not that the recorded long-lived asset amounts have been impaired, we would perform the impairment test. An impairment loss is recognized in earnings if the estimated fair value of a capitalized software development costs is less than the carrying amount of that asset. Significant judgment is applied when capitalized software development cost assets are assessed for impairment.

There were no factors identified that triggered an impairment review for the years ended December 31, 2025 and December 31, 2024.

Deferred transaction costs asset

The Company capitalized certain legal, professional accounting, and other third-party fees that are directly associated with the Merger as deferred transaction costs until the transaction is consummated. After consummation of the Merger, these costs are recorded as a reduction of the proceeds from the transaction in stockholders’ equity as a reduction of additional paid-in capital.

Customer rewards liability

The Company offers certain rewards to its users through the Fold Rewards Program. This program allows the Company’s users to earn promotional credits denominated in bitcoin by engaging in various actions, either by engaging in qualifying spend transactions (the “Revenue Rewards”) or performing certain actions designated by the Company as primarily for marketing, growth, and retention purposes (the “Marketing Rewards”). Revenue Rewards are defined as those that are earned in direct relation to a qualifying spend transaction such as spending on the Fold Debit Card, purchasing bitcoin, purchasing merchant offers, etc. Marketing Rewards are defined as those that are earned for behaviors unrelated to

Fold Holdings, Inc.
Notes to Financial Statements

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

qualifying spend transactions such as sign-up bonuses, referral bonuses, spinning the daily spin wheel, etc. For accounting purposes, any reward that derives from a transaction where Fold receives revenue constitutes a Revenue Reward, whereas all other rewards constitute Marketing Rewards.

Revenue Rewards are considered “earned” at the time of the qualifying spend transaction. Revenue Rewards are immediately available for redemption by the user, except for those related to Fold Debit Card transactions which cannot be redeemed until after a 30-day settlement period. Marketing Rewards are earned and available for redemption immediately upon the performance of a qualifying action by the user. To redeem available rewards, a user may request a withdrawal to a personal bitcoin wallet. Withdrawals can be made either to an external bitcoin wallet or to a user’s bitcoin wallet at the qualified custodians used by Fold.

The Company accrues both Revenue Rewards and Marketing Rewards, (collectively, the “Rewards”) within ‘Customer rewards liability’ in our accompanying balance sheets at the time the Reward is earned, with the corresponding impact on our statements of operations dependent on the type of Reward. Revenue Rewards are recorded as a reduction in the transaction price of the related revenue earned — see Revenue recognition below. Marketing Rewards are recorded as a marketing expense within operating expenses. The liability is initially recorded at the fair value of the bitcoin earned upon the action by the user and subsequently marked to fair value until redeemed or reversed, with gains and losses on this liability recorded within ‘Gain (loss) on customer rewards liability’ in our accompanying statements of operations. The liability is derecognized when the Reward is redeemed by the user and delivered to the user’s bitcoin wallet.

Per the terms and conditions of the Fold Rewards Program, Rewards are subject to adjustment for chargebacks, returns, refunds, or other circumstances. In addition, Rewards are subject to expiry if users fail to maintain an active account for more than twelve consecutive months. The Company estimates the amount of Rewards that will expire based on historical data, current user trends, and other factors and records those estimated amounts in the period those Rewards were earned. These accruals are accounted for as an adjustment to the transaction price of the original revenue transaction if the expiration relates to Revenue Rewards, or as contra-expense within marketing expense if the expiration relates to Marketing Rewards.

Derivatives

As our customer rewards liability results in an obligation to deliver a fixed amount of digital assets in the future, the Company has determined that it meets the definition of a derivative and marked it to fair value as discussed above. The Company has not designated this derivative instrument as a hedging instrument. As of December 31, 2025 and December 31, 2024, the notional amount of the customer rewards liability outstanding was 79 and 92 bitcoin, respectively, and the derivative instrument was valued at $6.9 million and $8.6 million, respectively, within ‘Customer rewards liability’ on our accompanying balance sheets. The Company recorded a gain of $0.8 million and a loss of $5.2 million during the years ended December 31, 2025 and 2024, respectively. For more detail on the fair value measurement of this derivative instrument, refer to Note 15.

Preferred stock

The Company’s preferred shares are assessed at issuance for classification as liability or equity and embedded features requiring bifurcation. The Company presents outside of permanent equity any preferred stock which (i) the Company undertakes to redeem at a fixed or determinable price on the fixed or determinable date or dates, whether by operation of a sinking fund or otherwise; (ii) is redeemable at the option of the holders; or (iii) has conditions for redemption that are not solely within the control of the issuer and for which all of the holders of equally and more subordinated equity instruments of the Company would not always be entitled to also receive the same form of consideration (for example, cash or shares) upon the occurrence of the event that gives rise to the redemption.

On February 14, 2025, upon finalization of the Merger Agreement with FTAC Emerald, all preferred stock held by the Company converted into common shares. Refer to Note 3 for further details.

Fold Holdings, Inc.
Notes to Financial Statements

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Simple Agreements for Future Equity (“SAFEs”)

The Company issued certain SAFEs that granted investors rights to participate in a future equity financing. These SAFE notes were agreements that provided investors with rights to acquire certain shares upon execution of an Equity Financing or Liquidity Event. An Equity Financing was defined within these agreements as a bona fide transaction or series of transactions with the principal purpose of raising capital, pursuant to which the Company issues and sells Preferred Stock at a fixed valuation, including but not limited to, a pre-money or post-money valuation. A Liquidity Event was defined within these agreements as Change of Control, a Direct Listing or an Initial Public Offering. The number of shares deliverable upon an Equity Financing or Liquidity Event was determined based on the specific terms of the SAFE notes. The Company assessed that the Closing of the Merger constituted a Liquidity Event for the purposes of the SAFEs.

The Company’s SAFEs are recorded as a liability in the accompanying balance sheets and the Company recorded subsequent remeasurements in “Changes in fair value of SAFEs” in the statements of operations. In determining that these SAFE notes represent a liability, the Company’s accounting analysis considered the guidance in ASC 480 to distinguish liabilities from equity.

The SAFE notes were not a legal form share or a legal form debt instrument, as they did not have a stated maturity, stated coupon rate, or typical creditor rights, but were instead contracts that required Fold to settle the instrument by issuing a variable number of its equity shares. Although the number of shares would be variable, the Investor would receive a fixed monetary value equal to the fixed contract price. Because at inception the final settlement amount that Fold was obligated to deliver represents a fixed monetary amount (regardless of the share price determined at delivery), the Company determined that these SAFEs should be classified as liabilities pursuant to ASC 480-10-25-14(a).

Issuance costs related to the SAFEs were expensed in the period incurred. Refer to Note 9 for further information on the Company’s issued SAFEs as of December 31, 2025 and December 31, 2024.

On February 14, 2025, upon finalization of the Merger Agreement with FTAC Emerald, all SAFE notes held by the Company converted into common shares. Refer to Note 3 for further details.

Convertible note, net and warrants

In December 2024, the Company entered into a Securities Purchase Agreement (the “December 2024 SPA”) with an institutional investor for the sale of a Senior Secured Convertible Note (the “December 2024 Initial Investor Note”) which is convertible into shares of the Company’s Common Stock. The Company has accounted for the December 2024 Initial Investor Note and related warrants using the relative fair value allocation method on the date of issuance. On June 16, 2025, the Company entered into a Waiver, Amendment and Joinder Agreement with its subsidiary, Fold, Inc., a Delaware corporation (“Subsidiary”), and the investor to amend the December 2024 SPA. This amendment resulted in the Company extinguishing the December 2024 Initial Investor Note and reissuing an amended note (the “June 2025 Amended Investor Note”). The Company has accounted for the June 2025 Amended Investor Note at fair value on the date of extinguishment of the December 2024 Initial Investor Note and issuance of the June 2025 Amended Investor Note. Refer to Note 10 for further information.

The December 2024 Initial Investor Note and June 2025 Amended Investor Note contained a host liability, freestanding warrants, and an embedded conversion feature. The Company uses the guidance under FASB ASC Topic 815 Derivatives and Hedging (“ASC 815”) to determine if the embedded conversion feature must be bifurcated and separately accounted for as a derivative under ASC 815. It also determines whether any embedded conversion features requiring bifurcation and/or freestanding warrants qualify for any scope exceptions contained within ASC 815. Generally, contracts issued or held by a reporting entity that are both (i) indexed to its own stock, and (ii) classified in shareholders equity, would not be considered a derivative for the purposes of applying ASC 815. Any embedded conversion features and/or freestanding warrants that do not meet the scope exception noted above are classified as derivative liabilities, initially measured at fair value, and remeasured at fair value each reporting period with change in

Fold Holdings, Inc.
Notes to Financial Statements

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

fair value recognized in the statements of operations. Any embedded conversion features and/or freestanding warrants that meet the scope exception under ASC 815 are initially recorded at their relative fair value in paid-in-capital and are not remeasured at fair value in future periods.

In March 2025, the Company entered into a Securities Purchase Agreement (the “March 2025 SPA”) with a related party for the sale of a Convertible Note (“March 2025 Investor Note”) which was convertible into shares of the Company’s Common Stock upon certain triggering events or fully repayable in 500 bitcoin if no triggering events are met. The Company elected to account for the March 2025 Investor Note at the “fair value option” (“FVO”) election of ASC 825, Financial Instruments (“ASC 825”) on the date of issuance. The Company elected to use the FVO election as the debt host contained several embedded features which would otherwise be required to be bifurcated from the debt-host and recognized as separate derivative liabilities subject to initial and subsequent periodic estimated fair value measurements under ASC 815. Notwithstanding, ASC 825-10-15-4 provides for the FVO election, to the extent not otherwise prohibited by ASC 825-10-15-5, to be afforded to financial instruments, wherein bifurcation of an embedded derivative is not necessary, and the financial instrument is initially measured at its issue-date estimated fair value and then subsequently remeasured at estimated fair value on a recurring basis at each reporting period date.

The estimated fair value adjustment, as required by ASC 825-10-45-5, is recognized as a component of other comprehensive income (“OCI”) with respect to the portion of the fair value adjustment attributed to a change in the instrument-specific credit risk, with the remaining amount of the fair value adjustment recognized as other income (expense) in the accompanying statements of operations. With respect to the above notes, as provided for by ASC 825-10-50-30(b), the estimated fair value adjustment is presented in a respective single line item within other income (expense) in the accompanying statements of operations, since the change in fair value of the March 2025 Investor Note was not attributable to instrument-specific credit risk. Refer to Note 10 for further information.

Exchange or Modification of Debt

We consider modifications or exchanges of debt as extinguishments in accordance with Accounting Standards Codification (“ASC”) No. 470, Debt, with gains or losses recognized in current earnings if the terms of the new debt and original instrument are substantially different. If the original and new debt instruments are substantially different, the original debt is derecognized and the new debt is initially recorded at fair value, with the difference recognized as an extinguishment gain or loss. Under an exchange or modification accounted for as a debt extinguishment, fees paid to the lenders are included in the gain or loss on extinguishment of debt. Costs incurred with third parties, such as legal fees, directly related to the exchange or modification are capitalized as deferred financing costs and amortized over the initial term of the new debt. Previously deferred fees and costs for existing debt are included in the calculation of gain or loss. Under an exchange or modification not accounted for as a debt extinguishment, fees paid to the lenders are reflected as additional debt discount and amortized as non-cash interest expense over the remaining initial term of the exchanged or modified debt. Furthermore, costs incurred with third parties, such as legal fees, directly related to the exchange or modification, are expensed as incurred. Additionally, previously deferred fees and costs are amortized as non-cash interest expense over the remaining initial term of the exchanged or modified debt.

Revenue recognition

The Company recognizes revenue from contracts with customers in accordance with the guidance in ASC 606, which involves the following steps:

•        Identification of the contract, or contracts, with the customer;

•        Identification of the performance obligations of the contract;

•        Determination of the transaction price;

•        Allocation of the transaction price to the performance obligations in the contract; and

•        Recognition of the revenue when, or as, the Company satisfies a performance obligation.

Fold Holdings, Inc.
Notes to Financial Statements

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company’s primary revenue streams and related performance obligations are described below. See Note 3 for further details and disaggregation of amounts.

Banking and payments — subscriptions

Fold offers a premium membership tier of our platform called “Fold+”, which requires an annual or monthly prepayment depending on the customer’s payment frequency selection. Our performance obligation for these revenues is the maintenance of a mobile application and financial payments platform for end users that are Fold+ subscribers. The Company satisfies its performance obligation and recognizes revenue for subscriptions ratably over the period of the subscription.

Banking and payments — debit card program

Qualified Fold customers may sign up for the Fold Debit Card, which is a prepaid Visa debit card issued by Sutton Bank (“Sutton”). Through the Debit Card Program, Fold earns transaction-based revenues and various fee-based revenues. Fold earns a share of the total interchange fees charged on each debit card transaction. Interchange fees are set by Visa, dependent on the merchant and payment type, and charged as a percentage of the total sale. The Company has determined that the customer in these transactions is the end user of the Fold application that has accepted our terms and conditions and accepted the terms of our Cardholder Agreement.

Additionally, certain fees are charged to our cardholders depending on their membership tier or the nature of the transaction. These fees primarily include instant deposit and withdrawal fees, international transaction fees, and ATM fees. These fees are stated as either a percentage of each transaction or as a fixed dollar amount depending on the nature of the transaction.

The Company’s performance obligation for these revenues is the maintenance of a mobile application and financial payments platform consisting of a series of distinct elements that are substantially the same and have the same pattern of transfer over time. Although the issuance of a debit card, the processing of the funds flows of a transaction, and the collection of related fees are separate actions within the overall service offering, the combined service offering is greater than the sum of those component goods and services.

Under ASC 606-10-25-15, the processing of each transaction within this offering is a series of distinct goods or services provided over time that are substantially the same and have the same pattern of transfer to the customer. The Company’s promise to its customers is to act as the principal to perform an unknown or unspecified quantity of tasks, and the consideration received is contingent upon the customers’ use (i.e., volume of transactions processed); as such, the total transaction price is variable. However, the Company does not estimate variable consideration in these circumstances, as the transaction price is known, distinct, and complete at the time of transaction. In addition, the Company applies the right to invoice practical expedient to its debit card program revenues as each performance obligation is recognized over time and the amounts invoiced are reflective of the value transferred to the customer. This transaction price is reduced by the fair value of Revenue Rewards earned, as the Company has identified that Revenue Rewards represent non-revenue elements to be excluded from the transaction price. The Revenue Rewards meet the definition of an embedded derivative requiring bifurcation and measurement subject to the scope of Topics outside of ASC 606.

Banking and payments — Visa incentive

Fold entered into a US Participation Agreement (the “Visa Agreement”) with Visa U.S.A. Inc. (“Visa”) effective January 1, 2022, in which Visa paid the Company a signing bonus (“Visa Bonus”) to be earned over a period of four years. The Visa Bonus is earned ratably in direct proportion to debit transaction volumes over time.

On April 24, 2025, the Company entered into an Amended and Restated US Participation Agreement with Visa (the “Amended Visa Agreement”), effective January 1, 2025. The Amended Visa Agreement reduced the debit transaction volume target and extended the term to achieve the Visa Bonus. In accordance with guidance under

Fold Holdings, Inc.
Notes to Financial Statements

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

ASC 606-10-25-10, Fold conducted an assessment and determined the Amended Visa Agreement qualified as a contract modification. Accordingly, the Company recognized revenue from the Visa Bonus on a cumulative catch-up basis ratably in direct proportion to the amended transaction volumes.

In addition, the Amended Visa Agreement includes a tiered transaction volume incentive (the “Tiered Incentive”), earned as a percentage of debit transaction volumes. The Company recognizes revenue from the Tiered Incentive consistent with the debit card program described above, as it represents an additional interchange fee incrementally earned on each debit transaction under ASC 606-10-25-15.

Banking and payments — merchant offers

Fold customers can earn rewards from various merchant offers, including third-party gift cards and card-linked merchant offers, on the Fold App. Fold purchases gift cards from wholesale vendors in advance of sale to our end customers. Fold pays the wholesale cost of each gift card and resells the gift card to the customer at face value. The Company’s performance obligation for these revenues is to transfer control of a gift card to the customer at a point in time for a fixed amount of consideration. The transaction price of each gift card purchased by a customer is directly allocable to this single performance obligation. The Company obtains control of gift cards from vendors prior to transferring to the customer and the customer does not transact directly with the gift card wholesalers. Fold offers this service in conjunction with the rest of the Fold App services and is the entity primarily responsible for providing the gift card to the user. The Company bears all charge back risk if the gift card does not meet customer specifications and has discretion in establishing the price for the specified good or service. The Company has therefore determined that it is the principal in these transactions and recognizes gross revenues for the sales price of the gift card to the customer and gross costs of sales for the cost of each gift card sold.

As our customers purchase gift cards on our platform, they may earn Revenue Rewards via promotional spins or flat rewards stated as a percentage of the gift card price. The transaction price under the merchant offers revenue stream is reduced by the fair value of the Revenue Rewards earned, as the Company has identified that Revenue Rewards represent non-revenue elements to be excluded from the transaction price. The Revenue Rewards meet the definition of an embedded derivative requiring bifurcation and measurement subject to the scope of Topics outside of ASC 606.

Custody and trading — Exchange

Fold partners with BitGo Trust Company, Inc. (“BitGo” or the “Exchange Provider”) to offer eligible customers the ability to buy, sell, store, and withdraw bitcoin through Fold’s “Bitcoin Wallet”. Fold earns revenue on exchange transactions via a combination of transaction fees and transaction spreads.

The Company’s performance obligation for Custody & Trading revenues is the maintenance of the Bitcoin Wallet feature of the Fold App. The processing of bitcoin transactions within the Bitcoin Wallet is a series of distinct services provided over time that are substantially the same and have the same pattern of transfer to the customer. The Company has determined that it is the agent for its Custody and Trading revenues as Fold does not control the services of the Exchange Provider — all Bitcoin Wallet transactions are performed via the Exchange Provider.

The Company’s promise to its customers is to act as the agent to perform an unknown or unspecified quantity of tasks and the consideration received is contingent upon the customers’ use; as such, the total transaction price is variable. In addition, the Company applies the right to invoice practical expedient to its Custody and Trading revenues as each performance obligation is recognized over time and the amounts invoiced are reflective of the value transferred to the customer.

The Company does not have full discretion in determining transaction spreads. The Company therefore recognizes transaction spread revenues net of any costs charged by the Exchange Provider to execute those transactions. The Company does have the discretion to determine transaction fees on Bitcoin Wallet transactions and considers those transaction fees to be analogous for revenue recognition purposes to the fees charged for the debit card program.

Fold Holdings, Inc.
Notes to Financial Statements

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Revenues related to this revenue stream were not material for the years ended December 31, 2025 or December 31, 2024.

Custody and trading — Bitcoin Gift Cards

Fold offers the Fold Bitcoin Gift Card, which allows customers to purchase USD-denominated gift cards through the Fold App, online gift card distributors, and brick-and-mortar retail locations. Customers can redeem Fold Bitcoin Gift Cards for bitcoin through the Fold App.

The Company satisfies its performance obligation and records revenue when bitcoin is transferred to the customer’s bitcoin wallet via the Fold App. The Company has concluded that it is the principal in these transactions because it controls the bitcoin prior to delivery to customers, it is primarily responsible for the delivery of the bitcoin to its customers, it is exposed to risks arising from fluctuations of the market price of bitcoin prior to delivery to customers, and it has full discretion in setting prices charged to customers. The Company therefore recognizes (1) gross revenues for the sales price of the gift card to the customer, and (2) gross costs of sales for the associated cost of bitcoin used to fulfil each gift card sold.

Other revenues

Occasionally, Fold earns revenues from alternate sources, including Fold merchandise sales, sponsorship revenues, affiliate revenues, and other one-off revenue models. These revenues are typically non-recurring and immaterial to Fold’s business.

Sales returns and allowances

All revenue is recognized net of sales returns and allowances, when applicable, which arise from time to time for various reasons. Returns and allowances have been primarily related to merchant offers and have been historically immaterial.

Deferred revenue

Deferred revenues relate to (1) amounts received from customers who prepay for annual Fold+ subscriptions, and (2) the unearned portion of a bonus paid to us by Visa under our Amended Visa Agreement (“Visa Bonus”). The Visa Bonus is recognized ratably in accordance with transaction volume in accordance with the terms of our Amended Visa Agreement noted above. We have determined that these arrangements do not contain a significant financing component, and therefore the transaction price is not adjusted for any element of financing. For more detail on deferred revenue, refer to Note 4.

Share-based compensation expense

As a public company, the fair value of our Common Stock is determined on the grant date using the closing price of our Common Stock, which is traded on the Nasdaq Capital Market. Prior to the Merger, Fold Predecessor’s Common Stock was valued using a guideline public company market approach method. This method leverages an analysis of publicly traded peers to develop relevant market multiples and ratios applied to the Company’s historical and expected cash flows.

Share-based compensation expense relates to restricted stock awards (“RSAs”) and restricted stock units (“RSUs”) granted or outstanding during the period. Our RSAs and RSUs are measured at fair value on the date of grant and recognized as expense in compensation and benefits in the accompanying statements of operations over the requisite service period once all vesting conditions are satisfied. Expense is recognized on a straight-line basis for awards that vest based solely on a service condition. The Merger with FTAC Emerald on February 14, 2025 satisfied the performance condition for certain RSUs. The Company has elected to account for forfeitures as they occur, with previously recognized share-based compensation expense reversed for unvested shares in the period of forfeiture. Refer to Note 11 for additional information about share-based compensation.

Fold Holdings, Inc.
Notes to Financial Statements

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Marketing expense

In addition to expense related to the Fold Rewards Program, the Company incurs marketing expenses for advertising, events and sponsorships, and promotional materials. These amounts are expensed as incurred and were $1.2 million and $0.3 million for the years ended December 31, 2025 and 2024, respectively.

Other selling, general and administrative expense

Other selling, general and administrative expenses consist primarily of costs associated with contract labor, computer and internet, insurance, customer support costs, dues and subscriptions, and travel.

Income taxes

The Company accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts and income tax bases of assets and liabilities and the expected benefits of utilizing net operating loss and tax credit carryforwards. The deferred tax assets and liabilities are calculated using enacted tax rates in effect for each taxing jurisdiction in which the Company operates for the year in which those temporary differences are expected to be recovered or settled. Net deferred tax assets are then reduced by a valuation allowance if the Company believes it more likely than not that such net deferred tax assets will not be realized. We consider all relevant factors when assessing the likelihood of future realization of our deferred tax assets, including our recent earnings experience by jurisdiction, expectations of future taxable income, and the carryforward periods available to us for tax reporting purposes, as well as assessing available tax planning strategies. The effect on deferred tax assets and liabilities of an enacted change in tax rates is recognized in the consolidated statements of operations in the period that includes the enactment date. Due to inherent complexities arising from the nature of our businesses, future changes in income tax law, or variances between our actual and anticipated operating results, we make certain judgments and estimates. Therefore, actual income taxes could materially vary from these estimates.

When the tax law requires interest to be paid on an underpayment of income taxes, the Company recognizes interest expense from the first period the interest would begin accruing according to the relevant tax law. Interest and penalties related to unrecognized tax benefits are recognized within provision for income taxes. We recognize in our financial statements the impact of a tax position, if that position is more likely than not to be sustained upon an examination, based on the technical merits of the position.

Recently adopted accounting pronouncements

In December 2023, the FASB issued Accounting Standards Update 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2023-09). ASU 2023-09 requires changes to the annual effective tax rate reconciliation and requires additional disclosure of income taxes paid disaggregated by jurisdiction. We adopted ASU 2023-09 effective January 1, 2025 and have applied the new requirements on a prospective basis, which resulted in additional disclosures to our income tax footnote, including the presentation of certain reconciling items and disaggregated income taxes paid information. Income tax disclosures for the year ended December 31, 2024 continue to be presented in accordance with the legacy disclosure requirements of ASC 740 and are not comparable to the disclosures for the year ended December 31, 2025.

Recently issued accounting pronouncements not yet adopted

In March 2024, the SEC adopted new rules that will require registrants to provide certain climate-related information in their registration statements and annual reports. The rules require information about a registrant’s climate-related risks that are reasonably likely to have a material impact on its business, results of operations, or financial condition. The required information about climate-related risks will also include disclosure of a registrant’s greenhouse gas emissions. In addition, the rules will require registrants to present certain climate-related financial metrics in their audited financial statements. The disclosure requirements of the new rules were to begin phasing in for

Fold Holdings, Inc.
Notes to Financial Statements

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

annual periods beginning in fiscal year 2025. In April 2024, the SEC stayed the effectiveness of the new rules and in March 2025 the SEC voted to end its defense of the climate disclosure rules. We continue to monitor the status of the new rules and evaluate the potential impact of the climate disclosure rules.

In November 2024, the FASB issued ASU 2024-03, Expense Disaggregation Disclosures (Topic 220), which requires entities to include more detailed information about the types of expenses, including purchases of inventory, employee compensation, depreciation, and amortization, in commonly presented expense captions such as cost of sales, research and development, and selling, general and administrative expenses. ASU 2024-03 is effective for fiscal years beginning after December 15, 2026, with early adoption permitted. The Company is currently evaluating the impact of this standard on its financial statement presentation and disclosures.

In January 2025, the FASB issued ASU 2025-01 “Income Statement Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Clarifying the Effective Date” (“ASU 2025-01”) which clarifies the effective date of Accounting Standards Update 2024-03 “Income Statement Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses” (“ASU 2024-03”) to stipulate that ASU 2024-03 is effective for public business entities for annual reporting periods beginning after December 15, 2026 and interim reporting periods beginning after December 15, 2027, with early adoption permitted. ASU 2024-03 will be effective for the Company beginning January 1, 2027 for the Company’s annual financial statements on Form 10-K and January 1, 2028 for the Company’s quarterly financial statements on Form 10-Q and is not expected to have a significant impact on the Company’s financial statements.

In July 2025, the FASB issued Accounting Standards Update 2025-05, “Financial Instruments — Credit Losses (Topic 326), Measurement of Credit Losses for Accounts Receivable and Contract Assets” (“ASU 2025-05”). ASU 2025-05 provides the option to elect a practical expedient to assume that the current conditions as of the balance sheet date will remain unchanged for the remaining life of the asset when developing a reasonable and supportable forecast as part of estimating expected credit losses on these assets. ASU 2025-05 is effective for the Company for fiscal years beginning after December 15, 2025 and interim periods within those fiscal years. The Company is currently evaluating the impact of adoption of ASU 2025-05 on its financial statements.

In September 2025, the FASB issued Accounting Standards Update 2025-06, Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40), Targeted Improvements to the Accounting for Internal-Use Software” (“ASU 2025-06”). ASU 2025-06 clarified and modernizes the accounting for costs related to internal-use software. The amendments in ASU 2025-06 remove all references to project stages throughout Subtopic 350-40 and clarify the threshold entities apply to begin capitalizing costs. ASU 2025-06 is effective for the Company for fiscal years beginning after December 15, 2027 and interim periods within those fiscal years. The Company is currently evaluating the impact of adoption of ASU 2025-06 on its financial statements.

We do not believe that any other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on our financial statements.

3. RECAPITALIZATION

As described in Note 1, on February 14, 2025, Fold Predecessor closed the Merger pursuant to the terms of the Merger Agreement. Pursuant to the Merger Agreement, FTAC Emerald purchased from the legacy stockholders of Fold Predecessor all of the issued and outstanding equity interests of Fold Predecessor for $372.0 million, which was paid to the legacy stockholders of Fold Predecessor in the form of approximately 34.1 million shares of Common Stock. The 34.1 million shares of Common Stock is inclusive of the conversion of SAFE notes and preferred stock which were converted as part of the Merger. In connection with the Merger, FTAC Emerald was renamed “Fold Holdings, Inc.” and Fold Predecessor continued as a wholly owned subsidiary of Fold Holdings, Inc.

The Merger was accounted for as a reverse recapitalization, with the net assets of FTAC Emerald stated at historical cost and no goodwill or other intangible assets recorded. Under this method of accounting, FTAC Emerald was treated as the acquired company for financial reporting purposes. This determination was primarily based on

Fold Holdings, Inc.
Notes to Financial Statements

3. RECAPITALIZATION (cont.)

post-Merger relative voting rights, composition of the governing board, management and intent of the Merger. Accordingly, for accounting purposes, the Merger was accounted for as the equivalent of Fold Predecessor issuing stock for the net assets of FTAC Emerald, accompanied by a recapitalization. The reported amounts from operations included herein prior to the Merger are those of Fold Predecessor.

Share and per share information for all periods prior to the Merger have been retrospectively adjusted by the exchange ratio established in the Merger (“Exchange Ratio”) for the equivalent number of shares of Common Stock outstanding immediately after the Merger to effect the reverse recapitalization. Refer to Note 17 for further information.

In connection with the Merger, approximately 3.3 million shares of FTAC Emerald Class A common stock, par value $0.0001 per share (the “Class A Shares”), were redeemed, resulting in 10,932,855 shares of FTAC Emerald Class A common stock outstanding. Upon Closing of the Merger, on February 14, 2025, each then issued and outstanding share of FTAC Emerald Class A common stock automatically converted into shares of Fold Holdings, Inc. Common Stock.

The number of shares of Common Stock of Fold Holdings, Inc. issued immediately following the consummation of the Merger was as follows:

Shares by Type	Number of shares
FTAC Emerald total shares outstanding prior to the Merger	14,237,038
Less: Redemption of FTAC Emerald shares	(3,304,183)
Class A Shares of FTAC Emerald	10,932,855
Shares issued for Fold Common Stock	34,067,810
Exercise of Series B warrants	500,000
Issuance of March 2025 Closing Shares	750,000
Total Shares of Common Stock outstanding	46,250,665

Fold Holdings, Inc. incurred transaction costs related to the Merger of approximately $14.0 million, which are included as a reduction to additional paid in capital on the balance sheets. In connection with the closing of the Business Combination, the Company received net cash proceeds of $0.8 million from the FTAC Emerald trust account, net of transaction expenses and redemptions.

4. REVENUE

Disaggregation of revenue

We disaggregate revenue by service type and by platform as follows:

	Year Ended December 31,
Revenue stream	2025	2024
Banking and payment revenues	$30,322,364	$23,432,996
Custody and trading revenues	1,462,357	170,746
Other revenues	63,663	161,000
Less: Sales returns and allowances	(54,711)	(11,594)
Revenues, net	$31,793,673	$23,753,148

The above amounts are net of reductions in revenue related to Revenue Rewards totaling $1.9 million and $1.8 million for the years ended December 31, 2025 and 2024, respectively.

Fold Holdings, Inc.
Notes to Financial Statements

4. REVENUE (cont.)

Deferred revenue

Contract liabilities are classified as deferred revenue in our balance sheets. As of December 31, 2025 and December 31, 2024, the contract liability related to our deferred subscription revenues was $0.3 million and $0.3 million, respectively, and the contract liability related to an unearned portion of a bonus paid to us by Visa was $0.1 million and $0.6 million, respectively.

The activity in deferred revenue for the year ended December 31, 2025 and the year ended December 31, 2024, was as follows:

	Year Ended December 31, 2025	Year Ended December 31, 2024
Beginning of the period contract liability	$875,466	$1,012,010
Revenue recognized from the contract liabilities included in the beginning balance	(771,669)	(442,045)
Increases due to cash received net of amounts recognized in revenue during the period	262,455	305,501
End of period contract liability	$366,252	$875,466

Contract costs

For the years ended December 31, 2025 and 2024, we did not incur any incremental costs to obtain and/or fulfill contracts with customers.

5. DIGITAL ASSETS

The Company holds digital assets, comprised solely of bitcoin, for two purposes: (1) to fulfill bitcoin rewards to customers in accordance with the terms and conditions of the Fold Rewards Program (“Rewards Treasury”); and (2) as a treasury asset to support our operating business with the intention to hold as a near- to long-term investment to preserve potential upside in the value of that bitcoin (“Investment Treasury”). The Company purchases bitcoin for its Rewards Treasury to maintain a balance that is equal to or greater than its customer rewards liability and disburses bitcoin from its Rewards Treasury when customers redeem their rewards and the liability is satisfied.

The following is a summary of Fold’s bitcoin held in treasury as of the dates shown:

	December 31, 2025	December 31, 2024
Rewards treasury (USD)	$6,872,869	$8,569,651
Investment treasury (USD)	133,658,791	93,568,700
Total bitcoin treasury (USD)	$140,531,660	$102,138,351
	December 31, 2025	December 31, 2024
Rewards treasury (BTC)	79	92
Investment treasury (BTC)	1,527	1,002
Total bitcoin treasury (BTC)	1,606	1,094

As of December 31, 2025 and December 31, 2024, the Company held 1,606 and 1,094 bitcoin, respectively, with an aggregate cost of $118.8 million and $67.9 million, respectively. As of December 31, 2025, 1,000 bitcoin were restricted from use in operations under collateral agreements related to our convertible notes and credit facility, which were collateralized by 800 bitcoin and 200 bitcoin, respectively. Refer to Note 10 for further details.

Fold Holdings, Inc.
Notes to Financial Statements

5. DIGITAL ASSETS (cont.)

A reconciliation, in the aggregate, of beginning and ending balances of the Company’s digital assets as of the dates shown is as follows:

	Rewards Treasury	Investment Treasury	Digital Assets
Bitcoin held at January 1, 2024	$5,333,384	$82,631	$5,416,015
Purchases of bitcoin	1,748,204	132,359	1,880,563
Disbursements of bitcoin(1)	(4,040,111)	—	(4,040,111)
Proceeds from SAFE financings received in bitcoin	—	64,106,134	64,106,134
Proceeds from sale of bitcoin	(104,868)	—	(104,868)
Remeasurement gain (loss) on bitcoin	5,633,042	29,247,576	34,880,618
Bitcoin held at December 31, 2024	$8,569,651	$93,568,700	$102,138,351
Purchases of bitcoin	2,652,469	5,362,800	8,015,269
Bitcoin received from March 2025 Investor Note(2)	—	43,965,525	43,965,525
Disbursements of bitcoin(1)	(3,954,980)	—	(3,954,980)
Remeasurement gain (loss) on bitcoin	(394,271)	(9,238,234)	(9,632,505)
Bitcoin held at December 31, 2025	$6,872,869	$133,658,791	$140,531,660

____________

(1)      Disbursements of bitcoin represent amounts that were distributed to customers to fulfill customer rewards obligations, fulfil redemptions related to bitcoin gift cards, or to satisfy other current obligations.

(2)      The bitcoin received from the March 2025 Investor Note is net of prepaid interest. Refer to Note 10 for additional details.

The remeasurement loss of $9.6 million recognized on the digital assets balances for the year ended December 31, 2025 consisted of a realized gain of $2.8 million and an unrealized loss of $12.5 million. The remeasurement gain of $34.9 million recognized on the digital assets balance for the year ended December 31, 2024 consisted of a realized gain of $2.8 million and an unrealized gain of $32.1 million.

6. PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consisted of the following:

	December 31, 2025	December 31, 2024
Prepaid interest	$542,065	$—
Prepaid expenses	1,636,223	509,547
Other receivables	200,034	177,528
Interest receivable	6,362	25
Total	$2,384,684	$687,100

7. CUSTOMER REWARDS LIABILITY

A reconciliation, in the aggregate, of beginning and ending balances of the Company’s customer rewards liability as of the dates shown is as follows:

Customer Rewards Liability
Balance at January 1, 2024	$5,333,384
Rewards earned by customers	2,168,475
Reward fulfilments(1)	(3,948,545)
Expired rewards	(203,438)
Remeasurement (gain) loss on customer rewards liability	5,219,775
Balance at December 31, 2024	$8,569,651

Fold Holdings, Inc.
Notes to Financial Statements

7. CUSTOMER REWARDS LIABILITY (cont.)

Customer Rewards Liability
Rewards earned by customers	2,650,078
Reward fulfilments(1)	(3,283,359)
Expired rewards	(265,008)
Remeasurement (gain) loss on customer rewards liability	(798,493)
Balance at December 31, 2025	$6,872,869

____________

(1)      Rewards fulfilments represent amounts that were distributed to customers to fulfill customer rewards obligations.

8. RELATED PARTIES

During the year ended December 31, 2025, the Company entered into a securities purchase agreement (the “Securities Purchase Agreement”) with SATS Credit Fund LP, pursuant to which the Company issued to SATS Credit Fund LP a convertible note in the aggregate principal amount of approximately $46.3 million. Refer to Note 10 for further details. The Securities Purchase Agreement and the transactions contemplated thereby were approved by the audit committee and the board of directors of the Company specifically in light of certain related party components, including that the SATS Credit Fund LP is a private investment fund raised and managed by Ten31, LLC, which is an affiliate of Dr. Jonathan Kirkwood, a member of Fold’s Board of Directors. Dr. Kirkwood recused himself from the board of directors’ approval of the Securities Purchase Agreement and the related transactions.

During the year ended December 31, 2024, the Company entered into a SAFE with Thesis Inc., a principal shareholder of the Company, totaling $1.0 million.

During the year ended December 31, 2025, the Company recognized nominal amounts of revenue related to merchant offers purchased by Thesis Inc.

9. SAFEs

On February 14, 2025, in connection with the Closing of the Merger, all SAFE notes held by Fold Predecessor converted into 16.6 million shares of Fold Holdings, Inc. Common Stock. The fair value of the SAFEs on the date of conversion was $177.6 million. Prior to conversion, Fold Predecessor’s SAFEs were recorded as a liability in the accompanying balance sheets and the Company recorded subsequent remeasurements in “Changes in fair value of SAFEs” in the statements of operations. However, because Fold’s SAFEs were structured to be settled via the delivery of common and/or preferred shares upon execution of an equity financing or liquidity event, these amounts were reclassified to equity upon conversion.

As of and for the years ended December 31, 2025 and December 31, 2024, the fair value of the SAFEs was $0 and $171.1 million, respectively. The remeasurement of the SAFEs due to change in fair value resulted in an increase in the liability of $7.2 million and $88.4 million during the year ended December 31, 2025 and 2024, respectively. Refer to Note 15 for further details on the fair value measurement of the SAFEs.

During the year ended December 31, 2024, Fold Predecessor entered into SAFEs with various investors with aggregate gross proceeds of $72.1 million. Three of the SAFEs (the “Bitcoin SAFEs”) issued during 2024, totaling $64.1 million, were funded with bitcoin that the Company held in treasury as of December 31, 2025.

Fold Holdings, Inc.
Notes to Financial Statements

10. Debt and Financing Arrangements

Convertible notes and warrants

A summary of the Company’s convertible notes for the respective periods presented is as follows:

The December 2024 Initial Investor Note and June 2025 Amended Investor Note

	December 31, 2025	December 31, 2024
December 2024 Initial Investor Note	$—	$20,000,000
June 2025 Amended Investor Note	20,000,000	—
Convertible debt, gross	$20,000,000	$20,000,000
Less:
Debt discount, net of amortization	—	6,636,805
Debt issuance costs, net of amortization	90,260	1,610,290
Add:
Amended debt premium, net of amortization	1,559,935	—
Convertible debt, net	$21,469,675	$11,752,905
Less: Current portion of long-term debt	—	11,752,905
Amended December 2024 convertible note, net – long-term	$21,469,675	$—

In December 2024, Fold Predecessor entered into a Securities Purchase Agreement (the “December 2024 SPA”) with an institutional investor for the sale of a Senior Secured Convertible Note which is convertible into shares of the Company’s Common Stock. Fold Predecessor executed the December 2024 SPA and consummated the issuance of (i) an Initial Note in the principal amount of $20,000,000 with a conversion price of $11.50 per share (the “December 2024 Initial Investor Note”), and (ii) Series A, Series B, and Series C warrants to initially acquire up to 869,565, 500,000, and 869,565 additional shares of the Company’s Common Stock, respectively, with an initial exercise price of $12.50, $0.001, and $11.50 per share of Common Stock, respectively, subject to adjustment (collectively, the “Investor Warrants”). Fold had the ability to issue to the investor an additional Senior Secured Convertible Note in an aggregate principal amount of up to $10,000,000 (the “Additional Investor Note” and, together with the December 2024 Initial Investor Note, the “Investor Notes”), subject to the mutual discretion of Fold and the investor.

On February 14, 2025, following the Closing of the Merger, the maturity of the December 2024 Initial Investor Note extended from 10 months to 36 months from Fold Predecessor’s public listing event (the “Public Company Date”) and was reclassified from a current liability to long term liability. The Series A warrants were exercisable immediately and expire eight years from the date of issuance. The Series B and Series C warrants became exercisable at the time of the Public Company Date and expire eight years from the date of issuance and one year from the Public Company Date, respectively. Following the Public Company Date, the investor exercised the Series B warrants in a cashless exercise, acquiring the 500,000 shares of Common Stock at $0.001 per share.

On June 16, 2025, the Company entered into a Waiver, Amendment and Joinder Agreement with Fold, Inc. and the investor to, among other things, amend the December 2024 SPA (as amended, the “Amended December 2024 SPA”). The terms of the Waiver and Amendment Agreement provide for administrative changes and (1) the extension of the Expiration Date of the Series C Warrant from February 14, 2026 to August 14, 2026; (2) a reduction of the Conversion Price of the Note (as defined therein) to $9.00 (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations and similar events after the date of the Waiver and Amendment Agreement); and (3) a reduction of the Exercise Price of the Series C Warrant (as defined therein) to $9.00 (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations and similar events after the date of the Waiver and Amendment Agreement).

Fold Holdings, Inc.
Notes to Financial Statements

10. Debt and Financing Arrangements (cont.)

In accordance with ASC 470-50-40-10, the Company determined that the change in Conversion Price of the December 2024 Initial Investor Note from $11.50 to $9.00 increased the fair value of the embedded conversion option by more than 10% of the carrying value of the December 2024 SPA. This modification is considered to be substantial under ASC 470-50-40-10a and is accounted for as a debt extinguishment.

In accordance with ASC 470-50-40-6, the Company derecognized the original debt instrument and recognized an amended note as a new debt instrument at its fair value as of the modification date, reflecting the updated terms. As of June 15, 2025 the net carrying amount of the extinguished note was approximately $12.8 million, resulting in the Company recognizing a loss on the extinguishment of debt of $9.6 million in the statements of operations, which is comprised of the original debt’s unamortized debt discount of $5.8 million, the original debt’s unamortized debt issuance costs of $1.4 million, the amended debt premium of $2.0 million and $0.5 million of additional paid-in capital related to the change in the fair value of the Series C warrants due to the change in exercise price, as noted above. The fair value of the amended note at the date of modification was estimated to be $22.0 million.

As of December 31, 2025, the principal amount outstanding under the June 2025 Amended Investor Note was $20.0 million. The December 2024 Initial Investor Note and the June 2025 Amended Investor Note were secured by Fold’s assets as collateral, including 300 bitcoin held within Fold’s digital asset Investment Treasury. The Company has included the net balance of the June 2025 Amended Investor Note within non-current liabilities, as the maturity date of the instrument was February 14, 2028.

The Company has accounted for the December 2024 Initial Investor Note and the Investor Warrants using the relative fair value allocation method on the date of issuance. The estimated fair values of the December 2024 Initial Investor Note and Investor Warrants were calculated under a Black-Scholes model utilizing the enterprise valuation of Fold’s Common Stock as of the issuance date. The Company has elected not to subsequently remeasure the convertible note. Further, the Company concluded that the ability to issue the Additional Investor Note is separately exercisable from the December 2024 Initial Investor Note and the Investor Warrants. Each of the Investor Notes will be sold at an original issue discount of 5%.

The Company has accounted for the June 2025 Amended Investor Note at fair value on the date of extinguishment of the December 2024 Initial Investor Note and issuance of the June 2025 Amended Investor Note. The debt premium represents the 10% issue premium. The Company has elected not to subsequently remeasure the convertible note. Further, the Company concluded that the ability to issue the Additional Investor Note is separately exercisable from the Additional Investor Note and the Investor Warrants. The change in fair value of the Series C Warrant was calculated using a Black-Scholes model, utilizing Fold’s stock price as of the issuance date.

The Company recorded interest expense under the June 2025 Amended Investor Note using a stated interest rate of 12% per annum, as well as the amortization of the debt premium and debt issuance costs, which the Company computed using the effective interest method. Total interest expense recognized related to the December 2024 Initial Investor Note and June 2025 Amended Investor Note for the year ended December 31, 2025 was $2.1 million, comprised of contractual interest expense of $2.4 million and $0.4 million of amortization of the debt premium and debt issuance costs. Interest is calculated on the basis of a 360-day year and is payable quarterly in cash or paid-in-kind in shares of Common Stock. Total interest expense recognized related to the December 2024 Initial Investor Note for the year ended December 31, 2024 was $0.2 million, comprised of a nominal accrual of contractual interest expense and $0.2 million of amortization of the debt discount and debt issuance costs.

The June 2025 Amended Investor Note, plus accrued and unpaid interest, was convertible at any time, at the investor’s option, into shares of the Company’s Common Stock at an initial fixed conversion price of $9.00 per share, subject to certain adjustments and alternative conditions. Upon a change of control of the Company, the investor could require the Company to redeem all, or any portion, of the June 2025 Amended Investor Note at a price stipulated by certain conditions as discussed within the Amended December 2024 SPA.

Fold Holdings, Inc.
Notes to Financial Statements

10. Debt and Financing Arrangements (cont.)

The June 2025 Amended Investor Note provided for certain events of default, including, among other things, any breach of the covenants described in the Amended December 2024 SPA. In connection with an event of default, the investor could require the Company to redeem all or any portion of the June 2025 Amended Investor Note at a premium as set forth in the June 2025 Amended Investor Note. The Company was also subject to certain customary affirmative and negative covenants regarding the rank of the June 2025 Amended Investor Note, the incurrence of indebtedness, the existence of liens, the repayment of indebtedness, the payment of cash in respect of dividends, distributions or redemptions, the transfer of assets, the maturity of other indebtedness, and transactions with affiliates, among other customary matters. As of December 31, 2025, the Company was in compliance with all covenants and there were no events of default during the period.

As described in “Subsequent Events” below, the June 2025 Amended Investor Note was extinguished on February 27, 2026.

The March 2025 Investor Note

	December 31, 2025	December 31, 2024
March 2025 Investor Note	$46,279,500	$—
Fair value adjustment	928,056	—
March 2025 investor note – related party	$47,207,556	$—

On March 6, 2025, Fold entered into a Securities Purchase Agreement (the “March 2025 SPA”) with a related party investor, SATS Credit Fund, LP, pursuant to which Fold issued to the investor (i) a Convertible Note in an aggregate principal amount of $46.3 million, (ii) warrants exercisable for 925,590 shares of Common Stock with an exercise price of $15.00 per share (the “March 2025 Warrants”), and (iii) an aggregate of 750,000 shares of Common Stock (the “Closing Shares”).

As of December 31, 2025, the principal amount outstanding under the March 2025 Investor Note was $46.3 million and the fair value was $47.2 million. The aggregate principal amount outstanding under the March 2025 Investor Note, plus accrued and unpaid interest, was convertible at any time, at the investor’s option, into shares of the Company’s Common Stock at an initial fixed conversion price of $12.50 per share, subject to certain adjustments and alternative conditions. The Company also had a forced conversion right, which was exercisable on the occurrence of certain conditions set forth in the note, pursuant to which it can cause a portion of the unpaid and outstanding note to be converted into shares of the Company’s Common Stock at the Conversion Price. Specifically, the March 2025 Investor Note had six triggering events which occur when the Company’s stock price was greater than or equal to $15.00 through $40.00. Upon the occurrence of each triggering event, the March 2025 Investor Note would automatically convert into the specified number of shares outlined by each individual triggering event.

The March 2025 Investor Note was funded with 475 bitcoin, net of 25 bitcoin of which was paid to the investor as prepayment for the first year of interest. This bitcoin is included in the Company’s Digital Assets — Investment Treasury and was to be held as collateral to secure the March 2025 Investor Note until maturity or conversion of the note. On the maturity date, the Company was to transfer to the investor the balance of any bitcoin not previously released to the Company upon conversion of the March 2025 Investor Note to Common Stock, with a maximum potential repayment of 500 bitcoin if no amounts converted to Common Stock during the life of the note. No cash payments by Fold were contemplated under the March 2025 Investor Note. The Company has elected to account for the March 2025 Investor Note using the fair value option and will remeasure the March 2025 Investor Note at each reporting period. As of the date of issuance, the fair value of the March 2025 Investor Note was $59.0 million which exceeded the proceeds received of $46.3 million. The $12.8 million excess of the fair value over the net proceeds received has been recorded as a loss within the statements of operations for the year ended December 31, 2025.

During the year ended December 31, 2025, the Company recorded a $11.8 million gain due to changes in fair value of the March 2025 Investor Note.

Fold Holdings, Inc.
Notes to Financial Statements

10. Debt and Financing Arrangements (cont.)

The Company separately valued the March 2025 Warrants and Closing Shares issued at $3.8 million and $5.8 million, respectively. The Company considered those amounts as costs and fees incurred upon issuance of the debt. Since those costs and fees were incurred in connection with an instrument entered into with a related party that is subsequently being measured at fair value, the Company expensed the full $9.6 million immediately in the period. The March 2025 Warrants were analyzed in accordance with ASC 815-40 and determined to meet the requirements for equity classification. The estimated fair value of the March 2025 Warrants was calculated under a Black-Scholes model as of the issuance date. The March 2025 Warrants expire five years from the date of issuance and the March 2025 Investor Note matures on March 6, 2030.

The March 2025 Investor Note will accrue interest at a rate of 7.0% per annum, payable quarterly in shares of Common Stock valued at $12.50 per share. Total interest expense recognized related to the March 2025 Investor Note for the year ended December 31, 2025 was $1.8 million. Pursuant to the March 2025 SPA, the Company prepaid one year of interest in the form of 25 bitcoin and was to amortize that prepaid interest through March 31, 2026. The prepaid interest has been recorded within prepaid expenses and other current assets on the balance sheet. Beginning April 1, 2026, interest will be calculated on the basis of a 360-day year and stated interest rate of 7% per annum. Interest is payable quarterly in paid-in-kind shares of Common Stock.

The March 2025 Investor Note provided for certain events of default. In connection with an event of default, the investor could require the Company to redeem all or any portion of the March 2025 Investor Note by returning to the Holder (as defined therein) the amount of Bitcoin Collateral (as defined therein) that had not previously been released to the Company in connection with the conversion of the principal into shares of Common Stock. The Company was also subject to certain customary affirmative and negative covenants regarding the rank of the March 2025 Investor Note, the incurrence of indebtedness, the existence of liens, the repayment of indebtedness, distributions or redemptions, the transfer of assets, and the maturity of other indebtedness, among other customary matters. As of December 31, 2025, the Company was in compliance with all covenants and there were no events of default during the period.

As described in “Subsequent Events” below, the March 2025 Investor Note was extinguished on February 26, 2026.

Two Prime Credit Facility

On October 1, 2025, the Company entered into a Master Loan Agreement (the “Master Loan Agreement”) with Two Prime Lending Limited (“Two Prime”). The Master Loan Agreement permits the Company to request, and Two Prime to make available at its discretion, USD-denominated loans up to an aggregate commitment amount of $45.0 million, subject to the execution of individual loan term sheets. Loans issued under the Master Loan Agreement are secured by bitcoin posted by the Company as collateral and held in segregated cold storage with a qualified digital asset custodian. The Company is required to maintain collateral levels within specified thresholds, and failure to do so may result in margin calls or liquidation of collateral.

Each loan bears interest at the rate specified in the applicable term sheet and are repayable in USD. The Master Loan Agreement contains customary representations, covenants, collateral requirements, tax and indemnification provisions, and events of default.

On October 9, 2025, the Company borrowed $5.0 million pursuant to Loan Utilization Request #1 under the Master Loan Agreement. The loan bears interest at 6.5% per annum, matures on September 30, 2026, and is collateralized by 105 bitcoin. The loan is a fixed-term loan with a prepayment option.

On November 19, 2025, the Company entered into the First Amendment to the Master Loan Agreement (the “Amendment”). The Amendment revised certain collateral custody provisions and restated the applicable loan terms, including (i) an increase in the loan fee to 8.5% per annum, (ii) adjustments to collateral maintenance thresholds, and (iii) confirmation that all collateral must be held in segregated, qualified-custodian cold storage subject to a first-priority perfected security interest in favor of Two Prime. The Company evaluated the Amendment to determine if it represented a modification or extinguishments of debt, and concluded that the Amendment is a modification of the original Master Loan Agreement.

Fold Holdings, Inc.
Notes to Financial Statements

10. Debt and Financing Arrangements (cont.)

On December 16, 2025, the Company borrowed an additional $5.0 million pursuant to Loan Utilization Request #2 under the Amendment. The loan bears interest at 8.5% per annum, matures on September 30, 2026, and is collateralized by 95 bitcoin. The loan is a fixed-term loan with a prepayment option.

As of December 31, 2025, the outstanding principal balance under the Master Loan Agreement was $10.0 million, secured by 200 bitcoin, which is held within Fold’s digital asset Investment Treasury. Total interest expense related to the Two Prime Credit Facility was $0.1 million. The Company was in compliance with all collateral maintenance requirements as of December 31, 2025.

11. STOCKHOLDERS’ EQUITY

Common stock

Pursuant to the Third Amended and Restated Certificate of Incorporation of the Company dated February 14, 2025, the Board is authorized to issue 600,000,000 shares of Common Stock at a par value of $0.0001 per share. As of December 31, 2025, the Company had 48.5 million shares of Common Stock issued and 48.4 million shares of Common Stock outstanding. As of December 31, 2024, the Company had 5.8 million shares of Common Stock issued and outstanding. Any dividends declared on Common Stock will be subordinated to dividends on any outstanding preferred shares. Holders of Common Stock are entitled to one vote per share.

Preferred stock

Pursuant to the Third Amended and Restated Certificate of Incorporation of the Company dated February 14, 2025, the Board is authorized to issue 20,000,000 shares of preferred stock at a par value of $0.0001 per share. As of December 31, 2025, the Company had no shares of preferred stock issued and outstanding. As of December 31, 2024, Fold Predecessor had 10.2 million shares of convertible preferred stock issued and outstanding. Refer to Note 3 for additional details on the conversion of preferred stock as part of the recapitalization.

Warrants

As of December 31, 2025, Fold had the following equity-classified warrants: (1) 12,434,658 public warrants related to legacy FTAC Emerald at an exercise price of $11.50; (2) 869,565 Series A and 869,565 Series C Warrants outstanding related to the June 2025 Amended Investor Note, at an exercise price of $12.50 and $9.00, respectively; and (3) 925,590 March 2025 Warrants outstanding related to the March 2025 Investor Note at an exercise price of $15.00.

As of December 31, 2024, Fold Predecessor had the following equity-classified warrants: (1) Series A, Series B, and Series C warrants to initially acquire up to 869,565, 500,000, and 869,565 additional shares of the Company’s Common Stock, respectively, with an initial exercise price of $12.50, $0.001, and $11.50 per share of Common Stock, respectively, subject to adjustment.

2025 Employee Share Purchase Plan

Effective as of the Merger, the Board of Directors adopted the Fold Holdings, Inc. 2025 Employee Stock Purchase Plan (the “ESPP”), pursuant to which 1,216,254 shares of the Company’s Common Stock were reserved for issuance.

The ESPP allows eligible employees, pursuant to offerings that may be established under the ESPP, to purchase shares of Common Stock at a discount through payroll deductions of up to 15% of their eligible compensation, subject to any plan or offering limitations. On August 1, 2025, the Compensation Committee of the Board of Directors (the “Compensation Committee”) approved a series of successive offerings under the ESPP, each consisting of consecutive six-month offering periods with the initial offering period beginning on September 1, 2025 and ending on February 28, 2026. A new offering period will automatically commence on March 1, 2026, unless cancelled or modified.

Fold Holdings, Inc.
Notes to Financial Statements

11. STOCKHOLDERS’ EQUITY (cont.)

On the purchase date of each offering (that is, the last date of the offering period), eligible employees have the option to purchase (with accumulated payroll deductions) Common Stock at a price per share equal to 85% of the lesser of (i) the fair market value of the Common Stock on the enrollment date (that is, the first date of the offering period) or (ii) fair market value of a share of Common Stock on the purchase date of the offering. The estimated fair value of shares to be issued under our ESPP is calculated under the Black-Scholes model, as of the grant date.

As of December 31, 2025, employee payroll deductions had begun, and the purchase date for the initial offering period occurred on February 27, 2026.

2025 Equity Line of Credit

On June 16, 2025, the Company entered into an Equity Purchase Facility Agreement (the “Facility”) and a Registration Rights Agreement, each with SZOP Opportunities I LLC. Pursuant to the Facility, the Company has the right to sell to the investor up to the lesser of (i) $250.0 million of newly issued Fold Common Stock, par value $0.0001 per share, and (ii) the Exchange Cap (as defined in the Facility), from time to time during the 24-month term of the Facility. The execution and timing of sales of Common Stock pursuant to the Facility are solely at the option of the Company, and the Company is under no obligation to sell any securities to the investor under the Facility. The total number of shares to be sold to the investor is limited to the extent that the shares would not result in the investor and its affiliates having shares in excess of the beneficial ownership limitation of 9.99%. The purchase price of shares sold to the investor will be equal to 97% or 92% of the volume weighted average price on the trading day the shares are put to the investor with a Regular Advance Notice or an Accelerated Advance Notice, respectively (in each case as defined in the Facility). The Company determined that the right to sell shares of the Company’s Common Stock to the investor pursuant to the Facility represents a freestanding put option under ASC 815, Derivatives and Hedging. The fair value of the put option was determined to be zero as the shares to be issued and the purchase price is settled within one to two business days. The Company began delivering Advance Notices (as defined in the Facility) under the Facility in September 2025. During the year ended December 31, 2025, the Company sold 1.42 million shares of Common Stock to the investor pursuant to the Facility for gross proceeds of $4.37 million, and recognized $0.1 million of amortization related to deferred issuance costs.

12. SHARE-BASED COMPENSATION EXPENSE

Prior to the Merger, Fold Predecessor historically granted RSAs and RSUs under the Fold, Inc. 2019 Equity Incentive Plan (the “2019 Equity Plan”). In connection with the Merger, the Company adopted a new 2025 Incentive Award Plan (the “2025 Equity Plan”) as well as the ESPP which became effective immediately on the date of the Merger. See Note 11 for further information regarding the Company’s ESPP. Collectively, these plans are referred to as the “Equity Plans”.

Following the Merger, no further awards may be granted under the 2019 Equity Plan; however, awards granted under that plan will remain subject to the terms and conditions of the 2019 Equity Plan. Under the 2025 Equity Plan, an aggregate number of shares equal to the sum of (i) 10% of the fully-diluted shares of Fold Holdings, Inc. Common Stock as of the Closing, (ii) the number of shares that remained available for issuance under the 2019 Equity Plan as of the Closing and (iii) the number of shares that were subject to awards under the 2019 Plan as of the Closing and which, following the Closing, became available for grant under the 2025 Equity Plan, were initially reserved under the 2025 Equity Plan.

The purpose of the Equity Plans is to offer select Participants (defined as employees, consultants, or outside directors) the opportunity to acquire equity in the Company through the awards of Options, RSAs, Stock Appreciation Rights, RSUs, and Other Stock Awards (collectively and individually, “Awards”). RSUs are Awards of an unfunded and unsecured right to receive shares of Common Stock (or cash or a combination of shares of Common Stock and cash, as determined in the discretion of the Compensation Committee) upon settlement of the Award. RSAs are Awards of restricted shares of Company Common Stock. Each Award may or may not be subject to vesting. Vesting occurs upon satisfaction of the conditions specified in each individual award agreement. As of December 31, 2025, the Company has not issued any Options, Stock Appreciation Rights, or Other Stock Awards through the Equity Plans.

Fold Holdings, Inc.
Notes to Financial Statements

12. SHARE-BASED COMPENSATION EXPENSE (cont.)

Restricted Stock Units

Prior to the Merger, Fold Predecessor’s RSUs had two vesting conditions: a service condition that is typically satisfied based on the grantee’s continuous service over 48 months with a one-year cliff vesting requirement (though some RSUs have been granted with different service-vesting schedules, including without the one-year cliff), and a performance condition related to the consummation of a liquidity event defined in the award agreements as the first to occur of a change of control or the first sale of Common Stock pursuant to an IPO. The Merger with FTAC Emerald on February 14, 2025 was deemed to have satisfied the performance condition criteria. Following the Merger, the Company’s RSUs are subject to vesting requirements of each individual Award grant, which will typically include only a service condition based on the grantee’s continuous service over 48 months with a one-year cliff vesting requirement (though some Company RSUs have been granted with different service-vesting schedules).

On February 14, 2025, upon Closing of the Merger, each outstanding Fold Predecessor RSU award was converted into an Award of RSUs covering a number of shares of Common Stock of Fold Holdings, Inc. determined by multiplying (i) the number of shares of Fold Predecessor Common Stock subject to the Fold Predecessor RSU award immediately prior to the consummation of the Merger by (ii) ~82.5% (rounded down to the nearest whole share). As the Merger was deemed to have satisfied the performance vesting condition under the RSU awards, 1.4 million Fold Predecessor RSUs vested upon the Closing of the Merger, resulting in the recognition of share-based compensation expense totaling $4.4 million with a weighted average grant date fair value of $3.37 for RSUs vested during the period.

The Company recognized $10.0 million of share-based compensation expense for the year ended December 31, 2025. $4.4 million of share-based compensation expense was immediately recognized due to the performance condition deemed being satisfied on February 14, 2025. As the performance condition was not met as of December 31, 2024, no share-based compensation was recognized for the year ended December 31, 2024. There was $13.8 million of unrecognized shared-based compensation expense related to unvested awards as of December 31, 2025. The unrecognized compensation expense will be recognized on a straight-line basis over the weighted average vesting period of 2.96 years.

Restricted Stock Award

The Company’s awarded RSAs are not subject to any performance condition vesting requirements and are instead subject only to service conditions. We recorded no share-based compensation expense related to RSAs for the years ended December 31, 2025 and December 31, 2024. There was no material unrecognized compensation expense related to RSAs as of December 31, 2025 or December 31, 2024. There were not any additional RSAs granted during the year ended December 31, 2025 or December 31, 2024.

Determination of fair value

The initial value of the Awards on the dates that the RSUs and RSAs were granted was determined based on the underlying value of Fold Predecessor’s Common Stock. As securities of a private company, the Fold Predecessor’s Common Stock was valued by performing an enterprise valuation using a guideline public company market approach method. This method leverages an analysis of publicly traded peers to develop relevant market multiples and ratios applied to the Company’s historical and expected cash flows. As a public company, the fair value of our Common Stock is determined on the grant date using the closing price of our Common Stock, which is traded on the Nasdaq Capital Market.

Fold Holdings, Inc.
Notes to Financial Statements

12. SHARE-BASED COMPENSATION EXPENSE (cont.)

RSU and RSA activity

The following table summarizes RSU and RSA share activity under the Equity Plans for the year ended December 31, 2025 and 2024:

	RSUs	RSAs
Shares nonvested at January 1, 2024	1,271,784	124,176
Granted	830,748	—
Vested	—	(106,906)
Forfeited	(3,912)	—
Shares nonvested at December 31, 2024	2,098,620	17,270
Granted	3,513,086	—
Vested	(1,755,232)	(17,270)
Forfeited	(265,601)	—
Shares nonvested at December 31, 2025	3,590,873	—

13. COMMITMENTS AND CONTINGENCIES

401(k) Plan

We sponsor a 401(k) defined contribution plan covering all eligible U.S. employees. Both Company and employee contributions to the 401(k) plan are discretionary. For the years ended December 31, 2025 and 2024, we recorded $0.1 million and $0.1 million of expense related to the 401(k) plan, respectively, which is included in compensation and benefits in the accompanying statements of operations.

June 2025 Amended Investor Note

The June 2025 Amended Investor Note contained a provision akin to a time-value make-whole provision wherein the investor was to receive a special interest payment of $10.0 million, payable at maturity or conversion of the note, less any prior interest payments made to the investor before that date. We have estimated the additional minimum liability was to be $2.4 million at maturity. We have recorded an additional $0.7 million of accrued interest as of December 31, 2025, which was to continue to accrue ratably over the next three years to maturity to reflect the special interest.

Litigation

In connection with the chapter 11 bankruptcy proceeding of Prime Core Technologies, Inc. (“Prime Core”), on August 14, 2025, the Company was named as a defendant in a proceeding pending in the United States Bankruptcy Court for the District of Delaware (PCT Litigation Trust v. Fold Holdings, Inc., Adv. Pro. No. 25-52024 (JKS)), pursuant to which the litigation trust for Prime Core (“PCT Litigation Trust”) seeks avoidance and recovery of alleged preferential transfers. While the outcome of this proceeding cannot be predicted with certainty, the Company does not presently expect this matter to have a material adverse effect on its financial position, liquidity, capital resources, or annual results of operations.

From time to time, the Company may be subject to other claims, inquiries, or legal proceedings arising in the ordinary course of business. While the outcome of any future matter is inherently uncertain, we do not currently expect that any such matters, if they were to arise, would have a material adverse effect on our financial position, liquidity, capital resources, or annual results of operations.

Fold Holdings, Inc.
Notes to Financial Statements

14. INCOME TAXES

Income tax (benefit) expense consists of:

	December 31, 2025	December 31, 2024
Federal current tax expense	$—	$—
State current tax expense	1,472	7,400
Total current tax expense	1,472	7,400

Federal deferred tax expense	—	—
State deferred tax expense	—	—
Total deferred tax expense	—	—
Total tax expense	$1,472	$7,400

Income tax (benefit) expense differs from the amounts computed by applying the applicable U.S. federal income tax rate of 21% as a result of the following:

	December 31, 2025
	Amount	Percent
Income tax expense at the federal statutory rate	$(14,613,872)	21.00%
State taxes(1)	504	0.00%
Federal credits	(89,051)	0.13%
Changes in valuation allowance	9,995,523	-14.36%
Non-deductible/Non-taxable items
Excess stock compensation deduction	988,450	-1.42%
Nondeductible losses on SAFE notes	1,511,405	-2.17%
Nondeductible stock issuance costs	2,009,513	2.89%
Nondeductible repurchase premium on convertible notes	194,892	-0.28%
Other permanent items	4,111	-0.01%
Other	(3)	0.00%
Total income tax expense	$1,472	0.00%

____________

(1)      Certain categories within the effective tax rate reconciliation disclosure required by ASU 2023-09 have not been separately disaggregated, as it was determined that such disaggregation would not be material, consistent with the materiality guidance in ASC 105-10-05-6.

For the year ended December 31, 2025, the significant reconciling items, as noted in the table above, are primarily due to non-deductible/non-taxable items partially offset by the change in valuation allowance.

For the year ended December 31, 2024, prior to the adoption of ASU 2023-09, the income tax (benefit) expense differs from the amounts computed by applying the applicable U.S. federal income tax rate of 21% as a result of the following:

December 31, 2024
Amount
Income tax expense at the federal statutory rate	$(13,667,089)
Non-Deductible/Non-taxable Items	18,559,723
State Taxes	1,077,521
Rate Change	(25,879)
Federal Credits	(89,051)
Valuation Allowance	(5,847,827)
Other	2
Total income tax expense	$7,400

Fold Holdings, Inc.
Notes to Financial Statements

14. INCOME TAXES (cont.)

The tax effects of temporary differences and tax attributes that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities are presented below:

Deferred taxes	December 31, 2025	December 31, 2024
Customer rewards liability	$1,675,054	$2,193,675
Goodwill and intangible assets	2,888	13,376
Capitalized research and development costs	570,930	815,967
Net operating losses	10,170,376	5,676,941
Credits	444,723	355,672
Start up costs	2,232,158	—
Convertible debt	4,037,227	—
Restricted stock	746,055	—
Other	3,216	3,379
Total deferred tax assets	19,882,627	9,059,010
Valuation allowance	(14,403,016)	(275,686)
Net deferred tax assets	5,479,611	8,783,324

Digital assets	(5,479,611)	(8,783,324)
Total deferred tax liabilities	(5,479,611)	(8,783,324)
Net deferred tax asset (liability)	$—	$—

As of December 31, 2025 and 2024, the Company had $14.4 million and $0.3 million in net deferred tax assets, respectively. At each reporting date, management considers new evidence, both positive and negative that could affect its view of the future realization of deferred tax assets. The Company has established a full valuation allowance against the deferred tax assets due to the lack of sufficient positive evidence to support their realization. This assessment will be reviewed periodically, and adjustments to the valuation allowance will be made as warranted by changes in circumstances. As of December 31, 2025 and 2024, the Company recorded a full valuation allowance of $14.4 million and $0.3 million, respectively.

As of December 31, 2025 and 2024, the Company has federal net operating losses of $40.2 million and $21.2 million, respectively, which do not expire. Utilization of the net operating losses may be subject to annual limitations due to the “change in ownership” provisions of the Internal Revenue Code of 1986 under Section 382. As of December 31, 2025 and 2024, the Company has not completed a Section 382 study to make this determination.

As of December 31, 2025 and 2024, the Company has federal R&D credit carryforwards of $0.4 million and $0.4 million, respectively, which expire in 2040 through 2045.

As of December 31, 2025, the Company has state net operating loss carryforwards of $33.7 million, of which $4.6 million do not expire and $29.1 million expire in various jurisdictions in 2036 through 2045. As of December 31, 2024, the Company has state net operating loss carryforwards of $22.8 million, of which $2.2 million do not expire and $20.6 million expire in various jurisdictions in 2036 through 2044.

As of December 31, 2025 and 2024, the Company did not have any unrecognized tax benefits. To the extent penalties and interest would be assessed on any underpayment of income tax, the Company’s policy is that such amounts would be accrued and classified as a component of income tax expense in the financial statements. The Company is subject to the following material taxing jurisdictions: U.S., Arizona, California, and New York. As of December 31, 2025 and 2024, the Company is current on its income tax filings in all applicable state jurisdictions and is not currently under any federal or state income tax examinations. The Company is open to federal and state tax audits until the applicable statutes of limitations expire. The statute of limitations has expired for all federal and state returns filed for periods ending before 2022. As of December 31, 2025, the Company had no accrued interest or penalties related to uncertain tax positions.

Fold Holdings, Inc.
Notes to Financial Statements

14. INCOME TAXES (cont.)

For the year ended December 31, 2025, total income taxes paid (net of refunds) consisted of the following:

	December 31, 2025	December 31, 2024
Federal	$—	$—
Aggregated state and local jurisdictions(2)	6,139	3,110
Net Cash Paid (refunds received) for income taxes	$6,139	$3,110

____________

(2)       Certain categories within the income taxes paid disclosure required by ASU 2023-09 have not been separately disaggregated, as it was determined that such disaggregation would not be material, consistent with the materiality guidance in ASC 105-10-05-6.

15. FAIR VALUE MEASUREMENTS

Financial assets and liabilities that are measured at fair value on a recurring basis are classified as Level 1, Level 2, and Level 3 as follows:

	As of December 31, 2025
	Total	Level 1	Level 2	Level 3
Assets:
Digital assets	$140,531,660	$140,531,660	$—	$—
Total assets	$140,531,660	$140,531,660	$—	$—

Liabilities:
Customer rewards liability	$6,872,869	$—	$—	$6,872,869
March 2025 Investor Note	47,207,556	—	—	47,207,556
Total liabilities	$54,080,425	$—	$—	$54,080,425
	As of December 31, 2024
	Total	Level 1	Level 2	Level 3
Assets:
Digital assets	$102,138,351	$102,138,351	$—	$—
Total assets	$102,138,351	$102,138,351	$—	$—

Liabilities:
Customer rewards liability	$8,569,651	$—	$—	$8,569,651
SAFEs	171,080,533	—	—	171,080,533
Total liabilities	$179,650,184	$—	$—	$179,650,184

The carrying amounts of certain financial instruments, including cash and cash equivalents, accounts receivables, accounts payable and accrued liabilities, and deferred revenue approximate their fair values due to their short-term nature.

The fair value of our digital assets was determined using the Level 1 input of bitcoin prices in the market we determined to be the principal market as of December 31, 2025 and December 31, 2024.

There have been no changes to the level categorization of our financial assets and liabilities.

Customer rewards liability

The customer reward liability is classified as a Level 3 financial instrument within the fair value hierarchy primarily due to the reward forfeiture rate applied to the value of the bitcoin obligation, which is an unobservable input to the fair value measurement. The Company has determined the bitcoin price based on its value in the market we determined to be the principal market for the related digital asset as of December 31, 2025 and December 31, 2024,

Fold Holdings, Inc.
Notes to Financial Statements

15. FAIR VALUE MEASUREMENTS (cont.)

which is considered a Level 1 input. The forfeiture rate is then applied to reflect an estimated breakage rate of rewards that have been forfeited based on the contractual terms and conditions of our Rewards Program and historical trends of forfeiture rates on a three-year trailing basis. The estimated forfeiture rate applied to our customer rewards liability for the periods ended December 31, 2025 and 2024 was 10%.

Simple Agreements for Future Equity

On February 14, 2025, upon Closing of the Merger, the SAFEs of Fold Predecessor converted into approximately 16.6 million shares of Fold Holdings, Inc. Common Stock. The fair value of the SAFEs on the date of conversion was approximately $177.6 million. Prior to conversion, Fold Predecessor’s SAFEs were recorded as a liability in the accompanying balance sheets and the Company recorded subsequent remeasurements in “Changes in fair value of SAFEs” in the statements of operations. However, because Fold Predecessor’s SAFEs were structured to be settled via the delivery of common and/or preferred shares upon execution of an equity financing or liquidity event, these amounts were reclassified to equity upon conversion.

Prior to conversion, the estimated fair value of the SAFEs (refer to Note 9) was determined based on the aggregated, probability-weighted average of the outcomes of certain scenarios, including: (i) equity financing, with conversion of the SAFEs into a number of shares of convertible preferred stock at the lower of the post-money valuation cap price or discount price, (ii) a liquidity event (change of control, direct listing, or an initial public offering) with mandatory conversion to Common Stock at the lower of the post-money valuation cap price or discount price and (iii) a dissolution event, with SAFE holders automatically entitled to receive cash payments equal to the purchase amount, prior to and in preference to any distribution of any assets or surplus funds to the holders of convertible preferred and Common Stock. The combined value of the probability-weighted average of those outcomes was then discounted back to each reporting period in which the SAFEs are outstanding, in each case based on a risk-adjusted discount rate estimated to set the probability-weighted sum of each scenario to the purchase price. The discount rate at each valuation date was adjusted by the change in the USD CCC bond rate to reflect the market movement between the issuance date and valuation date. Additionally, in Fold Predecessor’s estimate of the fair value of the Bitcoin SAFEs, the then current value of bitcoin was used as an estimate of the future value of a BTC-denominated payout. If there is not a Liquidity Event, the SAFE would have resulted in the repayment of the bitcoin contributed at the issuance of the note. To value this scenario, which was weighted at a 9% probability, Fold Predecessor considered the value of the underlying bitcoin as of the valuation date, reflecting an estimate of the future price.

Fair value measurements associated with SAFEs were determined based on significant inputs not observable in the market, which represent Level 3 measurements within the fair value hierarchy. Increases and decreases in the fair value of the SAFEs can result from updates to assumptions such as expected timing and probability of a qualified financing event, or changes in discount rates, among other assumptions. Based on the Company’s assessment of the valuation of the SAFEs, performed by the Company’s third-party valuation specialists, none of the changes in the fair value of those instruments were due to changes in the Company’s own credit risk for the reporting periods presented. Judgment is used in determining these assumptions as of the initial valuation date and at each subsequent reporting period. Changes or updates to assumptions could have a material impact on the reported fair value and the change in fair value of SAFEs and the results of operations in any given period.

The following table summarizes the changes in fair value associated with Level 3 SAFE financial instruments held at the beginning or end of the periods presented:

SAFEs
Balance at January 1, 2024	$10,601,545
Proceeds from issuances of SAFEs	72,106,134
Change in fair value of SAFEs	88,372,854
Balance at December 31, 2024	$171,080,533
Proceeds from issuances of SAFEs	$—
Change in fair value of SAFEs	6,503,113
Conversion of SAFEs	(177,583,646)
Balance at December 31, 2025	$—

Fold Holdings, Inc.
Notes to Financial Statements

15. FAIR VALUE MEASUREMENTS (cont.)

March 2025 Convertible Note

The estimated fair value of the convertible note (refer to Note 10) was determined using a Monte Carlo simulation model, which requires the use of several inputs and significant assumptions, including the risk-free rate and volatility. The discount rate at each valuation date was the risk free rate. Additionally, in the Company’s estimate of the fair value of the convertible note, the forced conversion right was treated as soft call options within the valuation model.

Fair value measurements associated with the convertible note were determined based on significant inputs not observable in the market, which represent Level 3 measurements within the fair value hierarchy. Increases and decreases in the fair value of the convertible note can result from updates to assumptions such as the price of bitcoin, expected timing and probability of the Company being able to exercise their forced conversion right, or changes in the risk-free rate, among other assumptions. Based on the Company’s assessment of the valuation of the convertible note, performed by the Company’s third-party valuation specialists, none of the changes in the fair value of those instruments were due to changes in the Company’s own credit risk for the reporting periods presented. Judgment is used in determining these assumptions as of the initial valuation date and at each subsequent reporting period. Changes or updates to assumptions could have a material impact on the reported fair value and the change in fair value of the convertible note and the results of operations in any given period.

The following table summarizes the changes in fair value associated with Level 3 convertible note financial instruments held at the beginning or end of the periods presented:

Convertible Note
Balance at December 31, 2024	$—
Additions	46,279,500
Fair value adjustment – day one loss on issuance of debt	12,753,994
Fair value adjustment – change in fair value	(11,825,938)
Balance at December 31, 2025	$47,207,556

The following table summarizes the significant inputs which the fair value measurements associated with the convertible note was determined:

	As of December 31, 2025	As of December 31, 2024
Risk-free rate (continuously compounded)	3.60%	—
Fold volatility (annual)	99.16%	—
Bitcoin volatility (annual)	52.03%	—
Note term	4.18 Years	—
Fold stock price	$2.61	—
Bitcoin price	$87,508.83	—
Correlation (Fold and Bitcoin)	0.4289	—
Conversion price	$12.50	—
Dividend yield (annual)	0.00%	—

16. CUSTODY OF DIGITAL ASSETS

We provide custody services on behalf of our customers through an unrelated third-party service provider, who is a qualified custodians. We do not own digital assets held in a custodial capacity on behalf of our customers. We maintain internal record keeping of those assets and are obligated to safeguard the assets. We do not hold the cryptographic key information on behalf of our customers. The qualified custodian used by Fold hold our customer cryptographic key information. We are not aware of any actual or possible safeguarding loss events requiring recognition under ASC 450-20, Loss Contingencies, as of and for the years ended December 31, 2025 or December 31, 2024.

Fold Holdings, Inc.
Notes to Financial Statements

16. CUSTODY OF DIGITAL ASSETS (cont.)

The fair value of customer digital assets held by our qualified custodian totaled $21.3 million and $13.9 million at December 31, 2025 and December 31, 2024, respectively. These assets are not recorded in the Company’s balance sheets. Similarly, as the Company has an obligation to safeguard these assets, it has a corresponding unrecorded liability of $21.3 million and $13.9 million at December 31, 2025 and December 31, 2024, respectively. Since the risk of loss is remote, the Company did not record a contingent liability at December 31, 2025 or December 31, 2024. The Company has no reason to believe it will incur any expense associated with such potential liability because it has no known or historical experience of claims to use as a basis of measurement, and it accounts for and continually verifies the amount of digital assets within its qualified custodians’ control.

17. NET LOSS PER SHARE

Basic net loss per share is computed by dividing the net loss by the weighted-average number of shares of Common Stock outstanding during the period. Diluted net loss per share is computed by dividing net loss by the weighted-average number of shares of Common Stock outstanding adjusted for the dilutive effect of all potential shares of Common Stock. In periods when the Company reported a net loss, diluted net loss per share is the same as basic net loss per share because the effects of potentially dilutive items were anti-dilutive.

As described in Note 3, the Company accounted for the Merger as a reverse recapitalization. Net loss per share calculations for all periods prior to the Merger have been retrospectively adjusted by the Exchange Ratio for the equivalent number of shares of Common Stock outstanding immediately after the Merger to effect the reverse recapitalization. The Exchange Ratio was calculated as the quotient of (a) the Aggregate Merger Consideration (as defined in the Agreement and Plan of Merger attached as Exhibit 2.1 hereto), divided by (b) the number of shares of Fold Fully Diluted Capital Stock (as defined in the Agreement and Plan of Merger attached as Exhibit 2.1 hereto). Subsequent to the Merger, net loss per share is calculated based on the weighted average number of shares of Common Stock outstanding.

	Year ended December 31,
	2025	2024
Basic net loss per share:
Numerator:
Net loss	$(69,590,462)	$(65,088,786)
Net loss attributable to common stockholders, basic and diluted	$(69,590,462)	$(65,088,786)

Denominator:
Basic Shares:
Weighted-average shares used to compute basic and diluted net loss per share	42,218,965	5,836,882
Net loss per share attributable to common stockholders:
Basic and diluted	$(1.65)	$(11.15)

The following potential Common Stock were excluded from the calculation of diluted net loss per share because their effect would have been anti-dilutive for the periods presented:

	Year ended December 31,
	2025	2024
Convertible preferred stock	—	10,204,880
Unvested restricted stock units(1)	3,590,873	2,098,620
SAFEs(2)	—	—
Convertible notes(3)	5,924,582	—
Investor warrants(4)	15,099,378	—
Employee stock purchase plan(5)	10,352	—
Total anti-dilutive securities	24,625,185	12,303,500

____________

(1)     Potentially dilutive securities attributable to outstanding unvested RSUs are excluded from the calculation of diluted net income per share as the effect of the incremental Common Stock would be anti-dilutive and are therefore excluded from the income loss per share calculation.

Fold Holdings, Inc.
Notes to Financial Statements

17. NET LOSS PER SHARE (cont.)

(2)     The SAFEs were not included for purposes of calculating the number of diluted shares outstanding for the year ended December 31, 2025 as the SAFEs were converted to Common Stock as of the Merger. The SAFEs were not included for purposes of calculating the number of diluted shares outstanding for the year ended December 31, 2024 as the number of dilutive shares would be based on a conversion ratio associated with the pricing of the future financing or liquidation event, which was not determinable as of December 31, 2024.

(3)     The June 2025 Amended Note contains a conversion feature that allows the investor the option to convert the June 2025 Amended Note in exchange for 2,222,222 shares of Common Stock. The March 2025 Investor Note contains a conversion feature that allows the investor the option to convert in exchange for 3,702,360 shares of Common Stock. The effect of the incremental Common Stock issuable upon a conversion of these notes would be anti-dilutive and are therefore excluded from the income loss per share calculation.

(4)     As of December 31, 2025, Fold had (1) 12,434,658 public warrants related to legacy FTAC Emerald at an exercise price of $11.50; (2) 869,565 Series A and 869,565 Series C Warrants outstanding related to the June 2025 Amended Investor Note, at an exercise price of $12.50 and $9.00, respectively; and (3) 925,590 March 2025 Warrants outstanding related to the March 2025 Investor Note at an exercise price of $15.00. These warrants are considered anti-dilutive based on Fold’s average share price for the year ended December 31, 2025 and are therefore excluded from the loss per share calculation.

(5)     Potentially dilutive securities attributable to the employee stock purchase plan are excluded from the calculation of diluted shares outstanding as of December 31, 2025, the effect of the incremental Common Stock would be anti-dilutive and therefore excluded from the income loss per share calculation.

18. SUBSEQUENT EVENTS

The Company evaluated subsequent events, if any, that would require an adjustment to the Company’s financial statements or require disclosure in the notes to the financial statements through March 17, 2026, the date the financial statements were available to be issued. Where applicable, the notes to these financial statements have been updated to discuss significant subsequent events which have occurred.

Additionally, the Company identified the following subsequent events for disclosure:

Bold Technologies Intellectual Property Asset Acquisition

On February 2, 2026, the Company exercised an option to acquire certain intellectual property of Bold Technologies, Inc. The option exercise resulted in the acquisition of certain intellectual property in exchange for non-cash consideration with an aggregate value of $0.5 million, payable in shares of the Company’s common stock.

The assets acquired consist primarily of software source code and repositories, proprietary algorithms and architectures, trade secrets and technical know-how, data and databases, domain names and related web and application listings, design files and documentation, and associated operational credentials and access rights. No liabilities were assumed as part of the transaction, and no employees or substantive processes were acquired.

Two Prime Credit Facility

On February 5, 2026 the Company received a collateral maintenance notice under its outstanding Credit Facility as a result of the decline in the market price of bitcoin below the collateral maintenance threshold. In accordance with the terms of the Credit Facility, the Company provided an additional 50 bitcoin as collateral within the required notification period to satisfy the collateral maintenance requirements. The Company is in compliance with all collateral maintenance requirements as of March 17, 2026, the date the financial statements were available to be issued.

Sale of Bitcoin

Between January 1, 2026, and March 17, 2026, the Company sold 200 bitcoin for $14.4 million, or approximately $71.9 thousand per bitcoin, from Fold’s Investment Treasury. Proceeds from the sale of bitcoin, together with the cash obtained from the closing of the Purchase Agreement (as defined below) were used to pay off the June 2025 Amended Investor Note.

Fold Holdings, Inc.
Notes to Financial Statements

18. SUBSEQUENT EVENTS (cont.)

Debt Restructuring

On February 25, 2026, the Company entered into a Purchase Agreement (the “Purchase Agreement”) with SATS Credit Fund L.P. (“SATS”), an affiliate of the Company’s lead director. Pursuant to the Purchase Agreement, SATS purchased from the Company a $13.0 million senior unsecured promissory note, repayable in cash, bearing interest at 10% per annum (the “New Note”), and 520,000 shares of the Company’s common stock (the “Initial Commitment Shares”). The New Note matures in one year, is prepayable without penalty, and includes certain mandatory prepayment provisions based on the market price of bitcoin. The New Note is renewable for an additional one-year term upon the mutual consent of the Company and SATS and the issuance of additional 520,000 shares of the Company’s common stock (the “Renewal Commitment Shares”).

On February 26, 2026, in connection with the closing of the Purchase Agreement, the Company repaid the March 2025 Investor Note with 500 bitcoin. No penalties or fees were incurred in connection with the termination.

On February 27, 2026, the Company repaid the June 2025 Amended Investor Note with $27.5 million. The total cash consideration for repayment of the Investor Note consisted of $20 million related to the principal outstanding and $7.5 million related to the special interest payment as further described in Note 13.

Fold Holdings, Inc.

Condensed Balance Sheets

(Unaudited)

	June 30, 2026	December 31, 2025
Assets
Current assets
Cash and cash equivalents	$28,386,785	$7,652,203
Accounts receivable, net	614,801	728,001
Credit card receivable, net	2,753,588	—
Inventories	847,308	478,045
Digital assets – rewards treasury	4,504,290	6,872,869
Prepaid expenses and other current assets	1,913,981	2,384,684
Total current assets	39,020,753	18,115,802
Digital assets – investment treasury	11,356,023	133,658,791
Capitalized software development costs, net	1,986,251	1,393,752
Other non-current assets	131,770	299,309
Total assets	$52,494,797	$153,467,654

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$698,556	$704,789
Accrued expenses and other current liabilities	1,992,004	3,166,186
Accrued legal settlement	1,374,828	—
February 2026 note – related party, net	12,446,041	—
Credit facility	—	10,000,000
Customer rewards liability	4,504,290	6,872,869
Deferred revenue	228,148	366,252
Total current liabilities	21,243,867	21,110,096
June 2025 convertible note, net	—	21,469,675
March 2025 convertible note – related party	—	47,207,556
Other non-current liabilities	—	689,680
Total liabilities	21,243,867	90,477,007

Commitments and contingencies (Note 12)
Stockholders’ equity
Preferred stock, $0.0001 par value; 20,000,000 shares authorized, 0 shares issued and outstanding at June 30, 2026 and 0 shares issued and outstanding at December 31, 2025	—	—
Common stock, $0.0001 par value; 600,000,000 shares authorized, 55,407,302 shares issued and 55,021,701 shares outstanding at June 30, 2026 and 48,477,883 shares issued and 48,419,266 shares outstanding at December 31, 2025	5,542	4,849
Additional paid-in-capital	241,003,835	233,924,782
Accumulated deficit	(209,758,447)	(170,938,984)
Total stockholders’ equity	31,250,930	62,990,647
Total liabilities and stockholders’ equity	$52,494,797	$153,467,654

The accompanying notes are an integral part of these condensed financial statements

Fold Holdings, Inc.

Condensed Statements of Operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenues, net	$6,089,909	$8,175,926	$11,682,218	$15,263,763

Operating expenses
Banking and payments costs	5,108,245	7,682,621	9,914,619	14,441,545
Custody and trading costs	739,039	142,811	1,337,454	188,596
Compensation and benefits	3,790,067	3,676,657	7,824,334	10,134,597
Marketing expenses	728,338	620,923	996,446	1,020,721
Professional fees	1,255,832	1,270,345	2,923,246	3,058,850
Amortization expense	173,985	106,837	330,064	197,908
(Gain) loss on customer rewards liability	(745,598)	2,071,505	(2,253,069)	970,648
(Gain) loss on digital assets – rewards treasury	1,119,388	(2,334,677)	2,808,843	(1,324,091)
Other selling, general and administrative expenses	1,689,247	1,264,422	3,399,228	2,400,876
Total operating expenses	13,858,543	14,501,444	27,281,165	31,089,650
Operating loss	(7,768,634)	(6,325,518)	(15,598,947)	(15,825,887)

Other income (expense)
Gain (loss) on digital assets – investment treasury	105,167	36,582,224	(28,524,298)	20,965,072
Change in fair value of SAFEs	—	—	—	(6,503,113)
Change in fair value of convertible note	—	(5,309,608)	13,200,089	(11,843,751)
Convertible note issuance costs and fees	—	—	—	(9,569,109)
Legal settlements	(1,374,828)	—	(1,374,828)	—
Loss on extinguishment of debt	—	(9,612,199)	(4,005,132)	(9,612,199)
Interest expense	(921,881)	(1,974,849)	(3,195,709)	(3,246,487)
Other income	308,619	66,398	682,833	186,701
Other income (expense), net	(1,882,923)	19,751,966	(23,217,045)	(19,622,886)

Net income (loss) before income taxes	(9,651,557)	13,426,448	(38,815,992)	(35,448,773)
Income tax expense (benefit)	—	881	3,471	4,859
Net income (loss)	$(9,651,557)	$13,425,567	$(38,819,463)	$(35,453,632)

Net income (loss) per share attributable to common stockholders:
Basic	$(9,651,557)	$13,425,567	$(38,819,463)	$(35,453,632)
Diluted	$(9,651,557)	$13,425,567	$(38,819,463)	$(35,453,632)
Net income (loss) per share attributable to common stockholders:
Basic	$(0.19)	$0.29	$(0.76)	$(0.98)
Diluted	$(0.19)	$0.28	$(0.76)	$(0.98)
Weighted-average common shares outstanding:
Basic	51,825,321	46,503,358	50,746,857	36,062,784
Diluted	51,825,321	47,561,116	50,746,857	36,062,784

The accompanying notes are an integral part of these condensed financial statements

Fold Holdings, Inc.

Condensed Statements of Stockholders’ Equity

(Unaudited)

	Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total

	Shares	Amount	Shares	Amount
Balance at January 1, 2025	10,204,880	$1,020	5,836,882	$584	$33,537,989	$(101,348,522)	(67,808,929)
Net loss	—	—	—	—	—	(35,453,632)	(35,453,632)
Reverse recapitalization, net of expenses	(10,204,880)	(1,020)	39,163,783	3,916	173,821,543	—	173,824,439
Share based compensation expense	—	—	142,785	15	6,895,480	—	6,895,495
Exercise of Series B warrants	—	—	500,000	50	(50)	—	—
Issuance of March 2025 Closing Shares and Warrants	—	—	750,000	75	9,569,109	—	9,569,184
Change in fair value of Series C Warrants	—	—	—	—	498,771	—	498,771
Issuance of interest shares	—	—	102,893	10	646,657	—	646,667
Issuance of placement shares	—	—	75,000	8	353,242	—	353,250
Balance at June 30, 2025	—	—	46,571,343	4,658	225,322,741	(136,802,154)	88,525,245

Balance at January 1, 2026	—	$—	48,477,883	$4,849	$233,924,782	$(170,938,984)	62,990,647
Net loss	—	—	—	—	—	(38,819,463)	(38,819,463)
Share based compensation expense	—	—	1,580,161	158	3,353,301	—	3,353,459
Common stock withheld for employee tax obligations	—	—	(385,601)	—	(949,300)	—	(949,300)
Issuance of interest shares	—	—	247,785	25	613,309	—	613,334
Issuance of Employee Stock Purchase Plan shares	—	—	57,485	6	85,647	—	85,653
Issuance of common stock	—	—	4,402,410	440	3,008,581	—	3,009,021
Issuance of commitment shares	—	—	520,000	52	785,148	—	785,200
Issuance of common stock for intellectual property acquisition	—	—	121,578	12	182,367	—	182,379
Balance at June 30, 2026	—	$—	55,021,701	$5,542	$241,003,835	$(209,758,447)	$31,250,930

The accompanying notes are an integral part of these condensed financial statements

Fold Holdings, Inc.

Condensed Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30,
	2026	2025
Cash flows from operating activities
Net loss	$(38,819,463)	$(35,453,632)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization expense	330,064	197,908
Loss (gain) on digital assets – rewards treasury	2,808,843	(1,324,091)
Loss (gain) on digital assets – investment treasury	28,524,298	(20,965,072)
(Gain) loss on customer rewards liability	(2,253,069)	970,648
Change in fair value of convertible note	(13,200,089)	11,843,751
Convertible note issuance costs and fees	—	9,569,109
Loss on extinguishment of debt	4,005,132	9,612,199
Amortization of debt issuance costs	6,638	112,187
Amortization of debt discount and premium	179,929	953,404
Change in fair value of SAFEs	—	6,503,113
Share-based compensation expense	3,353,459	6,895,480
Other non-cash adjustments	(551,717)	—
Increase (decrease) in cash resulting from changes in:
Accounts receivable, net	113,200	(246,105)
Credit card receivable, net	(2,753,588)	—
Inventories	(369,263)	(67,489)
Prepaid expenses and other current assets	270,655	(603,030)
Accounts payable	(6,233)	195,286
Accrued expenses and other current liabilities	1,017,227	1,376,866
Accrued legal settlement	1,374,828	—
Customer rewards liability	753,528	1,318,429
Deferred revenue	(138,104)	(133,156)
Other non-current liabilities	(689,680)	293,114
Net cash used in operating activities	(16,043,405)	(8,951,081)

Cash flows from investing activities
Purchases of digital assets	(1,748,759)	(2,374,030)
Proceeds from sales of digital assets	59,120,684	—
Payments for capitalized software development costs	(740,184)	(434,820)
Net cash provided by (used in) investing activities	56,631,741	(2,808,850)

Cash flows from financing activities
Proceeds from issuance of note	13,000,000	—
Repayment of convertible note	(25,166,667)	—
Proceeds from recapitalization	—	804,624
Payments of deferred IPO costs	—	(652,013)
Payment of debt issuance costs	—	(113,320)
Proceeds from issuance of common stock	3,262,213	—
Proceeds from credit facility	10,000,000	—
Repayment of credit facility	(20,000,000)	—
Common stock withheld for employee tax obligations	(949,300)	—
Net cash provided by (used in) financing activities	(19,853,754)	39,291

Net increase (decrease) in cash and cash equivalents	20,734,582	(11,720,640)
Cash and cash equivalents, beginning of period	7,652,203	18,330,359
Cash and cash equivalents, end of period	$28,386,785	$6,609,719

Fold Holdings, Inc.

Condensed Statements of Cash Flows — (Continued)

(Unaudited)

	Six Months Ended June 30,
	2026	2025
Non-cash investing and financing activities
Non-cash payment of interest with common stock	$613,334	$646,667
Distributions of digital assets to fulfill customer reward redemptions	869,038	1,489,430
Distributions of digital assets to satisfy other current obligations	1,089,777	46,955
Non-cash payment for intellectual property acquisition with common stock	182,379
Non-cash repayment of convertible note via transfer of digital assets – related party	34,007,466
Non-cash amortization of deferred issuance costs	167,539
Non-cash allocation of convertible note proceeds to embedded derivative	63,418	—
Non-cash allocation of note proceeds to commitment shares	785,200	—
Recapitalization	—	173,019,904
Proceeds from convertible debt received in digital assets – related party	—	43,965,525
Change in fair value of Series C Warrants included in loss on extinguishment		498,771
Distributions of digital assets for prepaid interest – related party	—	2,313,975
Supplemental disclosure of cash flow information
Cash paid during the period for interest expense	3,408,749	—

The accompanying notes are an integral part of these condensed financial statements

Fold Holdings, Inc.
Notes to Unaudited Condensed Financial Statements

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

Unless otherwise indicated or the context otherwise requires, references to “Fold,” “we,” “us,” “our,” and the “Company” refer to the business of Fold, Inc., a Delaware corporation, prior to the Closing of the Merger, and Fold Holdings, Inc. after the Closing of the Merger (as such terms are defined below). For any given valuation of bitcoin used herein, unless otherwise indicated, we use the market price of bitcoin on the Coinbase exchange at 11:59:59 pm UTC on the date stated.

Background and Business Combination

Fold Holdings, Inc. is a financial services company that operates across both U.S. dollars (“USD”) and bitcoin, and is designed to connect these systems in a seamless manner. Fold’s consumer offerings include an FDIC-insured checking account, a Visa debit card (the “Fold Debit Card”), a Visa credit card (the “Fold Credit Card”), bill payment services, a bitcoin gift card, and an extensive catalog of merchant reward offers. The Company also offers various forms of bitcoin buying and selling with low-to-zero fees and insured custody. By integrating both dollars and bitcoin across traditional financial services, the Company aims to act as a key point of entry for consumers to engage with and integrate bitcoin into their everyday lives. The Company’s products and services are available in the United States through the Fold mobile application (the “Fold App”).

On July 24, 2024, Fold, Inc. (“Fold Predecessor”) entered into a definitive agreement (the “Merger Agreement”) with FTAC Emerald Acquisition Corp. (“FTAC Emerald”), a publicly-traded special purpose acquisition company, providing for a proposed business combination (the “Merger”). The Merger was consummated on February 14, 2025 (the “Closing”). Following the Merger, FTAC Emerald changed its name to Fold Holdings, Inc. and effectively assumed all of Fold Predecessor’s material operations. The combined company now operates under the name Fold Holdings, Inc., and its common stock, par value $0.0001 per share (“Common Stock”) and warrants trade on the Nasdaq under the ticker symbols “FLD” and “FLDDW,” respectively. The Company is a remote-first company and does not designate a physical headquarters.

Liquidity and capital resources

As of June 30, 2026, the Company had cash and cash equivalents of $28.4 million and positive working capital of $17.8 million. The Company has a history of net operating losses, including an operating loss of $7.8 million for the three months ended June 30, 2026 and $15.6 million for the six months ended June 30, 2026. The Company has an accumulated deficit of $209.8 million as of June 30, 2026. Of that amount, $98.7 million relates to historical fair value adjustments on the Company’s SAFE notes which converted to Common Stock upon the closing of the Merger, $9.6 million relates to the loss on extinguishment of the December 2024 Initial Investor Note in June 2025, and $4.0 million relates to loss on extinguishment of debt recognized during the six months ended June 30, 2026.

As of June 30, 2026, the Company held 194 bitcoin in our Investment Treasury (as defined below), valued at $11.4 million based on the price of bitcoin as of that date. During February 2026, the Company sold 200 bitcoin for approximately $14.4 million, with the proceeds used in connection with the extinguishment of the June 2025 Amended Investor Note, as discussed below. During June 2026, the Company sold 632 bitcoin from its Investment Treasury for proceeds of $44.7 million, or approximately $70.8 thousand per bitcoin. From those proceeds, $20.0 million was used to repay in full the outstanding balance under the Company’s Credit Facility (as defined below), and the remaining $24.7 million was retained as unrestricted cash for general corporate purposes. As of June 30, 2026, we do not have any bitcoin held as collateral and restricted from operating use.

As of June 30, 2026, we held 77 bitcoin in our Rewards Treasury (as defined below), valued at $4.5 million, which matched our existing customer rewards liability, which is denominated in bitcoin. The Company anticipates being able to cover the costs for future rewards via future revenues and operational capital on hand.

The Company maintains a revolving credit facility (the “Credit Facility”) with Two Prime Lending Limited (“Two Prime”), pursuant to which the Company, upon the deposit of bitcoin as collateral, may borrow from Two Prime up to $45.0 million at an interest rate of 8.5% per annum. As of June 30, 2026, the Company has repaid in full the outstanding balance pursuant to the Credit Facility, and no bitcoin is held as collateral under this Credit Facility.

Fold Holdings, Inc.
Notes to Unaudited Condensed Financial Statements

1. ORGANIZATION AND DESCRIPTION OF BUSINESS (cont.)

The Credit Facility has an initial one-year term from October 1, 2025, which automatically renews for successive one-year periods unless either party provides termination notice, and remains available for future borrowings, subject to its terms. Refer to Note 9 for further information.

On February 26, 2026, the Company closed on a transaction pursuant to which the March 2025 Investor Note was extinguished, at which time the 500 bitcoin that had been reserved as collateral for this note, valued at approximately $34.0 million, were returned to the investor. In conjunction with the extinguishment of the March 2025 Investor Note, the Company issued the February 2026 Investor Note (as defined in Note 9) for $13.0 million. On February 27, 2026, the June 2025 Amended Investor Note was extinguished with a cash repayment of $27.5 million, which included cash proceeds from the aforementioned sale of 200 bitcoin and additional cash proceeds received from the February 2026 Investor Note. Refer to Note 9 for further information regarding these transactions.

In June 2025, the Company entered into an agreement for a $250 million equity purchase facility (the “Facility”). Pursuant to the Facility, the Company, in its sole discretion, has the right, but not the obligation, to issue and sell up to $250 million in newly issued shares of the Company’s Common Stock, subject to certain conditions. The Company is not required to use the Facility and controls the timing and amount of any drawdown on the Facility, subject to certain restrictions under the Facility. The Company expects that any proceeds received by it from the Facility will be used for, without limitation, working capital, general corporate purposes, and purchasing additional bitcoin for the Company’s corporate treasury should the conditions to do so align with our treasury strategy. As of June 30, 2026, the Company sold 5.82 million shares of Common Stock pursuant to the Facility for gross proceeds of $7.5 million, and recognized $0.2 million of amortization related to deferred issuance costs. Refer to Note 10 for further information.

The Company performs an evaluation to determine whether there are conditions or events (known and reasonably knowable), considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the condensed financial statements are available to be issued. Management expects that the Company’s existing cash and cash equivalents, accounts receivable, financing available from the Credit Facility and the Facility, and digital assets on hand through the date of filing, will be sufficient to enable the Company to fund its anticipated level of operations through one year from the date of this report.

There is limited historical financial information about the Company upon which to base an evaluation of its performance. The business is subject to risks inherent in the establishment of an emerging growth enterprise, including limited capital resources, possible delays in product development, and possible cost overruns due to price and cost increases in services. The Company may require additional capital to pursue certain business opportunities or respond to technological advancements, competitive dynamics or technologies, customer demands, challenges, or unforeseen circumstances.

We may continue to pursue additional capital via various capital instruments in the future; however, such funding may not be available on terms acceptable to us or at all. Although management believes that such capital sources will continue to be available, there can be no assurances that financing will be available to the Company when needed, or if available, on terms acceptable to the Company. If the Company is unable to obtain adequate financing on terms that are satisfactory to the Company, when the Company requires it, the Company’s ability to continue to grow or support the business and to respond to business challenges could be significantly limited, which may adversely affect the Company’s business plan.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying unaudited financial statements have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) and include the accounts of the Company.

Certain information or footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. These condensed financial statements and accompanying notes should be read in conjunction with the

Fold Holdings, Inc.
Notes to Unaudited Condensed Financial Statements

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

audited financial statements and accompanying notes for the years ended December 31, 2025 and 2024. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented. The interim results for the periods presented are not necessarily indicative of the results to be expected for the year ended December 31, 2026, or for any future periods.

Use of estimates

The preparation of the financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and expenses, as well as related disclosure of contingent assets and liabilities. The Company bases its estimates on historical experience and on assumptions that the Company believes are reasonable; however, actual results could significantly differ from those estimates. The Company evaluates these estimates on an ongoing basis.

Estimates, judgments, and assumptions in these financial statements include, but are not limited to, those related to the determination of the recognition, measurement, and valuation of current and deferred income taxes; the useful lives and impairment assessment of long-lived assets; the fair value of convertible notes; allowance for credit losses; the fair value of customer reward liability derivative instruments; and loss contingency identification and valuation, including assessing the likelihood of adverse outcomes from positions, claims, and disputes, recoveries of losses recorded, and associated timing.

Segment information

Operating segments are defined as components of an enterprise about which separate financial information is evaluated regularly by the Chief Operating Decision Maker (“CODM”), who is our Chief Executive Officer, in deciding how to allocate resources and assessing performance. During the six months ended June 30, 2026 and 2025, all operations were within the United States. The CODM allocates resources and assesses performance based upon financial information at the entity-wide level. Since the CODM makes operating decisions and allocates resources on an entity-wide basis, Fold operates as one operating segment and one reportable segment.

The primary financial measure used by the CODM to evaluate performance is operating income (loss) as shown on the statements of operations. Segment expenses and other segment items are provided to the CODM on the same basis as disclosed in the statements of operations.

The CODM does not evaluate performance or allocate resources based on segment assets, and therefore such information is not presented in the notes to the financial statements.

Capitalized software development costs, net

The Company capitalizes significant costs incurred in the acquisition or development of the internal software for use in the Company’s various service offerings. The Company incurs costs in developing software inclusive of direct external costs and internal payroll costs. Internal payroll costs typically include salaries and wages. Capitalized software costs are stated at cost net of accumulated amortization. Amortization is provided utilizing the straight-line method over the estimated useful life of the software, which is three years. Costs incurred in the preliminary and post-implementation phases of the Company’s internal use software are expensed as incurred. The Company also capitalizes intangible assets acquired in connection with asset acquisitions where the nature and useful life of the acquired assets are consistent with internally developed software costs.

Fold Holdings, Inc.
Notes to Unaudited Condensed Financial Statements

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Capitalized software development costs consisted of the following:
	June 30, 2026	December 31, 2025
Capitalized software, gross	$3,038,489	$2,314,121
Less: accumulated amortization	(1,052,238)	(920,369)
Capitalized software, net	$1,986,251	$1,393,752

The gross carrying amount of internally developed software costs that had been capitalized but not placed into service is as follows:
	June 30, 2026	December 31, 2025
Capitalized software not placed into service	$544,770	$594,096

The Company recorded amortization expense on capitalized software development costs placed into service in the amount of $0.2 million and $0.1 million during the three months ended June 30, 2026 and 2025, respectively, and $0.3 million and $0.2 million during the six months ended June 30, 2026 and 2025, respectively. During the three months ended March 31, 2026, the Company recorded a nominal amount of amortization expense related to the write-off and abandonment of projects, which is included within the six-month amortization expense noted above. There were no comparable write-offs during the six months ended June 30, 2025.

Customer rewards liability

The Company offers certain rewards to its users through the Fold Rewards Program. This program allows the Company’s users to earn promotional credits denominated in bitcoin by engaging in various actions, either by engaging in qualifying spend transactions (the “Revenue Rewards”) or performing certain actions designated by the Company as primarily for marketing, growth, and retention purposes (the “Marketing Rewards”). Revenue Rewards are defined as those that are earned in direct relation to a qualifying spend transaction such as spending on the Fold Debit Card or the Fold Credit Card, purchasing bitcoin, purchasing merchant offers, etc. Marketing Rewards are defined as those that are earned for behaviors unrelated to qualifying spend transactions such as sign-up bonuses, referral bonuses, spinning the daily spin wheel, etc. For accounting purposes, any reward that derives from a transaction where Fold receives revenue constitutes a Revenue Reward, whereas all other rewards constitute Marketing Rewards.

Revenue Rewards are considered earned at the time of the qualifying spend transaction. Revenue Rewards are immediately available for redemption by the user, except for those related to Fold Debit Card and Fold Credit Card transactions which cannot be redeemed until after a 30-day settlement period. Marketing Rewards are earned and available immediately upon the performance of a qualifying action by the user. To redeem available rewards, a user may request a withdrawal to a personal bitcoin wallet.

The Company accrues both Revenue Rewards and Marketing Rewards (collectively, the “Rewards”) within ‘Customer rewards liability’ in our accompanying balance sheets at the time the Reward is earned, with the corresponding impact on our statements of operations dependent on the type of Reward. Revenue Rewards are recorded as a reduction in the transaction price of the related revenue earned. Marketing Rewards are recorded as a marketing expense within operating expenses. The liability is initially recorded at the fair value of the bitcoin earned upon the action by the user and subsequently marked to fair value until redeemed or reversed, with gains and losses on this liability recorded within gain (loss) on customer rewards liability in our accompanying statements of operations. The liability is derecognized when the Reward is redeemed by the user and delivered to the user’s bitcoin wallet.

Per the terms and conditions of the Fold Rewards Program, Rewards are subject to adjustment for chargebacks, returns, refunds, or other circumstances. In addition, Rewards are subject to expiry if users fail to maintain an active account for more than twelve consecutive months. The Company estimates the amount of Rewards that will expire based on historical data, current user trends, and other factors and records those estimated amounts in the period

Fold Holdings, Inc.
Notes to Unaudited Condensed Financial Statements

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

those Rewards were earned. These accruals are accounted for as an adjustment to the transaction price of the original revenue transaction if the expiration relates to Revenue Rewards, or as contra-expense within marketing expense if the expiration relates to Marketing Rewards.

Derivatives

As our customer rewards liability results in an obligation to deliver a fixed amount of digital assets in the future, the Company has determined that it meets the definition of a derivative and marked it to fair value as discussed above. The Company has not designated this derivative instrument as a hedging instrument. As of June 30, 2026 and December 31, 2025, the notional amount of the customer rewards liability outstanding was 77 and 79 bitcoin, respectively, and the derivative instrument was valued at $4.5 million and $6.9 million, respectively, within ‘Customer rewards liability’ on our accompanying balance sheets. The Company recorded a gain of $0.7 million and a loss of $2.1 million during the three months ended June 30, 2026 and 2025, respectively, and a gain of $2.3 million and a loss of $1.0 million during the six months ended June 30, 2026 and 2025, respectively. For more detail on the fair value measurement of this derivative instrument, refer to Note 14.

Exchange or Modification of Debt

We consider modifications or exchanges of debt as extinguishments in accordance with Accounting Standards Codification (“ASC”) No. 470, Debt, with gains or losses recognized in current earnings if the terms of the new debt and original instrument are substantially different. If the original and new debt instruments are substantially different, the original debt is derecognized and the new debt is initially recorded at fair value. When freestanding instruments, such as equity-classified shares or bifurcated derivative liabilities, are issued in connection with the new debt, the total proceeds are allocated among the instruments using a combination of the with-and-without method and the relative fair value method. Under this approach, proceeds equal to the fair value of any instruments required to be measured at fair value on a recurring basis, such as bifurcated derivative liabilities accounted for under ASC 815, are first allocated to those instruments using the with-and-without method. The remaining proceeds are then allocated among any remaining freestanding instruments, such as equity-classified shares, using the relative fair value method, with the debt host recorded at its allocated amount.

The difference between the carrying amount of the extinguished debt and the consideration transferred is recognized as an extinguishment gain or loss. Under an exchange or modification accounted for as a debt extinguishment, fees paid to the lender are included in the gain or loss on extinguishment of debt. Costs incurred with third parties, such as legal fees, directly related to the exchange or modification are capitalized as deferred financing costs and amortized over the initial term of the new debt. Previously deferred fees and costs for existing debt are included in the calculation of gain or loss on extinguishment.

Under an exchange or modification not accounted for as a debt extinguishment, fees paid to the lenders are reflected as additional debt discount and amortized as non-cash interest expense over the remaining initial term of the exchanged or modified debt. Costs incurred with third parties, such as legal fees, directly related to the exchange or modification, are expensed as incurred, and previously deferred fees and costs are amortized as non-cash interest expense over the remaining initial term of the exchanged or modified debt.

Certain debt instruments may be designated at fair value under the fair value option election in accordance with ASC 825-10, with changes in fair value recognized in earnings each period. Upon extinguishment of a debt instrument carried at fair value, the carrying value equals its fair value on the reacquisition date. Any cumulative changes in fair value attributable to instrument-specific credit risk previously recognized in accumulated other comprehensive income are reclassified to earnings upon extinguishment, while changes attributable to other factors are recognized directly in net income as they occur.

Fold Holdings, Inc.
Notes to Unaudited Condensed Financial Statements

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Fold Credit Card Program

In partnership with a credit card issuing bank (the “Issuing Bank”), the Company offers the Fold Credit Card to cardholders. Credit card receivables represent amounts due from cardholders for purchases, fees, and other charges incurred through the use of the Fold Credit Card. Pursuant to the program agreements, the Company is obligated to purchase all receivables arising under the program, and accordingly, bears the risk of loss associated with cardholder nonpayment following purchase of the receivables. This commitment has been evaluated in accordance with ASC 860 and Fold has determined they are the owner of all purchased receivables from the Issuing Bank. The Company has an ongoing commitment to fund future receivable purchases as cardholder activity occurs. The amount of future receivable purchases will fluctuate based on cardholder spending volumes, credit utilization, and repayment behavior. As the owner of the receivables, the Company records credit card receivables, net of an allowance for expected credit losses in credit card receivables, net on the condensed balance sheets.

The allowance for expected credit losses is estimated in accordance with ASC 326 and reflects management’s estimate of lifetime expected losses based on historical loss experience, delinquency, market trends, charge off trends by FICO cohort and aging trends, and other relevant portfolio-level factors. The Company uses a roll-rate methodology, which applies historical delinquency migration and loss patterns to the outstanding receivable balance, to estimate expected losses. The provision for expected credit losses related to credit card receivables is recorded within other selling, general and administrative expenses in the condensed statement of operations and is nominal for both the three and six months ended June 30, 2026.

Debt and related instruments

In February 2026, the Company extinguished all previously outstanding convertible notes and separately entered into the February 2026 Investor Note (as defined below). The Company accounts for the February 2026 Investor Note at amortized cost using the effective interest method.

The Company evaluates its debt instruments for embedded features requiring bifurcation in accordance with ASC 815. Embedded features that are not clearly and closely related to the debt host, are not remeasured at fair value under otherwise applicable GAAP, and that would qualify as derivatives on a standalone basis, are bifurcated and recorded as derivative liabilities at fair value, with subsequent changes in fair value recognized in earnings. The bifurcated derivative liability is remeasured at each reporting date, with changes in fair value recognized in the condensed statements of operations. Refer to Note 9 for further information.

Recently issued accounting pronouncements not yet adopted

In November 2024, the FASB issued ASU 2024-03, Expense Disaggregation Disclosures (Topic 220), which requires entities to include more detailed information about the types of expenses, including purchases of inventory, employee compensation, depreciation, and amortization, in commonly presented expense captions such as cost of sales, research and development, and selling, general and administrative expenses. In January 2025, the FASB issued ASU 2025-01 “Income Statement Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Clarifying the Effective Date” (“ASU 2025-01”) which clarifies the effective date of Accounting Standards Update 2024-03 “Income Statement Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses” (“ASU 2024-03”) to stipulate that ASU 2024-03 is effective for public business entities for annual reporting periods beginning after December 15, 2026 and interim reporting periods beginning after December 15, 2027, with early adoption permitted. ASU 2024-03 will be effective for the Company beginning January 1, 2027 for the Company’s annual financial statements on Form 10-K and January 1, 2028 for the Company’s quarterly financial statements on Form 10-Q. The Company is currently evaluating the impact of this standard on its financial statement presentation and disclosures, but it is not expected to have a significant impact on the Company’s financial statements.

Fold Holdings, Inc.
Notes to Unaudited Condensed Financial Statements

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

In September 2025, the FASB issued Accounting Standards Update 2025-06, Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40), Targeted Improvements to the Accounting for Internal-Use Software” (“ASU 2025-06”). ASU 2025-06 clarifies and modernizes the accounting for costs related to internal-use software. The amendments in ASU 2025-06 remove all references to project stages throughout Subtopic 350-40 and clarify the threshold entities apply to begin capitalizing costs. ASU 2025-06 is effective for the Company for fiscal years beginning after December 15, 2027 and interim periods within those fiscal years. The Company is currently evaluating the impact of adoption of ASU 2025-06 on its financial statements.

We do not believe that any other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on our financial statements.

Recently adopted accounting pronouncements

In July 2025, the FASB issued Accounting Standards Update 2025-05, “Financial Instruments — Credit Losses (Topic 326), Measurement of Credit Losses for Accounts Receivable and Contract Assets” (“ASU 2025-05”). ASU 2025-05 provides the option to elect a practical expedient to assume that the current conditions as of the balance sheet date will remain unchanged for the remaining life of the asset when developing a reasonable and supportable forecast as part of estimating expected credit losses on these assets. ASU 2025-05 is effective for the Company for fiscal years beginning after December 15, 2025 and interim periods within those fiscal years. The Company adopted ASU 2025-05 effective January 1, 2026. The adoption did not have a material impact on the Company’s condensed financial statements.

3. REVENUE

Disaggregation of revenue

We disaggregate revenue by service type and by platform as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
Revenue stream	2026	2025	2026	2025
Banking and payments revenues	$5,293,820	$7,921,556	$10,225,033	$14,843,181
Custody and trading revenues	772,379	241,600	1,437,573	393,455
Other revenues	27,685	36,116	27,782	62,151
Less: Sales returns and allowances	(3,975)	(23,346)	(8,170)	(35,024)
Revenues, net	$6,089,909	$8,175,926	$11,682,218	$15,263,763

The above amounts are net of reductions in revenue related to Revenue Rewards totaling $0.4 million and $0.5 million for the three months ended June 30, 2026 and 2025, respectively, and $0.7 million and $1.0 million for the six months ended June 30, 2026 and 2025, respectively.

Deferred revenue

Contract liabilities are classified as deferred revenue in our balance sheets. As of June 30, 2026 and December 31, 2025, the contract liability related to our deferred subscription revenues was $0.2 million and $0.3 million, respectively, and the contract liability related to an unearned portion of a bonus paid to us by Visa was $0.1 million and $0.1 million, respectively.

Fold Holdings, Inc.
Notes to Unaudited Condensed Financial Statements

3. REVENUE (cont.)

The activity in deferred revenue for the six months ended June 30, 2026 and the year ended December 31, 2025, was as follows:

	Six Months Ended June 30, 2026	Year Ended December 31, 2025
Beginning of the period contract liability	$366,252	$875,466
Revenue recognized from the contract liabilities included in the beginning balance	(244,332)	(771,669)
Increases due to cash received net of amounts recognized in revenue during the period	106,228	262,455
End of period contract liability	$228,148	$366,252

Contract costs

For the six months ended June 30, 2026 and 2025, we did not incur any incremental costs to obtain and/or fulfill contracts with customers.

4. DIGITAL ASSETS

The Company holds digital assets, comprised solely of bitcoin, for two purposes: (1) to fulfill bitcoin rewards to customers in accordance with the terms and conditions of the Fold Rewards Program (“Rewards Treasury”); and (2) as a treasury asset to support our operating business with the option to hold as a near- to long-term investment to preserve potential upside in the value of that bitcoin (“Investment Treasury”). The Company purchases bitcoin for its Rewards Treasury to maintain a balance that is equal to or greater than its customer rewards liability and disburses bitcoin from its Rewards Treasury when customers redeem their rewards and the liability is satisfied.

The following is a summary of Fold’s bitcoin held in treasury as of the dates shown:

	June 30, 2026	December 31, 2025
Rewards treasury (USD)	$4,504,290	$6,872,869
Investment treasury (USD)	11,356,023	133,658,791
Total bitcoin treasury (USD)	$15,860,313	$140,531,660
	June 30, 2026	December 31, 2025
Rewards treasury (BTC)	77	79
Investment treasury (BTC)	194	1,527
Total bitcoin treasury (BTC)	271	1,606

As of June 30, 2026 and December 31, 2025, the Company held 271 and 1,606 bitcoin, respectively, with an aggregate cost of $25.7 million and $118.8 million, respectively. During June 2026, the Company sold 632 bitcoin from its Investment Treasury for proceeds of $44.7 million, of which $20.0 million was used to repay in full the outstanding balance under the Company’s Credit Facility (as defined below) and the remaining $24.7 million was retained as unrestricted cash for general corporate purposes. As of June 30, 2026, no amounts remained outstanding under the Credit Facility and no bitcoin was held as collateral. Refer to Note 9 for further details.

Fold Holdings, Inc.
Notes to Unaudited Condensed Financial Statements

4. DIGITAL ASSETS (cont.)

A reconciliation, in the aggregate, of beginning and ending balances of the Company’s digital assets as of the dates shown is as follows:

	Rewards Treasury	Investment Treasury	Digital Assets
Bitcoin held at January 1, 2025	$8,569,651	$93,568,700	$102,138,351
Purchases of bitcoin	1,011,941	1,362,089	2,374,030
Bitcoin received from March 2025 Investor Note(2)	—	43,965,525	43,965,525
Disbursements of bitcoin(1)	(1,536,385)	—	(1,536,385)
Remeasurement gain (loss) on bitcoin(4)	1,324,091	20,965,072	22,289,163
Bitcoin held at June 30, 2025	$9,369,298	$159,861,386	$169,230,684
Purchases of bitcoin	1,640,528	4,000,711	5,641,239
Disbursements of bitcoin(1)	(2,418,595)	—	(2,418,595)
Remeasurement gain (loss) on bitcoin	(1,718,362)	(30,203,306)	(31,921,668)
Bitcoin held at December 31, 2025	$6,872,869	$133,658,791	$140,531,660
Purchases of bitcoin	1,748,759	—	1,748,759
Bitcoin repayment for March 2025 Investor Note	—	(34,007,466)	(34,007,466)
Sale of bitcoin(3)	—	(59,120,684)	(59,120,684)
Disbursements of bitcoin(1)	(1,958,815)	—	(1,958,815)
Transfers of bitcoin from investment treasury	650,320	(650,320)	—
Remeasurement gain (loss) on bitcoin(4)	(2,808,843)	(28,524,298)	(31,333,141)
Bitcoin held at June 30, 2026	$4,504,290	$11,356,023	$15,860,313

____________

(1)      Disbursements of bitcoin represent amounts that were distributed to customers to fulfill customer rewards obligations or to satisfy other current obligations.

(2)      The bitcoin received from the March 2025 Investor Note is net of prepaid interest. Refer to Note 9 for additional details.

(3)      Proceeds from the sale of bitcoin during the six months ended June 30, 2026 were used to pay off the June 2025 Amended Investor Note, repay in full the outstanding balance under the Company’s Credit Facility (as defined below), and fund unrestricted cash for general corporate purposes. Refer to Note 9 for additional details.

(4)      The remeasurement loss of $1.0 million recognized on the digital assets balances for the three months ended June 30, 2026 consisted of a realized loss of $4.4 million and an unrealized gain of $3.4 million. The remeasurement gain of $38.9 million recognized on the digital assets balance for the three months ended June 30, 2025 consisted of a realized gain of $0.6 million and an unrealized gain of $38.3 million.

The remeasurement loss of $31.3 million recognized on the digital assets balances for the six months ended June 30, 2026 consisted of a realized gain of $0.2 million and an unrealized loss of $31.5 million. The remeasurement gain of $22.3 million recognized on the digital assets balance for the six months ended June 30, 2025 consisted of a realized gain of $1.1 million and an unrealized gain of $21.2 million.

5. PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consisted of the following:

	June 30, 2026	December 31, 2025
Prepaid interest	$—	$542,065
Prepaid expenses	1,680,529	1,636,223
Other receivables	161,141	200,034
Interest receivable	72,311	6,362
Total	$1,913,981	$2,384,684

Fold Holdings, Inc.
Notes to Unaudited Condensed Financial Statements

6. CUSTOMER REWARDS LIABILITY

A reconciliation, in the aggregate, of beginning and ending balances of the Company’s customer rewards liability as of the dates shown is as follows:

Customer Rewards Liability
Balance at January 1, 2025	$8,569,651
Rewards earned by customers	1,464,921
Reward fulfillments(1)	(1,489,430)
Expired rewards	(146,492)
Remeasurement (gain) loss on customer rewards liability	970,648
Balance at June 30, 2025	$9,369,298
Rewards earned by customers	1,185,157
Reward fulfillments(1)	(1,793,929)
Expired rewards	(118,516)
Remeasurement (gain) loss on customer rewards liability	(1,769,141)
Balance at December 31, 2025	$6,872,869
Rewards earned by customers	837,253
Reward fulfillments(1)	(869,038)
Expired rewards	(83,725)
Remeasurement (gain) loss on customer rewards liability	(2,253,069)
Balance at June 30, 2026	$4,504,290

____________

(1)      Rewards fulfillments represent amounts that were distributed to customers to fulfill customer rewards obligations.

7. RELATED PARTIES

During the six months ended June 30, 2026, the Company entered into a Purchase Agreement (the “Purchase Agreement”) with SATS Credit Fund LP (“SATS”), pursuant to which SATS purchased a senior unsecured promissory note in the principal amount of $13.0 million (the “February 2026 Investor Note”), and the Company issued 520,000 shares of the Company’s Common Stock as additional consideration (the “Initial Commitment Shares”). Concurrently, the Company repaid the outstanding March 2025 Investor Note by transferring 500 bitcoin to SATS. Refer to Note 9 for further details. As SATS is a private investment fund raised and managed by Ten31, LLC, an affiliate of Dr. Jonathan Kirkwood, a member of Fold’s Board of Directors, these actions constituted related party transactions and were approved by our Audit Committee.

8. SAFEs

On February 14, 2025, in connection with the Closing of the Merger, all SAFE notes held by Fold Predecessor converted into 16.6 million shares of Fold Holdings, Inc. Common Stock. The fair value of the SAFEs on the date of conversion was $177.6 million. Prior to conversion, Fold Predecessor’s SAFEs were recorded as a liability in the accompanying balance sheets and the Company recorded subsequent remeasurements in “Changes in fair value of SAFEs” in the statements of operations. However, because Fold’s SAFEs were structured to be settled via the delivery of common and/or preferred shares upon execution of an equity financing or liquidity event, these amounts were reclassified to equity upon conversion.

During the three and six months ended June 30, 2025, the Company recognized an increase in the SAFE liability of $0 million and $6.5 million, respectively, related to fair value remeasurements prior to conversion. As of June 30, 2026 and December 31, 2025, no SAFEs remained outstanding.

Fold Holdings, Inc.
Notes to Unaudited Condensed Financial Statements

9. Debt and Financing Arrangements

Convertible notes and warrants

A summary of the Company’s convertible notes for the respective periods presented is as follows:

The June 2025 Amended Investor Note

	June 30, 2026	December 31, 2025
June 2025 Amended Investor Note	—	20,000,000
Convertible debt, gross	$—	$20,000,000
Less:
Debt issuance costs, net of amortization	—	90,260
Add:
Amended debt premium, net of amortization	—	1,559,935
Convertible debt, net	$—	$21,469,675
Less: Current portion of long-term debt	—	—
Amended December 2024 convertible note, net – long-term	$—	$21,469,675

In December 2024, Fold Predecessor entered into a Securities Purchase Agreement (the “December 2024 SPA”) with an institutional investor for the sale of a Senior Secured Convertible Note (the “December 2024 Initial Investor Note”). On June 16, 2025, the Company amended the December 2024 SPA, which was accounted for as an extinguishment of the December 2024 Initial Investor Note and issuance of a new debt instrument (the “June 2025 Amended Investor Note”) with a principal amount of $20.0 million, a conversion price of $9.00 per share, and a stated interest rate of 12% per annum. In connection with the June 2025 extinguishment, the Company recognized a loss on extinguishment of debt of $9.6 million during the year ended December 31, 2025. The Series A and Series C warrants remain outstanding and are classified within stockholders’ equity. Refer to Note 10 for further information.

The June 2025 Amended Investor Note was scheduled to mature on February 14, 2028 and was classified within non-current liabilities as of December 31, 2025. The Company elected not to remeasure the note at fair value subsequent to issuance and accounted for it at amortized cost using the effective interest method.

On February 27, 2026, the Company repaid the June 2025 Amended Investor Note with a cash payment of $27.5 million, comprised of $20.0 million of outstanding principal and $7.5 million of special interest due as a result of early repayment. The total cash payment of $27.5 million was funded with $14.4 million in proceeds from the sale of 200 bitcoin and $13.0 million in proceeds from the February 2026 Investor Note.

The Company accounted for the repayment as an extinguishment of debt in accordance with ASC 470. In connection with the extinguishment, the Company recognized additional interest expense of $1.7 million, bringing total special interest expense to $2.4 million, which represents the minimum special interest that would have been due at maturity. The remaining $5.1 million of special interest, representing the economic premium attributable to early repayment, was recorded as a loss on extinguishment together with the write-off of $1.3 million of unamortized premium and unamortized debt issuance costs, resulting in a total loss on extinguishment of $3.8 million.

Total interest expense recognized related to the June 2025 Amended Investor Note for the three months ended and six months ended June 30, 2026, prior to extinguishment, was nominal. Total interest expense recognized related to the December 2024 Initial Investor Note and June 2025 Amended Investor Note for the three months ended June 30, 2025 was $0.6 million, comprised of contractual interest expense of $0.6 million and $0 million of amortization of the debt premium and debt issuance costs. Total interest expense recognized related to the December 2024 Initial Investor Note and June 2025 Amended Investor Note for the six months ended June 30, 2025 was $1.3 million, comprised of contractual interest expense of $1.3 million and $0 million of amortization of the debt premium and debt issuance costs.

Fold Holdings, Inc.
Notes to Unaudited Condensed Financial Statements

9. Debt and Financing Arrangements (cont.)

The March 2025 Investor Note

	June 30, 2026	December 31, 2025
March 2025 Investor Note	$—	$46,279,500
Fair value adjustment	—	928,056
March 2025 investor note – related party	$—	$47,207,556

On March 6, 2025, Fold entered into a Securities Purchase Agreement (the “March 2025 SPA”) with a related party investor, SATS, pursuant to which Fold issued to the investor (i) a Convertible Note in an aggregate principal amount of $46.3 million (the “March 2025 Investor Note”), (ii) warrants exercisable for 925,590 shares of Common Stock with an exercise price of $15.00 per share (the “March 2025 Warrants”), and (iii) an aggregate of 750,000 shares of Common Stock (the “Closing Shares”). The March 2025 Investor Note was funded with 475 bitcoin, net of 25 bitcoin paid to the investor as prepayment for the first year of interest, with 500 bitcoin held as collateral to secure the note.

The Company elected to account for the March 2025 Investor Note using the fair value option. As of the date of issuance, the fair value of the March 2025 Investor Note was $59.0 million which exceeded the proceeds received of $46.3 million. The $12.7 million excess of the fair value over the net proceeds received was recorded as a loss within the condensed statements of operations for the six months ended June 30, 2025. The Company separately valued the March 2025 Warrants and Closing Shares at $3.8 million and $5.8 million, respectively, and expensed the full $9.6 million immediately as issuance costs given the related party nature of the instrument. The March 2025 Warrants were determined to meet the requirements for equity classification under ASC 815-40.

On February 26, 2026, the Company repaid and extinguished the March 2025 Investor Note by transferring the 500 bitcoin held as collateral against this note to the investor. Prior to extinguishment, the Company remeasured the note to fair value, recognizing a gain of $13.2 million during the six months ended June 30, 2026, which brought the carrying value to approximately $34.0 million, approximating the fair value of the bitcoin transferred. During the three months ended and six months ended June 30, 2025, the Company recorded a $5.3 million loss and $0.9 million gain due to changes in fair value of the March 2025 Investor Note. The Company accounted for the repayment as an extinguishment of debt in accordance with ASC 470. As the fair value of the note approximated the value of the consideration transferred, no gain or loss on extinguishment was recognized. The Company recognized a $0.2 million loss on extinguishment related to unamortized prepaid interest remaining as of the extinguishment date.

Total interest expense recognized related to the March 2025 Investor Note for the six months ended June 30, 2026 was $0.3 million. Total interest expense recognized related to the March 2025 Investor Note for the three and six months ended June 30, 2025 was $0.5 million and $0.7 million, respectively. The March 2025 Investor Note accrued interest at 7.0% per annum, payable quarterly in shares of Common Stock valued at $12.50 per share.

Two Prime Credit Facility

On October 1, 2025, the Company entered into the Credit Facility, as subsequently amended in November 2025. The Credit Facility permits the Company to request, and Two Prime to make available at its discretion, USD-denominated loans up to an aggregate commitment amount of $45.0 million, subject to the execution of individual loan term sheets. Loans issued under the Credit Facility are secured by bitcoin posted by the Company as collateral and held in segregated cold storage with a qualified digital asset custodian. The Company is required to maintain aggregate collateral levels within specified thresholds, and failure to do so may result in margin calls or liquidation of collateral.

Under the Amendment, each loan bears interest at a rate of 8.5%, is repayable in USD, and matures on September 30, 2026 with a prepayment option. This loan may be renewed with substantially similar terms upon mutual agreement between the parties prior to the maturity date. The Credit Facility contains customary representations, covenants, collateral requirements, tax and indemnification provisions, and events of default.

Fold Holdings, Inc.
Notes to Unaudited Condensed Financial Statements

9. Debt and Financing Arrangements (cont.)

During the six months ended June 30, 2026, the Company borrowed an additional $10.0 million under the Credit Facility pursuant to Loan Utilization Request #3 under the Amendment. On June 3, 2026, the Company repaid in full the $20.0 million of outstanding principal balance under the Master Loan Agreement with cash received from the sale of bitcoin. Of the 430 bitcoin previously pledged as collateral under the Credit Facility, 281 bitcoin were sold to repay in full the $20.0 million outstanding balance, and the remaining 149 bitcoin of excess collateral were returned to the Company’s unrestricted Investment Treasury.

As of June 30, 2026, the outstanding principal balance under the Master Loan Agreement was $0 million, and no bitcoin is being held as collateral under this Credit Facility. As of December 31, 2025, the outstanding principal balance under the Master Loan Agreement was $10.0 million, secured by 200 bitcoin. The Company classified the outstanding balance as a current liability as of December 31, 2025. Total interest expense related to the Two Prime Credit Facility was $0.3 million and $0.5 million for the three and six months ended June 30, 2026, respectively. There was no comparable activity for the three or six months ended June 30, 2025. The Company was in compliance with all collateral maintenance requirements as of the date of extinguishment and December 31, 2025.

February 2026 Investor Note

On February 25, 2026, the Company entered into a purchase agreement with SATS, a related party, and issued the February 2026 Investor Note, which has a principal amount of $13.0 million. The February 2026 Investor Note bears interest at 10% per annum, payable monthly, and matures on February 25, 2027. The maturity date may be extended for one additional year upon mutual consent, subject to the issuance of 520,000 additional shares of Fold’s Common Stock (the “Renewal Commitment Shares”). The note is voluntarily prepayable at any time without penalty.

The Company accounts for the February 2026 Investor Note at amortized cost using the effective interest method and it is classified as a current liability as of the balance sheet date.

In connection with the issuance of the February 2026 Investor Note, the Company issued 520,000 shares of its Common Stock (the “Initial Commitment Shares”). The Company determined the Initial Commitment Shares represent freestanding equity instruments. The fair value of the Initial Commitment Shares was $0.8 million on the issuance date. After allocating proceeds to the bifurcated derivative liability and the Initial Commitment Shares, the residual proceeds were allocated to the debt host in accordance with ASC 470. The Company has registered on a Form S-3 the Initial Commitment Shares and an additional 520,000 shares that could be issued to SATS upon renewal of the promissory note in accordance with the terms of a Registration Rights Agreement by and between the Company and SATS entered into on February 25, 2026.

The February 2026 Investor Note includes mandatory repayment triggers that require prepayment in increments of 25% to 100%, without penalty, upon the occurrence of specified bitcoin price thresholds between $37 thousand and $45 thousand, measured using volume-weighted average prices over specified time periods. The Company determined that these provisions represent an embedded derivative that is not clearly and closely related to the debt host and meets the definition of a derivative instrument under ASC 815. Accordingly, the Company bifurcated the embedded derivative and recorded it as a separate liability at fair value, with subsequent changes in fair value recognized in earnings. The fair value of the embedded derivative was a nominal amount as of June 30, 2026. Other embedded features, including change-of-control and term extension provisions, were determined not to require bifurcation. Refer to Note 14 for further information regarding the fair value measurement of the bifurcated derivative.

Total interest expense recognized related to the February 2026 Investor Note for the three months ended June 30, 2026 was $0.6 million, comprised of $0.3 million of contractual interest and $0.3 million of amortized debt discount. For the six months ended June 30, 2026 total interest expense was $0.7 million, comprised of $0.4 million of contractual interest and $0.3 million of amortized debt discount.

Fold Holdings, Inc.
Notes to Unaudited Condensed Financial Statements

9. Debt and Financing Arrangements (cont.)

The February 2026 Investor Note provides for certain events of default. In connection with an event of default, SATS may declare all outstanding principal, accrued and unpaid interest, and other amounts payable to be immediately due and payable. The Company is also subject to certain customary affirmative and negative covenants, including a restriction on the incurrence of additional indebtedness above a specified threshold. As of June 30, 2026, the Company was in compliance with all covenants and there have been no events of default during the period.

10. STOCKHOLDERS’ EQUITY

Common stock

Pursuant to the Third Amended and Restated Certificate of Incorporation of the Company dated February 14, 2025, the Board is authorized to issue 600,000,000 shares of Common Stock at a par value of $0.0001 per share. As of June 30, 2026, the Company had 55.4 million shares of Common Stock issued and 55.0 million shares of Common Stock outstanding. As of December 31, 2025, the Company had 48.5 million shares of Common Stock issued and 48.4 million shares of Common Stock outstanding. Any dividends declared on Common Stock will be subordinated to dividends on any outstanding preferred shares. Holders of Common Stock are entitled to one vote per share.

Preferred stock

Pursuant to the Third Amended and Restated Certificate of Incorporation of the Company dated February 14, 2025, the Board is authorized to issue 20,000,000 shares of preferred stock at a par value of $0.0001 per share. As of June 30, 2026 and December 31, 2025, the Company had no shares of convertible preferred stock issued and outstanding.

Warrants

As of June 30, 2026 and December 31, 2025, Fold had the following equity-classified warrants: (1) 12,434,658 public warrants related to legacy FTAC Emerald at an exercise price of $11.50; (2) 869,565 Series A and 869,565 Series C Warrants outstanding related to the June 2025 Amended Investor Note, at an exercise price of $12.50 and $9.00, respectively; and (3) 925,590 March 2025 Warrants outstanding related to the March 2025 Investor Note at an exercise price of $15.00.

The Series B warrants issued under the December 2024 SPA were exercised in connection with the Merger. The Series A and Series C warrants remain outstanding following the extinguishment of the June 2025 Amended Investor Note in February 2026, and expire on February 14, 2033, and August 14, 2026, respectively. The March 2025 Warrants remain outstanding following the extinguishment of the March 2025 Investor Note in February 2026, and expire on March 11, 2030.

2025 Employee Share Purchase Plan

Effective as of the Merger, the Board of Directors adopted the Fold Holdings, Inc. 2025 Employee Stock Purchase Plan (the “ESPP”), pursuant to which 1,216,254 shares of the Company’s Common Stock were initially reserved for issuance; such amount increases annually pursuant to an evergreen provision within the ESPP by a number of shares equal to 1% of the shares of Common Stock outstanding as of the end of the fiscal year. The ESPP allows eligible employees to purchase shares of Common Stock at a discount through payroll deductions of up to 15% of their eligible compensation, subject to any plan or offering limitations. On August 1, 2025, the Compensation Committee of the Board of Directors (the “Compensation Committee”) approved a series of successive offerings under the ESPP, each consisting of consecutive six-month offering periods. Our initial offering period began on September 1, 2025 and ended on February 28, 2026. A new offering period commenced on March 1, 2026. Subsequent offering periods will automatically commence every six months thereafter, unless cancelled or modified.

Fold Holdings, Inc.
Notes to Unaudited Condensed Financial Statements

10. STOCKHOLDERS’ EQUITY (cont.)

On the purchase date of each offering (that is, the last date of the offering period), eligible employees have the option to purchase (with accumulated payroll deductions) Common Stock at a price per share equal to 85% of the lesser of (i) the fair market value of the Common Stock on the enrollment date (that is, the first date of the offering period) or (ii) fair market value of a share of Common Stock on the purchase date of the offering. The estimated fair value of shares to be issued under our ESPP is calculated under the Black-Scholes model, as of the grant date.

As of June 30, 2026, employee payroll deductions had begun for the new offering period commencing March 1, 2026. The purchase date for the initial offering period occurred on February 28, 2026, at which time approximately 57,485 shares of Common Stock were purchased by eligible employees at a purchase price of $1.27 per share, representing 85% of the lower of the fair market value of Common Stock on the enrollment date or the purchase date. Total stock-based compensation expense recognized in connection with the ESPP was nominal for the six months ended June 30, 2026.

2025 Equity Line of Credit

On June 16, 2025, the Company entered into the Facility and a Registration Rights Agreement, each with SZOP Opportunities I LLC (“SZOP”). Pursuant to the Facility, the Company has the right to sell to SZOP up to the lesser of (i) $250.0 million of newly issued Fold Common Stock, par value $0.0001 per share, and (ii) the Exchange Cap (as defined in the Facility), from time to time during the 24-month term of the Facility. The execution and timing of sales of Common Stock pursuant to the Facility are solely at the option of the Company, and the Company is under no obligation to sell any securities to SZOP under the Facility. The total number of shares to be sold to the investor is limited to the extent that the shares would not result in SZOP and its affiliates having shares in excess of the beneficial ownership limitation of 9.99%. The purchase price of shares sold to SZOP will be equal to 97% or 92% of the volume weighted average price on the trading day the shares are put to SZOP with a Regular Advance Notice or an Accelerated Advance Notice, respectively (in each case as defined in the Facility). The Company determined that the right to sell shares of the Company’s Common Stock to SZOP pursuant to the Facility represents a freestanding put option under ASC 815, Derivatives and Hedging. The fair value of the put option was determined to be zero as the shares to be issued and the purchase price is settled within one to two business days. The Company began delivering Advance Notices (as defined in the Facility) under the Facility in September 2025. During the three and six months ended June 30, 2026, the Company sold 4.23 million and 4.40 million shares of Common Stock to SZOP, respectively, pursuant to the Facility for gross proceeds of $2.9 million and $3.2 million. During the three and six months ended June 30, 2026, the Company recognized $0.2 million and $0.2 million of amortization related to deferred issuance costs, respectively.

11. SHARE-BASED COMPENSATION EXPENSE

Prior to the Merger, Fold Predecessor historically granted Restricted Stock Awards (“RSAs”) and Restricted Stock Units (“RSUs”) under the Fold, Inc. 2019 Equity Incentive Plan (the “2019 Equity Plan”). In connection with the Merger, the Company adopted the 2025 Incentive Award Plan (the “2025 Equity Plan”) and the ESPP which became effective immediately on the date of the Merger. See Note 10 for further information regarding the Company’s ESPP. Collectively, the 2019 Equity Plan and 2025 Equity Plan are referred to as the “Equity Plans”.

Following the Merger, no further awards may be granted under the 2019 Equity Plan; however, awards granted under that plan will remain subject to the terms and conditions of the 2019 Equity Plan. Under the 2025 Equity Plan, an aggregate number of shares equal to the sum of (i) 10% of the fully-diluted shares of Fold Holdings, Inc. Common Stock as of the Closing, (ii) the number of shares that remained available for issuance under the 2019 Equity Plan as of the Closing and (iii) the number of shares that were subject to awards under the 2019 Equity Plan as of the Closing and which, following the Closing, became available for grant under the 2025 Equity Plan, were initially reserved under the 2025 Equity Plan.

The purpose of the Equity Plans is to offer select Participants (defined as employees, consultants, or outside directors) the opportunity to acquire equity in the Company through the awards of Options, RSAs, Stock Appreciation Rights, RSUs, and Other Stock Awards (collectively and individually, “Awards”). RSUs are Awards of an unfunded and

Fold Holdings, Inc.
Notes to Unaudited Condensed Financial Statements

11. SHARE-BASED COMPENSATION EXPENSE (cont.)

unsecured right to receive shares of Common Stock (or cash or a combination of shares of Common Stock and cash, as determined in the sole discretion of the Board) upon settlement of the Award. RSAs are Awards of restricted shares of Company Common Stock. Each Award may or may not be subject to vesting. Vesting occurs upon satisfaction of the conditions specified in each individual award agreement. As of June 30, 2026, the Company has not issued any Options, Stock Appreciation Rights, or Other Stock Awards through the Equity Plans.

Restricted Stock Units

Prior to the Merger, Fold Predecessor’s RSUs had two vesting conditions: a service condition that is typically satisfied based on the grantee’s continuous service over 48 months with a one-year cliff vesting requirement (though some RSUs have been granted with different service-vesting schedules, including without the one-year cliff), and a performance condition related to the consummation of a liquidity event defined in the award agreements as the first to occur of a change of control or the first sale of Common Stock pursuant to an IPO. The Merger with FTAC Emerald on February 14, 2025 was deemed to have satisfied the performance condition criteria. Following the Merger, the Company’s RSUs are subject to vesting requirements of each individual Award grant, which will typically include only a service condition based on the grantee’s continuous service over 48 months with a one-year cliff vesting requirement.

On February 14, 2025, upon Closing of the Merger, each outstanding Fold Predecessor RSU award was converted into an Award of RSUs covering a number of shares of Common Stock of Fold Holdings, Inc. determined by multiplying (i) the number of shares of Fold Predecessor Common Stock subject to the Fold Predecessor RSU Award immediately prior to the consummation of the Merger by (ii) ~82.5% (rounded down to the nearest whole share). As the Merger was deemed to have satisfied the performance vesting condition under the RSU Awards, 1.4 million Fold Predecessor RSUs vested upon the Closing of the Merger, resulting in the recognition of share-based compensation expense totaling $4.4 million with a weighted average grant date fair value of $3.37 for RSUs vested during the period.

The Company recognized $1.7 million and $3.4 million of share-based compensation expense for the three and six months ended June 30, 2026, respectively. The Company recognized $1.7 million and $6.9 million of share-based compensation expense for the three and six months ended June 30, 2025, which included $4.4 million of share-based compensation expense that was immediately recognized due to the performance condition being satisfied on February 14, 2025. There was $14.1 million of unrecognized share-based compensation expense related to unvested awards as of June 30, 2026. The unrecognized compensation expense will be recognized on a straight-line basis over the weighted average vesting period of 2.86 years.

Restricted Stock Award

The Company’s awarded RSAs are not subject to any performance condition vesting requirements and are instead subject only to service conditions. We recorded no share-based compensation expense for the six months ended June 30, 2026 and 2025, respectively. There was no unrecognized compensation expense related to RSAs as of June 30, 2026 or December 31, 2025. There were no additional RSAs granted during the six months ended June 30, 2026 or June 30, 2025.

Determination of fair value

The initial value of the Awards on the dates that the RSUs and RSAs were granted was determined based on the underlying value of Fold Predecessor’s Common Stock. As securities of a private company, the Fold Predecessor’s Common Stock was valued by performing an enterprise valuation using a guideline public company market approach method. This method leverages an analysis of publicly traded peers to develop relevant market multiples and ratios applied to the Company’s historical and expected cash flows. As a public company, the fair value of our Common Stock is determined on the grant date using the closing price of our Common Stock, which is traded on the Nasdaq Capital Market.

Fold Holdings, Inc.
Notes to Unaudited Condensed Financial Statements

11. SHARE-BASED COMPENSATION EXPENSE (cont.)

RSU and RSA activity

The following table summarizes RSU and RSA share activity under the Equity Plans for the six months ended June 30, 2026 and 2025:

	RSUs	RSAs
Shares nonvested at January 1, 2026	3,590,873	—
Granted	2,843,562	—
Vested	(1,180,940)	—
Forfeited	(68,862)	—
Shares nonvested at June 30, 2026	5,184,633	—
	RSUs	RSAs
Shares nonvested at January 1, 2025	2,098,620	17,270
Granted	3,064,628	—
Vested	(1,565,160)	(17,270)
Forfeited	(38,034)	—
Shares nonvested at June 30, 2025	3,560,054	—

12. COMMITMENTS AND CONTINGENCIES

401(k) Plan

We sponsor a 401(k) defined contribution plan covering all eligible U.S. employees. Both Company and employee contributions to the 401(k) plan are discretionary. For the three months ended June 30, 2026 and 2025, we recorded a nominal amount of expense related to the 401(k) plan, which is included in compensation and benefits in the accompanying statements of operations. For the six months ended June 30, 2026 and 2025, we recorded $0.1 million and $0.1 million of expense related to the 401(k) plan, which is included in compensation and benefits in the accompanying statements of operations.

Litigation

In connection with the chapter 11 bankruptcy proceeding of Prime Core Technologies, Inc. (“Prime Core”), on August 14, 2025, the Company was named as a defendant in a proceeding pending in the United States Bankruptcy Court for the District of Delaware (PCT Litigation Trust v. Fold Holdings, Inc., Adv. Pro. No. 25-52024 (JKS)), pursuant to which the litigation trust for Prime Core (“PCT Litigation Trust”) sought avoidance and recovery of alleged preferential transfers.

On June 30, 2026, the Company entered into a settlement agreement with the PCT Litigation Trust, without any admission of liability by the Company. Under the terms of the settlement, the Company agreed to pay 23.5 bitcoin in full and final satisfaction of the claims asserted, with payment due within 30 days of the agreement’s effective date. The PCT Litigation Trust agreed to dismiss its proceeding against us with prejudice upon receipt of payment, and the parties provided each other with mutual releases. As of June 30, 2026, the Company recorded an accrued liability of approximately $1.4 million, representing the U.S. dollar value of the settlement payment based on the closing price of bitcoin as of the agreement’s execution date, consistent with the valuation methodology specified in the settlement agreement. Subsequent to June 30, 2026, on July 6, 2026, the Company remitted 23.5 bitcoin to the PCT Litigation Trust in satisfaction of the accrued liability described above.

From time to time, the Company may be subject to, or pursue, other claims, inquiries, or legal proceedings arising in the ordinary course of business. While the outcome of any future matter is inherently uncertain, we do not currently expect that any such matters, if they were to arise, would have a material adverse effect on our condensed consolidated financial position, liquidity, capital resources, or results of operations.

Fold Holdings, Inc.
Notes to Unaudited Condensed Financial Statements

13. INCOME TAXES

During the three and six months ended June 30, 2026, the Company had net losses before income taxes of $9.7 million and $38.8 million, respectively, and a nominal amount of income tax expense. During the three and six months ended June 30, 2025, the Company had net income and net losses before income taxes of $13.4 million and $35.4 million, respectively, and a nominal amount of income tax expense. For the three and six months ended June 30, 2026 and 2025, the Company recognized income tax expense instead of an income tax benefit at the expected federal tax rate of 21% due to certain losses that are not deductible for tax purposes and an increase in the valuation allowance, partially offset by the effect of state income taxes.

As of June 30, 2026, the Company has federal and state net operating loss (NOL) carryforwards available to offset future taxable income. Section 382 imposes an annual limitation on the amount of taxable income that can be offset by NOLs following a greater than 50% ownership change by 5% shareholders over a rolling three-year period. As of June 30, 2026, the Company has not completed a study to assess Section 382. Until this analysis is complete, no assurance can be given that the Company will be able to fully utilize its NOL carryforwards. If a limitation is determined to apply, it could materially impact the Company’s ability to offset future taxable income and reduce future cash tax obligations. The Company will update this disclosure in future filings as more information becomes available.

On July 4, 2025, the One Big Beautiful Bill Act (“OBBBA”) was enacted in the US. The OBBBA contains, among other provisions, certain changes to U.S. federal income tax laws. The accounting for changes in tax rates and tax law are required to be recognized in the period in which the legislation is enacted. The OBBBA has multiple effective dates, with certain provisions effective in 2026 and others implemented through 2027. The Company is currently assessing the impact of the OBBBA on its financial statements.

14. FAIR VALUE MEASUREMENTS

Financial assets and liabilities that are measured at fair value on a recurring basis are classified as Level 1, Level 2, and Level 3 as follows:

	As of June 30, 2026
	Total	Level 1	Level 2	Level 3
Assets:
Digital assets	$15,860,313	$15,860,313	$—	$—
Total assets	$15,860,313	$15,860,313	$—	$—

Liabilities:
Customer rewards liability	$4,504,290	$—	$—	$4,504,290
February 2026 Investor Note – embedded derivative	85,214	—	—	85,214
Total liabilities	$4,589,504	$—	$—	$4,589,504
	As of December 31, 2025
	Total	Level 1	Level 2	Level 3
Assets:
Digital assets	$140,531,660	$140,531,660	$—	$—
Total assets	$140,531,660	$140,531,660	$—	$—

Liabilities:
Customer rewards liability	$6,872,869	$—	$—	$6,872,869
March 2025 Investor Note	47,207,556	—	—	47,207,556
Total liabilities	$54,080,425	$—	$—	$54,080,425

Fold Holdings, Inc.
Notes to Unaudited Condensed Financial Statements

14. FAIR VALUE MEASUREMENTS (cont.)

The carrying amounts of certain financial instruments, including cash and cash equivalents, accounts receivables, accounts payable and accrued liabilities, and deferred revenue approximate their fair values due to their short-term nature.

The fair value of our digital assets was determined using the Level 1 input of bitcoin prices in the market we determined to be the principal market as of June 30, 2026 and December 31, 2025.

Customer rewards liability

The customer rewards liability is classified as a Level 3 financial instrument within the fair value hierarchy primarily due to the reward forfeiture rate applied to the value of the bitcoin obligation, which is an unobservable input to the fair value measurement. The Company has determined the bitcoin price based on its value in the market we determined to be the principal market for the related digital asset as of June 30, 2026 and December 31, 2025, which is considered a Level 1 input. The forfeiture rate is then applied to reflect an estimated breakage rate of rewards that have been forfeited based on the contractual terms and conditions of our Rewards Program and historical trends of forfeiture rates on a three-year trailing basis. The estimated forfeiture rate applied to our customer rewards liability for the periods ended June 30, 2026 and 2025 was 10%.

Convertible Note

In February 2026, the Company repaid the March 2025 Investor Note through the delivery of 500 bitcoin. Because the note was extinguished via a fixed delivery of bitcoin, the Company determined that the spot price of bitcoin on the repayment date represented the best estimate of fair value immediately prior to settlement. The resulting fair value adjustment, measured as the difference between the December 31, 2025 fair value and the settlement-date fair value, was recorded in the change in fair value of the convertible note within the condensed consolidated statements of operations.

The following table summarizes the changes in fair value associated with Level 3 convertible note financial instruments held at the beginning or end of the periods presented:

Convertible Note
Balance at January 1, 2025	$—
Additions	46,279,500
Fair value adjustment – day one loss on issuance of debt	12,753,994
Fair value adjustment – change in fair value	(910,243)
Balance at June 30, 2025	$58,123,251
Fair value adjustment – change in fair value	(10,915,695)
Balance at December 31, 2025	$47,207,556
Fair value adjustment – change in fair value	(13,200,089)
Settlement – delivery of 500 bitcoin	(34,007,467)
Balance at June 30, 2026	$—

Embedded Derivative

The fair value of the bifurcated derivative liability associated with the February 2026 Investor Note (refer to Note 9) was determined using a Monte Carlo simulation model, which requires the use of several inputs and significant assumptions, including the risk-free rate, bitcoin price volatility, the Company’s enterprise value volatility, and the correlation between bitcoin returns and the Company’s enterprise value returns.

Fold Holdings, Inc.
Notes to Unaudited Condensed Financial Statements

14. FAIR VALUE MEASUREMENTS (cont.)

Fair value measurements associated with the bifurcated derivative were determined based on significant inputs not observable in the market, which represent Level 3 measurements within the fair value hierarchy. Increases and decreases in the fair value of the derivative can result from updates to assumptions such as the price of bitcoin, the probability and timing of the mandatory prepayment triggers being exercised, or changes in the risk-free rate, among other assumptions.

15. CUSTODY OF DIGITAL ASSETS

We provide custody services on behalf of our customers through an unrelated third-party service provider, who is a qualified custodian. We do not own digital assets held in a custodial capacity on behalf of our customers. We maintain internal record keeping of those assets and are obligated to safeguard the assets. We do not hold the cryptographic key information on behalf of our customers. The qualified custodian used by Fold holds our customer cryptographic key information. We are not aware of any actual or possible safeguarding loss events requiring recognition under ASC 450-20, Loss Contingencies, as of and for the six months ended June 30, 2026 or year ended December 31, 2025.

The fair value of customer digital assets held by our qualified custodian totaled $16.8 million and $21.3 million at June 30, 2026 and December 31, 2025, respectively. These assets are not recorded in the Company’s balance sheets. Similarly, as the Company has an obligation to safeguard these assets, it has a corresponding unrecorded liability of $16.8 million and $21.3 million at June 30, 2026 and December 31, 2025, respectively. Since the risk of loss is remote, the Company did not record a contingent liability at June 30, 2026 or December 31, 2025. The Company has no reason to believe it will incur any expense associated with such potential liability because it has no known or historical experience of claims to use as a basis of measurement, and it accounts for and continually verifies the amount of digital assets within its qualified custodians’ control.

16. NET INCOME (LOSS) PER SHARE

Basic net income (loss) per share is computed by dividing the net income (loss) by the weighted-average number of shares of Common Stock outstanding during the period. Diluted net income (loss) per share is computed by dividing net income (loss) by the weighted-average number of shares of Common Stock outstanding adjusted for the dilutive effect of all potential shares of Common Stock. In periods when the Company reported a net loss, diluted net loss per share is the same as basic net loss per share because the effects of potentially dilutive items were anti-dilutive.

As described in Note 1, the Company consummated the Merger on February 14, 2025. The Company accounted for the Merger as a reverse recapitalization. Net income (loss) per share calculations for all periods prior to the Merger have been retrospectively adjusted by the Exchange Ratio for the equivalent number of shares of Common Stock outstanding immediately after the Merger to effect the reverse recapitalization. The Exchange Ratio was calculated as the quotient of (a) the Aggregate Merger Consideration, divided by (b) the number of shares of Fold Fully Diluted Capital Stock as defined in the Merger Agreement. Subsequent to the Merger, net income (loss) per share is calculated based on the weighted average number of shares of Common Stock outstanding.

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Basic net income (loss) per share:
Numerator:
Net income (loss)	$(9,651,557)	$13,425,567	$(38,819,463)	$(35,453,632)
Net income (loss) attributable to common stockholders, basic	$(9,651,557)	$13,425,567	$(38,819,463)	$(35,453,632)

Fold Holdings, Inc.
Notes to Unaudited Condensed Financial Statements

16. NET INCOME (LOSS) PER SHARE (cont.)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Denominator:
Weighted-average shares used to compute net income (loss) per share, basic	51,825,321	46,503,358	50,746,857	36,062,784
Net income (loss) per share attributable to common stockholders, basic	$(0.19)	$0.29	$(0.76)	$(0.98)

Diluted net income (loss) per share:
Numerator:
Net income (loss)	$(9,651,557)	$13,425,567	$(38,819,463)	$(35,453,632)
Net loss attributable to common stockholders, diluted	$(9,651,557)	$13,425,567	$(38,819,463)	$(35,453,632)

Denominator:
Weighted-average shares used to compute net income (loss) per share, diluted	51,825,321	46,503,358	50,746,857	36,062,784
Weighted-average effect of potentially dilutive shares:
Non-vested restricted stock units	—	1,057,758	—	—
Weighted-average shares used to compute net income (loss) per share, diluted	51,825,321	47,561,116	50,746,857	36,062,784
Net income (loss) per share attributable to common stockholders, diluted	$(0.19)	$0.28	$(0.76)	$(0.98)

The following potential Common Stock were excluded from the calculation of diluted net income (loss) per share because their effect would have been anti-dilutive for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Unvested restricted stock units(1)	5,184,633	—	5,184,633	3,560,054
Convertible notes(2)	—	5,924,582	—	5,924,582
Investor warrants(3)	15,099,378	15,099,378	15,099,378	15,099,378
Employee stock purchase plan(4)	45,900	—	31,569	—
Total anti-dilutive securities	20,329,911	21,023,960	20,315,580	24,584,014

____________

(1)      Potentially dilutive securities attributable to outstanding unvested restricted stock units are excluded from the calculation of diluted loss per share as the effect of the incremental Common Stock would be anti-dilutive and are therefore excluded from the loss per share calculation.

(2)      The June 2025 Amended Note contained a conversion feature that allowed the investor the option to convert the June 2025 Amended Note in exchange for 2,222,222 shares of Common Stock. The March 2025 Investor Note contained a conversion feature that allowed the investor the option to convert in exchange for 3,702,260 shares of Common Stock. The effect of the incremental Common Stock issuable upon a conversion of these notes was anti-dilutive based on Fold’s average share price for the three and six months ended June 30, 2026 and was therefore excluded from the loss per share calculation.

(3)      As of June 30, 2026 and 2025, the Company had (1) 12,434,658 public warrants related to legacy FTAC Emerald at an exercise price of $11.50; (2) 869,565 Series A and 869,565 Series C Warrants, at an exercise price of $12.50 and $9.00, respectively; and (3) 925,590 March 2025 Warrants outstanding at an exercise price of $15.00. These warrants are considered anti-dilutive based on Fold’s average share price for the three and six months ended June 30, 2026 and are therefore excluded from the income (loss) per share calculation.

(4)      Potentially dilutive securities attributable to the employee stock purchase plan are excluded from the calculation of diluted shares outstanding as of June 30, 2026. The effect of the incremental Common Stock would be anti-dilutive and therefore excluded from the loss per share calculation.

Fold Holdings, Inc.
Notes to Unaudited Condensed Financial Statements

17. SUBSEQUENT EVENTS

The Company evaluated subsequent events, if any, that would require an adjustment to the Company’s financial statements or require disclosure in the notes to the financial statements through August 11, 2026, the date the financial statements were issued. Where applicable, the notes to these financial statements have been updated to discuss significant subsequent events which have occurred.

Additionally, the Company identified the following subsequent events for disclosure:

The Board has approved seeking stockholder approval for a reverse stock split with a possible ratio from 2-for-1 to 50-for-1, with the exact ratio to be determined by the Board at a later date, and with the Board retaining the discretion to decide not to pursue a reverse stock split.

PART II

Information not required in prospectus

Item 13. Other Expenses of Issuance and Distribution.

The following is an estimate of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby.

Amount
SEC registration fee	$3,707.90
FINRA fee	$4,527.02
QIU fee	$50,000.00
Legal fees and expenses	$250,000
Accounting fees and expenses	$20,000
Total	$328,234.92

____________

*        These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be determined at this time.

We will pay the expenses incurred in registering under the Securities Act the offer and sale of the shares of our Common Stock to which this prospectus relates by the Selling Stockholder, including legal and accounting fees. We have also engaged Compass Point Research & Trading, LLC to act as a “qualified independent underwriter” in this offering and have agreed to pay their fees for such services. See “Plan of Distribution (Conflict of Interest)” beginning on page 180.

Item 14. Indemnification of Directors and Officers.

Section 102 of the DGCL permits a corporation to eliminate the personal liability of directors and officers of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director or officer, except where the director or officer breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit or, in the case of an officer, where the action is brought by or in the right of the corporation. Our certificate of incorporation provides that no director or officer of the Registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors or officers for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our certificate of incorporation provides that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our certificate of incorporation provides that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

We have entered into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

In any underwriting agreement we enter into in connection with the sale of Common Stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act against certain liabilities.

Item 15. Recent Sales of Unregistered Securities.

Set forth below is information regarding shares of capital stock issued by us within the past three years. Also included is the consideration received by us for such shares and information relating to the section of the Securities Act, or rule of the Securities and Exchange Commission, under which exemption from registration was claimed.

(a)     Subscription Agreement

On January 3, 2024, Fold entered into that certain Subscription Agreement (the “Polar Subscription Agreement”) between Fold and Polar Multi-Strategy Master Fund (“Polar”) pursuant to which Polar agreed to contribute up to $550,000 (the “Polar Contribution”) which shall be repaid upon the closing of the Business Combination in cash or in shares of the Common Stock of Fold, at a rate of 1.0 share for each ten dollars ($10.00). In addition to the repayment of the Polar Contribution in shares or cash (as described in the preceding sentence), Fold agreed to issue 1.0 share of the Common Stock of Fold for each dollar the Polar Contribution funded as of or prior to the closing of Business Combination. Upon certain events of default under the Polar Subscription Agreement, Fold agreed to issue to Polar an additional 0.1 shares of the Common Stock of Fold for each dollar of the Polar Contribution funded as of the date of such default, and for each month thereafter until such default is cured, subject to certain limitations provided for therein.

(b)    Senior Secured Convertible Promissory Note and Securities Purchase Agreement.

On December 24, 2024, Fold entered into that certain Securities Purchase Agreement (the “SVP SPA”) between Fold and an institutional investor (the “Investor”) pursuant to which the Investor purchased an Initial SPV Note with an aggregate principal amount of $20.0 million which is convertible to shares of our Common Stock. In conjunction with the SPV SPA and Initial SPV Investor Note, Fold also issued Series A, Series B, and Series C Warrants to the Investor (collectively with the Initial SPV Note, the “SPV Transaction”) for approximately 0.9 million, 0.5 million, and 0.9 million shares, respectively. The Series A Warrants are available for exercise for a period of eight years from December 24, 2024, at an exercise price of $12.50 per share. The Series B Warrants are available for exercise after the Business Combination date, for a period of eight years from December 24, 2024, at a nominal exercise price of $0.001 per share. On February 13, 2025, in connection with the closing of the Business Combination, the Investor exercised the Series B Warrants in full for 500,000 shares of Common Stock. The Series C Warrants are available for exercise for a period of one year from the Closing, at an exercise price of $11.50 per share. The SVP SPA, the Initial SPV Note, the Series A and Series C Warrants were subsequently amended on June 16, 2025 — see paragraph (g) in this Item 15, below.

(c)     Senior Secured Convertible Promissory Note and Securities Purchase Agreement.

On March 6, 2025, Fold entered into that certain Securities Purchase Agreement (the “SATS SPA”) between Fold and SATS Credit Fund, LP (“SATS Credit Fund”) pursuant to which SATS Credit Fund purchased an Initial Note with an aggregate principal amount of approximately $46.3 million which is convertible into an aggregate of approximately 3.7 million shares of Common Stock. In conjunction with the SATS SPA and SATS Note, Fold also issued a warrant for 925,590 shares of Common Stock (the “SATS Warrant”). The SATS Warrant is exercisable in whole or in part at an exercise price of $15.00 per share.

(d)    Other Issuances.

From January 1 to July 31, 2024, the Company entered into six SAFEs with various accredited investors, including Thesis Inc., a related party of the Company, with aggregate gross proceeds from these agreements totaling $71.1 million. All of the proceeds were collected through September 2024.

From January 1, 2021 through September 30, 2024, Fold granted to certain directors, officers, employees, consultants and other service providers restricted share purchase agreements covering 2,554,026 of its ordinary shares, with grant date fair values per share ranging from $0.35 to $8.94.

(e)     Placement Agent Engagement Letter

We entered into a Placement Agent Engagement Letter with Cohen & Company Securities, LLC (“Cohen”) in connection with its services as a placement agent in connection with the transactions contemplated by the Facility. In connection with Cohen’s services as the placement agent, the Company has agreed to issue 75,000 shares of Common Stock (such shares, the “Placement Shares”) to Cohen at the time of the placement of the Facility. The Placement Shares have not been registered under the Securities Act or any applicable state securities or “Blue Sky” laws, and, therefore, such securities may not be offered or sold in the United States absent registration or an exemption from registration under the Securities Act and any applicable state securities or “Blue Sky” laws. In connection with the Placement Shares, the Company relied on the exemption from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof.

(f)     Equity Purchase Facility Agreement

On June 16, 2025, the Company entered into an equity line of credit (the “Facility”) with the Investor named therein. The securities that were issued under the Facility were offered and sold by the Company in a transaction that was exempt from the registration requirements of the Securities Act, in reliance on Section 4(a) (2) of the Securities Act. In the Facility, SZOP represented to the Company, among other things, that it is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act). Accordingly, the offer and sale by the Company of the securities that may be issued and sold to SZOP under the Facility have not been registered under the Securities Act or any applicable state securities or “Blue Sky” laws and, therefore, such securities may not be offered or sold in the United States absent registration or an exemption from registration under the Securities Act and any applicable state securities or “Blue Sky” laws. On August 27, the Company terminated the Facility. As of August 27, 2026, the date the Company sent notice of the termination of the Facility, 5,819,954 shares of Common Stock had been sold overall to SZOP pursuant to the Facility.

(g)    Waiver, Amendment and Joinder Agreement

The Company entered into a Waiver, Amendment and Joinder Agreement with its subsidiary, Fold, Inc., a Delaware corporation (“Subsidiary”), and certain holder (the “Holder”) named therein (the “Waiver and Amendment Agreement”) in connection with (A) that certain Securities Purchase Agreement, dated as of December 24, 2024, by and between the Subsidiary and the Holder (“Securities Purchase Agreement”), pursuant to which, among other things, the Subsidiary issued (i) that certain Senior Secured Convertible Note to the Holder on December 24, 2024,

which was exchanged into that certain Senior Secured Convertible Note on February 14, 2025, concurrently with the consummation of the Company’s business combination (the “Note”) and (ii) (a) that certain Series A Warrant, (b) that certain Series B Warrant and (c) that certain Series C Warrant, each of which were initially issued to the Holder on December 24, 2024, and subsequently exchanged into warrants to purchase Common Stock of the Company on February 14, 2025 (the “Warrants”), concurrently with the consummation of the Company’s business combination, and (B) that certain Pledge and Security Agreement, dated as of December 24, 2024, by and among the Holder, as collateral agent, and the Subsidiary, as debtors (the “Security Agreement”).

The terms of the Waiver and Amendment Agreement provide for, among other things: (i) the Shares of Common Stock issuable under the Facility to the Investor to be deemed to be “Excluded Securities” under each of the Securities Purchase Agreement and the terms of the Warrants and terms of the Note; (ii) the Facility to be permitted under the terms of the Securities Purchase Agreement; (iii) the extension of the Interest Date under the Note from the first Trading Day of each Fiscal Quarter to the fifth Business Day after the first Trading Day of each Fiscal Quarter (as each such capitalized term is defined in the Note); (iv) the extension of the Expiration Date of the Series C Warrant from February 14, 2026 to August 14, 2026; (v) a reduction of the Conversion Price of the Note (as defined therein) to $9.00 (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations and similar events after the date of the Waiver and Amendment Agreement); (vi) a reduction of the Exercise Price of the Series C Warrant (as defined therein) to $9.00 (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations and similar events after the date of the Waiver and Amendment Agreement). Additionally, in accordance with the terms of the Waiver and Amendment Agreement, at any time that the Company is required to deliver shares of Common Stock to the Holder pursuant to a Conversion Notice (as each such term is defined in the Note), and the Company has not then effected such delivery, then until such time as the Company shall have delivered such shares of Common Stock to the Holder, it shall not consummate any draw-down pursuant to any “equity line of credit” transaction such as under the Advance Notice to the Facility.

(h)    Bold Technologies, Inc.

On February 2, 2026, the Company purchased certain intellectual property of Bold Technologies, Inc (“Bold”). The transaction closed on April 29, 2026, at which time the Company issued 121,578 shares of Common Stock with an aggregate value of $0.5 million to Bold Technologies, Inc. as consideration for the purchase. The shares were sold by the Company in a transaction that was exempt from the registration requirements of the Securities Act, in reliance on Section 4(a)(2) of the Securities Act. Bold represented to the Company that it was an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act).

(i)     SATS Credit Fund LP

On February 25, 2026, the Company entered into a Purchase Agreement with SATS Credit Fund LP (“SATS”). Pursuant to the Purchase Agreement, SATS purchased from the Company a $13.0 million senior unsecured promissory note and the Company issued to SATS 520,000 shares of Common Stock as additional consideration. The shares were sold by the Company in a transaction that was exempt from the registration requirements of the Securities Act, in reliance on Section 4(a)(2) of the Securities Act. SATS represented to the Company that it was an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act).

(j)     Sully Entertainment Group, LLC

On August 17, 2026, the Company entered into a Consulting Agreement with Sully Entertainment Group, LLC (“Sully”) pursuant to which Sully agreed to provide certain consulting and broadcast services for the Company in exchange for a $27,000 fee and 125,000 in shares of the Company’s common stock. The shares were sold by the Company in a transaction that was exempt from the registration requirements of the Securities Act, in reliance on Section 4(a)(2) of the Securities Act. Sully represented to the Company that it was an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act).

Item 16. Exhibits and Financial Statement Schedules.

(a)     Exhibits.

Exhibit Number	Description
2.1†

Agreement and Plan of Merger, dated July 24, 2024, by and among FTAC Emerald Acquisition Corp., FTAC EMLD Merger Sub Inc. and Fold, Inc. (incorporated by reference to Annex A to the Company’s Registration Statement on Form S-4 filed with the SEC on October 7, 2024).

3.1

Third Amended and Restated Certificate of Incorporation of Fold Holdings, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 14, 2025).

3.2	Second Amended and Restated Bylaws of Fold Holdings, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the SEC on February 14, 2025).
4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 14, 2025).
4.2	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on February 14, 2025).
4.3	Form of Senior Secured Convertible Note, dated June 16, 2025 (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on June 17, 2025).
4.4^

Second Amendment to Senior Secured Convertible Note, dated October 1, 2025, by and between Fold, Inc. and ATW Growth Opportunities SPV, LLC. (incorporated by reference to Exhibit 4.4 to the Company’s Current Report on Form 10-k filed with the SEC on March 17, 2026).

4.5†	Convertible Note, dated March 6, 2025 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 12, 2025).
4.6	Description of Securities (incorporated by reference to Exhibit 4.6 to the Company’s Form 10-K, as filed with the SEC on March 17, 2026).
5.1*	Opinion of Brown Rudnick LLP.
10.1

Sponsor Share Restriction Agreement, dated July 24, 2024, by and among FTAC Emerald Acquisition Corp., Emerald ESG Sponsor, LLC and Emerald ESG Advisors LLC (incorporated by reference to Exhibit 10.1 to FTAC Emerald Acquisition Corp.’s Current Report on Form 8-K with the SEC filed on July 25, 2024).

10.2

Amendment to the Sponsor Share Restriction Agreement, dated February 14, 2025, by and among FTAC Emerald Acquisition Corp., Emerald ESG Sponsor, LLC and Emerald ESG Advisors LLC (incorporated by reference to Exhibit 10.18 to the Company’s Current Report on Form 8-K filed with the SEC on February 14, 2025).

10.3

Amended and Restated Registration Rights Agreement, dated February 14, 2025, by and among Fold Holdings, Inc., Emerald ESG Sponsor, LLC, Emerald ESG Advisors, LLC and certain other stockholders named therein (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 14, 2025).

10.4†^

Equity Purchase Facility Agreement, dated June 16, 2025, by and among Fold Holdings, Inc. and the investor party thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 17, 2025).

10.5†^

Registration Rights Agreement, dated June 16, 2025, by and among Fold Holdings, Inc. and the investor party thereto (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on June 17, 2025).

10.6

Securities Purchase Agreement, dated December 24, 2024, by and between Fold, Inc. and ATW Growth Opportunities SPV, LLC (incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed with the SEC on February 14, 2025).

10.7^

Waiver, Amendment and Joinder Agreement, dated June 16, 2025, by and among Fold Holdings, Inc., a Delaware corporation, Fold, Inc., a Delaware corporation, and certain holder party thereto (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on June 17, 2025).

10.8^

Form of Amendment to Pledge and Security Agreement by and among Holder, as collateral agent, the Company, and other signatories thereto, as debtors (incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed with the SEC on June 17, 2025).

10.9	Form of Perfection Certificate (incorporated by reference to Exhibit 10.9 to the Company’s Current Report on Form 8-K filed with the SEC on February 14, 2025).

Exhibit Number	Description
10.10

Form of Registration Rights Agreement, dated December 24, 2024, by and between Fold, Inc. and ATW Growth Opportunities SPV, LLC (incorporated by reference to Exhibit 10.8 to the Company’s Current Report on Form 8-K filed with the SEC on February 14, 2025).

10.11	Form of Lock-up Agreement (incorporated by reference to Exhibit 10.10 to the Company’s Current Report on Form 8-K filed with the SEC on February 14, 2025).
10.12	Form of Guaranty (incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed with the SEC on June 17, 2025).
10.13

Securities Purchase Agreement, dated March 6, 2025, by and between Fold Holdings, Inc. and SATS Credit Fund LP (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 12, 2025).

10.14	Warrant to Purchase Common Stock (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on March 12, 2025).
10.15

Registration Rights Agreement, dated March 12, 2025, by and between Fold Holdings, Inc. and SATS Credit Fund LP (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on March 12, 2025).

10.16†

Master Loan Agreement, dated October 1, 2025, by and between Fold, Inc. and Two Prime Lending Limited (incorporated by reference to Exhibit 10.1 by the Company’s Current Report on Form 8-K filed with the SEC on October 1, 2025).

10.17

First Master Loan Agreement Amendment, dated November 19, 2025, by and between Fold, Inc. and Two Prime Lending Limited (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on November 24, 2025).

10.18	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on February 14, 2025).
10.19†^

Purchase Agreement dated February 25, 2026 by and between Fold Holdings, Inc. and SATS Credit Fund LP (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 27, 2026).

10.20^

Registration Rights Agreement dated February 25, 2026 by and between Fold Holdings, Inc. and SATS Credit Fund LP (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on February 27, 2026).

10.21

Offer Letter, dated August 20, 2019, by and between Fold, Inc. and Will Reeves (incorporated by reference to Exhibit 10.11 to the Company’s Current Report on Form 8-K filed with the SEC on February 14, 2025).

10.22

Offer Letter Amendment, dated March 23, 2021, by and between Fold, Inc. and Will Reeves (incorporated by reference to Exhibit 10.12 to the Company’s Current Report on Form 8-K filed with the SEC on February 14, 2025).

10.23

Offer Letter, dated March 26, 2021, by and between Fold, Inc. and Wolfe Repass (incorporated by reference to Exhibit 10.13 to the Company’s Current Report on Form 8-K filed with the SEC on February 14, 2025).

10.24

Promotion Letter, dated May 19, 2022, by and between Fold, Inc. and Wolfe Repass (incorporated by reference to Exhibit 10.14 to the Company’s Current Report on Form 8-K filed with the SEC on February 14, 2025).

10.25

Severance Agreement and General Release, dated July 22, 2025, by and between Fold, Inc. and Nicolletta Goncalves (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 28, 2025).

10.26	Fold, Inc. 2019 Incentive Plan (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on February 14, 2025).
10.27

Form of Notice of Restricted Stock Unit Grant under Fold, Inc. 2019 Incentive Plan (incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed with the SEC on February 14, 2025).

10.28	Fold Holdings, Inc. 2025 Incentive Award Plan (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on February 14, 2025).
10.29	Fold Holdings, Inc. 2025 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed with the SEC on February 14, 2025).
10.30	Fold Holdings, Inc. Non-Employee Director Compensation Program (incorporated by reference to Exhibit 10.16 to the Company’s Current Report on Form 8-K filed with the SEC on February 14, 2025).

Exhibit Number	Description
10.31	Fold Holdings, Inc. Executive Severance Plan (incorporated by reference to Exhibit 10.17 to the Company’s Current Report on Form 8-K filed with the SEC on February 14, 2025).
10.32	Fold Holdings, Inc. Annual Bonus Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 14, 2025).
10.33	Form of Warrant, dated June 16, 2025 (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed with the SEC on June 17, 2025).
10.34^	Form of Senior Unsecured Promissory Note, dated February 25, 2026 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on February 27, 2026).
10.35^†

Common Stock Purchase Agreement, dated as of September 4, 2026, by and between the Company and Roth Principal Investments, LLC (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, as filed with the SEC on September 8, 2026).

10.36^†

Registration Rights Agreement, dated as of September 4, 2026, by and between the Company and Roth Principal Investments, LLC (incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K, as filed with the SEC on September 8, 2026).

14.1	Fold Holdings, Inc. Code of Conduct (incorporated by reference to Exhibit 14.1 to the Company’s Form 10-K, as filed with the SEC on March 17, 2026).
16.1	Letter from Marcum LLP, dated April 15, 2025 (incorporated by reference to Exhibit 16.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 15, 2025).
19.1*	Fold Holdings, Inc. Insider Trading Policy.
21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to the Company’s Form 10-K, as filed with the SEC on March 17, 2026).
23.1*	Consent of CBIZ CPAs P.C.
23.2*	Consent of Marcum LLP
23.3*	Consent of Brown Rudnick LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (contained on signature page hereto).
101.INS*	Inline XBRL Instance Document (the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document).
101.SCH*	Inline XBRL Taxonomy Extension Schema Document.
101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104*	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).
107*	Filing Fee Table.

____________

*        Filed herewith.

^        Certain portions of this exhibit have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K. The registrant agrees to furnish supplementally an unredacted copy of the exhibit to the Securities and Exchange Commission upon its request.

†        Certain schedules, exhibits and similar attachments have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally a copy of such schedules, or any section thereof, to the SEC upon request.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

A.     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

B.      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

D.     That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

E.      That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

F.      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Phoenix, State of Arizona, on September 18th, 2026.

FOLD HOLDINGS, INC.
/s/ Will Reeves
Name:	Will Reeves
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Will Reeves and Wolfe Repass acting alone or together with another attorney-in-fact, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this registration statement (and any additional registration statement related hereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments, thereto)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date
/s/ Will Reeves	Chief Executive Officer and Director	September 18, 2026
Will Reeves	(Principal Executive Officer)
/s/ Wolfe Repass	Chief Financial Officer	September 18, 2026
Wolfe Repass	(Principal Financial Officer & Principal Accounting Officer)
/s/ Lesley Goldwasser	Director	September 18, 2026
Lesley Goldwasser
/s/ Kirstin Hill	Director	September 18, 2026
Kirstin Hill
/s/ Andrew Hohns	Director	September 18, 2026
Andrew Hohns
/s/ Jonathan Kirkwood	Lead Director	September 18, 2026
Jonathan Kirkwood
/s/ Erez Simha	Director	September 18, 2026
Erez Simha
/s/ Bracebridge H. Young, Jr.	Director	September 18, 2026
Bracebridge H. Young, Jr.